Exhibit 15.1

Where energies make tomorrow

Annual Report 2021

T.EN

T.EN TECHNIP ENERGIES

Message from the Chairman		2

Message from the Chief Executive Officer		4

PRESENTATION OF TECHNIP ENERGIES		7

Technip Energies at a glance		8
Breaking boundaries to engineer a sustainable future		10
Financial highlights		12
Energy transition		14
A focus on hydrogen		18
A focus on CO2		20
Key events		22
Our purpose		28
Our values		29
Forward-looking statements		30

VALUE CREATION, BUSINESSES AND FINANCIAL PERFORMANCE		31

2.1.	Long-term value creation	32
2.2.	Business lines to serve traditional and growth markets	34
2.3.	Project Delivery	44
2.4.	Technology, Products and Services	47
2.5.	Research and Technology	51
2.6.	Operating and financial review	54

SUSTAINABILITY		73

3.1.	Our ESG Roadmap	75
3.2.	ESG governance, risk management and certifications	81
3.3.	ESG key indicators	84
3.4.	Business integrity, anti-corruption policies and human rights	89
3.5.	Health, Safety and Environment	92

RISK AND RISK MANAGEMENT		95

4.1	Risk Management overview	96
4.2	Enterprise Risk Management framework	97
4.3	Risks to which we are subject	99

CORPORATE GOVERNANCE		115

5.1.	The Technip Energies Board	116
5.2.	Share Capital	134
5.3.	Agreements affecting control of Technip Energies	137
5.4.	Corporate Governance statement	139
5.5.	Board members independence requirements	141
5.6.	Shareholders General Meetings	141

REMUNERATION REPORT		143

6.1.	Remuneration at a glance	145
6.2.	Remuneration policy	147
6.3.	Limitation on Liability and Indemnification Matters	151
6.4.	Other arrangements	151
6.5.	Application of the Remuneration policy in 2021	152
6.6.	Remuneration policy changes for 2022	158

EMPLOYEES AND OTHER MATTERS		163

7.1.	Employee and social matters	164
7.2.	Compliance Investigations	168

BOARD MEMBERS RESPONSIBILITY STATEMENT		169

8.1.	Management report	170
8.2.	CEO statement	170
8.3.	Financial statements	171

ANNUAL ACCOUNTS		173

9.1.	Consolidated financial statements for the year ended December 31, 2021	174
9.2.	Technip Energies Company financial statements	242
9.3.	Independent Auditor’s report	257

GLOSSARY		267

2021 ANNUAL REPORT Breaking boundaries together to engineer a sustainable future

We are Technip Energies.

We are a leading engineering and technology company for the energy transition.

With more than 60 years of history, we have a clear vision for the future.

We have a passion for excellence and are committed to safety and quality.

Integrity is always at the center of what we do.

We foster a diverse and collaborative environment.

We are a team of 15,000 talented professionals engaged in transforming the energy industry.

Turning our clients’ vision into a reality.

Our reputation is built on our ability to deliver and our limitless drive to enhance our clients’ performance.

Project after project, we have provided innovative solutions, pioneering technologies and mastered processes from concept to delivery, for our clients’ success and our people’s development.

Today, we continue to push the limits and accelerate the journey to a low-carbon world.

Our success comes from our leading-edge technologies, our unique design and engineering capabilities, our construction expertise and our proprietary equipment.

We unlock added value energy solutions, leveraging innovation and embracing digital.

We lead the natural gas market, a critical transition fuel, and are developing new sustainable energy projects, with hydrogen, sustainable chemistry, biofuels, CO2 management and other solutions.

Supported by a strong Environmental, Social, and Governance roadmap we strive for excellence for our people, our clients, our partners, society, and the coming generations.

We think energies, we think tomorrow.

“We are Technip Energies. Where energies make tomorrow.”

Technip Energies is listed on Euronext Paris, headquartered in Paris and registered in the Netherlands. The annual report can be viewed and upleaded at technipenergies.com

This document is the PDF/printed version of the 2021 Annual Report of Technip Energies and has been prepared for ease of use. The 2021 Annual Report was made publicly available pursuant to section 5:25c of the Dutch Financial Supervision Act (Wet op het financieel toezicht), and was filed with the Netherlands Authority for the Financial Markets in European single electronic reporting format (the ESEF package). The ESEF package is available on the Company’s website at https://investors.technipenergies.com /financial-information/results-center and includes a human readable XHMTL version of the 2021 Annual Report. In any case of discrepancies between this PDF version and the ESEF package, the latter prevails.

References to Technip Energies: references to the Company or company, to Technip Energies or the (Technip Energies) Group or group, or “we”relate to Technip Energies N.V. and its subsidiaries except where the context provides otherwise.

T.EN • 2126 boulevard de La Défense • Immeuble ORIGINE-CS 10266 • 92741 Nanterre cedex • France

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	1

•    MESSAGE FROM THE CHAIRMAN    •

To our stakeholders,

Value Creation

From its beginning as an independent company in February 2021, Technip Energies has focused on the significant opportunities for value creation that exist as the world transitions towards a lower and ultimately zero carbon energy future.

The objective of net-zero has broad support from governments, businesses, consumers and the energy sector and an increasing number of key actors are adopting policies and taking the steps required to achieve this ambition. While timing remains uncertain and detailed pathways continue to be shaped, some important aspects of the energy transition are increasingly apparent.

Liquefied Natural Gas (“LNG”) will continue to play a vital role in the global energy mix for many years to come as renewable sources are unable to scale at a sufficient pace to satisfy growing global energy demand and the world moves away from higher carbon intensity sources such as coal. Technip Energies’ market leading position in LNG - as well as in markets such as hydrogen and ethylene - will therefore continue to provide a strong foundation for the Company’s growth for many years to come.

These traditional markets are themselves evolving to lower carbon content and production. The significant reductions in greenhouse gas emissions projected to be achieved in connection with the Qatar North Field LNG expansion project exemplifies how the Company’s low-carbon design solutions and carbon capture usage and storage (“CCUS”) expertise are helping traditional energy adapt to a lower carbon future.

If the net-zero ambition is to be achieved an unprecedented level of global investment in production, transportation, storage and distribution infrastructure and associated technology will be required over the coming decades. The Company’s engineering and technological leadership in the energy sector positions it to become an important player in designing, building and deploying this core infrastructure. The Company’s offerings in markets such as blue and green hydrogen, CO2 management, green chemistry and biofuels are already gaining traction with clients and, over the coming years, the Company also expects to see the development of businesses in offshore wind and plastics recycling where the Company is already starting to leverage its strengths.

Importantly, we believe that the business models. solutions and technologies developed in connection with these net-zero offerings will contribute to the growth of higher margin businesses for the Company, including in the Technology, Products and Services segment.

The Board works closely with management to assess the opportunities and risks that this evolving energy landscape presents. This involves developing and setting the strategic objectives for the business and reviewing and approving the investments (including in people), partnerships and other actions required to execute the Company’s plans. In allocating resources, including between our traditional businesses and the opportunities that we are identifying to build a leading and profitable business for net-zero, the Board’s objective is to grow long-term value for our stakeholders. While we continue to take care of the short term we are building for the long term.

Strong 2021 performance despite global challenges

The past year was marked by the persistence of the COVID-19 pandemic and implementing measures to protect the health and safety of our employees and contractors has been a priority of the Company. I am proud of the manner in which the Technip Energies workforce has responded, including by adapting to new ways of working while maintaining excellence in execution. I am also proud of the support the Technip Energies community has provided to colleagues, and the families and local communities of colleagues, in India and other parts of the world that were particularly hard hit by the pandemic.

Although the pandemic inevitably impacted project execution and timing and generated additional costs. the Company was able to mitigate its impact on the Company’s performance. Indeed the people of Technip Energies delivered excellent 2021 results. Strong project execution resulted in double digit revenue growth alongside adjusted recurring EBIT margin expansion from 5.9% to 6.5% compared to the prior year and the Company has maintained a very strong balance sheet with robust free cash flow growth in 2021 contributing to an adjusted net cash position of €3.1 billion at year end. In line with this strong performance, the Board is delighted to propose an inaugural annual dividend in the amount of €0.45 per share.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	2

•    MESSAGE FROM THE CHAIRMAN    •

Embedding Foundational Values

Throughout 2021, the Board was actively involved with management in the development of our Environmental, Social and Governance (“ESG”) framework and action plan.

Reflecting input from employees and other stakeholders, the ESG framework articulates our company-wide foundational values and the accompanying action roadmap is designed to embed those values in the culture, business practices and strategy of the Company. The roadmap provides for specific and measurable actions and targets that support our commitment to act for the climate and the environment; to ensure a diverse, inclusive and safe work environment that attracts and grows talents; to conduct business with integrity and in an ethical and transparent fashion; and to collaborate with others including by contributing to the development of our local communities and working with suppliers to achieve sustainable supply chains.

The ESG framework and roadmap will guide future Company actions and decisions. For example, a demanding set of ESG criteria will be applied in the Company’s tender selection process going forward.

The Board and its ESG Committee will remain actively involved in monitoring the implementation of the roadmap. To strengthen ESG accountability and transparency, key ESG targets have been incorporated into the incentive components of our 2022 executive compensation program.

We are confident that the values articulated in our ESG framework will generate pride and engagement among the people of Technip Energies, will help attract new skills and talents and will win new business opportunities for the Company.

The Board

The blend of historical company knowledge, industry experience, skills and continuity represented on the Board has been important for the effective operation of the Board this past year. We are nevertheless mindful of the need to continually review Board composition to ensure it reflects the appropriate mix of skills and experience as well as diversity. Accordingly, after having conducted an in depth assessment of the Board’s collective skills, experience and background and mindful of the impending retirement of Pascal Colombani, the Board undertook structured searches for individuals with the attributes we believed would complement those of existing members and who would enhance the work of the Board.

I am delighted that two outstanding individuals – Colette Cohen and Francesco Venturini – have agreed, subject to Shareholder approval, to join the Board . Besides being at the forefront of technological developments that are key for the energy transition, Colette is a champion of sustainable and socially responsible practices in the energy industry and a recognized advocate for women in industry. Francesco brings extensive energy industry experience at CEO level with a successful track record of driving transformation towards sustainable products and services and implementing technological and digital change. Francesco’s experience in the utilities field is also particularly relevant for the Company as the movement to electrification accelerates.

Pascal Colombani has decided to retire from the Board at the May 5, 2022, Shareholders’ Annual General Meeting. On behalf of the Board I wish to acknowledge the importance of Pascal’s contributions to the Board and the Company. We have greatly benefited from his wise counsel and his vast industry and governance knowledge and experience. His leadership of the ESG Committee has been particularly important in this critical year.

Moving forward with stakeholder support

I wish to thank our Shareholders for their support. The Board appreciates the trust and responsibility involved in your investment and places great importance on receiving your feedback. We look forward to the Board’s continued participation in the 2022 Shareholder outreach program. I also wish to extend our gratitude and admiration to the people of Technip Energies for their accomplishments last year.

The global consequences of the COVID-19 pandemic have not entirely disappeared and the devastating war in Ukraine is impacting businesses throughout the world, including the Company’s operations in Russia. The Company has stopped work on future opportunities in Russia and, with our employees, we are helping to provide support for the victims of the war. We continue to monitor the impact of these developments and to take appropriate mitigating actions. The Company is well positioned to weather and contain the impact of these challenges because of its strong, diversified and global businesses and financial strength.

Above all the talent, resilience and commitment of our people give me confidence that the Company will continue to build a strong, sustainable and financially successful future that will drive value creation for all stakeholders. ●

Joseph Rinaldi

“The talent, resilience and commitment of our people give me confidence that the Company will continue to build a strong, sustainable and financially successful future.”

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	3

•    MESSAGE FROM THE CEO    •

Dear stakeholders,

I feel great pride when looking at our first full year together and am filled with enthusiasm when considering the opportunities ahead. 2021 has been a special and memorable year for Technip Energies, as we embarked on a new journey guided by a strong ambition to accelerate the energy transition. Each of our 15,000 employees actively contributed to the successful opening of this new chapter in February of 2021. I am grateful for the creativity, innovation and engagement they have demonstrated every day, joining forces in our collective effort to build a better future, for us and for society as a whole. 2021 was about building a solid platform from which to deliver future growth and continued success.

Forming

February 16, 2021, marked the beginning of a new chapter in Technip Energies’ history with our stock market listing on the Euronext Paris exchange. In ten months, we have launched Technip Energies and positioned our new company as a prominent player in helping our clients move towards their net -zero goals. We are doing so by leveraging our project delivery track record, which contains some of the world’s most complex energy infrastructure, and our extensive technology portfolio that supports our ability to conceive, build and integrate solutions at scale.

Our customer engagements throughout the year confirm that the four domains of our energy transition strategy – consisting of LNG, Decarbonization, Sustainable Chemistry and Carbon-free energy solutions - are well aligned with current and future energy market trends.

Strengthening

Despite the pandemic- related challenges of 2021, we continued to execute well across the portfolio. I would like to highlight our solid financial position that results from growing revenues and strong cash flows. Combined with our successful inaugural senior unsecured notes offering, which was more than three times oversubscribed among a large European investor base, and complemented by a robust balance sheet and capital structure, it positions us well to capitalize on future opportunities.

Thanks to the commitment of our teams, our projects achieved key delivery milestones. I cannot mention all of them here, but would like to highlight our Arctic LNG 2 mega-project, where the first modules shipped from China to Russia in record time, and our Coral FLNG project for ENI which has also advanced on schedule and has arrived on location in Mozambique in early January of 2022.

In Technology, Products and Services many key milestones were met and I want to highlight the business building and business growing mindset driving our teams.

We have also made progress on our decarbonization strategy with a major contract win for the Qatar North Field Expansion project, featuring a large carbon capture and sequestration scope, leading to more than 25% reduction of GHG (greenhouse gas) emissions when compared to similar liquified natural gas (“LNG”) facilities. This is a critical step towards our ambition to decarbonize LNG at scale.

We are also stepping up our efforts in Floating Offshore Wind to play an active role in this long-term growth market. To this end, we have created a dedicated business unit, assembled a team of experts and secured proprietary floater technology through lnocean. Beyond the floater, we have implemented a digital by design model, enabling us to operate across the windfarm’s lifecycle, to offer performance optimization, predictive performance and maintenance.

This approach illustrates how a far-reaching digital strategy can support the energy transition. Digitalize to decarbonize has become an imperative, powered by accurate, objective, and accessible data-turning Technip Energies into a data-centric organization and business.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	4

•    MESSAGE FROM THE CEO    •

Positioning

At Technip Energies, we believe that our role goes far beyond executing. As an energy transition player, we have a responsibility to constantly innovate. This is driving our business strategy, drawing on a long history of successfully developing and commercializing new technologies, to maximize synergies and expertise. In fact, almost 70% of our current R&D spend is via open innovation or development with partners.

I am a firm believer in collaboration, within and among companies, governments, businesses, investors and citizens, within and across industries. 2021 was an especially rich year for us in this regard. We established several partnerships including with Total Energies to advance low-carbon solutions for LNG and offshore facilities, with Shell on the optimization of its Cansolv CO2 capture technology, with IBM and Under Armour on plastics recycling and with Carbios, supporting the launch of its endless PET recycling demonstration plants. These partnerships reinforce our position as a partner of choice and will create business opportunities for years to come.

ESG at the heart of our business and our practices

Also looking to the future, there can be no doubt that Environmental, Social, and Governance (“ESG”) and sustainability are and will remain central priorities. In our determination to be recognized as a reference company in this area, we have defined the issues that matter most to our business, to our Shareholders, to our people, and to all our other stakeholders.

Following an extensive and collaborative materiality assessment, we delivered our ESG roadmap as promised within our first year of existence and laid out our ambitions, for both the near-term and the longer-term. This roadmap, which is fully aligned with our Company purpose and corporate values, will be fully embedded within our culture and integrated within our business strategy and processes. Our Sustainability Report and ESG scorecard further detail our practical actions and measures undertaken, with a high level of transparency that holds us accountable for our progress. In parallel, we also kicked off our program, “Inclusion in Action”, underpinned by four gold standards, designed to nurture our culture of diversity, transparency and collaboration, where everyone is encouraged to grow, create and thrive.

Unfortunately the end of 2021 was saddened by the accidental death of three employees of our BOMESC subcontractor at the yard where Arctic LNG 2 modules are being built in China. This tragedy is a reminder of how critical it is to never compromise on safety and how fragile our otherwise strong performance can be.

Looking forward with confidence

Overall, we can all be very proud of our collective performance and progress in 2021. The year’s many achievements demonstrate our motivation and strategic momentum to advance the energy transition. Today we are looking towards 2022 with promising growth perspectives, particularly for LNG, carbon capture, hydrogen and sustainable chemistry.

On this solid foundation we will continue to grow Technology, Products and Services and maintain our excellence in Project Delivery. The actions undertaken in 2021 sow the seeds to strengthen our capabilities for the future – extending our reach into a low- to zero-carbon future through technology, innovation and partnerships. We will continue to innovate in our core business while accelerating our other growth engines and significantly increasing our 2022 research and development.

Moreover, as everything starts with our people, we will continue to develop and upskill our internal talents while continuing recruitment to enrich our expertise for the opportunities and challenges ahead.

I would like to thank our teams for their commitment, resilience and drive throughout our first year as Technip Energies. I am impressed and humbled by the positive energy and attitude they bring to our transformation.

I also wish to express our solidarity with those suffering as a result of Russia’s invasion of Ukraine. The Company and its employees have taken measures to provide material support to help the Ukrainian people. We are monitoring the situation closely and have taken appropriate measures to safeguard our people and operations. Until further notice, we have decided to suspend working on future business opportunities in Russia and remain confident in the robustness of Technip Energies’ global and diversified business, balance sheet and on our ability to invest and deliver on our strategy.

Finally, I wish to thank our external stakeholders, and in particular our Shareholders, for the confidence you have placed in us. It is an immense privilege to be part of this adventure together.

Thank you. ●

Arnaud Pieton

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	5

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	6

TECHNIP ENERGIES AT A GLANCE	8

BREAKING BOUNDARIES TO ENGINEER A SUSTAINABLE FUTURE	10

FINANCIAL HIGHLIGHTS	12

ENERGY TRANSITION	14

A FOCUS ON HYDROGEN	18
A FOCUS ON CO2	20

KEY EVENTS	22

OUR PURPOSE	28

OUR VALUES	29

FORWARD-LOOKING STATEMENTS	30

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	7

•    PRESENTATION OF TECHNIP ENERGIES    •

●	Technip Energies at a glance

About Technip Energies

Technip Energies is a leading engineering & technology (“E&T”) company for the energy transition, with leadership positions in Liquefied Natural Gas (“LNG”), hydrogen and ethylene as well as growing market positions in blue and green hydrogen, sustainable chemistry and CO2 management. We benefit from our robust project delivery model supported by an extensive technology, products and services offering.

Operating in 34 countries, our 15,000 people are fully committed to bringing our clients’ innovative projects to life, breaking boundaries to accelerate the energy transition for a better tomorrow.

We are positioned to play a critical role in assisting our clients reach their net-zero targets as they reconcile rising global demand for energy, increasingly stringent environmental and climate targets, rising social and political pressures and the need for affordable and reliable energy supply. We offer solutions to meet these challenges through our emerging clean energy technologies, our array of tools to lower traditional industries emissions, and our decarbonizing solutions for the global energy chain, all of which allow our clients to diversify their offerings without diluting company returns.

Energy transition is our business for which we deploy our core capabilities to meet today’s and tomorrow’s energy challenges, whether in LNG (onshore and offshore liquefaction), in Sustainable Chemistry (biofuels, chemicals, circular economy), for Decarbonization (energy efficiency, blue hydrogen, carbon capture, utilization and storage (“CCUS”)) or for Carbon-free energy solutions (green hydrogen, offshore wind, nuclear).

We have key capabilities which are deployed throughout the energy landscape. We are present in conventional energy chains (oil and natural gas) as well as growing energy chains (CO2, hydrogen, biomass and floating offshore wind) and we are already positioned in electricity, which is the energy chain of the future. We deliver energy infrastructure and molecule transformation for key energy end use markets which include power, heating, agriculture, finished products (e.g., energy derived manufactured goods such as glass or plastics) as well as transportation fuel (such as diesel, kerosene and hydrogen).

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	8

●    PRESENTATION OF TECHNIP ENERGIES    ●

We have
a full range of design and project development services to our clients spanning across the entire downstream value chain, from early engagement technical consulting through final acceptance testing. We have a track record of more than 60 years in managing large Engineering, Procurement, and Construction (“EPC”) projects.

We develop
a full range of design and project development services to our customers spanning the entire downstream value chain, from early engagement technical consulting through final acceptance testing. We have a track record of more than 60 years in managing large Engineering, Procurement, and Construction projects.

We offer
a comprehensive portfolio of technologies, products, projects, and services with capabilities spanning across early studies, technology licensing, proprietary equipment and project management to full engineering and construction. We support gas monetization, ethylene, hydrogen, refining, petrochemicals and polymers, fertilizers and other activities, such as mining and metals, life sciences, floating offshore wind, renewables and nuclear.

We manage
an active research and development (“R&D”) program with a large portion of our R&D deployed to improve the efficiency of process technologies in our current portfolio, including by reducing raw material and energy consumption, capital cost reduction, as well as development of add-on technologies to enhance our offering. The balance of the investment is dedicated to portfolio growth through development of new processes or products such as proprietary equipment and catalysts. 56% of our R&D budget is dedicated to energy transition and growing, with our ESG Roadmap providing that 100% of our R&D spend by 2025 will be allocated to energy transition.

We partner
with some of the world's most well-known players in oil and gas for technologies, equipment and construction worldwide. Additionally, our Project Management Consulting services ;everage our expertise in the management of complex projects to the benefit of our clients.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	9

●    PRESENTATION OF TECHNIP ENERGIES    ●

●	Breaking boundaries to engineer a sustainable future

Our values:
We actively listen
We are inclusive and collaborative
We strive for excellence
We drive sustainable change
We don’t compromise on safety and integrity

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	10

●    PRESENTATION OF TECHNIP ENERGIES    ●

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	11

●    PRESENTATION OF TECHNIP ENERGIES    ●

●	Financial highlights

The strength of Technip Energies’ operating modeL including our asset Light approach and our capacity to deliver projects in a challenging environment, as well as our ability to provide strong visibility of future earnings from our backlog and a rich and diversified opportunity set, is demonstrated throughout our first financial results as an independent company.

ADJUSTED REVENUE (In billions of €)
2021 Adjusted Revenue increased year-on-year by 11% to €6.7 billion buoyed by strong operational execution across the Project Delivery portfolio and significant momentum in Technology, Products & Services. We achieved this thanks to the adaptability and determination of our teams to overcome the challenging external environment relating to the COVID-19 pandemic. The growth of Project Delivery revenues was further supported by the recent growth in backlog with strong business momentum in areas where Technip Energies benefits from differentiated market positioning, including LNG. The double-digit growth of our Technology, Products and Services segment resulted from increased activity in our Loading Systems, Process & Technology and Project Management Consulting activities but more importantly from engineering services for early-phase work in each of our four energy transition domains.

ADJUSTED RECURRING EBIT (In millions of €)	Adjusted recurring EBIT increased by 22% year-on-year, benefiting from higher revenues and margin expansion to 6.5%, up 60bps versus 2020. Profitability benefited from strong execution on projects heading towards completion phases and growth in higher-margin product lines within Technology, Products & Services, as well as substantially lower corporate costs as the company achieved its SG&A cost reduction target of 20%. Project Delivery profitability had a slight decrease of 20 basis points year-on-year to 6.4% benefiting from good execution on projects in completion phase but not yet capturing the full potential of projects in early stage of execution. This trend also highlights our capacity to weather the challenging backdrop for COVID-19 pandemic, logistics constraints as well as commodities inflation. Technology, Products and Services profitability increased by 110 basis points to 9.2% benefiting from the high value offering of our Process Technology portfolio, our Loading System products and after sales services as well as Project Management Consultancy business.

EFFECTIVE TAX RATE
Effective tax rate is lower year-on-year benefiting from a more favorable mix of earnings.

Financial information is presented under an adjusted IFRS framework, which records Technip Energies’ proportionate share of equity affiliates and restates the share related to non-controlling interests, and excludes restructuring expenses, merger and integration costs, and litigation costs (see section 2.6. Operating and financial review).

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	12

●    PRESENTATION OF TECHNIP ENERGIES    ●

ADJUSTED OPERATING CASH FLOW (In millions of €)
Adjusted Operating cash flow of €992.7 million, benefited from strong operational performance and working capital inflows associated with new project advances and milestone payments. With capital expenditure, net, of €50.0 million, free cash flow was €942.7 million for the full year of 2021. Excluding the positive impact of working capital in 2021, free cash flow was €315.9 million.

ADJUSTED NET CASH (In billions of €)
Adjusted net cash at December 31, 2021, was €3.1 billion, benefiting from strong free cash flow throughout 2021. This compares to Adjusted net cash at December 31, 2020, after the impact of the Separation and Distribution Agreement, of €2.2 billion.

ADJUSTED ORDER INTAKE
Technip Energies has an extensive and diversified market opportunity set where we can leverage our strengths in natural gas and ethylene, as well as in our emerging market positions in Sustainable Chemistry, carbon capture and Carbon-free energy solutions as the world energy supply pivots to lower carbon intensive sources. Capturing and positioning for these opportunities while remaining intently focused on our selectivity criteria and disciplined bidding principles, Adjusted Order Intake for FY 2021 was €9.8 billion, equating to a book-to-bill of 1.5. Key orders included the major award for the Qatar North Field East, a substantial petrochemical contract awarded by Borouge, a large petrochemical contract with Indian Oil Corporation and two contracts for Neste for development of its Rotterdam Renewables Production Platform. Order intake also benefited from multiple other studies, services contracts and smaller projects. Orders from Russia represented 6% of 2021 total order intake, compared to 8% in 2020.

ADJUSTED BACKLOG
Adjusted Backlog increased by 29%, equivalent to 2.5x 2021 Adjusted Revenue, and benefiting from strong order intake during the year. This provides the Company with strong multi-year visibility. Technip Energies is a global and diversified player with operations carried out in many countries, including Russia. As of December 31, 2021, approximately €3.8 billion or 23% of the Company's backlog relates to Russian projects in execution, which will be impacted by the current crisis. This backlog is scheduled to be executed over the five-year period from 2022 to 2026.

1.	Adjusted recurring EBIT: adjusted profit before net financial expense and income taxes adjusted for items considered as non-recurring.

2.	Net profit attributable to Technip Energies Group.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	13

●    PRESENTATION OF TECHNIP ENERGIES    ●

●	Energy transition

Our four domains

Energy transition is our business. We apply our extensive experience, broad process technology portfolio, project management expertise and Engineering, Procurement, and Construction (“EPC”) capabilities to meet tomorrow’s key energy challenges. Our contribution - which is articulated around our four domain framework - will allow us to accelerate the journey to a low-carbon society.

Domain 1 LNG

Natural gas is a critical transition fuel, reducing CO2 emissions from power generation by almost 50% compared to coal. It is the only fossil fuel which will increase in use by 2040 as the world transitions to lower carbon energies. Liquid Natural Gas (“LNG”) is the most dynamic sector of the natural gas market as it dominates growth in international trade.

We have delivered more than 20% of the world’s operating LNG capacity, with world scale liquefaction and export terminals, mid-scale LNG (inland, bunkering) and floating LNG. We are acknowledged for our engineering and project management skills, fast delivery and innovative approaches including of modularization and loading transfer solutions. Over the years we have delivered some of the world’s landmark projects:

1.	CCUS: Carbon Capture, Utilization and Storage.

KEY PROJECTS / REFERENCES

●	Qatar NFE

●	Energia Costa Azul LNG

●	Arctic LNG 2

●	Coral South FLNG

●	Yamal LNG

●	Petronas Satu FLNG

●	Prelude FLNG

●	Ningxia Hanas LNG

●	Yemen LNG

●	Qatargas projects

We believe that our LNG total market share exceeds 20% when combining recent awards with total awarded liquefaction capability.

The future of LNG is changing – this critical fuel can also be decarbonized. When considering the LNG supply chain from well-head to gas grid in the consumer country, we estimate that as much as 75% of emissions occur during pre-treatment and liquefaction.

The future LNG infrastructure will be low-carbon, including by resorting to electrification the use of which is growing. To achieve a low-to-zero carbon LNG scenario, expertise will be required from multiple domains including hydrogen, CCUS and renewables – all skills that we possess with the result that Technip Energies is uniquely positioned to help the industry succeed in decarbonizing LNG.

For more information on LNG, please see section 2.2.1.1. LNG.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	14

●    PRESENTATION OF TECHNIP ENERGIES    ●

Domain 2 Sustainable Chemistry

We offer a variety of technologies, processes, and services in biofuels,

biochemicals and circular economy markets for the generation of sustainable and recyclable products. In these growing markets,

we enable the deployment of new technologies from pilot stage to industrial-scale implementation.

For more information on Sustainable Chemistry, please see section

2.2.2. Sustainable Fuels, Chemical and Circularity.

Biofuels

In biofuels we have proven experience in large refinery and biofuels plant execution. With in-house technologies for bioethanol and ethanol to ethylene and access by way of licensing BtG-BtL pyrolysis oil technology, we have delivered some of the world’s largest biofuels plants:

KEY PROJECTS / REFERENCES

●	Neste Biofuels plants based on NexBTL technology, Singapore, and Rotterdam – EPCm services

●	Clariant 2G bioethanol plant based on Sunliquid technology, Poland – Services to develop licensor process design package

●	TotalEnergies La Mède biofuels plant based on Axens Vegan technology, France – EPCm services

●	Btgbioliquids fast pyrolysis bio-oil plants in Sweden and Finland – EPC projects

●	LanzaJet’s Freedom Pines Fuel site using our proprietary Hummingbird technology – License Package and proprietary catalyst supply

Key technologies and relationships include:

●	Fast pyrolysis bio-oil (FPBO) technology where we cooperate with btgbioliquids and which converts biomass residue to pyrolysis oil. This bio-oil is easy to store and transport and can be used in different bio-based economy applications, including for heat, power, transportation fuels and in biorefineries;

●	Hummingbird (for which we hold 18 patent families) which is our proprietary second generation low-cost process for dehydrating ethanol to ethylene; and

●	Our proprietary first generation ethanol technology which is suitable for fuel ethanol applications.

Biochemicals

We have access to a complete technology portfolio (whether proprietary or from third parties) in our technology centers, with dedicated experts worldwide, and have the ability to develop processes and projects from even very preliminary concepts. Our skills cover the full bio-sourced value chain, including fermentation processes.

KEY PROJECTS / REFERENCES

●	Polylactic Acid (PLA) technology integration and licensing (PLAnet® association with Futerro & Sulzer) – Exclusive one-stop shop technology from sugar to biopolymer

●	Meghmani epichlorohydrin (ECH) plant, India – Epicerol® technology services and licensing

●	PBAT/PBS biodegradable polymer plants, China, Taiwan, Korea, Vietnam – Proprietary technology services, equipment sales and licensing

●	UPM biochemical plant, Germany – Services from process consolidation to detailed engineering

Key technologies and relationships include:

●	Epicerol® (for which we hold 36 patents) is our proprietary technology for the production of epichlorohydrin (ECH) from glycerin. The technology uses proprietary enzymes to recycle waste PET (polyethylene terephthalate) plastics into monomers ready for repolymerization into PET with the same technical and physical properties as virgin PET;

●	Biodegradable polybutylene adipate terephtalate (PBAT) and polybutylene succcinate (PBS) polymers (where we hold patents in three families). Polymers are used in applications such as films or foils; and

●	PLAnet” which is a partnership to promote the production of sustainable plastics made of PolyLactic Acid (PLA) combining Futerro’s proprietary technology for the production of lactic acid and raw lactide from sugar or from biomass, Sulzer’s process for the purification of lactide and its polymerization to obtain PLA and our technology integrator capacities.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	15

●    PRESENTATION OF TECHNIP ENERGIES    ●

Circular
economy
As one of the world’s major providers of proprietary technologies and services in the field of plastics producing plants, ranging from polyesters, polyamides to polyolefins, we are now using our expertise to provide plastic recycling solutions.
Domain 3 Decarbonization
Decarbonization includes energy efficiency, implementing carbon capture solutions and the production of “blue hydrogen” generated by reforming natural gas associated with carbon capture and storage technologies. For more information on Decarbonization, please see sections 1.2.2. A focus on Hydrogen, 1.2.3. A focus on CO2, 2.2.1.2. Low-carbon LNG and 2.2.1.4. Low-carbon hydrogen and associated derivatives.

KEY PROJECTS / REFERENCES

●	Carbios PET demonstration plant, France – EPCm service

●	Pyrolysis-based chemical recycling plants – Feasibility studies, engineering studies, due diligence studies

●	INEOS Infinia technology to recycle PET plastic waste – Alliance Engineering Contractor for Front End Loading services

●	Cooperation agreements to support commercialization of Synova's and Recenso’s pyrolysis technologies

●	Introduction of T.EN pyrolysis gas and pyrolysis oil purification technologies – pure.rGas and pure rOil

●	Polystyrene recycling solution in cooperation with Agilyx – Licensing and collaboration agreement for polystyrene recycling into styrene monomers

Key technologies and relationships include:

●	an agreement with Agilyx to accelerate the implementation of Agilyx’s advanced recycling of post-use polystyrene technology pursuant to which we will market and license Agilyx depolymerization and Technip Energies purification technologies;

●	our proprietary processes to purify pyrolysis products via our pure. rOil and pure.rGas technologies. These technologies, combined with ongoing cooperation with companies owning pyrolysis technology, allow us to supply comprehensive solutions from plastic waste to purified feedstock to re-produce plastics. In France, we have filed two patents related to this technology with an international application to follow and are working on an additional patent application.

Energy efficiency

Energy efficiency involves continuous improvements in process technologies and plant designs as well as increasing the efficiency of our clients’ facilities, thereby reducing CO2 and other emissions. Our solutions cover ethylene, hydrogen, petrochemical, and other refining processes to which we deploy proprietary technologies (EARTH®, Direct Heating Unit, Low Emission C02 Cracking Furnace). A recent example of innovation relates to the LSV® burner developed by Air Products as to which Technip Energies successfully demonstrated use for the purpose of avoiding direct CO- emissions by substituting 100% hydrogen for methane or other fuel gases.

Carbon Capture Utilization and Storage

With proven experience in CO2 and sulfur components technologies, we are delivering Carbon Capture Utilization and Storage (“CCUS”) solutions and developing the next generation of CCUS technologies through innovative design and technologies to reduce CO2 emissions. We have the ability to call on our technology centers worldwide and have entered into partnerships with leading industry players, including Shell for its Cansolv technology, and Svante for its solid sorbent carbon capture technology. We help define technical and economical carbon management strategies, while accounting for individual client needs and specifications.

“We help define technical and economical carbon management strategies, while accounting for individual client needs.”

KEY PROJECTS / REFERENCES

●	50+ installations delivered – Technologies for removal of carbon dioxide and sulfur components/ CO2 compression and conditioning station

●	HURL Syngas CO2 purification for urea plant, India – EPC Project

●	Peterhead CCS project – FEED Studies, Scotland

●	FOV CCS Oslo project – FEED Studies, Norway

●	Drax Project – Pre-FEED design, UK

●	Bp NZT FEED Project – Leading to EPC bid, UK

●	FEED with ADNOC for its Ghasha mega project including carbon capture integration

●	Qatar NFE LNG, includes capture and sequestration for 2.5 million tons per annum of CO2

Blue hydrogen

Low-carbon hydrogen, also referred to as “blue hydrogen” with substantially reduced CO2 emissions, is produced through both minimization of primary footprint and deliberate capture of

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	16

●    PRESENTATION OF TECHNIP ENERGIES    ●

co-produced CO2 and will play a role in the energy transition as an immediate and affordable step to reduce CO2 emissions.

Technip Energies has developed recuperative reforming technologies such as the Technip Energies Parallel Reformer®, and the Enhanced Annular Reforming Tube for Hydrogen “EARTH®”, which are designed to optimize high grade heat utilization (energy efficiency) and reduce primary CO2 footprint by up to 20%. Our in-house combustion and burner technology, the ultra-low NOx advanced Large Scale Vortex “LSV®” burner, was recently successfully tested with 100% hydrogen firing. In May 2021, we launched BlueH2 by T.ENTM, our full suite of deeply decarbonized and cost-competitive solutions for hydrogen production. This suite of solutions comprises flight-proven proprietary technologies and reduces carbon emissions by up to 99% compared with traditional hydrogen. Its flexibility allows BlueH2 to be tailored to individual applications.

KEY PROJECTS / REFERENCES

●	270+ plants using reformer technology worldwide

●	Several of the world’s largest single train hydrogen/ syngas applications

●	Reference fleet rapidly evolving to address the mandate of raising efficiency and reducing carbon emissions

●	50+ references of CO2 capture in hydrogen plants

●	30 hydrogen plants with deep CO shift

●	14 hydrogen plants with recuperative reforming technologies

For more information on blue hydrogen, please see section 1.2.2 A focus on hydrogen and paragraph 2.2.1.4. Low-carbon hydrogen and associated derivatives.

Domain 4 Carbon-Free Energy Solutions

Technip Energies is expanding its technologies and processes portfolio to carbon-free energy chains including “green hydrogen” produced from renewable energy. Carbon-free solutions pose many technical and commercial challenges, requiring the integration of multiple technologies. We apply our solutions and a portfolio of technologies to unlock carbon-free energy chains in green hydrogen, offshore wind and nuclear. For more information on our Carbonfree energy solutions, see section 2.2.3. Carbon-free solutions.

Green hydrogen

Green hydrogen is associated with the “Hydrogen Economy”, a scenario where hydrogen is widely used as a carbon-free energy carrier and an alternative to fossil fuels. We provide designed to scale modular and affordable hydrogen solutions to medium and largescale industrial clients, whether for refining, petrochemicals, power generation, steel manufacturing or ammonia production. We integrate renewable energy production (solar, wind) and energy management systems in our green hydrogen solutions.

KEY PROJECTS / REFERENCES

●	More than 20 green hydrogen and green ammonia studies and front end engineering design works/ packages either completed or ongoing.

●	HDF Sara Cleargen – Integration and demonstration of Large Stationary Fuel Cell Systems

●	19 plants integrating electrolysis (mainly chlorination)

For more information on green hydrogen, please see section 1.2.2. A focus on hydrogen and section 2.2.3.2. Green hydrogen.

Floating Offshore Wind

We are a pioneer in floating offshore wind and are applying our expertise to full-scale marine energy projects by offering innovative solutions to accompany clients transitioning into the carbon-free energy market. We are working to improve the economics of floating offshore wind which may well become a key component to achieve net-zero emissions.

KEY PROJECTS / REFERENCES

●	Havsul Windfarm for Vestavind, Norway – Concept and basic design

●	Iles d’Yeu & Dieppe-Le Treport for Engie/EDPR, France – Feasibility study

●	HVDC/AC platforms – PMC

●	HYWIND floating Offshore Wind platforms for Equinor, Norway

●	Mistral Vertiwind & Inflow in association with EDF Renewables and Nénuphar Development, detailed design & testing of a prototype of the first vertical axis offshore floating wind turbine

Nuclear, life sciences, mining & metals

Nuclear is a transition energy to low-carbon energy systems. We are present throughout the nuclear industry value chain, which includes mining, chemistry, conversion, reprocessing, underground waste storage and “new build” facilities.

KEY PROJECTS / REFERENCES

●	Cigeo project, design contractor for the Industrial Center for Geological Disposal, a deep geological disposal facility for radioactive waste.

●	Somair, Trekkopje and Imouraren projects, Africa PFS to EPCM for open pit mine, uranium ore treatment plants intended to produce “yellow cake” by heap leaching, associated facilities and infrastructures.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	17

●    PRESENTATION OF TECHNIP ENERGIES    ●

●	A focus on Hydrogen

Hydrogen is the most widely used industrial gas in the refining, chemical and petrochemical industries, and is also expected to become widely used as a clean energy carrier and a decarbonization lever for hard-to-abate sectors in the future.

Carbon neutral hydrogen can be produced either from renewable power and electrolysis (known as “green hydrogen”) or by way of “blue hydrogen”, which is defined as fossil-based hydrogen with a sharply reduced CO2 footprint by resorting to carbon avoidance and capture technologies.

HYDROGEN CAN CONTRIBUTE 20% OF THE TOTAL ABATEMENT NEEDED IN 2050

According to the Hydrogen Council (November 2021) of which Technip Energies is a member

“Hydrogen has a central role in helping the world reach net-zero emissions by 2050 and limit global warming to 1.5 degrees Celsius. Complementing other decarbonization technologies like renewable power, biofuels, or energy efficiency improvements, clean hydrogen (both renewable and low-carbon) offers the only long-term, scalable, and cost-effective option for deep decarbonization in sectors such as steel, maritime, aviation, and ammonia. From now through 2050, hydrogen can avoid 80 gigatons (GT) of cumulative CO2 emissions. With annual abatement potential of 7 GT in 2050, hydrogen can contribute 20% of the total abatement needed in 2050.“

Based on information provided by the Hydrogen Council and the IEA, we estimate that CAPEX for both blue and green hydrogen production will scale up by approximately €90 billion over the next decade and that between 2030 and 2050 investments could amount to US$2 trillion in the aggregate.

●	Political decisions, existing infrastructure and levelized cost of hydrogen (LCOH) will drive the choice between blue and green hydrogen, with blue hydrogen being the most competitive scalable option today and in the medium term.

●	Green hydrogen economics are expected to become competitive longer term, with its development being linked to carbon-neutral electricity development through expansion of renewable infrastructure, government funding, with public policy providing the requisite support to accelerate the transition.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	18

●    PRESENTATION OF TECHNIP ENERGIES    ●

●

Green
Hydrogen

Our market survey indicates that green hydrogen prospects are numerous and spread across the world with operators and developers anticipating the future availability of cheap renewable energy power, the reduction in electrolyzer cost, energy efficiency improvements and the emergence of new hydrogen markets. We estimate that between 2030 and 2050 green hydrogen production will increase by circa 15% per year.

We foresee significant development in offshore hydrogen which combines offshore wind and hydrogen transformation. We are actively looking into this emerging market which integrates electricity and hydrogen production and requires the ability to design offshore to onshore field architecture.

●

Blue
Hydrogen

Blue or low-carbon hydrogen is somewhat arbitrarily defined as hydrogen produced with a minimum 70-90% CO2 reduction target with an ever-increasing stretch towards 95% or more and is a necessary stop-gap to enable meaningful greenhouse gas reductions during the period needed to significantly expand renewables infrastructure and decarbonize electricity generation systems.

In the medium term, blue, low-carbon, hydrogen projects are viable when the following three criteria are met:

●	Availability of affordable or cheap gas;

●	Existing pipeline infrastructure; and

●	CO2 sequestration potential (i.e. subsurface reservoirs).

This means that blue hydrogen is likely to be favored in certain geographical areas such as the North Sea, Russia, certain parts of North America, the Middle East and Australia and the creation of concentrated hydrogen hubs in these regions appears highly probable. We estimate that between 2030 and 2050 blue hydrogen production will increase by circa 10% per year.

We are currently seeing a very dynamic pipeline of blue hydrogen prospects and projects developing in countries around the North Sea, driven largely by the UK, Norway and the Netherlands and to a certain extent in Australia and North America. In Russia and the Middle East, we see the emphasis more on developing an export industry through blue ammonia in anticipation of potential markets in Europe and East Asia.

This should in turn lead to a blend of future hydrogen projects, i.e.:

●	Blue hydrogen where industrial sites have ready access to CCUS outlets;

●	Electrolysis where CCUS is not possible and/or renewable energy is cheap and readily available.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	19

●    PRESENTATION OF TECHNIP ENERGIES    ●

●	A focus on CO2

The key objective of global decarbonization efforts is to rapidly drive global greenhouse gas (“GHG”) emissions down to net-zero by 2050, the prerequisite for containing the impact of climate change to manageable levels by limiting the global temperature increase to 1.5 degrees Celsius above pre-industrial levels.

Within GHG emissions, the biggest volume by far is attributable to CO2 while other GHGs such as NOx or CH4 represent significantly lesser volumes (though they have a higher GHG effect at a molecular level). Accordingly, the most visible effort in the fight against climate change today targets decarbonization, with the objective of achieving a rapid reduction in CO2 emissions globally.

The main driver of global CO emissions is the production and consumption of energy which represented approximately 33 giga tons of the 49.9 giga tons of CO2 equivalent GHGs emitted in 2020. In 2021 the level continued to rise despite COVID-19’s impact on economic activity, leading to a record CO2 concentration in the atmosphere of 421 parts per million in April 2021. In order to meet the challenge of limiting global warming to 1.5 degrees Celsius, the current 33 giga tons annual CO2 emission needs to be driven to a net-zero balance by 2050. Such an ambitious target requires the initiation of all possible CO2 reduction measures immediately and will require a continuing and strong commitment to CO2 reduction over the next 30 years. In its net-zero by 2050

IN ORDER TO MEET THE

CHALLENGE OF LIMITING

GLOBAL WARMING TO

1.5°c

THE CURRENT 33 GIGA

TONS ANNUAL CO2

EMISSION NEEDS TO BE

DRIVEN TO A NET-ZERO

BALANCE BY 2050

BY 2030, THE WORLD WILL

NEED TO REDUCE THE ANNUAL

CO2 EMISSIONS FROM THE

ENERGY INDUSTRY DOWN TO

20.2 Gtpa

report (which was published in May 2021), the International Energy Agency laid out the net-zero by 2050 Scenario which requires a sustained reduction trajectory, achieving a minimum of 12.7 giga tons per annum reduction in annual CO2 emissions by 2030 to maintain the possibility of meeting the Paris Agreement 1.5 degrees Celsius target by 2100. This means the world will need to initiate all efforts to rapidly reduce the annual CO2 emissions from the energy industry down to 20.2 giga tons by 2030.

Achieving such a drastic reduction will entail the rapid and at scale deployment of decarbonization technologies to improve energy efficiency, to change the energy mix and to develop Carbon Capture Utilization and Storage (“CCUS”).

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	20

●    PRESENTATION OF TECHNIP ENERGIES    ●

●

CCUS

Carbon Capture Utilization and Storage

is expected to be a prominent lever and is rapidly growing. In its net-zero by 2050 report, the IEA revised the need for CCUS infrastructure to be created over the next ten years to upwards of 1.67 giga tons, doubling it from the figure previously indicated in its October 2020 report. The net-zero by 2050 report estimates the required CCUS capacity to be installed by 2050 to be 5.7 giga tons per annum which entails doubling the installed CCUS capacity every year.

Considering that the 2020 global operating CCUS capacity is 40 million tons per annum only, this will entail a very significant growth in CCUS investments, which in turn represents a key growth market opportunity for Technip Energies over the next ten years. Whether investments in the requisite volume materialize will depend on factors such as improvements in the affordability of CCUS (which improvements will be driven by technology), favorable evolution in the regulatory environment and government support, increasing global commitment to decarbonization and the continued development of CCUS value chains and business models.

Technip Energies’ current forecast for CCUS investments is of an addressable market of €17 to €28 billion per year until the 2030s. Based on IEA’s NetZero by 2050 report, CCUS investment volume would be split across hydrogen (25%) and fuels (e.g. LNG, refining, biofuels) (17%), power (23%), Direct Air Capture (10%) and general industries (25%).

CCUS investment volume split

●

We observed accelerating client engagement in 2021 during which we were involved in the following projects:

●	OGCI/BP – Net-Zero Teesside Power, CO2 Capture and Compression – FEED Competition / UK

●	QP – NFE LNG Project with CCS Section – EPC / Qatar

●	1Point5 DAC-1 Project – Calciner FEED + OBE / United States

●	Drax BE-CCS Project – Pre-FEED / United Kingdom

●	FOV – CCS Oslo Project Value Engineering & FEED Update / Norway

●	OGCI/BP – Net-Zero Teesside & east Coast Cluster Concept to Define Stages / UK

●	BP – Tangguh Expansion Ph2 – Offshore CCS/ EGR – Pre-FEED / Indonesia

●	ADNOC – Hail & Gahsa Mega Project with Carbon Capture Integration – FEED / UAE

●	SIBUR – Tobolsk Ethylene Plant Carbon Capture Unit – Pre-FEED / Russia

●	SANTOS – Darwin LNG CCS Facility Concept Select and Asses / Australia

●	PTTEP – CO2 to Methanol Pilot Project – PreFS / Thailan

●	Saudi Aramco – Decarbonization Master Plan / Saudi Arabia

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	21

●    PRESENTATION OF TECHNIP ENERGIES    ●

●	Key events

The Spin-off

2021 is the year we became a standalone Group.

Our journey started on August 26, 2019, when TechnipFMC announced that the TechnipFMC Board of Directors had unanimously authorized the preparation to separate Technip Energies’ businesses from TechnipFMC (the “Spin-off”).

March 15, 2020

●  TechnipFMC announced that the market environment resulting from the COVID-19 pandemic was not conducive to completing the Spin-off during the first half of 2020.

January 7, 2021

●  TechnipFMC announced the resumption of activities towards the Spin-off.

February 15, 2021

●  TechnipFMC announced the completion of the Spin-off byway of a special dividend of 50.1% of the Technip Energies N.V. shares (the “Shares”), held by TechnipFMC to the shareholders of TechnipFMC, with TechnipFMC retaining 49.9% of Technip Energies’ shares. Technip Energies shares started trading on the following day on

Euronext Paris. Over-the-Counter trading in Technip Energies American Depositary Receipts started on February 23, 2021.

The Spin-off has allowed us to focus on our strengths, build our strategy and business model whilst providing improved flexibility to pursue growth opportunities with increased focus on energy transition technologies and partnerships.

We entered this next phase of growth with a very strong balance sheet and a tailored capital structure. As an independent company, we have gained the flexibility to adopt a capital allocation policy optimally suited for our business profile and market positioning.

We are able to focus on our core competencies, engineering design and execution for large industrial facilities, which generally have longer investment cycles, and the potential for higher return on invested capital due to the low capital intensity of our businesses.

The Spin-off has also enhanced our ability to attract and retain qualified management and talent by making Technip Energies a more attractive platform for executives and employees with specialized downstream engineering and project execution expertise and experience. Additionally, the Spin-off has allowed us to more clearly align management compensation with the performance of each of our separate businesses.

One year on, the rationale for the Spin-off has been upheld by our many developments and achievements – we are applying our collective energies to meet tomorrow’s key energy challenges.

A diversified

Shareholder

structure

Prior to completion of the Spin-off, Technip Energies was fully owned by TechnipFMC.

February 15, 2021

●  TechnipFMC distributed to TechnipFMC shareholders 50.1% of the Technip Energies Shares that were issued and outstanding immediately after completion of the distribution. While initially retaining a 49.9% interest in Technip Energies, TechnipFMC indicated at the time its intent was to significantly reduce its shareholding in Technip Energies over the 18 months following the Spin-off.

TechnipFMC has been able to significantly reduce its stake in Technip Energies over the course of 2021 and into 2022, with many other shareholders having strengthened their initial stake or taken significant first positions, ensuring a diversified shareholder base with anchor shareholders for the years to come.

March 31, 2021

●  Bpifrance announced that it would invest $100 million in Technip Energies strengthening its then current stake to approximately 7% of Technip Energies’ share capital, reinforcing Bpifrance’s commitment to being a long-term reference Shareholder and supporting our energy transition focused strategy.

April 26, 2021

●  TechnipFMC announced that it would be selling a stake in Technip Energies through a private placement by way of an accelerated book building process thereby further reducing its stake in the Company to approximately 31%. On the same date, Technip Energies announced that it has agreed to acquire €20 million equivalent of its own ordinary shares from TechnipFMC, concurrently with

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	22

●    PRESENTATION OF TECHNIP ENERGIES    ●

TechnipFMC’s announced sell-down, at a price per share equal to the price set in the accelerated book building process.

July 29, 2021

●  TechnipFMC announced the further sale of 16 million Technip Energies shares representing approximately 9% of Technip Energies’ issued and outstanding share capital through an accelerated bookbuiLd offering. Upon completion of the transaction, TechnipFMC retained a direct stake of approximately 22% of Technip Energies’ issued and outstanding share capital.

September 3, 2021

●  TechnipFMC announced the sale of 17.6 million Technip Energies N.V. shares through a private sale transaction with HAL Investments B.V, the Dutch investment subsidiary of HAL Holding, N.V. Upon completion of the sale, TechnipFMC retained a direct stake of approximately 12.3% of our share capital.

January 11, 2022

●  we announced that we would be acquiring 1.8 million of our own ordinary shares from TechnipFMC. This was part of TechnipFMC’s announced further sell-clown of its stake in Technip Energies, through a private sale transaction which also included Bpifrance and HAL Investments B.V each agreeing to purchase 3.6 million of Technip Energies’ Shares from TechnipFMC.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	23

●    PRESENTATION OF TECHNIP ENERGIES    ●

2021

by month

●

February

February 9, 2021

CTJV, a joint venture between Chiyoda Corporation and Technip Energies, was awarded a major(1) Engineering, Procurement, Construction and Commissioning contract by Qatar Energy (formerly Qatar Petroleum) for the onshore facilities of the North Field East Project. See section 2.3.2. Main Project Delivery projects under execution in 2021.

February 16, 2022

The Spin-off from TechnipFMC was completed.

1.  A “major’ award for Technip Energies is a contract over €1.0 billion.

March 25, 2021

Technip Energies and NIPIGAS, a Russian leader in engineering, procurement and construction management, announced the creation of NOVA ENERGIES, a joint venture to drive the energy transition journey in Russia. The new joint venture will provide a wide range of expertise, including Engineering and Design, Project Documentation and CAPEX estimates as well as Engineering, Procurement, Construction, Installation, and Commissioning for CO2 removal, carbon capture, clean hydrogen production, bio energies, bio refineries, bio chemistry, ammonia, as well as other energy transition related themes.

March

●

●

April

April 7, 2021

Technip Energies was awarded a significant(1) Engineering, Procurement, Construction and Commissioning (“EPCC”) contract by Indian Oil Corporation Limited for its BR9 Expansion Project in Barauni, Bihar, in the Eastern part of India. This EPCC contract covers the installation of a new Once-through Hydrocracker Unit of 1 million metric tons per annum capacity, a Fuel Gas Treatment Unit and the associated facilities. The OHCU, in combination with downstream refinery units, will enable production of BS VI Grade fuels - similar to Euro VI Grade fuels - and petrochemicals.

1. A “significant” award for Technip Energies is a contract representing between €50 million and €250 million.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	24

●    PRESENTATION OF TECHNIP ENERGIES    ●

●

May

May 6, 2021

Technip Energies announced the launch of BlueH2 by TEN™, its full suite of deeply-decarbonized and affordable solutions for hydrogen production. Technip Energies’ BlueH2 by TEN™ solutions offer many advantages, including:

•   Up to a 99% reduction in the carbon footprint compared to the traditional hydrogen process - from ~10 down to 0.1 kilogram CO2 per kilogram   H2, while maintaining flexibility to be tailored to each individual application;

•   Maximum hydrogen yield, minimum energy demand (fuel + power), and highly-efficient carbon avoidance and carbon capture utilization and storage techniques, to arrive at   the lowest cost of (blue) hydrogen “LCOH”;

•   Comprised of “flight proven”, company-developed and owned technologies and equipment, available to customers today;

•   Optional integration of highly efficient, low-carbon cogeneration of power.

May 10, 2021

Technip Energies was awarded a large(1) Engineering, Procurement, Construction and Commissioning contract by Indian Oil Corporation Limited for its Para Xylene and Purified Terephthalic Acid (“PTA”) complex project at Paradip, Orissa, on the East Coast of India. This EPCC contract covers the delivery of a new 1.2 million tons per annum PTA plant and associated facilities. PTA is a major raw material used to manufacture polyester fibers, PET bottles and polyester film used in packaging applications.

May 20, 2021

Technip Energies N.V. announced it had priced its inaugural offering of €600 million aggregate principal amount of 1.125% senior unsecured notes due 2028 (the “Notes”).

The offering was more than 3x oversubscribed among a large European investor base. Technip Energies used the net proceeds from the offering of the Notes for general corporate purposes, including the refinancing of the €650 million bridge facility made available to Technip Energies in connection with the Spin-off of Technip Energies from TechnipFMC plc.

May 25, 2021

Technip Energy was awarded two contracts(1) by Neste for work on the development of their renewables production platform in Rotterdam, the Netherlands, as part of the existing Partnership Agreement between Neste and Technip Energies. The first contract covers Engineering, Procurement services and Construction management for the modification of Neste’s existing renewables production refinery in Rotterdam, the Netherlands, to enable production of Sustainable

Aviation Fuel (SAF). The modifications to the refinery, an investment of approximately EUR 190 million, will enable Neste to optionally produce up to 500,000 tons of SAF per annum as part of the existing capacity.

The second contract covers the Front-End Engineering and Design for Neste’s possible next world scale renewable products refinery in Rotterdam. The production process is based on Neste’s proprietary NEXBTL state-of-the-art technology, which allows the conversion of waste and residue feedstock into renewable products like renewable diesel, sustainable aviation fuel and renewable solutions for the polymers and chemical industry.

May 27, 2021

Technip Energies through its wholly-owned subsidiary in the UK (Technip E&C Limited) was awarded a significant contract for Project Engineering and Management Services by Kuwait Integrated Petroleum Industries Company (“KIPIC”) for various projects in southern Kuwait. The contract is for six years duration and covers Project Engineering and Management Services for various potential projects in the Al-Zour complex, including the Al-Zour Refinery, Petrochemical Complex, LNG Import Facilities and other facilities belonging to KIPIC.

1.  A “large” award for Technip Energies is a contract representing between €250 million and €500 million of revenue.

2.  The sum of these two contracts was worth between €50 million and €250 million.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	25

●    PRESENTATION OF TECHNIP ENERGIES    ●

July 9, 2021

Technip Energies announced the implementation of a liquidity agreement with Kepler Cheuvreux to enhance the liquidity of Technip Energies’ shares admitted to trading on Euronext Paris.

July 21, 2021

TotalEnergies and Technip Energies signed a Technical Cooperation Agreement to jointly develop low-carbon solutions for LNG production and offshore facilities to accelerate the energy transition. As part of this agreement, both parties will explore new concepts and technologies, in order to reduce carbon footprint of existing facilities and greenfield projects in key areas, such as: LNG production, cryogeny, production and use of hydrogen for power generation, or processes for carbon capture, utilization and storage. The qualification of new architectures and equipment that will be developed in these areas is also part of the agreement.

●

July

●

September

September 22, 2021

Technip Energies and National Petroleum Construction Company (“NPCC”), a subsidiary of National Marine Dredging company, signed a Memorandum of Understanding to advance energy transition in the United Arab Emirates and other countries in the MENA region. The aim of this agreement is to explore and capitalize on this evolving opportunity and to provide added value services. Technip Energies and NPCC will create a Joint Venture (JV) to drive the energy transition journey.

October 14, 2021

Technip Energies announced that it had been awarded an Engineering, Procurement, Construction and Commissioning (EPCC) contract by NTPC for its Proton Exchange Membrane (“PEM”) Based Hydrogen Generation Plant project at Vindhyachal, Madhya Pradesh, India. The EPCC contract covers the delivery of a 5 MW Hydrogen Generation Plant using PEM Electrolysis technology at a Super Thermal Power Station. This project is suited for a large scale green hydrogen production facility as power to Electrolyzer can be replaced with renewable electricity in the future.

October 19, 2021

Technip Energies and TÜV Rheinland signed a strategic alliance to offer Project Management Consulting Services to clients in the infrastructure, energy, chemicals and mining & metals industries. The 5-year alliance will leverage the two companies’ strengths as world class players in their respective industries and grow the footprint of both parties to better serve clients globally. This alliance will enable both parties to expand their Project Management Consultancy as well as project controls and supervision capabilities into new market opportunities to create high-value services for clients.

●

October

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	26

●    PRESENTATION OF TECHNIP ENERGIES    ●

November 15, 2021

Technip Energies and Petronas announced that they had signed a Heads of Agreement establishing a strategic collaboration framework for the further development and commercialization of carbon capture technologies. These include Petronas’ Rotating Pack Bed assisted cryogenic CO2 recovery technology (CryoMin), and membrane based CO2 recovery technology (PN2).

November 22, 2021

Technip Energies and Svante announced that they had entered into a memorandum of understanding to further develop Svante’s solid sorbent carbon capture technology and provide integrated solutions from concept to project delivery. The partnership will explore opportunities in Europe, Middle-East and Africa and Russian Federation markets where Svante’s technology would be selected by end Clients for industrial carbon capture projects.

November

●

●

December

December 6, 2021

Technip Energies announced that it had been awarded a substantial(1) Engineering, Procurement, and Construction (EPC) contract in consortium with TARGET Engineering by Abu Dhabi Polymers co. Ltd. (Borouge), a joint-venture between ADNOC and Borealis, for the construction of a new Ethane Cracker Unit, to be integrated in the Borouge 4 petrochemical complex in Ruwais, UAE. This EPC contract covers the delivery of a new Ethane Cracker Unit, in excess of 1.5 million tons per annum, based on proprietary Technip Energies technology.

1.  A “substantial” award for Technip Energies is a contract representing between €500 million and €1 billion.

December 8, 2021

Technip Energies announced it had been awarded a contract by the Abu Dhabi National Oil Company to update the Front-End Engineering Design (FEED) for the Ghasha mega project including accelerating the integration of carbon capture into the development.

December 15, 2021

Technip Energies announced that, as leader of a consortium with GE Gas Power, it has been selected by BP, on behalf of its partners, to perform a FEED study for the Net-Zero Teesside Power project and the Northern Endurance Partnership’s carbon compression infrastructure in Teesside, UK. Located in the UK’s Teesside region, the Net-Zero Teesside project comprises industrial, power and hydrogen businesses which aim to decarbonize their operations and become UK’s first decarbonized cluster.

2022

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	27

●    PRESENTATION OF TECHNIP ENERGIES    ●

●	Our Purpose

It is evident that the 21st century challenges us to acknowledge the changes upon us, the industry and the world at large. While change can be unsettling, it is real and necessary, demanding our undivided attention to ever-growing concerns for climate change, inequality and dwindling natural resources across the world.

These interconnected, complex issues must be addressed together by a singular, inclusive and all-encompassing community with a shared sense of responsibility to build a better tomorrow.

It is this fluid perspective of global challenges that leads us to rethink continuously how we choose to focus on the positive and embrace new opportunities that come with changes. At Technip Energies, we believe in leading the collaborative effort that our industry and the world needs – both today and tomorrow – for the impactful changes required to create a sustainable future for all.

Since the inception of Technip Energies in 1958, we have taken pride to engineer the future while consistently expanding our capabilities in engineering, technologies, project management, products and services from concept-to-delivery of energy infrastructures. We responded to client requirements to fulfill the growing energy demand and, concurrently, to realize the promise of shared human progress. Our pioneering spirit is demonstrated by our iconic history which includes delivery of many world firsts and executing projects to our clients’ satisfaction while continually raising the bar for quality, safety and integrity. We remain firmly committed to our mission of designing and delivering added-value energy solutions as we transition to a lower-carbon world.

Inspired by this spirit, we are accelerating energy transitions through new renewable energy solutions. With decades of expertise and nurturing talents for the future, we are constantly pushing our limits to innovate and expand our offerings. With notable references already in floating wind, hydrogen and biofuels facilities, we are actively positioning and securing work in the high growth markets that constitute our energy transition domains – low-carbon LNG, Decarbonization, Sustainable Chemistry and Carbon-free energy solutions.

It is in this context that we have introduced our Purpose.

Our Purpose statement captures the essence of our DNA. Our Purpose statement captures the essence of our DNA. It also broadens the horizon to realize the potential of our 15,000 talented professionals across the world to kick off an ambitious and transformative journey in pursuit of sustainable change for our clients, our people, our communities and our planet.

Our journey of excellence combines our proud heritage with the demands and dynamics of the present and future. We will break the boundaries of possibilities by incubating, developing and scaling new technologies, collaborating with partners, developing breakthrough projects, implementing new ways of working, accelerating our digital transformation and integrating best-in-class Environmental, Social, and Governance (ESG) practices into our business. We are committed to making this journey together to translate the priorities of today into tangible actions for a better tomorrow.

Technip Energies.
Where energies make tomorrow.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	28

●    PRESENTATION OF TECHNIP ENERGIES    ●

● Our Values

When Technip Energies was launched in February 2021 as a Spin-off of TechnipFMC, we could have decided to apply legacy values of the historical companies. Instead, as a new company, our leadership team decided to reflect on the company DNA and to involve our stakeholders, starting with our employees, to define strong and aspirational values to express who we are and how we conduct business at Technip Energies.

An Advisory Council, led by the Communications department, was set up with 12 employees from various functions, nationalities and levels of responsibility. Their role was to act as sounding board for the entire project and to provide guidance at each key step of the process. Insight was gathered at all levels of Technip Energies; from the values section of our ESG survey which received feedback from 5,800 employees; from regional workshops involving 70 employees from a mix of activities and countries; as well as from indepth interviews with 13 company leaders. Executive Committee members were actively involved in the project and participated in several meetings and workshops. Reflecting on our values was an opportunity for the Executive Committee to define the company culture that would best support the transformation objectives and strategy of the Company.

This collective work has produced a set of five Values, which were revealed March 3, 2022.

The use of “we” emphasizes the importance for us of working together and of collaboration and highlight human energies in action in our Company. Indeed, Technip Energies is a people company and our performance and success rely largely on the actions, team spirit and commitment of everyone involved.

Our Values are purposefully action-oriented because we want them to be fully embedded in the way we behave, in the way we run our business and manage our projects.

Looking ahead, we will ensure that our Values are embedded in the Company’s management and leadership style, as well as in the way employees are recruited, assessed, and work together.

Finally, with the exception of safety and integrity, all our Values are all expressed in a positive way. Safety and integrity are “must-have” behaviors for our 15,000 employees, with no concession or compromise, under any circumstance.

The role of our Company Values is to translate the culture of the Company into actions. They are a driving force behind our global, collective sense of identity and a key part of our brand. These Values frame the way Technip Energies wants to do business, to inspire employees and to deliver the best experience to clients.

Our Values underpin value creation (please refer to section 2.1. Long-term value creation). Please also refer to chapter 3 where we describe how our Values support our sustainability journey and to chapter 6. Remuneration.

Technip Energies’ values are:

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	29

●    PRESENTATION OF TECHNIP ENERGIES    ●

● Forward-looking statements

This Annual Report contains forward-looking statements that reflect the Company’s intentions, beliefs or current expectations and projections about the Company’s future results of operations, financial condition, liquidity, performance, prospects, anticipated growth, strategies and opportunities and the markets in which the Company operates.

Forward-looking statements usually relate to future events and anticipated revenues, earnings, cash flows or other aspects of Technip Energies’ operations or operating results. Forward-looking statements are often identified by the words “believe”, “expect”, “anticipate”, “plan”, “intend”, “foresee”, “should”, “would”, “could”, “may”, “estimate”, “outlook”, and similar expressions, including the negative thereof. The absence of these words, however, does not mean that the statements are not forward-looking. These forward-looking statements are based on the Company’s current expectations, beliefs and assumptions concerning future developments and business conditions and their potential effect on the Company. While the Company believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting Technip Energies will be those that the Company anticipates.

All of the Company’s forward-looking statements involve risks and uncertainties (some of which are significant or beyond the Company’s control) and assumptions that could cause actual results to differ materially from Technip Energies’ historical experience and Technip Energies’ present expectations or projections.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those set forth in the forward-looking statements.

Some of these factors are discussed in this Annual Report in chapter 4. Risk and Risk Management, in sections 3.2.2. ESG Risk Management and 2.6. Operating and financial review where the Company’s material risks are discussed. This chapter and these sections provide a discussion of the factors that could affect the Company’s future performance and the markets in which the Company operates. In light of the possible changes to the Company’s beliefs, assumptions and expectations, the forward-looking events described in this Annual Report may not occur. Additional risks currently not known to the Company or that the Company has not considered material as of the date of this Annual Report could also cause the forward-looking events discussed in this Annual Report not to occur. Forward-looking statements involve inherent risks and uncertainties and speak only as of the date they are made. The Company undertakes no duty to and will not necessarily update any of the forward-looking statements in light of new information or future events, except to the extent required by applicable law.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	30

2 Value creation, businesses and financial performance

2.1.	LONG-TERM VALUE CREATION		31		2.4.3.	Project Management Consultancy (PMC)	47
	2.1.1.	Building a sustainable energy transition business	31		2.4.4.	Loading systems	48
	2.1.2.	Selectivity and project execution	32		2.4.5.	Cybernetix	48
	2.1.3.	Growing Technology, Products & Services	32		2.4.6.	Major TPS highlights in 2021	48
	2.1.4.	Our financial framework	32	2.5.	RESEARCH AND TECHNOLOGY		50
2.2.	BUSINESS LINES TO SERVE TRADITIONAL AND GROWTH MARKETS		33		2.5.1.	R&D and Innovation	50
	2.2.1.	Gas & Low Carbon Energies	34		2.5.2.	Digitalization	52
	2.2.2.	Sustainable Fuels, Chemical and Circularity	36		2.5.3.	Intellectual Property	53
	2.2.3.	Carbon-free solutions	40	2.6.	OPERATING AND FINANCIAL REVIEW		53
	2.2.4.	T.EN X Consulting & Products	42		2.6.1.	Business outlook	53
2.3.	PROJECT DELIVERY		43		2.6.2.	Consolidated results of operations	55
	2.3.1.	Project Delivery scope and capabilities	43		2.6.3.	Non-GAAP measures	61
	2.3.2.	Main Project Delivery projects under execution in 2021	45		2.6.4.	Business Segments Highlights	62
2.4.	TECHNOLOGY, PRODUCTS AND SERVICES		46		2.6.5.	Liquidity and capital resources	65
	2.4.1.	Process Technologies	46		2.6.6.	Critical accounting estimates	68
	2.4.2.	Genesis	47		2.6.7.	Other matters	70

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	31

VALUE CREATION, BUSINESSES AND FINANCIAL PERFORMANCE LONG-TERM VALUE CREATION

Energy transition, which is now at the heart of Technip Energies’ strategy, aims to break the current correlation between increased energy demand and increased greenhouse gases emissions. A gradual substitution of fossil fuels by renewable energy and biomass is taking place and we are shifting our business model to decarbonization and carbon-free solutions with carbon reduction of existing assets and the creation of new assets that are less carbon intensive or even carbon-free. See sections 2.2.1. Gas & Low Carbon Energies, 2.2.2. Sustainable Fuels, Chemical and Circularity, and 2.2.3. Carbon-free solutions.

2.1.	LONG-TERM VALUE CREATION

Consistent with our newly defined purpose “Breaking boundaries together to engineer a better future”, our ambition for Technip Energies is to be the reference investment platform for the energy transition.

We have the prerequisite skills, business attributes and strategic drive to play a central role in enabling many industries reach their net-zero targets as they reconcile rising global demand for energy, increasingly stringent environmental and climate targets and the need for affordable and reliable energy supply.

We offer solutions to overcome these challenges through our emerging clean energy technologies, an array of tools to lower traditional industry emissions, and our decarbonizing solutions for the global energy chain, all of which allow our clients to diversify their offerings without diluting returns.

To achieve this ambition, we have adopted a multi-faceted approach to value creation over the long-term which includes expansion of our business within our energy transition domains with economic models designed to increase value retention, maintaining our excellence in Projects Delivery, structurally growing our high added-value Technology, Products & Services businesses, and delivering on a financial framework that provides the basis for sustainable Shareholder returns. All without compromising on our values.

Our long-term value creation journey is supported by our values. We never compromise on our values, no matter the circumstances. They are the cornerstone of our business and ensure we remain on the right path that allows value creation for Technip Energies and all of our stakeholders. See section 1.9. Our values.

2.1.1.	BUILDING A SUSTAINABLE ENERGY TRANSITION BUSINESS

Technip Energies has the process engineering capabilities, the agility and ambition to be at the forefront of energy transition developments – and we believe it is our obligation to apply these skills to enable the decarbonization of the global energy landscape. Current initiatives combined with our flexible operating model will allow us to unlock the energy chains of tomorrow and capture our share of high growth markets.

We have defined four main domains through which we are addressing the energy transition: LNG; Sustainable Chemistry; Decarbonization; and Carbon-free energy solutions. These domains are described in more detail in section 1.4. Energy transition. Furthermore, we have organized ourselves along three Business Lines to meet changing markets. See 2.2. Business lines to serve traditional and growth markets. The four domains which support our energy transition framework are reflected in our new business lines with the “Gas and Low Carbon Energies” business line encompassing the LNG and Decarbonization domains.

Technip Energies has outstanding energy molecule transformation skills and capabilities which, when combined with our strong engineering capabilities, allow us to define the optimal architectural design from energy source to energy demand. We integrate complex technologies to best match the project needs and determine the best project economics – often these will be technologies proprietary to Technip Energies, but we can also integrate the technologies of our alliance partners. This flexibility in our operating model provides many avenues to be successful in the energy transition.

As we navigate the energy transition, we are equipped with the skills, the relationships and the technologies to address key growth markets including carbon capture utilization and sequestration, hydrogen, biofuels, plastic and chemical recycling as well as floating offshore wind. We believe we can bring differentiation to these markets which will require new solutions and technologies to be developed, scaled-up and delivered in a cost effective manner, driving higher value for Technip Energies and our customers.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	32

VALUE CREATION, BUSINESSES AND FINANCIAL PERFORMANCE LONG-TERM VALUE CREATION

2.1.2.	SELECTIVITY AND PROJECT EXECUTION

Long-term value creation is only made possible through strict selectivity criteria and world class project management and execution capabilities. Selectivity principles include our early engagement program, as well as familiarity with a project’s technology, partners and location. In addition, carbon-based metrics are increasingly important when we evaluate whether a project belongs in our portfolio and also scrutinize whether it meets our compliance and governance standards.

We believe in early engagement as a route to defining and optimizing a project’s scope. This is where we are most capable of influencing technology choices, often utilizing our proprietary technologies or alliance partner technologies. Early engagement helps us define specifications to reduce overall investment cost and de-risk a project up-front. Ultimately this ensures economic viability and sets us up for successful execution.

Technip Energies believes that delivering the technology required for a project – whether our proprietary technology portfolio or the integration of technologies accessed through alliance partners – allows us to reduce technical and project risks, leading to both greater schedule and cost certainty, while ensuring a rigorous safety approach.

Through our global, multi-center and collaborative project delivery model, and with our ability to leverage our sophisticated risk management and control systems, we have developed a robust project execution capability which is widely respected across the industry.

Delivering value in our long-term industry requires a willingness and discipline to walk away from a prospect if the project risks or contractual terms and conditions do not meet our selectivity principles. Our commitment to maintaining such discipline will enable us to consistently generate value from our Project Delivery portfolio over the long-term.

2.1.3.	GROWING TECHNOLOGY, PRODUCTS & SERVICES

We have the strategic intent of developing and growing the Technology, Products & Services segment. This segment consists of higher value revenue streams and offers a different risk profile compared to the Project Delivery segment, while also delivering premium margins.

This growth can be achieved via different routes. Organically, we can grow higher value services and advisory lines such as Project Management Consultancy which will seek to capture a greater share of existing markets and will also seek to diversify into adjacent markets such as infrastructure. Our technology positioning and proprietary equipment offering can also be enhanced through research and development, as well as through inorganic additions by way of partnerships or acquisitions.

Many of the developments and investments required for the energy transition will require new solutions and technologies which will directly lead to growth opportunities for the high added value businesses within Technology, Products and Services, thereby contributing to higher economic value for Technip Energies. We believe that achieving structural growth through Technology, Products & Services will serve to increase the Company’s valuation over time and is well aligned to the growing energy transition opportunity set.

2.1.4.	OUR FINANCIAL FRAMEWORK

Our financial framework was designed to provide a basis for long-term value creation for Shareholders:

■	Owing to our large backlog and extensive commercial pipeline, we have excellent visibility in terms of revenues and margins with a proven ability to insulate the Company against the various cycles the energy industry experiences over time;

■	Our contract discipline and operating model delivers positive cash flows throughout a project’s lifecycle including by way of early cash conversion of earnings, securing future project execution as well as providing flexibility and reliability for our capital allocation;

■	We are an asset light business with limited CAPEX – our assets are primarily our people, processes and technologies – thereby ensuring high cash-flow conversion, flexibility in our operating models, as well as an ability to invest for increased value creation rather than safeguarding of fixed assets;

■	Our differentiated business model is also supported by a robust balance sheet with strong liquidity and limited leverage which should enable us to implement sustainable capital allocation principles over the long-term; and
■	The Company is committed to a balanced and flexible capital allocation framework, with three main components, dividends, investments and balance sheet strengthening:

•	Dividend. The Company intends to pay a dividend annually that is sustainable with potential for growth over time;

•	Investments. Deploying capital to capture energy transition technologies and opportunities and associated business models; and

•	Balance sheet strengthening. Allowing utilization of excess cash flow to strengthen balance sheet and reserves.

In the aggregate, our financial framework provides the basis for high returns on invested capital through the cycle, and is fully supportive of a long-term dividend policy commitment while bestowing flexibility for investments yielding incremental growth and value creation.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	33

VALUE CREATION, BUSINESSES AND FINANCIAL PERFORMANCE BUSINESS LINES TO SERVE TRADITIONAL AND GROWTH MARKETS

2.2.	BUSINESS LINES TO SERVE TRADITIONAL AND GROWTH MARKETS

The drivers of our markets are evolving as the global agenda to mitigate the impacts of climate change has taken center stage. Figures set forth in this section are derived from various sources including the International Energy Agency, IHS Markit, Woodmac, Rystad and the Hydrogen Council.

Our markets include high growth markets which are linked to the energy transition and more traditional markets which are themselves evolving towards lower carbon solutions.

Market	Volume	Growth
Traditional	€70 Bn/y	CAGR 1-5%
Energy transition/growth	€15 Bn/y	CAGR 5-15%
Other	€15 Bn/y	CAGR of up to 15%
TOTAL	€100 BN/Y

We continue to enjoy a solid base in our traditional markets with a large annual addressable market of over €70 billion. These markets include LNG, downstream and offshore and continue to account for a major part of our revenues. The mid-term CAGR for these traditional markets is between 1 and 5%. Our traditional markets are those where we have been present historically and where we continue to maintain a strong and active presence, often with leading positions. We are adapting our offering to successfully navigate the world’s energy transition.We have identified growth markets that fit squarely within energy transition, notably in the areas of hydrogen, sustainable chemistry and CO2 management which are characterized by increasing technology readiness and enjoy broad policy support. Our estimate of the annual addressable market for these growth markets is in excess of €15 billion, and we anticipate much faster growth of up to 15% compounded.

While natural gas – a traditional market – is our main conventional energy chain today, the picture is evolving and we expect that in the long term oil and gas will be complemented by sources such as hydrogen and biomass, with large-scale deployment of carbon capture, utilization and storage (“CCUS”) to manage carbon emissions.We have identified upside potential in other markets of more than €15 billion per annum. We are positioning ourselves in the carbon-free energy chain, notably in green hydrogen, where we are involved at the early stage. We also plan to grow our high-end services offering in advisory and consulting and will use the Genesis brand as a springboard. We will also expand selectively into other industries that build on our world-leading project management capabilities and technical expertise. Our estimate addressable market in these markets is in excess of €15 billion with a mid-term CAGR of up to 15%.

We have recently adapted our organization to navigate the opportunities and challenges of the world’s energy transition and implement our strategy and serve our markets, current and future. This new organization will leverage our geographical proximity to clients and our knowledge of local environments and will allow us to:

■	Be more market focused and customer-centric;

■	Reinforce our positioning in technology, products and services;

■	Maintain excellence in project execution; and

■	Support our “historical” clients in their energy transition journey, while securing new ones.

We are therefore organizing around three business lines consisting of:

■	Gas & Low Carbon Energies — See section 2.2.1. Gas & Low Carbon Energies;

■	Sustainable Fuels, Chemicals & Circularity — See section 2.2.2. Sustainable Fuels, Chemical and Circularity; and

■	Carbon-free solutions — See section 2.2.3. Carbon-free solutions.

Additionally, we have set up our cross market T.EN X Consulting and Products organization which extends services and products across all of our energy markets. See section 2.2.4. T.EN X Consulting & Products.

As part of this reorganization we are also setting up One T.EN Delivery which is our global structure dedicated to delivering projects. It will ensure excellence in execution and accelerate the adoption of digital solutions, both of which are critical not only for our large projects but also for the smaller projects characterizing the energy transition markets.

The four domains which support our energy transition framework – LNG; Sustainable Chemistry; Decarbonization; and Carbon-free energy solutions – are reflected in our new business lines. The “Gas and Low Carbon Energies” business line covers the LNG domain and the Decarbonization domain.

With our core commitment to be an accelerator of the energy transition, we are articulating our vision and ambition – to be the reference company for the technologies, applications and diversified form of services for industrial decarbonization.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	34

VALUE CREATION, BUSINESSES AND FINANCIAL PERFORMANCE BUSINESS LINES TO SERVE TRADITIONAL AND GROWTH MARKETS

2.2.1.	GAS & LOW CARBON ENERGIES

Our Gas & Low Carbon Energies business line comprises LNG, low carbon LNG, Floating LNG, low-carbon hydrogen and its associated derivatives (ammonia, methanol), gas Floating Production, Storage and Offloading and Gas-to-Liquids (“GTL”) and other gases.

With over 60 years of experience, we are the industry leader in LNG. We offer a complete range of services across the gas value chain to support our clients’ capital projects from concept to delivery. Our capabilities include the design and construction of facilities and associated infrastructure for LNG, GTL and natural gas liquids, including facilities and equipment related to regasification, recovery, gas treatment and LNG to power.

2.2.1.1.	LNG

We pioneered base-load LNG plant construction through the first-ever facility in Arzew, Algeria (Camel LNG). Working with our partners, we have constructed facilities that can deliver more than 105 million tons per annum, which is a significant portion (approximately 20%) of the global liquefaction capacity in operation today (i.e., approximately 450 million tons per annum production delivered worldwide, with an additional 130 million tons per annum being under construction at the end of 2021). We have engineered and delivered a broad range of LNG plants, from mid-scale to very large-scale plants, both onshore and offshore, as well as plants in remote locations.

Reference projects include LNG trains in Qatar (the six largest ever constructed with a capacity of 7.8million tons per annum), Yemen LNG, a series of mid-scale LNG plants in China, and the Yamal LNG plant in the Russian Arctic with the three trains put in production before the end of 2018. Plants under construction by Technip Energies include the Arctic LNG 2 project awarded during 2019 by Novatek; the Energia Costa Azul project awarded by Sempra in 2020 and the Qatar NFE project awarded by Qatar Energy in 2021. The Company estimates that market demand exists for a further 110 million tons per annum to come online after the current wave and before 2035 for a total installed base of 690 million tons per annum.

We have experience in the complete range of services for LNG receiving terminals from conceptual design studies to EPC.

We are a pioneer in modular applications for both onshore and offshore LNG, having designed and delivered Yamal LNG, the largest modularized onshore project to date and the majority of the first FLNG facilities as main contractor, including Petronas’ FLNG Satu awarded in Malaysia in 2012. Modularization shifts construction to specialized yards that are more permanent and better resourced compared to LNG sites, permitting both greater cost control and schedule certainty and is particularly suited for (i) remote onshore locations (Yamal LNG in the Russian Arctic was assembled from 142 modules with some modules weighing as much as 7,000 tons) and (ii) space constrained offshore facilities (Petronas FLNG Satu in Malaysia was assembled from 22 modules).

We have perfected project management systems that allow on-time delivery of massively modularized projects that by virtue of scale require simultaneous construction across multiple module yards, at integration yards and at the LNG plant itself. The most recent example is Novatek’s Arctic LNG 2, which is being assembled around three gravity-based structures and 42 large modules.

2.2.1.2.	Low-carbon LNG

To meet the fast evolving demands of our clients we offer a wide range of low greenhouse gas emission designs for both brownfield and greenfield LNG projects.

Brownfield

For existing assets, initially designed with few greenhouse gas emissions regulatory constraints, we offer low-to-zero carbon LNG portfolio retrofit solutions to compress and dehydrate all CO2 once removed from the feedstock to be ready for sequestration, reduce CO2 emissions from gas turbines by increasing process & power generation efficiency, fuel gas decarbonization through substitution of decarbonized hydrogen and/or CCUS, decarbonized power generation with CCUS or renewables and reduction of fugitive emissions of CO2 and methane by way of venting / flaring reduction/leak detection.

Greenfield

New projects require low to zero carbon designs that can incorporate the solutions described above for brownfield projects or take advantage of Technip Energies’ electrified and modularized SnapLNG™.

SnapLNG™ combines experience in compact modularization, mid-scale liquefaction using market leading, most efficient and best adapted liquefaction technology, high power / high voltage electrification and the management of large modularized projects. The electric version of SnapLNG™, developed with Air Products, is a productized, functional liquefaction plant designed to minimize cost, emissions and schedule while ensuring certainty. Low cost is achieved through standardization, assembly in the high productivity environment of specialized module yards and a very substantial reduction of onsite construction man hours.

While gas turbine versions remain a possibility, all rotating equipment including refrigerant compressor drivers and potentially heating duties are offered in an electric format.

Low carbon electricity is available today through power generation with CCUS or renewables. The extent of emission abatement determines the capital investment. Faced with evolving regulations that will drive eventually but at unpredictable pace towards zero emissions, electrification offers the possibility of phased investment, for example first in a combined cycle power plant with some renewable energy, adding, at a later phase, CCUS, hydrogen firing or more renewable electricity.

2.2.1.3.	Floating Liquefied Natural Gas

Leveraging its more than 50 years of offshore experience, Technip Energies is a leader in Floating Liquefied Natural Gas (“FLNG”). FLNG is an innovative alternative to traditional onshore LNG plants. It is a suitable solution for remote and stranded gas fields that were previously deemed uneconomical. FLNG is a commercially attractive approach to the monetization of offshore gas fields as it avoids the cost of building and operating long-distance pipelines and extensive onshore infrastructure since it is a fully modularized facility. It can also be a reliable solution to deploy near shore in certain areas.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	35

VALUE CREATION, BUSINESSES AND FINANCIAL PERFORMANCE BUSINESS LINES TO SERVE TRADITIONAL AND GROWTH MARKETS

We pioneered the FLNG industry by engineering and delivering the world’s first FLNG facility in Malaysia, the world’s largest FLNG facility in Australia, and we are currently executing ENI’s Coral South FLNG in Mozambique, a 3.4 million tons per annum offshore LNG production facility involving a 432 meter double hull vessel with a capacity of 220,000 tons which will be installed offshore Mozambique in East Africa. The design and delivery of Coral South FLNG addresses a number of challenges that we are seeking to solve for our clients, namely: (i) delivering infrastructure in challenging conditions, as the plant must be capable of handling category five cyclones and serve a production site where there was no previous infrastructure, (ii) large scale modularization to allow efficient construction and (iii) handling multiple stages of FLNG project delivery, from design and construction through to services, as we are providing engineering, procurement and construction plus installation and commissioning (startup) services. Among our core competencies is the ability to develop liquefaction engineering solutions for minimal footprint and split construction to minimize module integration – each of which can accompany exploration and production companies to their newest fields. Additionally, our track record in delivering FLNG facilities has helped us acquire experience in split construction, process intensification, quayside completion of functional modules and minimization of interfaces between components which can further reduce cost and help render such projects more viable.

2.2.1.4.	Low-carbon hydrogen and associated derivatives

We have delivered over the past 50 years more than 270 hydrogen plants to our clients (which we estimate to represent approximately 35% of the installed base for gaseous hydrogen (mostly for hydrogen production in refineries) and as such would represent the largest number of plants that a single E&T company has delivered). We offer a single point of responsibility for the design and construction of hydrogen and synthesis gas production units, with solutions ranging from process design packages to full lump-sum turnkey projects. We also offer services for maintenance and performance optimization of running units.

Additionally, through our expertise in engineering and delivering large ammonia and integrated ammonia/urea units worldwide and through our access to both ammonia and methanol technology, we are able to successfully position ourselves across the value chain of the low-carbon hydrogen ecosystem.

We provide a wide array of solutions and technologies to arrive at the lowest levelized cost of hydrogen (“LCOH”). Our references include several of the world’s largest single-train hydrogen/syngas applications. Our references are rapidly expanding as we are addressing the mandate to raise efficiency and reduce carbon emissions in support of the energy transition.

To that effect we offer proven hydrogen technology and tailored solutions for cost optimal, high-efficiency and reliable production by way of our enhanced reforming technologies and solutions and company developed recuperative reforming technologies, which include the Technip Energies Parallel Reformer (TPR®) and Enhanced Annular Reforming Tube for Hydrogen (EARTH®).

The Technip Energies Parallel Reformer TPR® is our convective recuperative reformer which is also suitable for retrofits. It is designed to optimize high-grade heat utilization and increase reforming capacity without additional firing, thus resulting in lower CO2 emissions by up to 20%.

We also offer our Enhanced Annular Reforming Tube for Hydrogen “EARTH®” which is our newest (heat) recuperative reforming technology. It is a drop-in insert for reformer tubes consisting of a structured reforming catalyst and concentric internal tubes and is also suitable for retrofits. It allows the reformer to operate at up to 20% higher capacity with a 10% lower CO2 footprint.

We have developed our in-house combustion and burner technology, the ultra-low NOx advanced Large Scale Vortex “LSV®” burner, which was recently tested with 100% hydrogen firing.

More than 50 of our hydrogen & syngas plants include carbon capture solutions, either for the production of CO2 as a byproduct gas or to adapt H2/CO ratios for syngas applications. We employ a variety of CO2 capture technologies, either under framework licenses or through collaboration arrangements. Hydrogen plants with overall CO2 capture rates of up to 99% are achievable utilizing pre-combustion process capture with our technology and solutions.

In May 2021, we launched BlueH2 by T.EN™, our full suite of deeply decarbonized solutions for hydrogen production. This suite of solutions is comprised of flight-proven proprietary technologies and reduce carbon emissions by up to 99% compared with conventional hydrogen production.

We anticipate a number of low carbon (“blue”) hydrogen and derivatives opportunities in the medium term and are well positioned to address this growing market. We further aim to combine our extensive experience with hydrogen reforming technologies, expertise in ammonia and syngas applications including methanol and in CO2 management to offer a combined offering to clients who are seeking more environmentally-friendly modes of production. Our expectation is that low carbon (blue) hydrogen will also be deployed to support the decarbonization of ethylene and other olefin plants, steel, power, LNG and other industries.

We acknowledge that capacity expansion and consequent investments in blue hydrogen and its derivatives vary widely and depend heavily on demand expectations from industry, heating and transportation, which in turn are inextricably linked to global and regional policies, incentives and regulatory frameworks.

See also section 1.5. A focus on hydrogen.

2.2.1.5.	Gas floating production, storage and offloading

Floating Production, Storage and Offloading (“FPSO”) enable offshore production and storage of gas and liquids, which are then transported by tanker where pipeline export is uneconomic or technically challenging (for example in ultra-deepwater). Such floaters utilize onshore processes adapted to a floating marine environment. They can support large topsides and hence large production capacities. Leveraging our capabilities in gas monetization, particularly FLNG, we believe that we are well-positioned to secure future EPC contracts for the design and construction of gas FPSOs which are expected to come up for tender.

We also offer a broad range of large and complex fixed platforms as well as floating solutions for moderate depth to ultra-deepwater applications, including spar platforms which are capable of operating in a wide range of water depths. We have designed, built and delivered 19 out of the 23 spars constructed to date.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	36

VALUE CREATION, BUSINESSES AND FINANCIAL PERFORMANCE BUSINESS LINES TO SERVE TRADITIONAL AND GROWTH MARKETS

2.2.1.6.	Gas-to-Liquids and other gases

We are active in the Gas-to-Liquids (“GTL”) market and we are one of the few contractors with experience in large GTL facilities. Our clients also benefit from our development of environmental protection measures, including low nitrogen oxide and sulfur oxide emissions, waste-water treatment and waste management.

We specialize in the design and construction of large-scale gas treatment complexes, while offering economic solutions for smaller reserves as well as existing facility upgrades.

Gas treatment includes the removal of CO2 and sulfur components from natural gas using chemical or physical solvents, sulfur recovery, and gas sweetening processes based on the use of an amine solvent. We have extensive experience in the field in relation to sulfur recovery units installed in refineries or natural gas processing plants. Given our long-term experience in the field of sour gas processing, we can provide support to clients for the overall evaluation of the gas sweetening/sulfur recovery chain and the selection of optimum technologies.

2.2.2.	SUSTAINABLE FUELS, CHEMICAL AND CIRCULARITY

Sustainable Fuels, Chemicals and Circularity encompasses fuels, biofuels, petrochemicals, biochemicals, ethylene and fertilizers as well as the development of circularity solutions for the economy.

2.2.2.1.	Fuels

We have over 60 years of experience in refining and offer a complete range of services from strategic planning, through technology licensing to full project delivery. Our capabilities include concept definition, design and construction of facilities and associated infrastructure for grass-root refineries, integrated refinery and petrochemical complexes, as well as major upgrades and revamps.

We are a leader in the design and construction of refineries with a track record of 30 refineries built worldwide (of which seven have been built since 2000) as well as more than 110 major expansion or revamping projects and approximately 850 process units built. Key industrial references include the Dung Quat refinery in Vietnam, the Jubail refinery in Saudi Arabia, the expansion of Burgas in Bulgaria with the world’s largest heavy oil residue hydrocracker, Petronas’ Refinery and Petrochemical Integrated Development (RAPID) integrated refinery in Malaysia, the Middle East Oil Refinery’s (MIDOR) refinery expansion in Egypt, Bahrain Petroleum Company’s (BAPCO) refinery modernization and expansion project in Bahrain as well as the reconversion of the La Mède refinery in France into a bio-refinery.

We manage all aspects of refining projects and integrated petrochemical complexes worldwide, including the preparation of concept and feasibility studies as well as and the design, construction, and startup of complex refineries or single units. We work with our clients in the early stages of their projects focusing on innovative solutions to improve raw material and energy efficiency, provide feedstock and product flexibility, and reduce emissions.

We have expertise in the technological fields that impact future development in refining as we license refining technologies such as catalytic cracking solutions maximizing olefin production and offering low-cost route to propylene, as well as hydrogen technologies. Through close collaboration with other international licensors, we offer expertise in refining modeling, including integration with petrochemicals and processes participating in the decarbonization of the refining industry (e.g. renewable feedstocks processing, low-carbon hydrogen or CO2 capture).

We offer a tailored portfolio of digital services for improved plant performance, helping our clients define profitable solutions in terms of performance, feedstock and energy efficiency, operational savings, safety improvements and ease of maintenance. We also offer our expertise and skills to support our customers throughout their energy transition journey, starting with the definition of decarbonization strategies, conducting projects having a direct impact on the reduction of the CO2 emissions of refining assets and the decarbonization of refinery products. This includes energy efficiency, electrification, bio-feedstock processing, co-processing or reconfiguration to bio-refineries as well as other circular economy initiatives such as plastic waste recycling and conversion to chemicals.

We have been supporting the refining industry in its transformative journey towards the production of cleaner fuels meeting the most severe product specifications, the conversion of residues into higher value products and conversion to chemicals. As the transition to a lower-carbon economy requires the refining industry to decarbonize its own operations as well as to diversify its feedstocks and product portfolio including conversion to chemicals and circularity (renewable feedstocks and waste recycling), we are building on our refining industry knowledge while leveraging our capabilities in adjacent domains such as hydrogen, sustainable chemistry, petrochemicals and CO2 management.

New projects for which we are bidding in refining are required to meet the highest standards in terms of performance, whether by way of greater efficiency in the use of raw materials, energy efficiency, emission control or pollution prevention. The majority of new projects integrate sustainable development and the fight against global warming as part of their stated objectives with reduction in greenhouse gas emissions targets. These projects respond to the need to decarbonize the refining industry as well as the transport and industrial sectors. They are key economic, social and environmental sustainability elements of our clients’ policies.

They include in particular:

■	refinery upgrading projects with high energy efficiency and performance requirements in terms of product quality (clean fuels), carbon and energy efficiency as well as waste management in order the minimize the impact on to the environment;

■	projects contributing to lower the carbon intensity of transportation fuels (production of renewable fuels such as bio-diesel and sustainable aviation fuel (“SAF”) within refineries, through new units or the adaptation of existing facilities);

■	Projects supporting the refining industry to diversify its production portfolio through the conversion of crude and motor fuels to chemicals;

■	Projects for existing refineries having the objective of reducing emissions of greenhouse gases and other contaminants from their own operations (by way of energy efficiency, electrification, energy recovery, zero flaring and control of NOx emissions);

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	37

VALUE CREATION, BUSINESSES AND FINANCIAL PERFORMANCE BUSINESS LINES TO SERVE TRADITIONAL AND GROWTH MARKETS

■	Refining projects that integrate the supply of decarbonized and low-carbon energy and hydrogen (renewable energy, blue hydrogen and green hydrogen);

■	Refining projects incorporating circularity principles (recycling of plastic waste); and

■	Decarbonization studies addressing all of the above and enabling refineries to define achievable decarbonization strategies and roadmaps.

2.2.2.2.	Biofuels

Biofuels are liquid or gas fuels derived from biomass. Research and application in this area include second generation bioethanol and second generation biodiesel which can be manufactured or extracted from non-food biomass and waste products from other chemical processes, thereby reducing the agricultural land required to produce such fuel sources and the intensity of water and other inputs. Based on current forecasts, the market demand for biofuels is growing strongly, pushed by legislation and consumer behavior. Biodiesel is expected to triple its market volume by 2030 compared to 2021 figures, while bioethanol may see a demand surplus of up to 70% by the end of the decade.

We are building for Neste in Singapore the expansion of its bio-diesel refinery together with a new hydrogen production unit using our steam methane reforming proprietary technology. Neste’s Singapore plant upgrade is a significant contract and is a direct consequence of the successful realization of Neste’s Singapore (the largest bio-diesel plant in the world) and Rotterdam world-scale bio-diesel plants in the late 2000s. Neste commissioned a technical review of the technology, the conclusions of which are that adoption of bio-fuel technology enables a reduction in CO2 emissions of between 40% to 90% as compared to fossil fuel.

The SAF market is still in its early stage and is expected to also be fast growing over the next decades with expected high double digit yearly growth rates reaching up to 75% (CAGR, 2025-2030) in Europe and North America. We contribute with our Hummingbird technology that converts ethanol to ethylene, which in turn is used as a base feed stock for SAF, as shown for LanzaJet’s SAF plant (Freedom Pines Fuel site, Soperton, USA). We have also entered into a partnership in biofuel with Dutch company btgbioliquids through which we have been able to secure several EPCm awards in Northern Europe.

2.2.2.3.	Petrochemicals

We are successfully delivering projects around the globe and offering market leading technologies in the field of petrochemicals. Providing solutions to improve carbon efficiency and feedstock resilience, we bring to our clients value through proven services and technologies:

■	EPC projects;

■	Licensed technologies; and

■	Applied research and development.

A world leader in the process design, engineering, procurement and construction of units for the production of polymer resins and other petrochemical derivatives, we have delivered more than 350 facilities over the last 50 years. We extend a unique offering combining technologies and project delivery capabilities. Our project execution track record for EPC delivery has been made possible by our know-how, methods and project execution teams. Lump sum turnkey EPC projects awarded in 2021 include Indian Oil Corporation Limited’s (IOCL) Purified Terephthalic Acid (PTA) plant and Naraya Energy’s polypropylene plant in India, which employ the most up-to-date technologies and carbon efficient processes. Technip Energies has been involved in these two projects from the very early conceptual design phases and have offered a seamless rollover through FEED and detailed execution to construction and start up. The reduction of project interfaces is an added value to de-risk and execute major projects such as these on a fast-track basis.

The petrochemical market growth rate, which stands at approximately 4%, is sustained and follows the expansion of GDP and population growth. We are seeing a rapid push for integration between refiners and the petrochemical industry as the energy transition is forcing refiners to switch product mix from fuels to petrochemical feedstocks. We are also seeing a trend towards integrated large capacity complexes which are located close to conventional feedstock sources, and which represent a first step in improving the cost of production as well as building energy and carbon efficient clusters. Understanding of the complexities and levers of these transformations is vital for the strategic positioning of our clients. As such Technip Energies is proposing reliable master-planning studies to support our clients’ strategic planning as well as long term investment alternative appraisals. Through the early engagement activities we secured in 2021, we are building the trust and confidence needed to accompany in the future our clients in building optimized complexes.

We are also helping to decarbonize the industry through the improvement of our leading technology portfolio. We have currently access to more than 20 petrochemical technologies. We are licensing proprietary technologies in the value chains of polyesters, phenolic and styrenic resin and are partnering with leading licensors in the polyolefin, vinylic and aromatic value chains. In 2021, we have been successful as a standalone process licensor. We have continued to expand our technology portfolio offering: e.g., propanediol, hexene-1 which have been added to our technology suite. Early engagement is also a vehicle to foster proximity with clients for the execution phases of such projects.

R&D, both in our own and in our partners’ laboratories, is leading to the introduction of new resins with better physical properties, as well as products requiring less resin with equivalent performance. The licensing of these new products, combined with more energy and monomer efficient processes allows us to be an actor in the energy transition to optimize the use of carbon for chemicals and decarbonize efficiently.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	38

VALUE CREATION, BUSINESSES AND FINANCIAL PERFORMANCE BUSINESS LINES TO SERVE TRADITIONAL AND GROWTH MARKETS

Classic decarbonization techniques may be applied to processing facilities:

■	To improve energy and raw material efficiencies; and

■	To capture carbon and introduce electrification as an energy source to replace fossil fuels.

Our applied R&D facilities located in Weymouth, USA and Frankfurt, Germany are supporting these efforts and have the key expertise to improve current technologies and offer and develop tomorrow’s leading technologies. For example we have started in 2021 to license out improved IPA and oxo-alcohol technologies with our partners. Through basic and applied R&D programs, we are extending and complementing existing drop-in chemical value chains and are improving the carbon footprint through the introduction of better resins and more energy and monomer efficient processes which are all part of our current decarbonization effort.

Plastic resins, through the linear extractive model, are turned into consumer goods. At end-of-life, plastics are incinerated or land filled, releasing carbon into the atmosphere as CO2, thereby contributing to pollution and global warming. The current improved linear extractive model is thus starting to show its limits. At Technip Energies, we are working on improvement of scopes 1 and 2 emissions of the derivative technologies that we license, engineer and build. For scope 3 emissions, conventional feedstocks are progressively being replaced by biogenic carbon feedstocks and, at a faster pace, by recycled plastic material. The changing pace of circularity introduction is noticeable:

■	Biogenic feedstocks: the pace of uptake is gradual and in-line with technological maturity of the processes and feedstock logistic constraints on local feedstock sourcing. The traditional drop-in value chains will be fed in the near term by a mix of biogenic and conventionally sourced carbon;

■	Recycling end-of-life plastics is having a larger impact with a more rapid introduction. Carbon sourced from conventional feedstocks is substituted in part by recycled material, thereby reducing carbon released into the atmosphere at end-of-life whether due to incineration or landfilling.

To continue to reduce scope 3 emissions, we are looking to license, design and build biogenic and recycling plants. Please refer to sections 2.2.2.7. Circularity and 2.2.2.5. Ethylene. The use of these drop-in feedstocks will increase the carbon footprint but still feed the conventional drop-in value chains, which we are constantly improving.

Net-zero will involve multiple components, with the progression of alternative techniques depending on the maturity of the technologies proposed. We believe that novel technologies to combine and transform captured CO2 with green hydrogen produced from renewable electricity will emerge in the longer run.

Our experience and expertise allows us to propose solutions for the improvement of the global cost of production. The reduction of the conventional fuel market and the continuous expansion of the chemicals market requires the industry to reconfigure assets and provide on-purpose chemical feedstocks through integrated refinery-chemical clusters and to increase the usage of alternative feedstocks both from biogenic and recycled sources. We are continuing to propose and execute a full range of services to that end, from master-planning, through feasibility studies to FEED and EPC lump sum turnkey contracts.

2.2.2.4.	Biochemicals

Bio-based chemicals are finished products derived from biomass such as biopolymers which are in turn used for a variety of energy or industrial applications and the breakdown, reuse or recycle of other waste products for industrial or energy applications. As bio-based chemicals represent a very diverse field of products and technologies, market growth and prediction will vary, though future growth rates are expected to exceed those of the traditional petrochemical business. For bio-refineries we expect a yearly average growth rate in revenues of 8% to 10% until 2030, with an acceleration of the adoption of these technologies towards the end of the decade.

We are a party to the PLAnet alliance with Futerro and Sulzer to promote the production of sustainable plastics made of poly-lactic acid (a compostable or recyclable polymer derived from sugars that can replace petroleum-based plastics). This collaboration will support manufacturers interested in entering the bioplastic market by delivering integrated poly-lactic acid technology packages.

Our proprietary Epicerol® technology which is used for the production of epichlorohydrin (ECH) from glycerin is another example of successful deployment of sustainable chemistry. It is a breakthrough technology compared to conventional propylene-based processes and presents major advantages relative to other glycerin-based technologies. It uses renewable materials (as opposed to raw fossil fuel materials), produces less CO2 emissions and water effluents, creates fewer chlorinated by-products, consumes less water and chlorine and uses less steam. Epicerol® is used in the production of epoxy resins for in multiple applications such as adhesives, electronics and composites. We have signed our first Epicerol® Technology License Agreement with Meghmani Finechem Ltd. in India.

We are also present in bio-based and bio-degradable polymers and developed proprietary technologies for the production of PBAT and PBS polymers which have been licensed in several Asian countries. We expect that this market segment will see continuous growth over the coming years and believe our technology will allow us to retain a solid market share in the licensing and engineering of sustainable plastics solutions.

2.2.2.5.	Ethylene

Ethylene, propylene and other base products produced from steam cracking are used as base products for many syntheses in the petrochemical industry including plastics, solvents, cosmetics, paints and packaging. Ethylene is usually produced through steam cracking, in which hydrocarbons and steam are heated to convert large hydrocarbons into smaller ones, including ethylene. We have proprietary as well as licensed technologies relating to the design and construction of ethylene steam crackers, the furnaces that power them, as well as related heat transfer equipment, trays and optimization software.

We are a leader in the design of ethylene production plants, having been responsible as ethylene licensor for the design of over 150 grass-roots plants. We estimate that our market share in licensing, in terms of ethylene capacity, is over 40% of new licenses granted since 2010. We are the global leader for ethylene, based on the number of active ethylene production facilities and their installed ethylene production capacity.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	39

VALUE CREATION, BUSINESSES AND FINANCIAL PERFORMANCE BUSINESS LINES TO SERVE TRADITIONAL AND GROWTH MARKETS

We design steam crackers, from concept stage through construction and commissioning, for both new plants (including mega-crackers) and plant expansions. We have been responsible for the technology and front-end design of the world’s largest operating steam cracker (Dow LHC9, USA), the world’s largest mixed feed cracker (Sadara, Saudi Arabia) and the world’s largest refinery off gases cracker (Jamnagar, India), all in terms of ethylene capacity.

Relying on our portfolio of technologies, we are strategically positioned to be both a licensor and an EPC contractor. Our technological developments have improved the energy efficiency of furnaces in ethylene plants and reduced the compression power required per ton of ethylene produced, with CO2 emissions produced per ton of ethylene declining by 30% over the last 25 years, and feed consumption per ton of ethylene has been reduced by 5-10% over the same period. Our continuous innovation in ethylene technologies has resulted in significant capital cost reductions and improved operating efficiencies for our clients. A recent example is the deployment with a modular approach enabling continuous operations during the project upgrade at Shell’s Moerdijk facility of a new cracking furnace design with the replacement of 16 older units with eight new units, without reducing capacity, which will reduce total annual CO2 emissions at the facility by 10%.

We have developed a patented low CO2 design of a cracking furnace and developed designs for electrified crackers, the application of carbon capture to ethylene plants and the reforming of fuel gas to hydrogen for firing in the furnaces, using our proprietary BlueH2 by T.EN™ technology. All these techniques are designed to reduce cracker CO2 emissions. Different techniques will be applicable to different types of plant in different locations in the world.

Technip Energies is now seeing a considerable rise in interest from cracker operators to process feedstocks derived from recycled plastics. This is driven by social responsibility concerns and measures such as the EU Packaging and Packaging Waste Directive, which requires the producers of plastic products used in packaging to incorporate a certain recycled content. This recycled content is to rise from 25% today to 50% by 2025 and 55% by 2030.

Waste plastics are turned into cracker feed by pyrolysis, or decomposition at high temperature in an inert atmosphere. The resulting oil or gas can be fed to a cracker as feed, but, for significant quantities of feed, only after clean-up and other treatments to remove contaminants and make the feed suitable, such that operating problems in the cracker can be avoided.

We have developed clean-up and treatment technologies for both oil and gas feeds from plastic waste. These technologies are currently in the process of being commercialized. We have established agreements to work with several pyrolysis technology providers. Our clean-up and treatment technologies are designed to be as flexible as possible to allow for variation of waste compositions and different pyrolysis technologies.

We have recently been awarded a substantial EPC contract by Abu Dhabi Polymers co. Ltd. (Borouge) for the construction of a new ethane cracker unit, which will be integrated into the Borouge 4 petrochemical complex in Ruwais, UAE. This plant will be the first cracker in the world to be constructed with a design which will accommodate a carbon capture and storage unit, allowing the plant to reduce equivalent CO2 emissions by approximately 80%.

As the largest source of scope 1 CO2 emissions in ethylene plants, and indeed in most chemical complexes, cracking furnaces are a primary target for CO2 reduction. Replacement or revamping of furnaces will therefore represent a growing market. To reduce CO2 emissions furnaces may be replaced by new technologies being developed, such as Technip Energies’ Rotating Olefins Cracker or electric furnaces, or revamped, as in the case of Shell’s Moerdijk facility mentioned above. Technip Energies has extensive experience in revamping ethylene furnaces, including furnaces originally designed by any of our competitors in ethylene licensing.

Our cracking furnaces are normally sold as proprietary equipment, as these are Technip Energies proprietary design and incorporate our proprietary technology. Performance of the furnaces is predicted using Technip Energies’ proprietary Spyro® software, which is licensed to cracker operators representing over 70% of installed ethylene nameplate capacity. Technip Energies also supplies other proprietary equipment for ethylene plants, such as Ripple Trays™.

Global demand growth for ethylene and associated products typically follows global GDP. The annual growth rate for the next ten years is forecast to be approximately 2,5% per annum. This growth is not expected to be evenly distributed, with most of the growth forecast to be in China, North America, the Middle East, India and the former Soviet Union. Apart from an overall increase in demand, some investments in ethylene are driven by a desire to reduce imports of olefins, and refiners looking to move into olefins production to counter forecast flattening, or reductions, of fuel demand.

2.2.2.6.	Fertilizers

We have extensive experience in fertilizers, having engineered and delivered approximately 400 complexes or integrated units in 40 countries including OCP, PetroVietnam Fertilizer and Chemicals Corp, Duslo A.S, Fosfertil, Industries Chimiques du Sénégal and the two ammonia/urea projects in India for Hindustan Urvarak and Rasayan Limited (HURL) which will startup in 2022. Our expertise covers the entire value chain from geology and mining to beneficiation, sulfuric acid plants, phosphoric acid plants, phosphate and potash fertilizers plants, ammonia and urea plants. Our service offerings range from global strategic planning, technical consulting and feasibility studies to complete turnkey facilities and provide further assistance in production and debottlenecking. We provide a wide selection of basic and specialty chemicals processes, including associated effluent treatments.

We offer leading proprietary and licensed technologies, including in ammonia, urea, acids, single nutrients and multi-component fertilizers. Our proprietary processes include calcination (Dorr-Oliver/FluoSolids®) and phosphoric acid. We provide technologies in cooperation with leading companies: sulfur acid with MECS®, ammonia with Haldor Topsoe, urea synthesis with Saipem, urea granulation with ThyssenKrupp-UFT, nitric acid, as well as technology relating to ammonium nitrate and phosphate fertilizers.

In the phosphoric fertilizers sector, through our R&D facilities, we are helping clients find sustainable solutions for better feedstock uses, such low-grade phosphate.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	40

VALUE CREATION, BUSINESSES AND FINANCIAL PERFORMANCE BUSINESS LINES TO SERVE TRADITIONAL AND GROWTH MARKETS

Our lab pilot testing unit located in Tuticorin (Tamil-Nadu, India) supports R&D efforts to optimize phosphoric acid process technology. By analyzing the nature and testing the behavior of the phosphate raw material we are able to offer to our clients tailored solutions for the use of a technology designed to meet “Zero Liquid Discharge” requirements, which meet the most stringent environmental standards and provide for the reuse of by-products generated during production. Phosphoric acid production is a “no-oil” and low energy-intensive process, is based on natural feedstock (phosphate rocks) and utilizes sulfuric acid that generally generates ample quantities of CO2-free energy during phosphoric acid production, thereby ensuring the overall energy balance of a production complex. Gypsum which is a by-product of the process may with adequate treatment be re-used and recycled as part of a circularity model.

2.2.2.7.	Circularity

Circularity seeks to harness virtuous cycles pursuant to which process output or waste product becomes an input for another process, such as the production of pyrolysis oil and monomers from plastic waste.

We are working to provide recycling solutions for the plastic producing technologies we supply. Using an open innovation approach, we are developing proprietary technologies and cooperating with market leading companies for the commercialization of circularity plastic waste solutions. As such:

■	We are working with INEOS Infinia to address difficult-to-recycle PET plastic waste, such as highly-colored bottles and food trays;
■	We are conducting advisory and EPC work for a demonstration plant for Carbios’ enzymatic recycling process for PET plastics through depolymerization along with engineering work for the first of a kind 50,000 tpa industrial plant;

■	We have developed proprietary processes to purify pyrolysis products via our pure.rOil and pure.rGas technologies. These technologies in combination with ongoing cooperations with pyrolysis technology owning companies, such as Synova and Recenso, allows us to supply comprehensive solutions from plastic waste to purified feedstock to re-produce olefin monomers and polyolefins plastics. In furtherance of these relationships, we have been engaged in several feasibility studies that will allow us to pave the way for the commercialization of a first wave of industrial plastic waste recycling plants;

■	Brand owners, which have set targets for recycling content in packaging, as well as the worldwide legislative move towards plastics circularity, are driving technology development and market adoption of new circularity technologies and products. In order to meet targets being set in many parts of the word (e.g. Europe’s “Circular Economy Action plan”, the UK’s “Plastic Packaging Tax”, the U.S. Plastic Pact and China’s 2021-2025 Five-Year Action plan for promoting recycling solutions) by 2030, growth rates for recyclates production of more than 25% CAGR are required, resulting in the anticipated installation of hundreds of new recycling plants.

2.2.3.	CARBON-FREE SOLUTIONS

Carbon-free solutions encompasses Floating Offshore Wind, green hydrogen, CO2 management and Industries.

2.2.3.1.	Floating offshore wind

Though the economics of floating offshore wind have yet to be fully solved, we believe that it is well positioned to become one of the technologies that could help Europe and the world achieve net-zero emissions by 2050 or even earlier. We are therefore focusing on enhancing our offering in this space. As we are already recognized as a global leader in floating solutions we believe we are an ideal partner for offshore renewables projects. We have several references in the field, from concept studies to project work, and were involved in several world firsts, including the delivery of the world’s first full scale floating turbine for Equinor’s Hywind Demo in Norway, the assembly and installation of a floating wind park comprising five turbines for Equinor’s Hywind pilot in Scotland and the innovative spar design for the Google-led Makani energy kite pilot.

Building on this, we have created a dedicated business unit, assembled a highly talented team, and secured in-house floater technology by completing the full acquisition of Inocean. Beyond the floater, we have software and simulation capabilities that can optimize the windfarm layout and provide analytics across the key components of the farm.

Through Cybernetix, a wholly-owned subsidiary, and a model that will be ‘digital by design’, we will operate in the wind farm life-of-field with a data-centric approach for performance optimization and predictive maintenance using historical and real-time data.

Capitalizing on our 50-year offshore track record, we are seeking to address the complex challenges of floating offshore wind through strategic partnerships. We are deploying our capabilities in field architecture optimization and can deploy our proprietary floater design for harsh environments such as the North Sea, South Korea or other cyclonic areas. Our aim is to create industrialized, connected and economically viable products, which will be critical to the successful development of the floating offshore wind industry. This will include innovative O&M (operations and maintenance) solutions which will permit the installation and replacement of major components offshore. Cyber wind farms, using sensors, drones and robots which are key enablers and solutions for the emerging digital remote operations, should also be real game-changers for cost-effective inspection and maintenance. We are focused on the full life cycle of the offshore wind farm, ensuring cost competitive solutions from a CAPEX and OPEX point of view and facilitating the decommissioning and recycling of the farm at the end of its life time.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	41

VALUE CREATION, BUSINESSES AND FINANCIAL PERFORMANCE BUSINESS LINES TO SERVE TRADITIONAL AND GROWTH MARKETS

Our key differentiator is our ability to manage multi-discipline engineering and operational risks in the marine environment, which includes the electricity chain from power generation to high voltage direct current as well as the floater. We believe we are well-positioned to capitalize on the expected rapid growth of the floating offshore wind business with simple and smart solutions for complex project execution. In addition, we invest significant amounts in R&D to innovate in the field of offshore green hydrogen and green ammonia production units fed with energy coming from floating offshore wind turbines.

2.2.3.2.	Green hydrogen

We are working with customers and partners to improve green hydrogen project economics to enable future onshore and offshore large-scale projects. We signed in October of 2020 a Memorandum of Understanding with McPhy, a manufacturer and supplier of carbon-free hydrogen production and distribution equipment, pursuant to which we and McPhy have pursued several commercial opportunities. Additionally, we have established robust working relationships with several other electrolyser manufacturers and are able to provide technology agnostic services to customers with the aim of optimizing total cost of ownership (TCO) and levelized cost of hydrogen (LCOH).

Through its global leadership in the hydrogen market and vast experience in technology integration, we are able to provide modular, designed to scale and affordable green hydrogen solutions to medium and large-scale industrial clients. We provide clients with single-point green hydrogen systems and project integration services for refining, petrochemicals, power generation, steel manufacturing or ammonia production and have completed several studies and front end design work (ranging from small scale few MWs to large scale multi GWs) and continue to actively bid on medium to large scale green hydrogen projects.

See also section 1.5. A focus on hydrogen.

2.2.3.3.	CO2 management

We are focusing on providing robust and integrated decarbonization solutions with enhanced economics and affordability to the nascent carbon capture, usage and storage (“CCUS”) industry. As such are working to improve existing technologies while identifying new CCUS applications across all industries.

Illustrative examples of our CCUS offering include:

■	Our Offshore C-Hub™ which is a distributed CO2 collection and sequestration architecture system. It is an adaptable, relocatable and flexible offshore solution that aggregates CO2 from multiple hubs or stranded point sources with dedicated collection, liquefaction, storage and loading stations from where liquid CO2 is conveyed to a central floating unit that stores and continuously injects CO2 in depleted reservoirs or dedicated saline aquifers. The overall system provides important system flexibility with the ability to redeploy by repurposing existing assets;

■	We have developed productized CO2 capture solutions consisting of standardized and modularized CO2 capture systems that are fully digitalized to achieve maximum replicability and the lowest possible cost. We will produce these solutions at our yards in India and will be able to deliver these to clients in very short cycles.

Our CCUS platform also includes three main solution lines:

■	CO2 Capture Pilot Units for technology demonstration and pioneering CCUS deployments by clients;

■	Containerized units where full chain CO2 capture systems (including gas treatment/conditioning, CO2 capture and CO2 export in compressed or liquid form) are fitted in standard road gauge containers, together with main equipment and minimum accessories to constitute systems that can capture 10,000 tpa to 15,000 tpa of CO2 from flue streams;

■	Modularized Units for the same complete chain of CO2 capture process but in modules that can be transported on standard roads and by conventional trucks to enable capture systems of 200,000 tpa and 400,000 tpa capacities.

Energy transition and particularly CCUS requires new and integrated value chains that call on pooling of expertise, offerings and risk-sharing amongst different industry stakeholders. We are thus setting up strategic partnerships with several blue chip industry leaders to create complete value chains with aggregated capabilities and offerings. An example is the partnership that we have established with GE Power for OGCI and bp’s lighthouse NZT Project for which we are designing a fully integrated world class decarbonized combined cycle power plant, the delivery and performance of which is being underwritten by industry leaders Technip Energies, GE Power and Shell Catalyst and Chemicals.

Technology will be the main enabler of the carbon capture industry. Through our 2012 strategic alliance with Shell Catalyst & Technologies for the Cansolv® CO2 Capture technology, we are providing our clients a robust and superior technology for all sizes of carbon capture projects. Shell’s Cansolv® technology is one of the very few proven technologies for carbon capture and is the only one with a currently operating large scale reference. We are constituting closely-knit teams for client engagement, and proposing front-end loading projects, with a unified and seamless offering to CCUS markets. Technip Energies and Shell Cansolv® are also jointly building a fleet of pilot carbon capture plants that we will offer to clients to demonstrate the efficiency and key features of this leading technology, while enabling a constant flow of operational data for our ongoing improvement efforts. In the second half of 2021, Technip Energies and Shell Cansolv® launched a new pilot testing campaign at FOV’s Oslo Waste to Heat Facility to test recent improvements that we had jointly developed.

We are rapidly expanding our CO2 capture technology portfolio by scouting, analyzing and engaging with a growing number of technology providers in the climetch ecosystem to select the best technologies for today and tomorrow and onboard them onto our portfolio. To that effect we are leveraging our global expert network, our laboratory facilities in the USA and Europe, our technology co-development and commercialization experience and our affiliation with leading technology institutions such as MIT in the USA and the CEA in France. We have recently signed a Memorandum of Understanding with Svante, the developer of the leading next generation carbon capture technology based on innovative solid sorbents (Metal Organic Frameworks). Our aim is to build a close partnership with Svante and jointly improve the affordability of Svante’s solid sorbent technology and support its commercialization in the Europe Middle East Africa region. We have also signed a Memorandum of Understanding with Petronas Technology Ventures to co-develop its proprietary Cryomin Cryogenic and PN2 Membrane CO2 separation technologies.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	42

VALUE CREATION, BUSINESSES AND FINANCIAL PERFORMANCE BUSINESS LINES TO SERVE TRADITIONAL AND GROWTH MARKETS

With regard to decarbonization, we are providing our energy industry skills, upstream and downstream experience and expertise at every stage of a project’s development, from technology selection to actual project delivery. These include:

■	Our experience in handling the CO2 molecule through our historic presence in hydrogen and gas treatment. We have already built more than 50 facilities that remove and handle CO2;

■	CO2 flow assurance in onshore and subsea, which enables us to develop robust CO2 collection and management infrastructures, clusters and hubs;

■	Our engagement in the development of the Net-Zero Teesside and Acorn clusters in the UK starting at conceptual stages;

■	Advanced modularization for offshore applications, which allow us to create compact and simplified productized capture systems in containerized and modularized frames to underpin advanced cost efficiency;

■	Offshore floaters and offshore transfer of fluids, enabling us to develop integrated and distributed full chain – “source to sink” – solutions such as our Offshore C-Hub™ system;

■	Master Planning of systems with tools that enable concept evaluation and selection with high efficiency. We have used these tools to develop our Gen-CAT™ CO2 assessment tool;

■	LNG Loading Systems and proprietary equipment, which we have used as the basis to develop liquid CO2 loading arms and systems. We are supplying systems and loading arms to the Northern Lights Project in Norway as the world’s first liquid CO2 loading solution.

The nascent CCUS industry’s challenges calls for a highly collaborative approach between all the stakeholders and close interaction with facility developers. Our capabilities include:

■	Our advisory services arm Genesis, which engages with clients at the inception stage of their decarbonization journey to provide an understanding of the requirements and available solutions and assists them in making carbon conscious decisions when developing their decarbonization master plans;

■	Technology focused feasibility studies for the selection of optimum technologies for each investment case;

■	PMC services extended by our PMC business unit to support our clients throughout the life of their decarbonization investments, from framing to actual program delivery;

■	Support in Project Financing by leveraging our track record, dedicated resources and close relationships with financial institutions; and

■	Assistance in CO2 storage pore space identification by using our key partnerships and our global network of engagements across the CCUS chain.

We are focusing on extending to clients post EPC services with digitalized plant performance improvement, integration and O&M support platforms as well as “CCS and CCU as Service” where we would manage the full chain from source to sink or source to use for clients by taking full advantage of our capture technologies portfolio, leading expertise across the CO2 transport and storage chain and the integrated management of a complete system and our partnerships portfolio.

While we continuously enrich our diversified offering and market positioning, during 2021 we have witnessed a remarkable acceleration in client engagement and project activity across the CCUS chain. This acceleration is progressively extending to all regions and subsegments leading to many prospective projects for Technip Energies in the coming years. As a result, the increasing role of CCUS in our proposal activities and backlog is increasing in visibility.

We believe that the first wave of CCUS investments will start in the frame of late 2022 to 2023 with a large increase to follow. With our Road Map, we are working in a focused manner to assure the best positioning and offering for Technip Energies in attaining a firm and leading position in this first wave and beyond.

2.2.3.4.	Industries

Life sciences

We are applying our core capabilities and reinforcing our international footprint in Life Sciences, which is characterized by resilient customer spending with steady baseload demand and a surge in relocation. As we are already considered to be a leading Life Sciences engineering service provider in France, we are now seeking increase our international presence. We have a substantial track record with more than 300 biopharmaceutical facilities delivered worldwide.

In Agritech, we are building a flagship reference with Ynsect’s second production unit for insect vertical farming. Agritech is yet another industry where we expect to leverage process scale-up-expertise to support value creation. Agritech is a fast-evolving market adapting to decarbonization and circular trends.

Mining, metals and nuclear

In mining, metals and nuclear, which are critical markets for energy transition due to the need to source rare raw materials, we have both proprietary technologies and references in base metals including lithium. We offer the highest standard of excellence with high-value services and proprietary technologies in copper, gold and potassium. We are able to provide high-value services for decarbonization and field architecture.

2.2.4.	T.EN X CONSULTING & PRODUCTS

T.EN X Consulting & Products is a cross-markets business line regrouping different offerings (including consulting and products,) that by nature can serve multiple markets and benefits from being centralized in its organization. It provides transversal services to our projects (see section 2.3. Project Delivery).

It comprises the following:

■	Advisory & Digital services (including Genesis);

■	Project Management & consulting;

■	Equity linked services;

■	Cybernetix; and

■	Loading systems.

For a description of certain activities that are comprised within T.EN X Consulting & Products, see section 2.5. Research and Technology.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	43

VALUE CREATION, BUSINESSES AND FINANCIAL PERFORMANCE PROJECT DELIVERY

2.3.	PROJECT DELIVERY

2.3.1.	PROJECT DELIVERY SCOPE AND CAPABILITIES

Our approach to project delivery combines early engagement, engineering and process technology and know-how, helping clients model multiple development scenarios and project concepts in order to optimize the technological and design specifications given the site, end-market and other constraints and opportunities.

Most of our projects commence with early engagement. We believe this phase enables the Company to participate in value creation for our clients who can appraise and select the most compatible solution pre-FEED.

Once the most suitable technology and design solution has been identified, we apply our execution capabilities using our FEED and EPC services prior to initiating project delivery. By focusing on early engagement, we offer the potential for reduced project execution risk, with more adaptive lifecycle planning and scheduling, the combination of which can reduce overall CAPEX spend, allow tighter execution schedule and secure a lower carbon impact. Markets in which we deploy our project delivery expertise are discussed in section 2.2. Business lines to serve traditional and growth markets.

Our Project Delivery segment provides engineering and project management expertise as well as technology integration on complex projects. We target a balanced portfolio, apply diversified contract models and have a commercially selective approach. We provide engineering studies, Procurement and supply chain, Construction management, Advanced modularization, Commissioning and startup, Maintenance engineering and training as well as Transport and installation as further detailed in sections 2.3.1.1. to 2.3.1.7.

2.3.1.1.	Engineering studies

Our project-driven engineering capabilities includes engineering studies for process, HSE design, pressure vessels, rotating & package equipment, control system & instrumentation, electrical facilities, computing, piping, civil, structural & architectural, information management, document control, cost control and scheduling for facilities and revamps. Consistent with a data centric approach, engineering studies are managed within Technip Energies and use powerful proprietary engineering tools and work processes.

Depending on the nature of the project and our involvement, we will provide some or all of the following engineering studies:

■	Basic Engineering Design (BED) which includes all basic studies required to support a Basic Engineering Design Package (BEDP) containing all data needed by a competent contractor to perform the detail engineering. Basic engineering studies may consist of consolidating a process package initiated by an external process licensor;
■	Front End Engineering Design (FEED) covers mechanical data sheets of the main equipment, starting from the process specifications issued during the BED and incorporating the specific requirements of codes and standards to be applied to the project. It also includes, amongst other items, the reparation of tender packages for the main equipment as well as all studies to be performed before ordering the main equipment. A FEED study facilitates an accurate cost estimate, provides a technical appendix to an EPC contract and makes it possible to obtain firm, reliable and comparable offers. FEED studies also help mitigate the EPC risk by ensuring that there is a comprehensive basis for execution of the EPC phase of the project. In carrying out our FEED studies, whether for our traditional markets or for energy transition projects, our aim is to deliver engineering packages that meet a client’s objectives and for which we have received stakeholder participation during its definition so as to provide a complete basis when proceeding to the project delivery phase. Due to our selective approach on projects, there will be times where we will not seek to secure the EPC work. However, by having delivered a complete FEED package, we will have insured that a proper foundation has been laid for the successful construction of a project, thereby securing future opportunities to bid on and collaborate on other FEED studies and EPC projects; and

■	Detail Engineering includes, among other items, the purchasing of equipment (main and bulk) as well as all required construction documents and drawings up to AFC (Approved for Construction) stage for the construction. Cost and schedule control are also included within its scope, Project sequences simulation are also carried out to anticipate criticalities and priorities in the execution strategy and support the Advanced Work Packaging powered by our proprietary software 4DMS. Startup procedures are also devised at this stage.

2.3.1.2.	Procurement and supply chain

Our sourcing and procurement professionals have extensive experience and know-how in sourcing and procurement which are key to meeting a client’s key priorities, deadlines, and specifications. We have developed a proprietary e-procurement tool to manage the procurement cycle from information requests and clarification of offers to purchase orders. We can help develop proposals and project strategy input. We also manage procurement execution, logistics operations as well as supplier quality and quality control surveillance.

Sourcing and Procurement is a global function operating through corporate teams located in Rome and Paris, with other teams located in Houston, Delhi and Kuala Lumpur. The set-up enables us globally to leverage the supplier base and provide services to local operations where the majority of EPC projects are executed.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	44

VALUE CREATION, BUSINESSES AND FINANCIAL PERFORMANCE PROJECT DELIVERY

Our integrated Corporate teams are organized to best leverage the supply market, managing the majority of the global spend as well as the relationship with Technip Energies “Top Suppliers”.

In line with the Company’s objective of optimizing its supplier base and increasing effectiveness of the operation, a further optimization of the organization and work processes has been implemented in 2021 by globalizing:

■	Purchasing of piping and valves for the entire Group, leveraging quantities, optimizing workload and prices across the Group;

■	Contracting of transport service order with international Freight Forwarders; and

■	Quality control and surveillance of supplier at shops following the footprint of our supply chain.

As we do business, we aspire to develop business relationships with like-minded suppliers, and sub-contractors who are guided by set of principles of business conduct similar to Technip Energies. We do business only with those suppliers who are qualified by Technip Energies and consequently comply with our Company’s fundamental beliefs. We regularly assess the performance of our suppliers to ensure they meet our standards and expectations in the delivery, quality, and response to supply chain matters. We actively assess and monitor our suppliers’ compliance with rules, regulations, principles, and guidelines relating to modern slavery, sustainability, human rights, anti-bribery, tax evasion, and data protection, amongst others. See section 3.4.3. Human rights.

We have also continued to work in order to improve our work-process and tools to cope with the constraints imposed by COVID-19 pandemic: a global re-engineering of inspection and site-assistance has been implemented through remote supplier inspection and remote site assistance.

To address the COVID-19 pandemic we have conducted a financial assessment of our top 70 industrial suppliers in the second quarter of 2020 to assess their potential risk exposure. We have also continuously monitored with our suppliers the COVID-19 pandemic’s impact, defined backup plans and implemented remote expediting and remote inspections to overcome restriction on travel.

Worldwide inflation is having an impact on the materials that we use. See section 4.3.2.1. Inflation in the price of project inputs.

2.3.1.3.	Construction management

Construction management is at the core of our competencies and has allowed us to deliver complex projects worldwide, including Prelude FLNG (Australia), Yamal LNG (Russia), the Midor Refinery (Egypt), Etileno XXI (Mexico), Koniambo (New Caledonia), Neste (Singapore), Jubail Refinery (Saudi Arabia) and Aasta Hansteen Spar (Norway).

Our construction capabilities allow us to provide an integrated scheme involving construction in the early phases of projects for turnkey delivery, with safety and quality always at the heart of our priorities. Our ability to define an optimized construction strategy at early stage through optimized cross-collaboration between Construction, Engineering and Procurement are key to project execution.

We design customized construction strategies to suit the size and complexity of each project we manage, and we leverage our center of expertise to support projects and construction teams with technical services and construction studies, allowing each project to benefit from the highest technical skills and capabilities. Additionally, our Construction Methods Center drives innovation to continuously improve our construction delivery, through the identification of new technologies, enhancing our work processes and construction systems. We have developed and deployed our proprietary software EasyPlant™, an in-house construction web-based application managing the entire construction lifecycle, our 3D Construction and Workfront Management systems combined with advanced BI (business intelligence) allow us to visualize, plan in anticipation and control all construction activities, supporting Advanced Work Packaging best practices.

2.3.1.4.	Advanced modularization

Advanced modules for offshore and onshore and existing infrastructure revamps bring a standardized and lean design approach, thereby improving project economics and optimizing performance and are used for gas processing, utilities management, low manned to unmanned options and decarbonization. For the traditional offshore market, we have also capabilities including lay out and modularization, HSE design, weight and center of gravity management and transport and installation. We bring yard management expertise and harsh environment experience. We have also developed a Megamodule™ concept which optimizes project economics.

2.3.1.5.	Commissioning and startup

Technip Energies is recognized as a leader in commissioning which is key to ensuring safe plant delivery to clients. Our expertise covers home office preparatory works and site pre-commissioning, commissioning, startup, initial operation, as well as maintenance and training. Our completion management system powered by the in-house EasyPlant™ web-based application allows us to control the entire productive production chain.

Our Smooth Startup program identifies from the early engineering phase all corrective actions coming from feedback and failure mode analysis with a special focus on the first startup. It aims at minimizing or eliminating the possible causes of unplanned shutdowns to achieve stable operations and production. In addition, pre-startup safety review is applied to all projects to deliver not only a plant built to project design and standards but one that can be started up safely.

2.3.1.6.	Maintenance engineering and training

We develop several maintenance programs and deploy a variety of integrated maintenance tools and techniques to increase the probability that equipment or systems will perform correctly over an extended lifecycle.

These services include specialized job training, customized training solutions, and dynamic operator training simulation (OTS).

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	45

VALUE CREATION, BUSINESSES AND FINANCIAL PERFORMANCE PROJECT DELIVERY

2.3.1.7.	Transport and installation

We have experience in addressing the challenges of sea transportation and installation thought our naval engineering, marine operations, and logistics expertise. We have developed concepts and create detailed engineering plans to help clients find transport and installation systems and act as the link between design teams, vessel owners and construction yards to identify the right vessel and provide information on modules to be transported.

This logistics experience has enabled us to ship 142 modules from Asia to Siberia for the Yamal LNG project. Today we are using this experience to address offshore wind market.

2.3.2. MAIN PROJECT DELIVERY PROJECTS UNDER EXECUTION IN 2021

Below are the main Project Delivery projects in the execution phase by revenue contribution during 2021.

Arctic LNG 2 Project in Russia

An Engineering, Procurement and Construction contract for Novatek executed with our partners for the Arctic LNG 2 project located in the Gydan peninsula in West Siberia, Russia. This development consists of three liquefied natural gas trains, each with a capacity of 6.6 million tons per annum, which will be installed on three gravity-based structure platforms. We are executing this project on a lump sum and reimbursable basis, which covers the EPC of the three LNG trains and associated topsides. These are being manufactured on a modular basis in Asian and Russian yards.

BP Greater Tortue Ahmeyim development FPSO in Mauritania and Senegal

An Engineering, Procurement, Construction, Installation and Commissioning for BP for a floating production storage and offloading unit. The Tortue FPSO will be a new-build facility, spread moored in water depth of 120 meters, located on the Mauritania and Senegal maritime border approximately 40 km off the West coast of Africa. The Topsides production facilities will be sized to handle ca. 500 MMscfd of production fluids and include fluid reception, gas/liquid separation, gas conditioning, condensate removal and stabilization.

North Field East Project in Qatar

An Engineering, Procurement, Construction and Commissioning contract for Qatar Energy (formerly Qatar Petroleum) executed with our partner for the onshore facilities of the North Field East Project (“NFE”). This project covers the delivery of 4 mega trains, each with a capacity of 8 million tons per annum of Liquefied Natural Gas (“LNG”), and associated utility facilities. It includes a large Carbon Capture and Sequestration facility, leading to more than 25% reduction of greenhouse gas emissions when compared to similar LNG facilities. The new facilities will receive approximately 6 billion standard cubic feet per day of feed gas from the eastern sector of Qatar’s North Field, which is the largest non-associated gas field in the world. The expansion project will produce approximately 33 million tons per annum of additional LNG, increasing Qatar’s total production from 77 to 110 million tons per annum.

BAPCO Sitra refinery expansion in Bahrain

An EPCC contract for Bahrain Petroleum Company (BAPCO) executed with our partners for the BAPCO Modernization Program. The project is located on Bahrain’s Eastern coast and entails the expansion of the capacity of the existing Sitra oil refinery from 267,000 up to 380,000 barrels per day, improves energy efficiency and the valorization of the heavy part of the crude oil barrel (bottom of the barrel), and enhances products slate and meeting environmental compliance.

Sempra LNG’s and IEnova’s Energía Costa Azul LNG Facility in Mexico

An EPC contract for Sempra LNG and Infraestructura Energética Nova, S.A.B. de C.V. (IEnova) at their Energía Costa Azul (ECA) liquefied natural gas (LNG) facility in Baja California, Mexico. The project is adding a natural gas liquefaction facility with nameplate capacity of 3.25 million tons per annum to the existing regasification terminal using a compact and high efficiency mid-scale LNG design.

Coral South FLNG project offshore in Mozambique

An EPCIC for CORAL FLNG SA executed with our partners for the Coral South FLNG facility. The floating liquefied natural gas facility is designed to produce close to 3.4 million tons per annum of liquefied natural gas and will be moored in water depth of 2,000 meters in the Area 4, offshore Mozambique.

MIDOR refinery expansion and modernization in Egypt

An EPC contract for Middle East Oil Refinery for the modernization and expansion of its existing complex near Alexandria, Egypt. This EPC contract covers the debottlenecking of existing units as well as the delivery of new units including a hydrogen production facility based on our proprietary steam reforming technology, as well as various process units, interconnecting offsites and utilities. The modernized complex will exclusively produce Euro V products, with a 60% increase in the refinery’s original capacity to 160,000 barrels per day of crude oil.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	46

VALUE CREATION, BUSINESSES AND FINANCIAL PERFORMANCE TECHNOLOGY, PRODUCTS AND SERVICES

Projects Delivery – Adjusted IFRS

(In € millions)	2021	2020%	Change
Revenue	5,364.4	4,953.9	8.3%
Recurring EBIT	342.0	326.4	4.8%
Recurring EBIT Margin %	6.4%	6.6%	(20) bps

Financial information is presented under adjusted IFRS framework, which records Technip Energies’ proportionate share of equity affiliates and restates the share related to non-controlling interests (see section 2.6. Operating and financial review), and excludes restructuring expenses, merger and integration costs, and litigation costs.

2.4.	TECHNOLOGY, PRODUCTS AND SERVICES

Activities within the Technology, Products and Services (“TPS”) segment, encompassing proprietary technologies and equipment, consulting services as well as the sale of products, are typically shorter cycle than those provided within Project Delivery. As such, Technology, Products and Services’ contribution to Technip Energies’ backlog is, by nature, lower than its contribution to total company revenues. While both segments have clear cross synergies leveraging technological knowledge and project execution capabilities, Technology, Products and Services offers a differentiated risk and reward profile through its proprietary technologies, products and higher value service lines as evidenced by the 110 basis point 2021 profitability difference.

Technologies, Products & Services includes the following activities:

■	Process Technologies and proprietary equipment;

■	Services / man-hours businesses (Genesis consulting & various services, PMC); and

■	Products (Loading System and Cybernetix).

2.4.1.	PROCESS TECHNOLOGIES

Our portfolio of proprietary process technologies and our experience in the commercial application of these and other licensed technologies provide opportunities for early involvement in projects that otherwise use our range of project delivery capabilities.

We develop, design, commercialize, and integrate a wide range of technologies to complement and expand our offering, and have experience in the commercial application of breakthrough technologies, which offers clients the advantage of an extensive portfolio of technological options for their processing projects. Our differentiating portfolio includes technologies in gas monetization, refining, petrochemicals and fertilizers, hydrogen and sustainable chemistry.

In gas monetization, we have experience in delivering plants using Sasol’s “Slurry Phase Distillate” technology, and we have provided FEED for the Fischer-Tropsch section of more than 60% of commercial coal-to-liquids and GTL capacity worldwide.

In refining, we are capitalizing on our technological expertise and refinery consulting services and can provide a selection of appropriate technologies to meet specific project and client applications. These technologies result in direct benefits to the client, such as emission control and environmental protection, including hydrogen and carbon dioxide management, sulfur recovery units, water treatment, and zero flaring. With a track record of executing refinery optimization projects, we believe we have experience and competence in relevant technological fields in the oil refining sector.

In petrochemicals and fertilizers, we license a portfolio of chemical technologies based on processes developed through our own research and development programs, as well as through long-standing alliances and relationships with leading manufacturing companies and technology providers. In ethylene, from conceptual design and licensing through construction and commissioning, we are a leader in the ethylene industry with a portfolio of 150 grassroots plants and a large number of modernizations. Thanks to a variety of associated proprietary technologies, we offer ethylene producers the ability to meet tough production challenges, reduce capital costs of new furnaces and improve operational efficiency of existing furnaces. The furnace technologies contain a wide range of design options for reliable, flexible and highly selective solutions to meet stringent environmental regulations and the operational needs of customers.

We have research centers to develop and test technologies for polymer and petrochemical applications, where fully automated pilot plants gather design data to scale-up processes for commercialization.

In sustainable chemistry, we have developed or acquired technologies such as first generation ethanol technology; ethanol to ethylene (Hummingbird technology); glycerol to epichlorohydrin (Epicerol® technology); and bio-based/bio-degradable plastics based on our proprietary Zimmer technologies. Amongst our proprietary technologies are Technip Zimmer polyesters technologies (relating to polyethylene furanoate, plytrimethylene terephthalate, polybutylene adipate teraphtalate and polybutylene succinate). Underscoring its attractiveness as a technological solution for epichlorohydrin, according to a technology assessment and analysis performed by Solvay, Epicerol® technology represents an investment of 30% less CAPEX versus traditional propylene-based processes, but yielded 61% less direct and indirect greenhouse gas emissions, and represented a 57% decrease in energy consumption.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	47

VALUE CREATION, BUSINESSES AND FINANCIAL PERFORMANCE TECHNOLOGY, PRODUCTS AND SERVICES

2.4.2.	GENESIS

Genesis is leading consultant to the energy industry, providing its clients with technical solutions and strategic advice to help them make robust decisions, making us the industry’s trusted advisor on the journey to a sustainable future. For more than 30 years, Genesis has assisted energy companies to maximize the value of their assets across the full lifecycle, providing impartial advice to their clients. Genesis activities are divided into two business streams – traditional hydrocarbon services, where the focus has shifted to enabling clients to develop and operate their assets in a carbon conscious and digital manner, and energy transition and Diversified Services, which is the development of several service lines focused on the new energies market, digitalization and strategic consulting.

The hydrocarbon stream specializes in the early phase study of upstream field development and has more recently extended its offering to midstream and downstream. Advice is provided across both the project and operational lifecycles, where our expertise, tools, and processes assist customers in making robust and carbon conscious investment decisions.

Through Genesis’ energy transition and diversified services stream, we have developed significant expertise related to the energy transition and climate change adaptation. Genesis has been engaged in CCUS, or sequestration, which involves the study and technical development of the permanent disposal of CO2 into depleted reservoirs or saline aquifers, primarily to reduce CO2 emissions and comply with climate change legislation. Recently, Genesis has been at the forefront of studying several potential CCUS hubs in the UK.

Genesis has also studied many examples of other applications of decarbonization and emissions reduction, such as the electrification of assets or the blending of hydrogen into fuel gas. Genesis has also developed a significant capability in hydrogen, both blue and green, and associated products such as ammonia. This means that Genesis is an integrated energy system advisor, with the ability to advise on topics encompassing energy generation source, the energy transportation vector and the end-product.

Genesis has capitalized on its strong ESG consulting capability and technical know-how to advise its clients towards net-zero and assist them in developing projects with the best energy efficiency to environmental impact ratio. To support this aim, and through its growing digital capability, Genesis has developed its proprietary Gen-CAT™ tool that focuses on carbon assessment and carbon emissions management and studying the lifecycle assessment of clients’ facilities, i.e., modeling the overall environmental impact of a given plant throughout its life cycle, and assisting clients to improve the energy efficiency of their operations. A component of its Ultra Front EndT™ Suite (UFE™), it enables a greater level of collaboration with customers as they evaluate their asset development opportunities. Looking forward, Genesis aims to combine its deep technical knowledge with a new strategic consulting offer to provide more holistic business advice to clients and to diversify into new sectors.

2.4.3.	PROJECT MANAGEMENT CONSULTANCY (PMC)

Capitalizing on project management core competencies, we provide a range of project management consulting services. PMC services allow our clients to achieve investment and safety objectives, as well as de-risk execution from technology selection to final delivery. This work is typically delivered on a reimbursable basis, providing us with a high-value and low-risk stream.

Furthermore, PMC grants Technip Energies early access to clients in the initial stages of their projects by providing services focused on implementation of transparent, auditable governance processes, thereby enabling such projects to build a positive international reputation and bankability. In addition, our early engagement supports Technip Energies brand recognition in diverse markets, with varied clients, and provides an opportunity for pull-through of additional workstreams for Technip Energies. Technip Energies’ PMC serves clients in multiple sectors including oil & gas, energy transition, mining & metals, fertilizer, infrastructure through early engagement till asset commissioning, operations, and maintenance.

We have grown our PMC business organically from a standing start eight years ago. We have now carried out approximately 11 million man-hours working for our customers, including large roll-on projects such as Petronas’ Refinery and Petrochemical Integrated Development in Malaysia. Recent activity levels have been approximately 1.5 million man-hours a year, and we aim to double this over the medium term. As part of our services business, Technip Energies conducts FEED studies that provide clients with the precise technical definition of a future facility and which are used by PMC where it is tasked with supporting the construction phase of a given project.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	48

VALUE CREATION, BUSINESSES AND FINANCIAL PERFORMANCE TECHNOLOGY, PRODUCTS AND SERVICES

2.4.4.	LOADING SYSTEMS

Loading Systems provides land-based and marine-based loading and transfer systems services to the oil and gas, petrochemical, chemical and decarbonization industries using articulated rigid loading arms and swivel joint technologies. While its marine systems are typically constructed on a fixed jetty platform, we have developed – and are now the leader in – advanced loading systems that can be mounted on a vessel or offshore structure to facilitate ship-to-ship and tandem loading and offloading operations in open seas or exposed locations. Loading Systems has pioneered cryogenic loading arms necessary for the transport of liquefied gases such as LNG, emergency release systems (ERS) and quick connect/disconnect couplings (QC/DC). Our patented technology can be applied in exposed locations to enable offloading with permanent movements, helping clients reduce costs for breakwater. We have also developed the first electric marine loading arm, the first automatic connection and the EasyDrive, an enhanced solution to improve the manipulation and connection of the arm. We have been awarded the world’s first CO2 loading arms for an iconic project in Norway ad we are developing products and services to help the industry address the energy transition.

Our worldwide service network consists of professionals based in locations across the globe who ensure a close, personal approach to each client to meet their needs. Our services include:

■	Highly trained field service technicians for installation, commissioning and maintenance;

■	Preventive maintenance inspections;

■	Modular or tailor-made training programs;

■	Large range of supplies for new and long-lived systems spare parts;

■	Upgrade, repair and revamp expertise; and

■	Digital services solutions (e.g. remote inspections with connected glasses).

2.4.5.	CYBERNETIX

The Company provides robotics, asset monitoring as well as Non Destructive Testing (“NDT”) and material testing solutions for harsh environments to support clients optimizing the performance of, and minimizing the risk to, their assets.

Cybernetix has matured a portfolio of robotic solutions combining its expertise in hardware and software for a wide range of industries such as nuclear, oil & gas, offshore wind or aerospace. These solutions can be deployed to de-risk and enhance the efficiency of EPC project execution. For example Cybernetix tools and services have been used for the inspection of Eni’s Coral FLNG. Cybernetix is also commercializing a complete solution for inspection, maintenance and repair, leveraging its proprietary software supervision Cyxense Commander which is used to remotely control an heterogeneous fleet of robots. Cybernetix has also developed a wide range of proprietary third party robots.

Cybernetix also supplies high end monitoring solutions for onshore or offshore applications, including for process monitoring or integrity monitoring. As part of its portfolio, Cybernetix also commercializes monitoring systems for mooring systems for oil & gas and offshore wind applications, risers, cables or flowlines, as well as non-intrusive pressure and temperature monitoring or acoustic leak and impact detection systems.

Finally, Cybernetix supplies high end material testing services leveraging its expertise in NDT in order to predict complex materials behavior, and specifically composite materials, in harsh environments.

Cybernetix brings a robotic content and future technologies content to Technip Energies which can be utilized to improve the performance of the plants we deliver to our customers.

2.4.6.	MAJOR TPS HIGHLIGHTS IN 2021

Listed below are the key Technology, Products and Services projects highlights for 2021.

Technology highlights

Technip Energies and Shell Catalysts & Technologies test latest Cansolv CO2 capture technology improvements

Jointly developed improvements on the Cansolv CO2 Capture technology are being tested in a pilot plant campaign at Fortum Oslo Varme’s Klemestrud Waste to Energy plant. Cansolv is a Shell group trademark.

Exclusive joint development agreement with Siemens Energy

The companies will jointly develop, commercialize, and license the Rotating Olefins Cracker (ROC) technology to decarbonize olefin production processes.

Memorandum of Understanding to further develop Svante’s solid sorbent carbon capture technology and provide integrated solutions from concept to project delivery

The partnership will explore opportunities in Europe, Middle-East and Africa (EMEA) and Russian Federation markets where Svante’s technology would be selected by end Clients for industrial carbon capture projects, including cement & limestone, blue hydrogen, refineries, petrochemicals, steel, ammonia and pulp & paper facilities.

The cooperation will be worldwide for blue hydrogen plants using Technip Energies’ Steam Methane Reformer (SMR) technology.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	49

VALUE CREATION, BUSINESSES AND FINANCIAL PERFORMANCE TECHNOLOGY, PRODUCTS AND SERVICES

Technip Energies and Petronas join forces to accelerate the development of carbon capture technologies

Heads of Agreement (HOA) establishing a strategic collaboration framework for the further development and commercialization of carbon capture technologies. These include Petronas’ Rotating Pack Bed assisted cryogenic CO2 recovery technology (CryoMin), and membrane based CO2 recovery technology (PN2).

First Hummingbird® catalyst supply agreement with LanzaJet Inc. (U.S.)

The ethanol-to-ethylene catalyst will be used in LanzaJet’s first commercial demonstration scale integrated biorefinery at its Freedom Pines Fuels site in Georgia.

Technip Energies, IBM and Under Armour form joint venture to advance the possibilities of plastics recycling technology

Joint venture agreement to build and commercialize a new recycling framework and circular economy for polyethylene terephthalate (PET), which is commonly used in the manufacture of synthetic fibers, plastic bottles, and rigid food packaging.

Strategic partnership with SYNOVA

Using Technip Energies’ leading purification technologies and SYNOVA’s advanced plastic waste-to-olefins technology, the partnership aims to commercialize a complete solution for plastic waste back to plastic via a steam cracker.

New pilot plant now operating at Technip Energies Weymouth Research Center (United States)

A new demonstration reactor, designed to evaluate specific process conditions for operation with our partner Clariant’s catalyst, is now operating at our Research Center in Massachusetts. The reactor is designed to demonstrate their new AcryloMax® catalyst for producing acrylonitrile, an ingredient used to create fibers for light weight, high strength aerospace components.

Bora LyondellBasell Petrochemical Co. Ltd’s ethylene plant (China)

Performance guarantees reached at the 1,000 kta liquid ethylene plant. Technip Energies provided the proprietary technology and process design for the facility.

Products highlights

Loading Systems will supply the world-first liquefied CO2 Marine Loading Arms

As part of the Northern Lights carbon capture project in Norway, the offloading solution will be installed in Norway and will consist of three Marine Loading Arms fully qualified to transfer liquefied CO2. They will be equipped with Technip Energies Loading Systems’ enhanced connection solution, the Easydrive.

Hong Kong offshore LNG project (Hong Kong)

Loading Systems shipped 12 loading arms.

Services and other highlights

Strategic alliance with TÜV Rheinland

This 5-year alliance will offer Project Management Consulting Services to clients in the infrastructure, energy, chemicals and mining & metals industries.

Project Management Consultancy for offshore wind farm (France)

Provision of services to Vulcain Engineering relating to the development and the operation of an Iberdrola-operated offshore windfarm in France.

Carbios demonstration plant (France)

Inauguration of demonstration plant for Carbios’s enzymatic PET recycling process where Technip Energies provided process development and industrialization services.

KOC frame agreement (Kuwait)

Kicked-off new FEEDs; building and strengthening long-term relationship under the frame agreement.

Technology, Products & Services (TPS) – Adjusted IFRS(1)

(In € millions)	2021	2020	% Change
Revenue	1,302.8	1,060.6	22.8%
Recurring EBIT	119.3	86.0	38.7%
Recurring EBIT Margin %	9.2%	8.1%	110 bps (2)
(1)	Financial information is presented under adjusted IFRS framework, which records Technip Energies’ proportionate share of equity affiliates and restates the share related to non-controlling interests (see section 2.6. Operating and financial review), and excludes restructuring expenses, merger and integration costs, and litigation costs.

(2)	Basis points.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	50

VALUE CREATION, BUSINESSES AND FINANCIAL PERFORMANCE RESEARCH AND TECHNOLOGY

2.5.	RESEARCH AND TECHNOLOGY

2.5.1.	R&D AND INNOVATION

We are engaged in research and development (“R&D”) activities directed towards the improvement of existing technologies, products, and services, the design of specialized products to meet customer needs, and the development of new products, processes and services. Research and innovation are at the heart of our strategy and we have appointed a Chief Technology Officer, Ms. Cai, who is also a member of our Executive Committee.

In line with the four strategic domains of our energy transition strategy our R&D spending is being redirected to the decarbonization of our existing process technology offering and to new clean technologies participating to the decarbonization of the global energy system and to circularity. Through a combination of features including improved process efficiency, process electrification, fuel substitution and carbon capture, decarbonized technologies enable our customers to reduce the carbon footprint of process operations in the short to mid-term in existing and new facilities. In addition, a substantial portion of the R&D portfolio spend is directed to the development and commercialization of new technology solutions, such as in renewable fuels and sustainable chemicals, carbon capture and utilization, plastic and waste recycling and renewable or low carbon energies such as offshore wind and green and blue hydrogen.

Propel Innovation via platforms in Key Ecosystems

We have set up dedicated R&D product lines with Technology Portfolio leaders as follows:

■	LNG;

■	Hydrogen;

■	CO2;

■	Sustainable Fuels, Chemicals and Circularity; and

■	Floating.

Technical expertise is made available to Business Lines (BL) through the Technology Portfolio leaders in the CTO organization and through experts located in Operating Centers.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	51

VALUE CREATION, BUSINESSES AND FINANCIAL PERFORMANCE RESEARCH AND TECHNOLOGY

2.5.1.1.	R&D footprint

Innovation is central to our success, with our laboratory and engineering centers working to add strength to our technology offering. Technip Energy’s R&D footprint includes:

■	A laboratory in Weymouth, MA, United States, which focuses on testing and developing process technologies used in petrochemical, and sustainable chemical applications. The facility operates fully automated pilot plants that test catalysts and gather design data required to scale-up processes to commercialization. This expertise allows us to accurately evaluate a technology to determine its technical and economic viability;

■	A laboratory in Frankfurt, Germany, which is principally focused on polymer, sustainable chemistry and plastic waste recycling. The Frankfurt laboratory develops and pilots polymer recipes and processes and has the key expertise to demonstrate new sustainable chemical and polymer solutions;

■	A burner test facility in Rotterdam, The Netherlands, where we test prototypes of our low nitrous oxide (NOx) burners for Hydrogen Reformers and Ethylene Furnaces. We have been successful in testing pure hydrogen burners, which are a required step in decarbonizing existing industrial facilities;

■	A laboratory pilot testing facility located in Tuticorin (Tamil-Nadu, India). With more than 570 phosphates analyzed or tested and more than 1,300 test runs, it is a key tool for designing phosphoric acid and phosphates units through characterization of phosphate rocks feedstock. As of today more than 80 units have been designed from lab tests;

■	Engineering and R&D-focused centers in various worldwide locations. The diverse expertise and proximity to markets and access to technology partnerships add significant strength to Technip Energies’ R&D efforts.

2.5.1.2.	Open innovation

Open Innovation with industry partners and technology startups also represents a substantial portion of our R&D project portfolio. Through these collaborations, complementary expertise is combined into new technology solutions and can accelerate the execution of a development project, thereby reducing the time to commercialization and the risk and development cost for Technip Energies.

New technology collaborations are established through existing relationships within the industry as well as through association with academia and research institutes. Some examples of major active innovation projects are:

■	Collaboration with Clariant for the development and commercialization of various catalytic technologies such as EARTH® and acrylonitrile. EARTH® development was launched in 2018 and has been selected for a number of commercial projects. The acrylonitrile pilot plant is located in our Weymouth laboratory and has concluded its first successful demonstration runs;
■	Collaboration with Siemens in the development and commercialization of a Rotary Olefin Cracker (ROC) which is a step-out technology in decarbonizing ethylene production, enabling electrification of the process at higher process efficiency and productivity;

■	Work carried out with BTG Bioliquids B.V., on joint engineering, procurement and modular construction based on its Fast Pyrolysis Bio-Oil technology. The first commercial plants were completed in 2021;

■	A joint venture with IBM and Under Armour for the development and marketing of PET recycling and upgrading technology. The technology, which is based on intellectual property originated with IBM, is being developed in our Frankfurt R&D facility;

■	Several projects for Hummingbird ethanol to ethylene technology. The technology was acquired from BP and has successfully moved to the commercial stage, with catalyst performance and improvement work being carried out in our Weymouth R&D facility;

■	Collaboration with Agilyx for development of polystyrene recycling technology, combining Agilyx’s technology in waste conversion with Technip Energies’ expertise in styrene and polystyrene integration;

■	Membership in the Massachusetts Institute of Technology’s (MIT) Industrial Liaison Program through our Boston office with the aim of sourcing development and commercialization opportunities in innovation and R&D areas of interest, including by accessing webinars and conferences which allow interaction with the startup community;

■	Affiliate member of the Stanford Energy Corporate Affiliates (SECA) Hydrogen Initiative supported by our Claremont, CA, Office which fosters interaction with other energy community participants including through webinars, workshops and specific research in the field of hydrogen;

■	Collaboration with the Commissariat à l’énergie atomique et aux énergies alternatives in France on innovation and technology since 2011, with the current focus being energy transition and digital;

■	Our India operating center has collaborated with institutes such as the Indian Institute of Petroleum (IIP) at Dehradun, the Indian Institute of Science (IISc) at Bangalore and the Indian Institute of Technology (IIT) in Bombay as well as highly respected R&D centers of several major Indian corporations, including Indian Oil Corporation Ltd R&D, Bharat Petroleum Corporation Ltd. R&D and Hindustan Petroleum Corporation Ltd. R&D;

■	Collaboration with Synova in mixed plastic waste recycling, combining waste conversion technology with solutions to integrate recycled products into industrial applications; and

■	Collaboration with Carbios in demonstrating its enzyme based polyester recycling technology.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	52

VALUE CREATION, BUSINESSES AND FINANCIAL PERFORMANCE RESEARCH AND TECHNOLOGY

2.5.2.	DIGITALIZATION

Digitalize to decarbonize: digital as a powerful driver for the energy transition

We have long recognized digital as a major driving force to increase efficiency and productivity and create new business opportunities. As the energy industry undergoes its most significant transformation to date, digital is now much more than an opportunity for increasingly efficient and flawless operations. Digital tools and technologies are now inextricably linked to the energy transition and ‘digitalize to decarbonize’ is an accelerator to drive towards carbon neutrality – powered by accessible and trustable data, and increased connectivity.

The road map for Company’s digital journey is centered around three strategic goals:

■	Build on our data and digital foundations to become a data centric company, with a strong data culture, and thus create more business value with our data;

■	Establish digital project execution as a competitive differentiator; and

■	Become a leader in digital services for the energy transition, with a proposal covering the entire plant life cycle.

Data: the backbone of the digital transformation

Rigorous, well-used data can drastically increase efficiency and bring new growth opportunities through digital products. For engineering and technology organizations like Technip Energies, achieving this requires a shift from a document-and tool-centric approach to a fully data-centric approach around processes. In practice, this means streamlining all dataflows and connecting all key applications with the relevant digital infrastructure across the enterprise: creating a single source of information that all stakeholders can access, enrich, and utilize.

Easy access to past project data for smart estimation of future projects, data integration for painless reporting, improved KPI monitoring, and insights for plant performance management – including greenhouse gas emissions reduction – powered by new technologies such as AI (artificial intelligence) are just a few of the benefits brought by efficient data management.

To support our ambition, we are implementing a Data Office with the mission of ensuring that a robust Data Governance is implemented across all domains. It will also promote a Data Culture through communities and training programs. A Data upskilling program is being designed to upskill a first group of employees into Data Scientists in 2022. Our Data Office will also be working to identify and prioritize use cases on data such as AI (Artificial Intelligence) applied to solve specific business problems.

Project execution: digital by design to deliver new energy projects

Our history demonstrates that we can deliver projects efficiently. Building on this recognized expertise, we are deploying a toolbox of digital solutions to establish a truly differentiating digital project management practice, including ready to use typical libraries, standardized and digitalized processes orchestrated into one single project platform, and smart construction tools.

Our SPEED™ model takes system engineering to the next level, maximizing re-use opportunities on projects, which leads to significant reductions in cycle time. It is already in use in several process units including Carbon Capture and Storage (CCS), Hydrogen and Acid Gas removal – and it is being expanded to other priority technologies such as green hydrogen. This approach is increasingly relevant as we move to smaller size and energy transition projects, which require productization and repeatability. Our ambition at Technip Energies is to achieve the full harmonization of project methods and tools by the end of 2023.

When it comes to digital twins, we are already delivering structured project data environments, analysis of real time plant data versus theoretical dynamic simulations and advanced 3D plant visualization. We are also making progress towards defining – in collaboration with our clients – standard functional specifications for digital twins. Ultimately, our goal is to deliver digital twin-ready assets and plants, enabling smart operations.

Beyond™ by T.EN: pushing the limits in digital services

Beyond™ by T.EN is the umbrella name for our full suite of digital services for the energy transition, throughout the life of a plant. “Beyond” conveys the idea of pushing the limits to transform our clients’ experience and meet their evolving needs, while transitioning beyond oil and gas and the EPC business.

We are building our services culture on strong foundations established over a 60-year period in the energy industry, while adopting a “startup approach” to develop digital products in an agile way that meet our clients’ requirements. A Digital Services Factory has been set up with agile product development teams to scale up and develop new digital solutions. The commercialization and marketing of Digital Services is led by a dedicated commercial team in close collaboration with local commercial teams in the business units.

We are expanding our existing suite of tools across the value chain:

■	Gen-CAT™ is our proprietary carbon assessment suite for direct and indirect scopes 1, 2 and 3 emissions throughout full project life cycle and enables our clients to make carbon-conscious choices;

■	Spyro® for Asset Management is a major advancement for ethylene plant operators based on real-time plant data advanced analysis combined with decades of technology expertise.

Beyond™ by T.EN also covers advanced robotic assistance for project delivery and operations, and includes Plant Operator Digital Simulator (PODS) – a leading-edge immersive and interactive in-house training solution combining an Operator Training System (OTS) with virtual reality, live interactions, and real-time process simulations.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	53

VALUE CREATION, BUSINESSES AND FINANCIAL PERFORMANCE OPERATING AND FINANCIAL REVIEW

Digitalize to decarbonize: two transformations that go hand-in-hand

Our innovative digital and data-enabled solutions help us drive the journey towards a carbon-neutral future by supporting carbon-conscious choices, the optimization of our energy transition projects with digital by design approach, the decarbonization of our flagship activities, and a data-driven approach to measure and improve ESG KPIs, such as scopes 1, 2 and 3 emissions.

Finally, are upskilling and reskilling our employees in energy transition and digital topics, while hiring talents from other industries to gain different perspectives.

2.5.3.	INTELLECTUAL PROPERTY

We own a number of patents, trademarks and licenses that are cumulatively important to our business. However, we do not believe that any single patent, or group of related patents, is currently of material importance in relation to its business as a whole. As part of our ongoing R&D focus, we seek patents for patentable aspects of our new products, product improvements and related service innovations, when and where we determine patent protection will provide meaningful value to Technip Energies and our business.

We hold more than 3,000 patents globally in 90 countries, of which 2,406 are granted and 654 are pending. Further, we license intellectual property rights to or from third parties.

We also own numerous trademarks and trade names and, have approximately 55 trademarks protecting our Digital solutions and services, as we all our processes and products. There are 290 registrations and pending applications of trademarks and logos in 34 countries.

We attempt to monitor the activities of our competitors and other third parties with respect to their use of our intellectual property. When we deem it appropriate, we will enforce our intellectual property rights against infringers. Similarly, from time to time we receive allegations that we are infringing the intellectual property of others. From time to time, we pursue or defend our position in the appropriate courts if these disputes cannot otherwise be resolved.

2.6.	OPERATING AND FINANCIAL REVIEW

The following discussion and analysis should be read in conjunction with the rest of this Annual Financial Report, including the consolidated financial statements and accompanying notes and the auditor’s report thereon, which are included elsewhere in this document. Except as otherwise stated, this Operating and Financial Review is based on the consolidated financial statements, which are prepared in accordance with the International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”).

Rounding and negative amounts. Certain figures in this document, including financial data, have been rounded. Accordingly, figures shown as totals in certain tables may not be an exact arithmetic aggregation of the figures which precede them.

In preparing the consolidated financial statements, most numerical figures are presented in millions of euros. For the convenience of the reader of this document, certain numerical figures in this document are rounded to the nearest thousand.

The percentages (as a percentage of revenues or costs and period-on-period percentage changes) presented in the textual financial disclosure in this document are derived directly from the financial information contained in the consolidated financial statements. Such percentages may be computed using the numerical figures expressed in millions of euros in the consolidated financial statements. Therefore, such percentages are not calculated on the basis of the financial information in the textual disclosure that has been subjected to rounding adjustments in this document.

In tables, negative amounts are shown between brackets.

Currency. All references in this section to “€” are to the single currency introduced at the start of the third stage of the European Economic and Monetary Union pursuant to the Treaty on the functioning of the European Community, as amended from time to time. All references to “$” are to the lawful currency of the U.S.

2.6.1.	BUSINESS OUTLOOK

In terms of business outlook while there is greater geopolitical uncertainty arising out of the Ukraine war, our markets will nonetheless continue to evolve, driven by:

■	Growth in energy demand with an increasing need for low-carbon and carbon-free energies;

■	Our traditional customers transforming and becoming active players in the energy transition;

■	New clients and new business models which are emerging; and

■	Political and economic agendas which are accelerating towards a carbon neutral economy.

Our core business increasingly require innovation to decarbonize. Beyond traditional markets, we expect to see electrification and ever-increasing momentum towards circularity, clean fuels and carbon-free solutions. See section 2.2. Business lines to serve traditional and growth markets.

This setting should translate into opportunities for 2022 and 2023. We are tracking more than €60 billion of prospects outside of Russia including a substantial pipeline of conventional market projects, the majority of which include a decarbonization element. Our assessment of the LNG opportunity set is that it remains significant, and we believe we are aligned with high quality prospects with strong economic foundations across different geographies.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	54

VALUE CREATION, BUSINESSES AND FINANCIAL PERFORMANCE OPERATING AND FINANCIAL REVIEW

Furthermore, the number of prospects may grow as a result of the Ukraine war which may accelerate the call for energy independence and the further promotion of energy transition.

The world’s climate ambitions is also a key driver for our business at it reinforces the need for energy transition solutions. In 2021, we were awarded over 150 contracts – of various sizes – across the energy transition domain, up 45% year-over-year from 2021. While most are in the study phase and thus not significant in revenues at this stage, many prospects are maturing, and our current two-year energy transition-related commercial pipeline – excluding LNG and excluding Russia – is €8 billion. We anticipate an inflection in energy transition Financial Investment Decisions in 2022 to be followed by an acceleration in 2023. We will maintain our selectivity approach in these new energy markets with opportunities in both Technology, Products and Services and Project Delivery, which we anticipate would translate into meaningful backlog additions in the coming years.

We provided on March 3, 2022, the following financial framework for 2022:

Financial information is presented under an adjusted IFRS framework, which records Technip Energies’ proportionate share of equity affiliates and restates the share related to non-controlling interests, and excludes restructuring expenses, merger and integration costs, and litigation costs. Yamal net contract liability was expected to reduce to close to zero in 2022.

(1) Adjusted recurring EBIT: adjusted profit before net financial expense and income taxes adjusted for items considered as non-recurring.

For 2022 Adjusted Revenues, we are projecting a range of €5 to €5.5 billion in revenues. This is excluding the contribution of Russian projects currently in execution, which we anticipated at the start of the year would be approximately €1.4 billion of revenues, a substantial portion of which would be coming from Arctic LNG 2. Revenues from Russia may be impacted by the ongoing war and associated sanctions. 2022 revenues, excluding Russia projects, are expected to increase year-over-year notably due to the ramp-up of projects awarded during Q4 2020 and through 2021.

In terms of Adjusted Recurring EBIT, we expect a margin of at least 6.5%, which confirms the trajectory of the 2021 performance, and a 60+ basis points minimum increase versus the 2020 performance. This excludes the potential Adjusted Recurring EBIT contribution from projects under execution in Russia of approximately €70 million.

The key drivers influencing margin are as follows:

■	We expect to sustain momentum and strategic growth focus in Technology, Products and Services – a segment that is accretive to Technip Energies Group margins, as demonstrated by a 9%+ full year 2021 profitability;

■	We will continue to benefit from our SG&A cost base reduction and lean cost structure;

■	Project Delivery should benefit from good execution from maturing projects moving towards their completion phases; however, a growing proportion of revenues will be coming from projects in their earlier phase – such as Qatar NFE, Energia Costa Azul and Borouge 4; and

■	We expect the last remaining portion of the Yamal LNG contract liability to unwind in 2022.

Finally, we expect an effective tax rate – on an adjusted basis – in the range of 28% to 32%.

Additional context related to Russia

Technip Energies is a global and diversified player with operations carried out in many countries, including Russia. As of December 31, 2021, approximately €3.8 billion or 23% of our backlog scheduled to be executed over the five-year period from 2022 to 2026, related to Russian projects. This would, almost exclusively, relate to Arctic LNG 2, which was awarded to us in 2019. Arctic LNG 2 revenues peaked in 2021, where it accounted for approximately 35% of revenues. Furthermore, as relates to the Arctic LNG 2 project, Technip Energies is in a positive cash flow position and has contractual protections which in the face of sanctions would serve to limit its exposure.

This was expected to decline significantly in 2022 (to approximately 20% of revenues, assuming no operational disruption to the project), with the trend continuing in 2023. This would lead to diminishing exposure to Russia over the coming years should we continue to be active in that country.

At the start of the year, the Adjusted Recurring EBIT contribution from Russian projects under execution was expected to be approximately 15% of total Adjusted Recurring EBIT.

In 2020 and 2021, new order intake from Russia has represented no more than 6–8% of total orders.

Technip Energies benefits from a strong balance sheet, positive project cash flows and relevant contractual protections, which together would limit our exposure to the ongoing situation.

The Company believes that it has the ability to continue delivering the projects in its diversified backlog and implementing its growth strategy in the energy transition. Our strategy is centered on helping our clients address the new energy challenges – and this is more relevant than ever as the current crisis will likely accelerate the energy transition and energy independence agenda.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	55

VALUE CREATION, BUSINESSES AND FINANCIAL PERFORMANCE OPERATING AND FINANCIAL REVIEW

2.6.2.	CONSOLIDATED RESULTS OF OPERATIONS

Components of results of operations

Revenue

The Company’s principal products and services can primarily be categorized as either Project Delivery activities or Technology, Products and Services activities. See sections 2.3. Project Delivery and 2.4. Technology, Products and Services.

The Company’s Projects Delivery business provides comprehensive EPC delivery capability globally. The Company’s key capabilities leverage its operational and technical excellence as a global provider of EPC for the markets described in section 2.2. Business lines to serve traditional and growth markets.

The activities within the Company’s Technology, Products and Services businesses are more versatile, combining proprietary technologies with associated licensing fees and equipment such as LNG Loading Arms and associated knowledge-based services into a global business for ethylene, refining, petrochemicals, inorganic and specialty chemicals as well as gas monetization. From technology definition, early engagement through scope definition, advanced technologies and project lifecycle support, the Company works closely with customers to provide the optimal approach to maximize their return on investment. Consulting and services may be provided under the Company’s specialist consulting brand, Genesis, or through the Company’s project management consulting or engineering services business lines.

Cost of sales

The principal components of the Company’s cost of sales include: (i) contract procurement and sub-contract costs, (ii)       staff costs on contracts, including salaries, bonuses, benefits and share-based compensation expense and facilities costs, and (iii) rental, utilities and maintenance costs.

Selling, general and administrative expense

Selling expenses primarily consist of costs incurred to win a contract including commercial teams costs, studies for the bidding process, tender preparation costs and advertising expenses.

General and administrative expenses consist mainly of salaries, bonuses, benefits and share-based compensation expense for the Company’s management and administrative employees, professional services fees, office facilities and other support overhead costs.

Research and development expense

Research and development expenses include direct personnel, material, and service costs as well as certain indirect and other costs incurred in research and development activities.

Impairment, restructuring and other (expense) income

Impairment, restructuring and other expense primarily consist of costs incurred in connection with the implementation of restructuring plans to reduce costs and better align its workforce with anticipated activity levels.

Other income (expense), net

Other income (expense), net, mostly reflects foreign currency gains and losses, including gains and losses associated with the remeasurement of net cash positions.

Share of profit (loss) of equity-accounted investees

Share of profit (loss) of equity-accounted investees reflects the Company’s percentage share of operating results from equity method investments. This typically represents a portion of project revenue for those projects that the Company performs as part of a joint venture and where it is a minority participant in the project joint venture.

Financial income (expense), net

Financial income (expense), net, mainly includes revaluation of Yamal Joint Venture Partners’ MRL based on revised profitability estimates of the project. To a lesser extent, financial income (expense), net also comprises net proceeds from deposits of cash and cash equivalents.

Income tax (expense)/profit

Income tax (expense)/profit reflects management’s best assessment of estimated future taxes to be paid, including current and deferred income taxes.

The Company’s effective tax rate can fluctuate depending on the applicable country’s mix of earnings, which may change based on changes in the jurisdictions in which the Company operates.

Net profit (loss)

In regards to net profit (loss) attributable to Technip Energies, the Company recorded a legal provision of €220.8 million in 2018 related to a DOJ investigation into offshore platform projects awarded between 2003 and 2007 executed in Brazil by a joint venture company in which the Company was a minority participant, and also certain other projects performed by the members of the Technip Energies Group in Brazil between 2002 and 2013. This provision (as discussed in section 7.2. Compliance Investigations) was the primary driver of the net loss recognized in 2018, and was partially offset by the release of project contingencies associated with reaching key milestones. The increase in net profit in 2019 was a result of the aforementioned non-recurring legal provision recorded in 2018 coupled with solid execution on key projects which neared completion.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	56

VALUE CREATION, BUSINESSES AND FINANCIAL PERFORMANCE OPERATING AND FINANCIAL REVIEW

Recent significant transactions

The comparability of the year-to-year results of the Company’s operations can be significantly affected by acquisitions and divestments and other transactions. The transactions of significance during 2021, 2020 and, 2019 are described below.

Significant transactions in 2021

On April 27, 2021, the Technip Energies Group’s participation in Inocean AS was increased to 100% by acquiring the remaining 49% of Inocean AS that the Group did not already own for €2.0 million. Inocean AS was already fully consolidated. The carrying amount of non-controlling interest, at the date of acquisition, was €0.5 million.

The Group did not have any other significant acquisitions and divestitures during the twelve months ended December 31, 2021.

Significant transactions in 2020

On October 7, 2020, the Company signed a Memorandum of Understanding with McPhy Energy S.A. (“McPhy”), a leading manufacturer and supplier of carbon-free hydrogen production and distribution equipment, pursuant to which the Company and McPhy would jointly work on technology development and project implementation. On October 14, 2020, the Company purchased 638,297 shares of McPhy, representing a 2.29% capital interest in McPhy, for aggregate consideration of €15 million as part of a private placement offering by McPhy. Pursuant to the share subscription agreement executed by the Company and McPhy in connection with such private placement, the Company has one representative on McPhy’s Board of Directors.

Significant transactions in 2019

On June 25, 2019, TechnipFMC announced a global resolution to pay a total of $301.3 million to the U.S. Department of Justice (“DOJ”) and the Brazilian authorities (the Federal Prosecution Service (“MPF”), the Comptroller General of Brazil (“CGU”) and the Attorney General of Brazil (“AGU”)) to resolve certain anti-corruption investigations, of which $281.3 million is related to the Technip Energies Business (see section 7.2. Compliance Investigations).

Results of operations

The tables below set out the results of operations of the Company for the years ended December 31, 2021, 2020 and 2019.

(In millions of €)	December 31, 2021	December 31, 2020	December 31, 2019
Revenue	6,433.7	5,748.5	5,768.7
Costs and expenses
Cost of sales	(5,521.4)	(4,734.4)	(4,518.0)
Selling, general and administrative expense	(300.7)	(364.2)	(406.9)
Research and development expense	(38.6)	(38.1)	(42.0)
Impairment, restructuring and other expenses (income)	(32.0)	(96.3)	(92.8)
Other income (expense), net	15.0	(1.9)	(38.7)
Operating profit (loss)	556.0	513.6	670.3
Share of profit (loss) of equity-accounted investees	33.1	4.0	2.9
Profit (loss) before financial expense, net and income taxes	589.1	517.6	673.2
Financial income	16.6	24.8	65.2
Financial expense	(218.4)	(208.9)	(400.0)
Profit (loss) before income taxes	387.3	333.5	338.4
Income tax (expense)/profit	(126.7)	(113.4)	(185.2)
Net profit (loss)	260.6	220.1	153.2
Net (profit) loss attributable to non-controlling interests	(16.0)	(13.3)	(6.9)
NET PROFIT (LOSS) ATTRIBUTABLE TO TECHNIP ENERGIES GROUP	244.6	206.8	146.3

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	57

VALUE CREATION, BUSINESSES AND FINANCIAL PERFORMANCE OPERATING AND FINANCIAL REVIEW

Year ended December 31, 2021 compared to year ended December 31, 2020

Revenue

The Company’s revenue increased by 11.9%, or €685.2 million, to €6,433.7 million for the year ended December 31, 2021,

from €5,748.5 million for the year ended December 31, 2020 due to the continued activity increase on Arctic LNG 2, combined with the ramp up of recently awarded LNG projects, more than offset by a lower contribution of maturing downstream and petrochemicals projects in the Americas, Middle-East and India.

(In millions of €)	December 31, 2021	December 31, 2020	% Change
Project Delivery	5,132.5	4,687.9	9.5%
Technology, Products and Services	1,301.2	1,060.6	22.7%
TOTAL REVENUE	6,433.7	5,748.5	11.9%

Project Delivery revenues increased by 9.5%, despite the challenging market conditions related to the COVID-19 pandemic, which included restrictions in some areas of operation, as well as logistics constraints.

Revenues benefited from significant activity on our Arctic LNG 2 project and increased activity in recently awarded LNG and downstream projects, which offset lower revenue from maturing downstream projects in the Americas and India.

The increase in Technology, Products and Services by 22.7% is driven by growth in services and process technology activity, including licensing, proprietary equipment (notably for PBAT, a biodegradable polymer, and ethylene), and sustainable chemistry, as well as loading systems and continued to benefit from a sustained period of strong order intake.

In terms of geographic location, the increase in revenue is primarily attributable to the Europe & Russia and Africa & Middle East regions. The following table sets forth our revenue by geographic location for the years ended December 31, 2021 and 2020.

(In millions of €)	December 31, 2021	December 31, 2020	% Change
Europe & Russia	3,592.5	2,754.7	30.4%
Africa & Middle East	1,394.0	1,172.6	18.9%
Asia Pacific	867.9	960.2	(9.6)%
Americas	579.3	861.0	(32.7)%
TOTAL REVENUE	6,433.7	5,748.5	11.9%

Our revenue in Europe & Russia increased by 30.4% to €3,592.5 million mainly due to the increased activity in the Arctic LNG 2 project.

Africa & Middle East revenues increased by 18.9%, or €221.4 million, mainly due to the award of the Qatar NFE project in the first quarter of 2021.

These increases were partially offset by a 9.6% decrease, or €92.3 million, in the Asia Pacific region, which is primarily due to a portfolio of projects reaching their maturity and a 32.7% or €281.7 million decrease in the Americas primarily driven by the completion of the Blade EPC project in 2020.

Cost of sales

Cost of sales increased by 16.6%, or €787.0 million, to €5,521.4 million for the year ended December 31, 2021, from €4,734.4 million for the year ended December 31, 2020. The increase is directly related to the evolution of the projects detailed above under “Revenue” part.

Selling, general and administrative expense

Selling, general and administrative expense decreased by 17.4%, or €63.5 million, to €300.7 million for the year ended December 31, 2021, from €364.2 million for the year ended December 31, 2020, due to a decrease of the tendering activity and a decrease of General and Administrative costs as a result of the cost reduction initiative launched in 2020 combined with the new company’s cost structure setup.

Research and development expense

Research and development expense increased by 1.3%, or €0.5 million, to €38.6 million for the year ended December 31, 2021, from €38.1 million for the year ended December 31, 2020, with a continuous focus on further development of the Process Technology portfolio, with notable activity in the energy transition domains of hydrogen and sustainable chemistry. In addition, investments continued on digitalization initiatives to enhance project delivery and services capability.

For further information on the Company’s research and development policies and additional product information, see section 2.5. Research and Technology.

Impairment, restructuring and other expense (income)

Impairment, restructuring and other expense (income) decreased by 66.8%, or €64.3 million, to an expense of €32.0 million for the year ended December 31, 2021, from an expense of €96.3 million for the year ended December 31, 2020, primarily due to severance and COVID-19 costs recorded as a one-off in 2020 partially offset by increase of the separation costs linked to the Spin-off activities occurred in 2021.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	58

VALUE CREATION, BUSINESSES AND FINANCIAL PERFORMANCE OPERATING AND FINANCIAL REVIEW

Other income (expense), net

Other expense, net, increased by €16.9 million to a net income of €15.0 million for the year ended December 31, 2021 from a net expense of €1.9 million for the year ended December 31, 2020. The increase is mainly coming from the variation of foreign currency (loss) gain.

Share of profit (loss) of equity-accounted investees

Share of profit (loss) of equity-accounted investees increased by €29.1 million, to €33.1 million for the year ended December 31, 2021 from €4.0 million for the year ended December 31, 2020. Most of the variation between 2020 and 2021 is explained by the achievement of milestones on the project Coral FLNG.

Financial income (expense), net

Financial expense, net increased by 9.6%, or €17.7 million, from a net expense of €184.1 million in 2020 to a net expense of €201.8 million in 2021. The variation is explained by the decrease in interest incomes generated on amounts deposited as well as higher interest expenses notably due to the new financing of the Group.

Income tax (expense)/profit

Income tax increased by 11.7%, or €13.3 million, from €113.4 million for the year ended December 31, 2020 to €126.7 million for the year ended December 31, 2021. This increase is proportionate to the increase of the income before tax and reflects an effective tax rate of 32.7% versus 34.0% in 2020. The decrease in the effective tax rate is largely explained by the decrease in the French income tax rate (from 32.02% to 28.41%) and a favorable mix of earnings (i.e. breakdown of the countries from which the Company sources earnings) weighted by incremental taxes, such as non-creditable foreign withholding taxes or local tax reported as income tax.

Year ended December 31, 2020 compared to year ended December 31, 2019

Consolidated financial statements for the period from January 1 to December 31, 2021 include comparative information (for the years 2020 and 2019) extracted from Technip Energies’ Combined financial statements. Information for these periods constitute the Technip Energies Group’s consolidated financial statements at December 31, 2021.

Revenue

The Company’s revenue decreased by 0.4%, or €20.2 million, to €5,748.5 million for the year ended December 31, 2020, from €5,768.7 million for the year ended December 31, 2019.

The contribution from Yamal LNG to the Company’s revenues decreased as compared to the year ended December 31, 2019 as a result of the project nearing completion. The decrease was more than offset by increasing revenue contributions from the main EPC projects signed in 2019, notably Arctic LNG 2, BP Tortue Gas FPSO, Exxon Beaumont Refinery Expansion Project and from the MIDOR refinery extension and modernization project.

The revenue decrease in Technology, Products and Services was mainly driven by certain historical furnaces technology contracts nearing completion. It was partially offset by the diversification of new technologies and competencies in renewable technologies, including revenues relating to the Company’s Neste Singapore Renewable Products Expansion Project and services relating to the Company’s Biomass-to- Liquid (BTL) projects in Sweden & Finland.

(In millions of €)	December 31, 2020	December 31, 2019	% Change
Project Delivery	4,687.9	4,565.5	2.7%
Technology, Products and Services	1,060.6	1,203.2	(11.9)%
TOTAL REVENUE	5,748.5	5,768.7	(0.4)%

Project Delivery revenues increased by 2.7% primarily due to the continued increased activity in the Arctic LNG 2 project and solid progress across a portfolio of projects in procurement and construction phases, which offset a decline in revenue due to the Yamal LNG project.

The decrease in Technology, Products and Services of 11.9% was primarily driven by the impact of COVID-19.

In terms of geographic location, the revenue mix remained stable, with the increase in the Europe & Russia and Americas regions balancing the decrease in the Africa & Middle East and Asia Pacific regions. The following table set forth our revenue by geographic location for the years ended December 31, 2020 and 2019.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	59

VALUE CREATION, BUSINESSES AND FINANCIAL PERFORMANCE OPERATING AND FINANCIAL REVIEW

(In millions of €)	December 31, 2020	December 31, 2019	% Change
Europe & Russia	2,754.7	2,603.9	5.8%
Africa & Middle East	1,172.6	1,445.1	(18.9)%
Asia Pacific	960.2	1,023.1	(6.1)%
Americas	861.0	696.6	23.6%
TOTAL REVENUE	5,748.5	5,768.7	(0.4)%

Europe & Russia revenues increased by 5.8%, or €150.8 million, due to the Arctic LNG 2 project ramp-up and proceeding to procurement and construction phases.

Africa & Middle East revenues decreased by 18.9%, or €272.5 million, with mature projects nearing completion.

Asia Pacific revenues decreased by €62.9 million due to the Prelude FLNG project nearing completion.

Americas revenues increased by 23.6%, or €164.4 million, due to new project awards signed in the prior year.

Cost of sales

Cost of sales increased by 4.8%, or €216.4 million, to €4,734.4 million for the year ended December 31, 2020 from €4,518.0 million for the year ended December 31, 2019. This increase is directly related to the evolution of the projects detailed above under “Revenue” part with an incremental profitability of the project portfolio.

Selling, general and administrative expense

Selling, general and administrative expense decreased by 10.5%, or €42.7 million, to €364.2 million for the year ended December 31, 2020 from €406.9 million for the year ended December 31, 2019. This decrease is mainly a result of the expenses reduction after a series of cost reduction initiatives implemented in response to the deteriorated market environment driven in part by COVID-19 pandemic.

Research and development expense

Research and development expense decreased by 9.3%, or €3.9 million, to €38.1 million for the year ended December 31, 2020 from €42.0 million for the year ended December 31, 2019, with a continuous focus on further development of the Process Technology portfolio, with notable activity in the energy transition domains of hydrogen and sustainable chemistry. In addition, investments continued on digitalization initiatives to enhance project delivery and services capability.

For further information on the Company’s research and development policies and additional product information, see section 2.5. Research and Technology.

Impairment, restructuring and other expense (income)

Impairment, restructuring and other expense (income) increased by 3.8%, or €3.5 million, to an expense of €96.3 million for the year ended December 31, 2020 from an expense of €92.8 million for the year ended December 31, 2019. This increase consisted primarily of one-off costs associated with the cost reduction program, separation costs related to the Spin-off transaction, and direct COVID-19 expenses.

Other income (expense), net

Other expense, net, decreased by €36.8 million to a net expense of €1.9 million for the year ended December 31, 2020 from a net expense of €38.7 million for the year ended December 31, 2019. This decrease resulted mainly from the DOJ litigation recorded in December 31, 2019. See section 2.6.7. Other matters.

Share of profit (loss) of equity-accounted investees

Share of profit (loss) of equity-accounted investees increased by €1.1 million, to €4.0 million for the year ended December 31, 2020 from €2.9 million for the year ended December 31, 2019. The increase is mainly due to gains on foreign exchange on the BAPCO project.

Financial income (expense), net

Financial expense, net decreased by 45.0%, or €150.7 million, from a net expense of €(334.8) million in 2019 to a net expense of €(184.1) million in 2020 primarily due to the decrease of the revaluation of Yamal Joint Venture Partners’ MRL as the profitability of the Yamal LNG project declined in 2020.

Income tax (expense)/profit

Income tax decreased by 38.8%, or €71.8 million, from €185.2 million for the year ended December 31, 2019 to €113.4 million for the year ended December 31, 2020.

The provision for income taxes for the twelve months ended 31 December 2020 and 2019 reflected effective tax rates of 34.0% and 54.7% respectively. This decrease was due to the combined effects of the decrease in the French income tax standard rate (from 34.43% to 32.02%) and a favorable mix of forecasted earnings with a decrease of non-deductible provisions, as well as tax contingencies.

The effective tax rate can fluctuate depending on the breakdown of the countries from which the Company sources earnings, as the foreign earnings of the Company are generally subject to different tax rates than the rate applicable in France.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	60

VALUE CREATION, BUSINESSES AND FINANCIAL PERFORMANCE OPERATING AND FINANCIAL REVIEW

Order Intake and Backlog

Order Intake represents the estimated sales value of confirmed customer orders received during the reporting period. For service or consulting contracts in which the customer is charged a fixed rate based on the time spent that corresponds to the value transferred to the customer, the Company recognizes Order Intake when it has the right to invoice as service has been rendered.

(In millions of €)	December 31, 2021	December 31, 2020	December 31, 2019
Order intake	10,383.3	4,355.0	11,866.6

Order Intake at December 31, 2021 increased by €6,028.3 million compared to December 31, 2020 benefiting from major award for the Qatar North Field Expansion and downstream projects in U.A.E. and India.

Order Intake at December 31, 2020 decreased by €7,511.6 million compared to December 31, 2019 due mainly to recognition of the Arctic LNG 2 project order intake recognized in the second quarter of 2019 which was partially offset by significant awards in LNG and downstream which occurred in the second semester of 2020.

Order Backlog is calculated as the estimated sales value of unfilled, confirmed customer orders at the reporting date.

Order Backlog is recognized for both lump-sum turnkey contracts, as well as reimbursable contracts up to the firm contract amount agreed with the client that is expected to be recovered from the client to satisfy the Company’s performance obligation.

(In millions of €)	December 31, 2021	December 31, 2020	December 31, 2019
Order backlog	15,916.9	11,491.0	13,676.4

Order Backlog at December 31, 2021 increased by €4,425.9 million compared to December 31, 2020 due mainly to the major award of the Qatar North Field Expansion and downstream projects in U.A.E.

Order Backlog at December 31, 2020 decreased by €2,185.4 million compared to December 31, 2019 primarily due to the recognition of the Arctic LNG 2 project increasing significantly Order Backlog as of end of 2019 and the limited final investment decisions taken in the first half of 2020 amidst the COVID-19 pandemic and service orders booked in the period were lower than revenues.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	61

VALUE CREATION, BUSINESSES AND FINANCIAL PERFORMANCE OPERATING AND FINANCIAL REVIEW

2.6.3.	NON-GAAP MEASURES

Alternative performance measures – Definitions

Certain parts of this Annual Financial Report contain the following non-IFRS financial measures: Adjusted Revenue, Recurring EBIT, Adjusted Recurring EBIT, Adjusted Recurring EBITDA, Adjusted net (debt) cash, Adjusted Order Backlog, and Adjusted Order Intake, which are not recognized as measures of financial performance or liquidity under IFRS and which the Company considers to be APMs.

The APMs presented are not measures of financial performance under IFRS, but measures used by management to monitor the underlying performance of the Company’s business and operations and, accordingly, they have not been audited or reviewed. Further, they may not be indicative of the Company’s historical operating results, nor are such measures meant to be predictive of the Company’s future results. These APMs are presented in this Annual Financial Report because management considers them important supplemental measures of the Company’s performance and believes that similar measures are widely used in the industry in which the Company operates as a means of evaluating a company’s operating performance and liquidity.

However, not all companies calculate APMs in the same manner or on a consistent basis. As a result, these measures and ratios may not be comparable to measures used by other companies under the same or similar names. Accordingly, undue reliance should not be placed on the APMs contained in this Annual Financial Report and they should not be considered as a substitute for revenue, operating profit for the year, cash flow or other financial measures computed in accordance with IFRS.

The presentation of the APMs in this Annual Financial Report should not be construed as an implication that the Company’s future results will be unaffected by exceptional or non-recurring items.

The APMs are determined by integrating line by line for their respective share incorporated construction project entities that are not fully owned by the Company, as follows:

■	Jointly controlled entities or equity affiliates accounted for under the equity method under IFRS, are contributing line by line at their respective proportionate share, reflecting the portion owned by the Company. Over the periods presented in this Annual Financial Report, the entities for which adjustments are performed are ENI CORAL FLNG, BAPCO Sitra Refinery and Arctic LNG 2. The entities are accounted for under the equity method under IFRS and are included line by line at 50%, 36% and 33.3% respectively, proportionally to the Company’s share. From 2020, the limited value engineering scope of the Rovuma project is accounted for under the equity method under IFRS and the Company’s 33.3% proportional share is consolidated in the applicable line items. From 2021, Nova Energies entity and two affiliates of the NFE joint venture are accounted for under the equity method under IFRS and Company’s 50% proportional share is consolidated in the applicable line items;

■	Controlled entities fully consolidated under IFRS and where non-controlling interests exceed 25% are contributing proportionally in the APMs to reflect the Company’s share in these entities. As of and for all the periods presented in this Annual Financial Report, an adjustment is performed for Yamal LNG, which is included line by line at 50%, proportionally to the Company’s share, whereas under IFRS the entity is fully consolidated over these periods.

Each of the APMs is defined below:

■	Adjusted Revenue: Adjusted Revenue represents the revenue recorded under IFRS as adjusted according to the method described below. For the periods presented in this document, the Company’s proportionate share of joint venture revenue from the following projects was included: the revenue from ENI CORAL FLNG, Yamal LNG and NFE is included at 50%, the revenue from BAPCO Sitra Refinery is included at 36%, the revenue from the In-Russia construction and supervision scope of Arctic LNG 2 is included at 33.3%, the revenue from the joint-venture Rovuma is included at 33.3%, the revenue from Nova Energies is included at 50%. The Company believes that presenting the proportionate share of its joint-venture revenue in construction projects carried out in joint arrangements enables management and investors to better evaluate the performance of the Company’s core business period-over-period by assisting them in more accurately understanding the activities actually performed by the Company on these projects.

■	Recurring EBIT: Recurring EBIT represents the profit before financial expense, net and income taxes recorded under IFRS less items considered as non-recurring: including (i) COVID-19 costs, (ii) merger transaction and integration costs incurred in the context of the merger between Technip and FMC Technologies until 2019 and separation costs associated with the Spin-off transaction, (iii) restructuring expenses, (iv) gain/loss from discontinued operations, and (v) costs arising out of significant litigation that have arisen outside of the ordinary course of business. The Company believes that the exclusion of these expenses or profits from EBIT enables investors and management to more effectively evaluate the Company’s operations and consolidated results of operations period-over-period, and to identify operating trends that could otherwise be masked to both investors and management by the excluded items.

■	Adjusted Recurring EBIT: Adjusted Recurring EBIT represents Recurring EBIT as adjusted to reflect, line-by-line for their respective share, incorporated construction project entities that are not fully owned by the company (applying the method described under Adjusted Revenue). The Company believes that the exclusion of these expenses or profits from these financial measures enables investors and management to more effectively evaluate the Company’s operations and consolidated results of operations period-over-period, and to identify operating trends that could otherwise be masked to both investors and management by the excluded items.

■	Adjusted Recurring EBITDA: Adjusted Recurring EBITDA corresponds to the Adjusted Recurring EBIT as described above after deduction of depreciation and amortization expenses and as adjusted to reflect for their respective share construction project entities that are not fully owned by the Company. The Company believes that the exclusion of these expenses or profits from these financial measures enables investors and management to more effectively evaluate the Company’s operations and consolidated results of operations period-over-period, and to identify operating trends that could otherwise be masked to both investors and management by the excluded items.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	62

VALUE CREATION, BUSINESSES AND FINANCIAL PERFORMANCE OPERATING AND FINANCIAL REVIEW

■	Adjusted Order Intake: Order intake corresponds to signed contracts which have come into force during the reporting period. Adjusted Order Intake adds the proportionate share of orders signed related to equity affiliates (ENI Coral FLNG, BAPCO Sitra Refinery, Arctic LNG 2 for the In- Russia construction and supervision scope, the joint-venture Rovuma, two affiliates of the NFE joint-venture, and the Nova Energies joint venture) and restates the share of order intake attributable to the non-controlling interests in Yamal LNG. This financial measure is closely connected with the Adjusted Order Backlog in the evaluation of the level of the Company’s forthcoming activities by presenting its proportionate share of contracts which came into force during the period and that will be performed by the Company.

■	Adjusted Order Backlog: Order backlog is calculated as the estimated sales value of unfilled, confirmed customer orders at the relevant reporting date. Adjusted Order Backlog takes into account the Company’s proportionate share of order backlog related to equity affiliates (ENI Coral FLNG, BAPCO Sitra Refinery, Arctic LNG 2 for the In-

Russia construction and supervision scope, the joint venture Rovuma, two affiliates of the NFE joint-venture, and the Nova Energies joint-venture) and restates the share of order backlog related to the Company’s non-controlling interest in Yamal LNG. The Company believes that the Adjusted Order Backlog enables management and investors to evaluate the level of the Company’s core business forthcoming activities by including its proportionate share in the estimated sales coming from construction projects in joint arrangements.

■	Adjusted net (debt) cash: Adjusted net (debt) cash reflects cash and cash equivalents, net of debt (including short term debt and loans due to/due from the TechnipFMC Group), as adjusted according to the method described above under Adjusted Revenue. Management uses this APM to evaluate the Company’s capital structure and financial leverage. The Company believes Adjusted net debt (if debtor), or Adjusted net cash (if creditor), is a meaningful financial measure that may assist investors in understanding the Company’s financial condition and recognizing underlying trends in its capital structure.

2.6.4.	BUSINESS SEGMENTS HIGHLIGHTS

Projects Delivery – Adjusted IFRS

(In millions of €)	December 31, 2021	December 31, 2020	% Change
Revenue	5,132.5	4,687.9	9.5%
Adjustments(1)	231.9	266.0	(12.8%)
Adjusted revenue	5,364.4	4,953.9	8.3%
EBIT	529.2	547.9	(3.4%)
Adjustments(2)	2.3	(40.1)	(105.7%)
Recurring EBIT	531.5	507.8	4.7%
Adjustments(1)	(189.5)	(181.4)	4.5%
Adjusted recurring EBIT	342.0	326.4	4.8%
ADJUSTED RECURRING EBIT MARGIN %	6.4%	6.6%	(20) bps
(1)	For an explanation of the adjustments see “2.6.3. Non-GAAP measures” section above.
(2)	Recurring EBIT adjustments add or remove, as appropriate, exceptional items from EBIT, including (i) COVID-19 costs, (ii) merger transaction and integration costs incurred in the context of the merger between Technip and FMC Technologies until 2019 and separation costs associated with the Spin-off transaction, and (iii) restructuring expenses, (iv) gain/loss from discontinued operations, and (v) costs arising out of significant litigation that have arisen outside of the ordinary course of business. The Company believes that the exclusion of these expenses or profits from EBIT enables investors and management to more effectively evaluate the Company’s operations and consolidated results of operations period-over-period, and to identify operating trends that could otherwise be not accurately measured to both investors and management by the excluded items.

Adjusted Revenue increased year-on-year by 8.3% to €5,364.4 million. This growth was achieved despite the testing external environment related to the pandemic, which included restrictions in some areas of operation, as well as constraints around logistics. Revenues benefited from significant activity on Arctic LNG 2, the ramp-up of recently awarded LNG and downstream projects. This more than offset lower contributions year-on-year from maturing downstream projects in the Americas and India.

Adjusted Recurring EBIT increased year-on-year by 4.8% to €342.0 million.

Adjusted Recurring EBIT margin slightly declined by 20 basis points to 6.4% largely due to growth in revenues from major projects in an early stage and corporate costs that have been more fully allocated to the operating segment. This was partially offset by projects in completion phase in Africa, the Middle East and Europe, as a contribution from Yamal LNG as it progresses through the warranty phase and a lower indirect cost base overall. The contribution from Yamal LNG was broadly flat year-over-year as it progresses through the warranty phase. For 2021, direct expenses relating to COVID-19 were absorbed within Adjusted Recurring EBIT (in 2020 COVID-19 expenses were excluded from Adjusted Recurring EBIT).

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	63

VALUE CREATION, BUSINESSES AND FINANCIAL PERFORMANCE OPERATING AND FINANCIAL REVIEW

(In millions of €)	December 31, 2021	December 31, 2020	Change
Order Intake	9,055.8	3,159.0	5,896.8
Adjustments(1)	(584.3)	(63.1)	(521.2)
ADJUSTED ORDER INTAKE	8,471.5	3,095.9	5,375.6

(1) For an explanation of the adjustments see “2.6.3. Non-GAAP measures” section above.

Adjusted Order Intake at December 31, 2021 increased by €5,375.6 million compared to December 31, 2020 benefiting from major award for the Qatar North Field Expansion and downstream projects in the U.A.E. and India.

(In millions of €)	December 31, 2021	December 31, 2020	Change
Order Backlog	14,671.4	10,392.0	4,279.4
Adjustments(1)	472.6	1,254.4	(781.8)
Adjusted Order Backlog	15,144.0	11,646.4	3,497.6

(1) For an explanation of the adjustments see “2.6.3. Non-GAAP measures” section above.

Adjusted Order Backlog at December 31, 2021 increased by €3,497.6 million compared to December 31, 2020 explained by the increase of Adjusted Order Intake partially offset by the continued Arctic LNG 2 project execution.

Technology, Products & Services (TPS) – Adjusted IFRS

(In millions of €)	December 31, 2021	December 31, 2020	% Change
Revenue	1,301.2	1,060.6	22.7%
Adjustments(1)	1.5	—	—%
Adjusted revenue	1,302.8	1,060.6	22.8%
EBIT	118.0	62.5	88.8%
Adjustments(2)	1.2	23.4	(94.9)%
Recurring EBIT	119.2	86.0	38.6%
Adjustments(1)	0.1	—	—%
Adjusted recurring EBIT	119.3	86.0	38.7%
ADJUSTED RECURRING EBIT MARGIN %	9.2%	8.1%	110 bps
(1)	For an explanation of the adjustments see “2.6.3. Non-GAAP measures” section above.
(2)	Recurring EBIT adjustments add or remove, as appropriate, exceptional items from EBIT, including (i) COVID-19 costs, (ii) merger transaction and integration costs incurred in the context of the merger between Technip and FMC Technologies until 2019 and separation costs associated with the Spin-off transaction, and (iii) restructuring expenses, (iv) gain/loss from discontinued operations, and (v) costs arising out of significant litigation that have arisen outside of the ordinary course of business. The Company believes that the exclusion of these expenses or profits from EBIT enables investors and management to more effectively evaluate the Company’s operations and consolidated results of operations period-over-period, and to identify operating trends that could otherwise be not accurately measured to both investors and management by the excluded items.

Adjusted Revenue increased year-on-year by 22.8% to €1,302.8 million, driven by growth in services and Process Technology activity including licensing, proprietary equipment (notably for PBAT, a biodegradable polymer and ethylene), and Sustainable Chemistry, as well as Loading Systems which continues to benefit from a sustained period of strong order intake.

Adjusted Recurring EBIT increased year-on-year by 38.7% to €119.3 million.

Adjusted Recurring EBIT margin increased year-on-year by 110 basis points to 9.2%, benefiting from higher activity levels and revenue contribution from Process Technology and services, as well as growth in aftermarket services for Loading Systems including repair and revamp work.

(In millions of €)	December 31, 2021	December 31, 2020	Change
Order Intake	1,327.5	1,196.0	131.5
Adjustments(1)	(9.1)	—	(9.1)
ADJUSTED ORDER INTAKE	1,318.4	1,196.0	122.4

(1) For an explanation of the adjustments see “2.6.3. Non-GAAP measures” section above.

Adjusted Order Intake at December 31, 2021 increased by €122.4 million compared to December 31, 2020 benefiting from new contracts in Europe notably around Biofuels and added value services in Gas processing and CO2 capture.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	64

VALUE CREATION, BUSINESSES AND FINANCIAL PERFORMANCE OPERATING AND FINANCIAL REVIEW

(In millions of €)	December 31, 2021	December 31, 2020	Change
Order Backlog	1,245.6	1,098.6	147.0
Adjustments(1)	(1.2)	—	(1.2)
ADJUSTED ORDER BACKLOG	1,244.3	1,098.6	145.7

(1) For an explanation of the adjustments see “2.6.3. Non-GAAP measures” section above.

Adjusted Order Backlog at December 31, 2021 increased by €145.7 million compared to December 31, 2020 following the growth on Adjusted Order Intake.

Corporate and other items

(In millions of €)	December 31, 2021	December 31, 2020	Change
EBIT	(58.1)	(92.9)	34.8
Adjustments(1)	28.4	31.1	(2.7)
Recurring EBIT	(29.7)	(61.7)	32.0
Adjustments(2)	(0.6)	3.2	(3.8)
ADJUSTED RECURRING EBIT	(30.3)	(58.5)	28.2
(1)	Adjustments are mainly made of non-recurring items such as separation costs in 2021 and restructuring or COVID-19 costs for the year ended December 31, 2020.
(2)	For an explanation of the adjustments see “2.6.3. Non-GAAP measures” section above.

Adjusted Recurring EBIT decreased year-on-year by 48.2% to €(30.3) benefiting from a fuller allocation to the operating segments and foreign exchange impact.

Adjusted net (debt) cash

The following table provides a reconciliation of the Company’s Adjusted Cash and cash equivalents to Adjusted net (debt) cash, utilizing details of classifications from the Company’s consolidated statement of financial position:

(In millions of €)	December 31, 2021	December 31, 2020	Change
Cash and cash equivalents	3,638.6	3,189.7	448.9
Adjustments(1)	171.5	(125.3)	296.8
Adjusted cash and cash equivalents	3,810.1	3,064.4	745.7
Less: Adjusted debt	683.3	402.3	281.0
Less: Adjusted loans due to TechnipFMC	—	77.2	(77.2)
Add: Adjusted loans due from TechnipFMC	—	121.8	(121.8)
ADJUSTED NET (DEBT) CASH	3,126.8	2,706.7	420.1

(1) For an explanation of the adjustments see “2.6.3. Non-GAAP measures” section above.

Adjusted net cash increased by 16% or €420.1 million between December 31, 2020 and 2021, from €2,706.7 million to €3,126.8 million primarily due to the climb by €745.7 million of adjusted cash and cash equivalents which effect is slightly compensated by the debt increase of €281.0 million (see 9.1.6. Notes to consolidated financial statements – Note 22. Debt (long and short-term).

Off-balance-sheet arrangements and contingent liabilities

The Company has no uncombined special purpose financing or partnership entities or other off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on the Company’s financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Impact of foreign currency fluctuations

For purposes of mitigating the effect of changes in exchange rates, Technip Energies holds derivative financial instruments to hedge the risks of certain identifiable and anticipated transactions and recorded assets and liabilities in the condensed consolidated statement of financial position.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	65

VALUE CREATION, BUSINESSES AND FINANCIAL PERFORMANCE OPERATING AND FINANCIAL REVIEW

2.6.5.	LIQUIDITY AND CAPITAL RESOURCES

General

Cash management is centralized and the Company’s liquidity needs are mainly managed through internal cash pooling arrangements with a central treasury management subsidiary, T.EN Eurocash SNC. The Company’s cash and cash equivalents is comprised of cash held by Technip Energies legal entities. Cash and cash equivalents in the consolidated financial statements reflect the ownership by the legal entities that are part of the Technip Energies Group.

At December 31, 2021 , the Company had cash and cash equivalents of €3,638.6 million compared to €3,189.7 at December 31, 2020.

At December 31, 2021, the Company has debt of €683.3 million compared to €402.4 million. For further details see 9.1.6. Notes to consolidated financial statements – note 22. Debt (long and short-term).

We believe our financial resources are sufficient to meet our present requirements.

Cash flows

Cash flows for the years ended December 31, 2021, 2020 and 2019 were as follows:

(In millions of €)	December 31, 2021	December 31, 2020	December 31, 2019
Cash provided (required) by operating activities	934.4	836.8	1,006.4
Cash required (required) by investing activities	(53.0)	(52.0)	(36.8)
Cash provided (required) by financing activities	(558.6)	(1,315.4)	(1,120.7)
Effect of changes in foreign exchange rates on cash and cash equivalents	126.1	156.7	45.1
(Decrease) Increase in cash and cash equivalents	448.9	(373.9)	(106.0)
Cash and cash equivalents, beginning of period	3,189.7	3,563.6	3,669.6
Cash and cash equivalents, end of period	3,638.6	3,189.7	3,563.6

Cash flows provided (required) by operating cash flows – During 2021, the Company generated €934.4 million in cash flows from operating activities as compared to €836.8 million for the year ended December 31, 2020, resulting in a €97.6 increase compared to 2020, which is primarily driven by the cash generated by our operations during the year due to 2021. Operating activities generated €836.8 million and €1,006.4 million of cash during the year ended December 31, 2020 and 2019, respectively. The decrease of €169.6 million was primarily driven by an increase in the cash used for the working capital of €104.8 million.

Cash flows provided (required) by investing activities – Investing activities used €53.0 million, €52.0 million and €36.8 million during the year ended December 31, 2021, 2020 and 2019 respectively, primarily due to capital expenditures.

Cash flows provided (required) by financing activities – Financing activities used €558.6 million and €1,315.4 million during the years ended December 31, 2021 and 2020, respectively. The increase of €756.8 million was primarily driven by the issuance of notes in a total amount of €600 million partially offset by the reimbursement of commercial papers of €313.0 million. Financing activities used €1,315.4 million and €1,120.7 million during the years ended December 31, 2020 and 2019, respectively. Commercial paper outstanding decreased by €137.0 million while net distributions to TechnipFMC increased by €363.0 million from €412.9 million in 2019 to €775.9 million in 2020. This was, however, offset by the decrease of the settlement of MRL by €306.0 million. Overall, the cash used for financing activities increased by €194.7 million.

Debt and liquidity

The Company’s sources of liquidity following the Spin-off have been its Facilities Agreement (as defined below) providing for a Bridge Facility which Bridge Facility has since then been prepaid and cancelled in full when the Company’s inaugural senior unsecured Notes (as defined below) were issued, as well as T.EN Eurocash SNC’s (which is one of the Company’s wholly owned subsidiaries) commercial paper program and cash pooling resources.

In addition, though the Company does not intend to draw upon it in the ordinary course, the Revolving Facility established under the Facilities Agreement is available in the event additional amounts are needed.

On February 10, 2021, the Company and T.EN Eurocash SNC entered into a €1.4 billion senior unsecured Bridge and Revolving Facilities Agreement (the “Facilities Agreement”) with Crédit Agricole Corporate and Investment Bank, as agent, and the lenders party thereto. The Facilities Agreement provides for the establishment of the Bridge Facility in an amount of up to €650 million and the Revolving Facility in an amount of €750 million. The Bridge Facility has been prepaid and cancelled in full by its sole borrower, Technip Energies N.V., on May 31, 2021. The Company and T.EN Eurocash SNC are the borrowers under the Revolving Facility. Subject to certain conditions, the Company may request the aggregate commitments under the Revolving Facility to be increased by up to €250 million to €1.0 billion.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	66

VALUE CREATION, BUSINESSES AND FINANCIAL PERFORMANCE OPERATING AND FINANCIAL REVIEW

Upon occurrence of the Spin-off, on February 16, 2021, the Company drew down €620 million from the Bridge Facility. The amount borrowed was applied to (i) refinance existing indebtedness under the Company’s commercial paper program, (ii) finance working capital purposes and (iii) finance the cash allocation between TechnipFMC and the Company under the Separation and Distribution Agreement. The residual capacity of €30 million under the Bridge Facility expired on March 2, 2021. The Bridge Facility was repaid and cancelled in full on May 31, 2021, using the proceeds of the issuance of €600 million aggregate principal of 1.125% senior unsecured notes due 2028 (the “Notes”).

The Revolving Facility has an initial three-year tenor as from the Initial Availability Date (February 15, 2021) and may be extended twice by one year each time. The Company and

T.EN Eurocash SNC, its cash pooling subsidiary, are borrowers thereunder. On December 6, 2021 the first extension of the Revolving Facility was successfully completed.

The Revolving Facility is available in euros. The available capacity under the Revolving Facility is reduced by any outstanding commercial paper borrowings issued by T.EN Eurocash SNC.

Borrowings under the Revolving Facility bear interest at the EURIBOR rate applicable to the relevant interest period (floored at zero), plus an applicable margin.

The applicable margin will vary depending on the Company’s credit rating as follows:

Rating	Applicable margin
Lower than or equal to BB+	0.95% p.a.
Equal to BBB-	0.75% p.a.
Equal to BBB	0.60% p.a.
Equal to BBB+	0.45% p.a.
Higher than or equal to A-	0.35% p.a.

The applicable margin for the Revolving Facility loans is also adjusted depending on the successful completion by the Company of the ESG key performance indicators (as described below) in accordance with the following grid:

Number of ESG key performance indicators (“KPIs”) for which successful completion has been achieved	Margin Adjustment
No successful completion has been achieved for any of the KPIs	+0.025% p.a.
Successful completion has been achieved for one (1) KPI	+0.0125% p.a.
Successful completion has been achieved for two (2) KPIs	-0.0125% p.a.
Successful completion has been achieved for three (3) KPIs	-0.025% p.a.

The ESG key performance indicators consist in (i) the evaluation and reduction of carbon footprint, (ii) the support provided to ESG ratings and (iii) the improvement of gender diversity. The Facilities Agreement contains usual and customary representations and warranties, mandatory prepayments and events of default for investment-grade credit facilities of this type. The Facilities Agreement contains the following covenants:

■	Negative pledge that limit the Company’s, T.EN Eurocash SNC’s and the Company’s material subsidiaries’ (defined as any subsidiary whose EBITDA is greater than 5% of the consolidated EBITDA of the Company or whose total assets exceed 5% of the total assets of the Group) ability to create security over their assets, except that, in particular: (i) security may be created over cash collateral not exceeding the higher of €250.0 million or its equivalent in other currencies and 3% of the total assets (on a consolidated basis) of the Company, (ii) Technip Energies, T.EN Eurocash SNC and the Company’s material subsidiaries may carry out permitted securitizations and grant security over such receivables, (iii) security may be created over manufacturing facilities, plant, property, equipment or real estate subject to a sale and leaseback not exceeding the higher of €250.0 million or its equivalent in other currencies and 3% of the total assets (on a consolidated basis) of the Company, (iv) security may be created over cash collateral by the Company, T.EN Eurocash SNC or the Company’s material subsidiaries in an amount not exceeding the higher of €250.0 million or its equivalent in other currencies and 3% of the total assets (on a consolidated basis) of the Company’s group (v) any security securing (directly or indirectly) financial indebtedness under finance or structured tax lease arrangements or provided by way of cash collateral to secure any obligations under any guarantee, indemnity or similar assurance or back-to-back financial indebtedness, in each case not exceeding the higher of €250.0 million or its equivalent in other currencies and 3% of the total assets (on a consolidated basis) of the Company, (vi) other customary carve-outs and exceptions and (vii) any other security not otherwise permitted to the extent not exceeding the higher of €250.0 million or its equivalent in other currencies and 3% of the total assets (on a consolidated basis) of the Company;

■	An asset sale covenant prohibiting the Company and its material subsidiaries from disposing of assets in a single transaction or series of related transactions exceeding a maximum aggregate amount of up to €500.0 million or its equivalent in other currencies in each financial year or exceeding €1.5 billion during the term of the New Revolving Credit Facility, except ordinary course disposals and other customary carve-outs and exceptions and provided that any such disposal does not have or is not reasonably likely to have a material adverse effect; and

■	A merger covenant prohibiting the Company, T.EN Eurocash SNC and the Company’s material subsidiaries from engaging in corporate amalgamations, demergers, mergers or corporate reconstruction or reorganizations that are likely to have a material adverse effect, except that any material subsidiary may engage in any such transaction with another member of the Company’s group (other than the Company and T.EN Eurocash SNC); however;

■	No financial covenant to be maintained on a regular basis.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	67

VALUE CREATION, BUSINESSES AND FINANCIAL PERFORMANCE OPERATING AND FINANCIAL REVIEW

On May 28, 2021, the Company issued its inaugural €600 million of 1.125% senior unsecured notes due 2028 (the “Notes”), the proceeds of which is for general corporate purpose, including the refinancing (which occurred on 31 May 2021) of the €620 million drawings under the Bridge Facility made available to the Company in connection with the Spin-off. The interest on the Notes is paid annually on May 28 of each year, beginning on May 28, 2022. The Notes were admitted to trading on the regulated market of Euronext Paris and rated BBB by S&P Global. On March 11, 2022, S&P revised its rating for both the Notes and the Company to BBB-.

The negotiable European commercial paper program of T.EN Eurocash has been downsized to €750 million from €1 billion following the Spin-off. The program’s rating by S&P Global is A-2. As of December 31, 2021, the outstanding balance is €80.0 million (see 9.1.6. Notes to consolidated financial statements – note 22. Debt (long and short-term)).

Technip Energies also pools the cash resources of its subsidiaries through T.EN Eurocash SNC.

As of the date of this Annual Report, Technip Energies’ credit ratings with Standard and Poor’s (S&P Global) is BBB- for both its the long-term corporate rating and its Notes.

Contractual obligations

The following table summarizes the Company’s contractual obligations and other commercial commitments at December 31, 2021, as well as the effect that these obligations and commitments are expected to have on the Company’s liquidity and cash flow in future periods, on an actual basis.

(In millions of €)	Payment Due by Period
	Total	Less than 1 year	1-3 years	3-5 years	After 5 years
Debt	679.4	85.3	0.1	—	594.0
Leases liabilities(1)	305.8	68.9	110.6	54.3	72.0
Purchase Obligations(2)	3,516.3	670.4	2,797.9	48.0	—
Pension and other post-retirement benefits(3)	137.5	12.6	25.3	17.8	81.8
Unrecognized tax benefits(4)	67.6	0.6	0.6	2.5	63.9
Other contractual obligations(5)	140.8	108.4	32.4	—	—
Due to TechnipFMC – Loans(6)	3.9	3.9	—	—	—
TOTAL CONTRACTUAL OBLIGATIONS	4,851.3	950.1	2,966.9	122.6	811.7
(1)	The Company leases real estate, including land, buildings and warehouses, machinery/equipment, vehicles, and various types of manufacturing and data processing equipment. Leases of real estate generally provide for payment of property taxes, insurance and repairs by the Company. Lease liabilities were accounted for according to the lease standard IFRS 16 and represent the present value of the remaining lease payments. For further information regarding assumptions used to determine the lease liabilities, see note 16 to the Consolidated Financial Statements included elsewhere in this Document.
(2)	In the normal course of business, the Company enters into agreements with its suppliers to purchase equipment and material or services. These agreements include a requirement that the Company’s supplier provide products or services to its specifications and require it to make a firm purchase commitment to its supplier. As substantially all of these commitments are associated with purchases made to fulfill the Company’s customers’ orders, the costs associated with these agreements will ultimately be reflected in cost of sales on its consolidated statement of income.
(3)	The Company expects to contribute approximately €1.4 million to the Company’s pension plans during 2021. Required contributions for future years depend on factors that cannot be determined at this time.
(4)	It is reasonably possible that €0.6million of liabilities for unrecognized tax benefits will be settled during 2022, and this amount is reflected in income taxes payable in the Company’s consolidated balance sheet as of December 31, 2021. Although unrecognized tax benefits are not contractual obligations, they are presented in this table because they represent demands on the Company’s liquidity.
(5)	Other contractual obligations represent a mandatorily redeemable financial liability. In the fourth quarter of 2016, the Company obtained voting control interests in legal contract entities belonging to the Company’s then-existing Onshore/Offshore business segment, which entities owned and accounted for the design, engineering and construction of the Yamal LNG plant. Prior to the amendments of the contractual terms that provided the Company voting interest control, the Company accounted for these entities under the equity method of accounting based on its previously held interests in each of these entities. An MRL of €165.9 million was recognized as of December 31, 2016 for the fair value of the non-controlling interests. During the year ended December 31, 2021 the Company revalued the liability to reflect current expectations about the obligation. Refer to Note 26 to the Consolidated Financial Statements included elsewhere in this Document for further information regarding the fair value measurement assumptions of the mandatorily redeemable financial liability and related changes in its fair value.
(6)	Loans due to TechnipFMC represent discrete loans negotiated between TechnipFMC and Technip Energies or its subsidiaries for various business and financing reasons during the reporting period. These loans are considered as related party loans in the Company’s Consolidated Financial Statements and have a maturity of less than one year.

For other contingencies, see the consolidated financial statements and Note 29. Commitments and contingent liabilities to the consolidated financial statements included in this Document.

Effects of transactions with related parties

The consolidated financial statements comprises transactions (receivables, payables, revenues and expenses) with related including entities related to the Company’s directors and TechnipFMC’s main shareholders as well as the partners of the Company’s joint ventures and affiliates.

For details on related parties’ disclosures, see Note 27. Related party transactions of the financial statements.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	68

VALUE CREATION, BUSINESSES AND FINANCIAL PERFORMANCE OPERATING AND FINANCIAL REVIEW

2.6.6.	CRITICAL ACCOUNTING ESTIMATES

The Company’s significant accounting policies are set out in note 1.6. Summary of significant accounting policies to the consolidated financial statements included elsewhere in this document, which are prepared in accordance with IFRS.

Given the uncertainties inherent in the Company’s business activities, it must make certain estimates and assumptions that require difficult, subjective and complex judgments. Because of uncertainties inherent in such judgments, actual outcomes and results may differ from the Company’s assumptions and estimates, which could materially affect the consolidated financial statements.

Revenue recognition

A significant portion of total revenue recognized over time primarily relates to a large range of onshore facilities and fixed and floating offshore facilities that involve the design, engineering, manufacturing, construction, and assembly of complex, customer-specific systems. Because of control transferring over time, revenue is recognized based on the extent of progress towards completion of the performance obligation. The selection of the method to measure progress towards completion requires judgment and is based on the nature of the products or services to be provided. The Technip Energies Group generally uses the cost-to-cost measure of progress for its contracts because it best depicts the transfer of control to the customer that occurs as the Technip Energies Group incurs costs on its contracts. Under the cost-to-cost measure of progress, the extent of progress towards completion is measured based on the ratio of costs incurred to date to the total estimated costs at completion of the performance obligation. Revenues, including estimated fees or profits, are recorded proportionally as costs are incurred.

Due to the nature of the work required to be performed on performance obligations, the estimation of total revenue and cost at completion is complex, subject to many variables, and requires significant judgment. It is common for long-term contracts to contain award fees, incentive fees, or other provisions that can either increase or decrease the transaction price. The estimated amounts in the transaction price are included when management believes there is an enforceable right to the modification, the amount can be estimated reliably, and its realization is probable. The estimated amounts are included in the transaction price to the extent it is probable that a significant reversal of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is resolved.

The Technip Energies Group executes contracts with its customers that clearly describe the equipment, systems, and/or services. After analyzing the drawings and specifications of the contract requirements, project engineers estimate total contract costs based on their experience with similar projects and then adjust these estimates for specific risks associated with each project, such as technical risks associated with a new design. Costs associated with specific risks are estimated by assessing the probability that conditions arising from these specific risks will affect total cost to complete the project. After work on a project begins, assumptions that form the basis for the calculation of total project cost are examined on a regular basis and estimates are updated to reflect the most current information and management’s best judgment.

Adjustments to estimates of contract revenue, total contract cost, or extent of progress toward completion are often required as work progresses under the contract and as experience is gained, even though the scope of work required under the contract may not change. The nature of accounting for long-term contracts is such that refinements of the estimating process for changing conditions and new developments are continuous and characteristic of the process.

Consequently, the amount of revenue recognized over time is sensitive to changes in estimates of total contract costs. There are many factors, including, but not limited to, the ability to properly execute the engineering and design phases consistent with customers’ expectations, the availability and costs of labor and material resources, productivity, and weather, all of which can affect the accuracy of cost estimates, and ultimately, a future profitability.

Accounting for income taxes

Several factors may affect the Group’s future tax expense in the coming years. Considering the current trends observed, the Group anticipates notably that governments will introduce tax measures such as increases in the income tax rate to fund expenditures incurred in relation to COVID-19. Because of this same need to fund the COVID-19 expenditure, the Group also anticipates that tax audits will in many countries become increasingly difficult.

There may be some impact as a result of the implementation of the “OECD” GLOBE project, according to which the earnings in any country should bear a minimum level of taxation whatever the statutory rate applicable in the said country.

Accounting for pension and other post-retirement benefit plans

The Technip Energies Group’s pension and other post-retirement (health care and life insurance) obligations are described in Note 24. Pensions and other long-term employee benefit plans to the Consolidated financial statements.

The determination of the projected benefit obligations of pension and other post-retirement benefit plans are important to the recorded amounts of such obligations in the consolidated statement of financial position and to the amount of pension expense in the consolidated statement of income. To measure the projected benefit obligations of pension and other post-retirement benefit plans and the expense associated with such benefits, management must make a variety of assumptions and estimates, including discount rates used to value certain liabilities, rates of compensation increase, employee turnover rates, retirement rates, mortality rates and other factors. Management updates these assumptions and estimates on an annual basis or more frequently upon the occurrence of significant events. These accounting assumptions and estimates take into account the risk of change due to the uncertainty and difficulty in estimating these measures. Different assumptions and estimates used by management could result in recognition of different amounts of expense over different periods of time.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	69

VALUE CREATION, BUSINESSES AND FINANCIAL PERFORMANCE OPERATING AND FINANCIAL REVIEW

Impacts of COVID-19

The Company has experienced to date limited operations and business impacts due to the COVID-19 pandemic. As of end of December 2020, overall, non-recurring costs of approximately €43.3 million have been identified which relate, among other things, to increased costs arising out of mobilization ramp up delays due to travel restrictions and on-site constraints and resulting loss of productivity. The Company supports its project teams in their negotiations with clients, subcontractors and suppliers and has been able to agree with clients to extensions of time for the completions of projects, which have resulted in such clients either waiving liquidated damages for any resultant delay and/or accepting a fair allocation of cost impacts. As a result of the Company’s relationships with its clients, subcontractors and suppliers, none of its ongoing projects have been cancelled due to COVID-19. Though final investment decisions of some prospects has been delayed, the Company remains engaged on a robust number of opportunities with anticipated awards in the coming quarters.

With respect to ongoing tendering activity for EPC contracts, the Company is proactively addressing the impacts of COVID-19 in its contracts through reasonable risk allocation between the Company and its clients, subcontractors and suppliers. Finally, the Company actively monitors the financial health of its vendors and subcontractors to ensure that its commitment to projects are not adversely impacted.

In addition, the Company’s IT resources and other innovative tools allow it to significantly reduce loss of productivity through smart working solutions.

Impairment of goodwill

Goodwill represents the excess of cost over the fair market value of net assets acquired in business combinations. Goodwill is not subject to amortization but is tested for impairment at the level of CGU or GCGUs the goodwill has been allocated to, on an annual basis, or more frequently if impairment indicators arise. Management has established September 30 as the date of its annual test for impairment of goodwill. Management identifies a potential impairment by comparing the recoverable amount of the applicable CGU or GCGUs to its carrying amount, including goodwill.

If the carrying amount exceeds the recoverable amount of the applicable CGU or GCGUs, management measures the impairment by comparing the carrying value of the CGU or GCGUs to its recoverable amount. CGUs with goodwill are tested for impairment using a quantitative impairment test.

Determining the recoverable amount of CGUs is judgmental in nature and involves the use of significant estimates and assumptions. Management estimates the recoverable amount of the Technip Energies Group CGUs using a discounted future cash flow model. The majority of the estimates and assumptions used in a discounted future cash flow model on a pre-tax basis involve unobservable inputs reflecting management’s own assumptions about the assumptions market participants would use in estimating the fair value of a business. These estimates and assumptions include revenue growth rates and operating margins used to calculate projected future cash flows, discount rates and future economic and market conditions. The estimates are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and do not reflect unanticipated events and circumstances that may occur. Refer to Note 14. Goodwill and intangible assets of the Consolidated financial statements for additional information related to goodwill impairment testing during the periods presented.

Significant change in the Company’s financial performance and position

As of the date of this document, no significant change in the financial performance or financial position of the Company has occurred since December 31, 2021.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	70

VALUE CREATION, BUSINESSES AND FINANCIAL PERFORMANCE OPERATING AND FINANCIAL REVIEW

2.6.7.	OTHER MATTERS

In late 2016, TechnipFMC was contacted by the DOJ regarding its investigation of offshore platform projects awarded between 2003 and 2007, performed in Brazil by a joint venture company in which TechnipFMC was a minority participant. Subsequently TechnipFMC has also raised with the DOJ certain other projects performed by TechnipFMC subsidiaries in Brazil between 2002 and 2013. The DOJ has also inquired about projects in Ghana and Equatorial Guinea that were awarded to TechnipFMC subsidiaries in 2008 and 2009, respectively. TechnipFMC cooperated with the DOJ in its investigation into the potential violations of the U.S. Foreign Corrupt Practices Act (the “FCPA”) in connection with these projects, and contacted and cooperated with the Brazilian authorities (the Federal Prosecution Service (the “MPF”), the Comptroller General of Brazil (the “CGU”) and the Attorney General of Brazil (the “AGU”)) as relates to their investigation concerning the projects in Brazil and has also contacted and is cooperating with French authorities (the Parquet National Financier (the “PNF”)) with their investigation about these existing matters. In addition, Technip Energies was recently informed by the PNF that the PNF was reviewing historical projects in Angola. Technip Energies and TechnipFMC are cooperating and Technip Energies remains committed to finding a resolution with the PNF.

On June 25, 2019, TechnipFMC announced a global resolution to pay a total of $301.3 million to the DOJ, the SEC, the MPF and the CGU/AGU to resolve anti-corruption investigations of which $280.0 million was related to the Technip Energies business. The last outstanding amount to be paid in accordance with the global resolution was paid by Technip Energies during the second quarter of 2021. TechnipFMC and Technip Energies were not required to have a compliance monitor and, instead, were to provide reports on their anti-corruption program to the authorities.

There is no certainty that a settlement with PNF will be reached. The PNF has a broad range of potential sanctions under anticorruption laws and regulations that it may seek to impose in appropriate circumstances including, but not limited to, fines, penalties, and modifications to business practices and compliance programs. Any of these measures, if applicable to the Company, as well as potential customer reaction to such measures, could have a material adverse impact on its financial position or profitability. The financial consequences of these investigations are to be retained by

TechnipFMC by way of an indemnity provided by TechnipFMC to the Company under the Separation and Distribution Agreement. If no resolution is reached with the PNF, Technip Energies subsidiaries could be subject to criminal proceedings in France, the outcome of which cannot be predicted.

For further information please refer to the Note 29. Commitments and contingent liabilities of the consolidated financial statements and section 4.3.4.1. We are subject to an ongoing investigation by the French Parquet National Financier related to historical projects in Equatorial Guinea and Ghana.

Subsequent event

At the beginning of 2022, the crisis caused by Russia’s invasion of Ukraine and the ensuing war resulted in the adoption of extensive sectoral and financial sanctions. We monitor sanctions on a daily basis to understand their effect and to implement real time mitigation action plans. As of December 31, 2021, approximately €3.8 billion or 23% of our backlog scheduled to be executed over the five-year period from 2022 to 2026, related to Russian projects. Our inability to carry out projects in Russia, due to the war and sanctions, will result in the loss of Russian revenues. As a result of the war, Technip Energies has decided to suspend until further notice working on future business opportunities in Russia.

We believe that the impact of the war in Ukraine on Technip Energies can be contained and could be offset by new opportunities arising in other markets due to our energy transition strategy. Our Yamal project is nearing completion and, in relation to our Arctic LNG 2 project, we are in a positive cash flow position and have contractual protections which in the face of sanctions would serve to limit our exposure. We expect to secure projects in other geographies thereby resulting in a more diversified backlog in connection with our growth strategy which is focused on Technology, Products and Services and on helping our clients address the new energy challenges.

In addition please refer to note 32 Subsequent events of the Consolidated Financial Statements and to section 9.2.4.16 of the Company Financial Statements.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	71

VALUE CREATION, BUSINESSES AND FINANCIAL PERFORMANCE OPERATING AND FINANCIAL REVIEW

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	72

3.1.	OUR ESG ROADMAP		74	3.4.	BUSINESS INTEGRITY, ANTI- CORRUPTION POLICIES AND HUMAN RIGHTS		88
	3.1.1.	Materiality assessment	74		3.4.1.	Technip Energies’ Code of Business Conduct	88
	3.1.2.	Our ESG Roadmap 2022-2025	76		3.4.2.	Anti-Corruption and Anti- Bribery Compliance Controls	88
	3.1.3.	EU Taxonomy	78		3.4.3.	Human rights	90
3.2.	ESG GOVERNANCE, RISK MANAGEMENT AND CERTIFICATIONS		80	3.5.	HEALTH, SAFETY AND ENVIRONMENT		91
	3.2.1.	ESG governance	80
	3.2.2.	ESG Risk Management	81
	3.2.3.	Environmental management and certifications	82
	3.2.4.	Environmental expertise	82
	3.2.5.	Circular Economy in our projects’ lifecycle	83
3.3.	ESG KEY INDICATORS		83
	3.3.1.	Carbon footprint	83
	3.3.2.	Energy management	85
	3.3.3.	Environmental footprint	86
	3.3.4.	Biodiversity	87
	3.3.5.	Environmental incidents	87

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	73

SUSTAINABILITY

Our approach

At Technip Energies we are inspired by, and committed to act on, our purpose: “Breaking boundaries together to engineer a sustainable future.” Our purpose statement reflects a sustainability ethos that is fully embedded in our DNA and defines both how and why we do business.

In pursuit of our purpose of building a sustainable future, we defined in 2021 our Environmental, Social and Governance (“ESG”) roadmap in our response to ever growing concerns related to climate change, inequality and dwindling natural resources while addressing the health, social and economic impacts associated with the global COVID-19 pandemic. In the second quarter of 2021 we kicked off a year-long dedicated, extensive and global engagement campaign comprising three phases with the active participation of our people, leadership team, Board and other key stakeholders including investors, clients, NGOs and industry bodies.

Phase 1:

■	We set up a Project Governance driven by the CEO and leadership team, under the sponsorship of the SVP Communications and appointed a dedicated ESG program manager; and

■	We implemented a 360° engagement approach using online employee surveys and conducted multiple interviews with our Board, our Executive Committee, business unit managers, external stakeholders and union representatives to identify the ESG issues and priorities of today and tomorrow which are relevant to Technip Energies’ business.

Phase 2:

■	Under the guidance of a specialized (subject expert) consultant we conducted a materiality assessment in which we ranked ESG issues by taking into account the strategic impact in terms of risk and opportunities presented by each issue for the Company vis-à-vis the importance attributed to such issues by our stakeholders;

■	As an outcome of the Materiality Assessment we identified 12 ESG priorities. See section 3.1.1. Materiality assessment.

Phase 3:

■	Subsequent global workshops were held with the involvement of functions experts to define an aspirational ESG Roadmap with four key focus areas: “Drive solutions for the climate”, “Enable people to thrive”, “Lead responsibly” and “Collaborate to impact”;

■	Each focus area has been further strengthened with three priorities and assigned performance indicators to formulate Technip Energies’ ESG scorecard 2025 as presented in section 3.1.2. Our ESG Roadmap 2022-2025 and in Technip Energies’ 2021 Sustainability Report published March 18, 2022.

We refer to our Environmental, Social, and Governance Roadmap as “Together by T.EN” which is in alignment with the EU Taxonomy, a classification system that establishes a list of environmentally sustainable economic activities to meet the EU’s climate and energy targets for 2030 (see section 3.1.3. EU Taxonomy).

As a signatory to the United Nations Global Compact that encourages companies to adopt principles of corporate sustainability into their practices, we are committed to:

■	Reinforcing our global HSE culture through key initiatives like PULSE, BBS (Behavior Based Safety) and HSE leadership;

■	Ensuring the safety of our employees, contractors and all of those who we work and live with. See our HSE safety indicators at section 3.5. Health, Safety and Environment;

■	Implementing a risk based environment management system across project life cycle, for each activity, product or service (see section 3.2.4. Environmental expertise);

■	Expanding the reporting scope of greenhouse gas (“GHG”) emissions related to our assets and projects for clients with a dedicated focus on scope 3 assessment in 2022 to improve our carbon footprint and energy efficiency (see section 3.3.1. Carbon footprint);

■	Implementing best practices on waste management, effluent recycling as well as supporting “5R” (refuse, reduce, reuse, repurpose, recycle) lifestyle habits to promote single use plastic elimination campaigns;

■	Upholding our zero tolerance policy on retaliation and strictly following our Code of Business Conduct in all business practices.

In 2021 we have also reaffirmed our commitment to a safe and open work environment by joining Building Responsibly in addition to compliance with international human rights regulations and principles (see section 3.4.3. Human rights). Additionally, we reinforced accountability and transparency to deliver on sustainability by adding ESG metrics to our Executive compensation.

The following sections encapsulate how we are integrating sustainability into our strategy. This will guide us for the years to come, living by our purpose and helping our clients realize a sustainable energy future.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	74

SUSTAINABILITY OUR ESG ROADMAP

3.1.	OUR ESG ROADMAP

On January 28, 2021, during our Capital Markets Day event, we announced that we would be conducting an in-depth and collaborative exercise in 2021 to define Technip Energies’ ESG roadmap and the associated scorecard that would support our ESG strategy. This exercise, which has been led by a dedicated team, started with a materiality assessment, included all our stakeholders and allowed us to define our roadmap that was revealed on March 3, 2022.

3.1.1.	MATERIALITY ASSESSMENT

To build a clear and solid ESG strategy, roadmap and scorecard, we committed to completing a materiality assessment to identify the ESG issues that mattered most to our business and our stakeholders. The results of the materiality assessment as well as our ESG roadmap are set forth in this section and in Technip Energies’ 2021 Sustainability Report.

Stakeholder engagement is key to Technip Energies’ strategy and our main stakeholders were involved as part of the materiality assessment. In June 2021, we conducted our first consultation on ESG matters with our stakeholders. The purpose of the materiality assessment was to identify and prioritize the ESG issues we will face in the future and to integrate the main risks and opportunities into Technip Energies’ strategy taking into account the importance attributed to them by our stakeholders.

The ESG materiality assessment was conducted from May 2021 to July 2021 by our project team with the assistance of a specialized outside consultant. Internally, approximately 5,800 employees (38%) from 38 countries participated in a company-wide survey. 28 interview sessions were held with Board members, Executive Committee members, business unit leaders and union representatives. Externally, we conducted a survey and interviews with approximately 110 participants, including clients, investors, suppliers, subcontractors, NGOs, journalists and professional organizations.

The Board and Executive Committee were fully involved in this process. In June 2021, the chairman of the Board and the members of the ESG Committee of the Board, as well as all members of the Executive Committee were interviewed for the ESG materiality assessment. Between July and December

2021, two ESG dedicated sessions were completed with the ESG Committee, three sessions were held with the full Board, and three dedicated workshops took place with the Executive Committee to review and approve the materiality assessment and ESG roadmap. Throughout the year, ESG matters were part of the Executive Committee’s monthly agenda.

This thorough process has helped us define and articulate our ESG roadmap and scorecard, which were both published on March 3, 2022. We have now set a series of clear, quantifiable and measurable targets. The ESG materiality matrix (see figure below) identifies our 12 ESG priority topics and our main sustainability challenges for the coming years.

These are:

1.	Safety and security of teams;

2.	Human rights;

3.	Safety and quality of our solutions;

4.	Business ethics;

5.	Environmental footprint of projects through eco-design;

6.	Climate change mitigation and adaptation;

7.	Employee well-being and health;

8.	Skills development and talent management;

9.	Diversity and inclusion;

10.	Low to zero-carbon solutions through innovation and digitalization;

11.	Responsible and sustainable supply chain; and

12.	ESG criteria in corporate governance and decision making.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	75

SUSTAINABILITY OUR ESG ROADMAP

Technip Energies ESG materiality matrix

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	76

SUSTAINABILITY OUR ESG ROADMAP

3.1.2.	OUR ESG ROADMAP 2022-2025

Based on the materiality assessment results and on the outcome of several dedicated working groups involving our internal subject-matter experts, we have defined our ambitions, targets and key performance indicators for the coming four years.

We came together with a shared sense of responsibility to design a robust and ambitious ESG roadmap ‘Together by T.EN’ driven by four strategic pillars.

The ESG roadmap and scorecard will help us realize our ambition to embed ESG into every aspect of our operations and have been designed to complement and reinforce our business strategy. In light of the energy transition and continuing evolution of our sector, our ESG roadmap will help us accelerate our clients ambition for low carbon energy transition and deliver a robust financial performance.

Our ESG Roadmap 2022-2025

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	77

SUSTAINABILITY OUR ESG ROADMAP

Our ESG scorecard is how we translate our commitments into actions and the way we measure our ESG performance. It is a four-year ESG scorecard, which describes our broader ESG goals in our four pillars.

Our ESG Scorecard

(1)	Technip Energies consider all targets to be achieved and completed by the end of the year committed. With the exception, the 40% of Women on the Board of Directors target is planned to be achieved and reported on or before the Company’s 2024 AGM.

(2)	France, India, Italy, USA, UAE, Malaysia, Spain, United Kingdom, Netherlands, Colombia.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	78

SUSTAINABILITY OUR ESG ROADMAP

3.1.3.	EU TAXONOMY

Our ESG strategy is taking effect in a world where national governments and international bodies are implementing new policies to address the effects of a rapidly changing climate. The new Taxonomy Regulation (the “EU Taxonomy”) is a key component of the European Commission’s action plan to redirect capital flows forwards a more sustainable economy. It consists in a classification system that establishes a list of environmentally sustainable economic activities. The aim of the EU Taxonomy is to provide companies, investors and policymakers with clear definitions of economic activities which can be considered as environmentally sustainable. This will provide clarity and security for investors, help companies become more climate-friendly, mitigate market fragmentation and help shift investments where they are most needed.

The Taxonomy Regulation came into force July 22, 2021. It sets out the conditions an economic activity must meet to qualify as environmentally sustainable. The regulation establishes six environmental objectives:

■	Climate change mitigation;

■	Climate change adaptation;

■	The sustainable use and protection of water and marine resources;

■	The transition to a circular economy;

■	Pollution prevention and control; and

■	The protection and restoration of biodiversity and ecosystems.

In accordance with Article 8 of the Taxonomy Regulation and Article 10-(2) of the Article 8 Delegated Act, we set forth in this section the share of our Group’s revenue, capital expenditure (CAPEX) and operating expenditure (OPEX) for the reporting period 2021, which are associated with Taxonomy-eligible economic activities related to the first two environmental objectives (climate change mitigation and climate change adaptation). The reporting requirements for 2021 are limited to the disclosure of eligible economic activities.

Summary

Based on an exhaustive analysis performed during 2021, our turnover is Taxonomy-non-eligible because our activities are not covered by the Climate Delegated Act to date and, therefore, the capital and operating expenditure related to our activities are also Taxonomy-non-eligible. In addition, the capital expenditure (CAPEX) to be reported also includes those that are related to the purchase of output from Taxonomy-aligned economic activities. Lastly, our total operating expenses that comply with the EU Taxonomy are non-significant in comparison with our total consolidated operating expenses and we chose to use the materiality exemption option offered by the regulation.

Consequently, we report on CAPEX as follows:

Capital expenditures
(CAPEX)
Proportion of Taxonomy -	56%
Eligible economic activities (in %)
Proportion of Taxonomy -	44%
Non-eligible economic activities (in %)

Our Assessment

Core business activities

As a leading Engineering & Technology company for the energy transition, we are contributing to the reduction of the energy industry’s environmental footprint by making available to our clients the most efficient technologies and by reducing the impact of the activities we are conducting (see section 3.2.4. Environmental expertise, below). We are developing solutions in hydrogen, offshore wind farms, ethylene, sustainable chemistry including biofuels and biochemicals, decarbonization projects including low-carbon hydrogen and carbon capture utilization and storage as well as carbon-free energy (see sections 1.5. A focus on hydrogen, 1.6. A focus on CO2, 2.2.1.2. Low-carbon LNG, 2.2.1.4. Low-carbon hydrogen and associated derivatives and 2.2.3. Carbon-free solutions).

Taking the entire value chain into consideration, we expect to contribute substantially to the energy transition and GHG emission reductions in other sectors, as disclosed in section 1.4. Energy transition. We are an enabler of technologies that aim to reduce GHG emissions significantly.

Based on the current application of the eligibility criteria, wind power, bioenergies (biogas, biofuels and bioliquids), ethylene and storage of CO2 are broadly listed in Annex I to the Climate Delegated Act, notably through the activities “4.3. Electricity generation from wind power”, “4.8. Electricity generation from bioenergy”, “4.13. Manufacture of biogas and biofuels for use in transport and of bioliquids”, “3.14. Manufacture of organic basic chemicals”, “5.11. Transport of CO2” and “5.12. Underground permanent geological storage of CO2”. Under these activities, the EU Taxonomy targets the manufacture of products and technologies or the operation of the facilities but not the construction of the facilities. Therefore, though our activities are mostly not eligible to the EU Taxonomy, we nevertheless contribute as a leading engineering and technology company to the energy transition and enable our clients to generate sustainable electricity.

As a manufacturer of equipment, we are also eligible to the activity “3.2. Manufacture of equipment for the production and use of hydrogen”. We are developing this activity and have begun working on projects, the impact of which remains limited in our financial statements at this stage and, consequently, we have not taken these into account in our 2021 EU Taxonomy indicators.

Eligible capital expenditures (CAPEX)

The CAPEX KPI is defined as Taxonomy-eligible CAPEX (numerator) divided by our total CAPEX (denominator).

Total CAPEX (denominator) consists of additions to tangible and intangible fixed assets during the financial year, before depreciation, amortization and any re-measurements, including those resulting from revaluations and impairments, as well as excluding changes in fair value. It includes additions to fixed assets (IAS 16), intangible assets (IAS 38) and right-of-use assets (IFRS 16). Additions resulting from business combinations are also included. Goodwill is not included in CAPEX as it is not defined as an intangible asset in accordance with IAS 38. For further details on our accounting policies regarding our CAPEX, refer to section 9.1.6. Notes to consolidated financial statements of our Annual Financial Report 2021.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	79

SUSTAINABILITY OUR ESG ROADMAP

With regard to the numerator, only CAPEX related to the purchase of output from Taxonomy-eligible economic activities and individual measures enabling certain target activities to become low-carbon or to lead to greenhouse gas reductions can be taken into account (section 1.1.2.2. (c) of Annex I to the Article 8 Delegated Act).

We have identified the following economic activities in the Climate Delegated Act resulting in CAPEX which can be considered as individually Taxonomy-eligible purchased output:

Individually Taxonomy-eligible CAPEX/OPEX and the respective economic activities
Description of the individually Taxonomy-eligible purchased output	Respective economic activity (Annex I to Climate Delegated Act)
Our acquisition of buildings, including the right of use from a lease of a building. Eligibility CAPEX takes into account all buildings, independently of their use or energy efficiency.	7.7. Acquisition and ownership of buildings

In 2021, our Taxonomy-eligible CAPEX mainly comprised the increase in right of use related to our new Headquarters “Origine” in Nanterre, France.

Based on the current available documentation, we have performed a preliminary analysis of the alignment and assessed that our new headquarter complies with the technical screening criteria.

Eligible operating expenses (OPEX)

The EU Taxonomy defines operating expenses (OPEX) as direct non-capitalized costs that relate to research and development, building renovation measures, short-term leases, maintenance and repair, and any other direct expenditures relating to the day-to-day servicing of assets of property, plant and equipment by the undertaking or third party to whom activities are outsourced that are necessary to ensure the continued and effective functioning of such assets.

Due to our economic activities and our economic model, our operating expenses consist primarily of cost of sales, representing more than 90% of the total consolidated OPEX in 2021 (refer to section 9.1.1. Consolidated statement of income of this Annual Financial Report 2021).

Consequently, our total operating expenses that comply with the EU Taxonomy (denominator), as detailed above, represents for the 2021 financial year around €66 million (1.1% of our total consolidated operating expenses). We therefore chose to use the materiality exemption offered by the Regulation, and not to present this indicator.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	80

SUSTAINABILITY ESG GOVERNANCE, RISK MANAGEMENT AND CERTIFICATIONS

3.2.	ESG GOVERNANCE, RISK MANAGEMENT AND CERTIFICATIONS

3.2.1.	ESG GOVERNANCE

We are driving for increased transparency and accountability across Technip Energies. ESG leadership starts with our Board of Directors and extends throughout Technip Energies. In light of the key challenges and opportunities ESG presents to Technip Energies, the Board has appointed an ESG Committee that oversees the Company’s policies, programs, and strategies related to environmental stewardship, climate change, responsible investment, corporate citizenship, health and safety, human rights, human capital management, ESG risk management, and other ESG matters, as well as other social and public matters of significance to the Company. The ESG Committee also reviews and monitors the development and implementation of the Company’s ESG roadmap and reviews the Company’s public disclosures with respect to ESG matters. Please see section 5.1.9.3. ESG Committee.

Our Executive Committee members have been tasked with the implementation of our ESG strategy across our business. Arnaud Pieton, our Chief Executive Officer is accountable for our performance in ESG and sustainability. Christophe Bélorgeot, our Senior Vice President of Communications, is also in charge of Marketing Communications and Sustainability. In this role, he is responsible for the ESG function, which operates at corporate level and includes an ESG Program Lead who was appointed in 2021 to develop our ESG roadmap and scorecard. We reinforced accountability and transparency across the Company by adding ESG metrics to our Executive Compensation. See chapter 6. Remuneration Report.

The members of our ESG corporate function work closely with representatives of other corporate functions having responsibility over key areas of ESG, including People & Culture, Compliance and HSE, as well as with our teams in Legal, Finance and other corporate functions. The ESG team also maintains and supports a network of ESG representatives across our entities and business units. In addition, we have specific networking groups which include subject matter experts from all of our business units, such as the Sustainability Network, the Human Rights Network, the Diversity & Inclusion Network, and the Environment Network. These groups implement our sustainability strategy, share knowledge and best practices, develop global and local initiatives and report on results.

Environmental and climate governance

In terms of climate and environmental matters, the Company is committed to operating in compliance with all applicable environmental regulations, laws, and international codes and standards, wherever we operate. As outlined in our Global HSE and Security Policy, environmental management is everyone’s responsibility at Technip Energies.

Starting with our Board of Directors, our ESG Committee advises and recommends to the Board appropriate ESG practices, initiatives and programs and oversees the Company’s progress in implementing these. The effective implementation of environmental policy depends on management’s commitment, the accountability of every entity, an ongoing dialog with key stakeholders and a chain of responsibility that extends to the workforce of the Company.

Our environmental management systems and standards are the responsibility of our Chief Operation Officer (“COO”), supported by our Vice President of Ǫuality, Health, Safety, Environment and Security (“ǪHSES”). All entities and projects within the Company are managed by dedicated ǪHSES managers and directors, with a team of ǪHSES engineers and supervisors responsible for the application of environmental rules and standards in their respective areas to ensure that our environmental requirements are implemented correctly. Furthermore, our Code of Business Conduct requires managers to inform employees, contractors and suppliers of applicable environmental rules, procedures and expected behaviors. All our people are also required to receive environmental training in furtherance of our Code of Business Conduct.

A Global Environmental Manager is part of the Corporate ǪHSES team. She monitors the performance and coordinates a network of environmental specialists from all regions and business units. The environment network sets environmental programs, supports the enhancement of our overall environmental performance and develops global environmental initiatives involving all our regions and projects.

Our Board is committed to maintaining the highest standards of corporate governance for climate related issues and their implications on business strategy and related plans as well the long-term value creation for all stakeholders.

The Board and the Executive Committee are tasked with addressing climate issues and energy transition through strategic investment, integration into the business strategy and management of risk and opportunities throughout the organization.

One of the ESG topics identified during our materiality assessment, Climate Change Mitigation and Adaptation, is part of our ESG roadmap. Associated ambitions and targets are disclosed in section 3.1.2. Our ESG Roadmap 2022-2025 and in Technip Energies’ 2021 Sustainability Report.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	81

SUSTAINABILITY ESG GOVERNANCE, RISK MANAGEMENT AND CERTIFICATIONS

3.2.2.	ESG RISK MANAGEMENT

Risks related to climate change mitigation and adaptation have a significant impact on the Company’s activities and that of our clients throughout the entire value chain. Accordingly, climate-related risks can potentially affect the Company’s business and competitiveness, its clients and other energy industry actors.

Technip Energies categorizes its climate-related risks and opportunities according to the Task Force on Climate- Related Financial Disclosures (“TCFD”) recommendations (Table 1) and integrates it into the Enterprise Risk Management (“ERM”) process. For more details on the risk management system, see section 4.2. Enterprise Risk Management framework.

Table 1 – Climate-Related Risks and Opportunities

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	82

SUSTAINABILITY ESG GOVERNANCE, RISK MANAGEMENT AND CERTIFICATIONS

3.2.3.	ENVIRONMENTAL MANAGEMENT AND CERTIFICATIONS

Our Global HSE and Security Policy sets our commitment to operate in a manner that protects the environment by providing sustainable solutions to minimize our carbon and environmental footprint while improving our energy and resource efficiency. Our policy also ensures that health, safety, environment and security is managed as an integral part of our business and is based on a genuine care and concern for people and the environment. We do not compromise on quality, safety, health, security, or environmental sustainability to achieve our financial, Project Delivery, and Technology, Products and Services objectives. See section 3.5. Health, Safety and Environment.

We are committed to continuously improving our environmental performance, supporting our clients in their own journey, and ensuring that we dedicate appropriate resources and expertise to eliminate hazards, reduce risks, and prevent environmental pollution related to our activities through design, process improvement and technologies – so that we improve the world for future generations.

We seek to secure environmental certification ISO 14001 where practicable. A key element of our environmental management is our Global Environmental Management Standard, which is applicable to all our locations and projects globally. The standard and related guidelines are an integral part of our global HSE management system.

The standard and guidelines describe the minimum requirements and set the baseline for identifying potential environmental risk and opportunities, managing the environmental impact of our activities and projects during our business development, and improving our environmental performance. As part of our risk management process, environmental risks are regularly identified, monitored, and mitigated at every business level.

We operate in a manner that minimizes the environmental impact of, and address the risks associated with, our activities, through effective environmental management standards that are implemented in an extended lifecycle context and perspective in line with the latest ISO 14001 requirements and are in compliance with all applicable environmental regulations. We seek to prevent and reduce our impact on the environment in accordance with legal requirements, ISO 14001 requirements, and international and internal standards. Environmental performance, including environmental incidents, rates, and risks, are consolidated monthly and reported to senior management.

By December 31, 2021, 21 (or 64%) of our main operating centers were ISO 14001 certified, including main offices, managed projects, and industrial sites. For each of these operating centers, the environmental management system was audited and certified by an independent third party.

3.2.4.	ENVIRONMENTAL EXPERTISE

Our global expertise puts us in a unique position to contribute to the reduction of the energy industry’s environmental footprint by making available to our clients the most efficient technologies and by reducing the impact of the activities we are conducting. This approach is supported by implementation of our risk-based management system in all our processes from design to delivery and by continuous improvement of data collection and close monitoring of our environmental lagging and leading performance indicators. We support the highest environmental standards by employing a high-efficiency design and applying best available industry practices across the life cycle of each project, activity, product or service.

Our approaches include:

■	Environmental Aspects and Impacts Identification (“ENVID”), a multi-disciplinary analysis of impacts and opportunities, which is the cornerstone of our environmental management system. Technip Energies conducts ENVID in assets, at project design phase and during EPC execution phase;

■	“Best Available Techniques”, ensuring prevention and control of industrial emissions of pollutants; and

■	“Life Cycle Assessment”, measuring environmental impacts during the life cycle of an equipment, a unit or a facility.

By way of illustration, approximately 90% of projects at design phase and 62% of projects in execution (Engineering, Procurement, Construction phase) carried out in 2021 by our Paris operating center included an ENVID for the future operation phase of our customers. ENVIDs provide momentum to reach two key objectives:

■	Anticipate environmental risks, taking into account foreseeable emergency situations as well as those which would result from normal operations (e.g. waste generation); and

■	Mitigate the priority risks and identify the opportunities of development (e.g. by implementing circularity principles, such as local purchasing).

At Technip Energies, once a team is mobilized on a project, we promote the continuous improvement of our HSE management system, through the sharing of best practices. The collection of these practices, called Risk Reduction Projects (“RRP”), allows us to select the most innovative mitigation measures which are then integrated in our internal standards and workflows. The RRP are reviewed quarterly by our Incident Review Committee. In 2021, among the 98 mitigations measures identified, 28 were fully dedicated to environmental protection, and a dozen will be integrated in Technip Energies internal standards.

In 2021, we also significantly enhanced the environmental part of some of our key programs, including PULSE, our global HSE culture and engagement program:

■	PULSE for Engineers with inputs related to carbon footprint and circularity; and

■	Behavior Based Safety (“BBS”), based on observations of work practices used during daily activities.

We also upgraded our HSE leadership visit booklet supporting our managers when visiting sites and the HSE excellence audit checklist for sites.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	83

SUSTAINABILITY ESG KEY INDICATORS

3.2.5.	CIRCULAR ECONOMY IN OUR PROJECTS’ LIFECYCLE

A circularity approach appears both natural and promising for Technip Energies as it fosters a shift from the traditional “take-make-dispose” economic model to one that is regenerative by design. The objective of circularity is to retain as much value as possible from resources, products and materials by creating a system that allows for long life, optimal reuse, refurbishment and recycling.

As an engineering company, our two main focuses are the following:

■	Eco-design by minimizing externalities of our products – whether goods or services – at the earliest stage, increasing repairability and anticipating dismantling. It is historically part of our DNA to provide the most efficient design for our customers; and

■	Sustainable supply chain by incorporating sustainability considerations throughout the procurement process, as this activity is a critical part in executing successful projects.

3.3.	ESG KEY INDICATORS

An independent practitioner performed procedures on a selection of sustainability information presented in sections 3.3, 3.4, 3.5 and 7.1 and issued a limited assurance report on it.

3.3.1.	CARBON FOOTPRINT

At Technip Energies, we engage with our various stakeholders to find and develop solutions to assess and reduce our global carbon footprint, including all direct and indirect GHG emissions – whether scope 1, 2 or 3, as defined in the Greenhouse Gas Protocol Corporate Accounting and Reporting Standard.

We have started to reshape our approach regarding climate change adaptation and mitigation. With the mobilization of a fully dedicated taskforce, our approach has been reviewed and confirmed with the support of a well-recognized third party in order to ensure a fully transparent and consistent approach, sound follow-up and tracking of our reduction objectives.

Our Carbon Footprint Mapping

According to the Greenhouse Gas Protocol, which establishes comprehensive global standardized frameworks to measure and manage GHG emissions from private and public sector operations, value chains and mitigation actions, two distinct approaches can be used to consolidate GHG emissions: the equity share approach and the control (financial or operational) approach. Technip Energies has decided to follow the equity share approach, which we believe is more representative of our activities. The present reporting is aligned with this approach and with IFRS 15 accounting rules. Therefore, and consistent with our financial reporting under IFRS 15, only permanent assets are reported in scopes 1 and 2 as part of Technip Energies assets while temporary facilities and other activities related to our clients’ assets (i.e. our projects) are reported separately under scope 3, in a dedicated table, as shown below.

It is to be noted that compared to previous years, the reporting structure and mapping have been reviewed to align with Greenhouse Gas Protocol principles and concepts, and scopes 1 and 2 have been completed with missing components while subcontracted construction activities are now reported as part of scope 3, with data accuracy having been confirmed with additional cross-checking and greater comprehensiveness. We have outlined our plans for continued reporting expansion with the ultimate objective of setting a scope 3 emissions reduction target in the future.

The assessment of our value-chain emissions is an integral part of our sustainability strategy. The calculation of scope 3 emissions is one of the most complex and technically challenging topics in the field of sustainability. This year, we are disclosing only a portion of our scope 3 emissions, and we will expand our reporting to include new categories of both upstream and downstream emissions.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	84

SUSTAINABILITY ESG KEY INDICATORS

GHG emissions related to our assets

The annual quantities of GHG emissions measured in tons of CO2 equivalent resulting from Technip Energies activities are of three types, scope 1, 2 and 3, and are typical of engineering activities. However, only scope 1 and 2, as was the case in prior years, are reported in 2021. Starting from 2022, scope 3 emissions for our assets (consisting mainly of business travel, employee commuting, equipment for our offices or industrial sites) will also be reported. Scopes 1 and 2 figures are summarized in the table below:

Table 2 – Assets GHG Emissions

GHG Emissions (in metric tons CO2 equivalent)(1)	2021	2020
SCOPE 1
Offices	2,142	1,596
Industrial sites	682	533
Total Assets GHG emissions scope 1	2,824	2,129
SCOPE 2
Offices	14,969	15,061
Industrial sites	1,045	1,348
Total Assets GHG emissions scope 2	16,014	16,409
TOTAL ASSETS GHG EMISSIONS SCOPE 1 AND 2	18,838	18,538
(1) Refer to the methodological note below.

Scopes 1 and 2 for year 2019 have been assessed as 20,460 tons of CO2 (“tCO2”) for both scopes (2,734 tCO2 for scope 1 and 17,726 tCO2 for scope 2) despite the difficulty in separating emissions resulting from our activities and from those of TechnipFMC as we were one group at that time. A decrease of CO2 emissions between 2019 and 2020 occurred for both scope 1 and 2 (-9.4%) while a slight increase occurred between 2020 and 2021 (+1.6%).

We have 87 offices spread around the world where our engineering and project management activities are developed. Since 2019, their CO2 emissions have globally decreased. However, the impact of our active efforts to reduce the emissions are difficult to assess due to the worldwide COVID-19 sanitary crisis which, depending on the countries and periods, induced lower (offices closed) or higher (higher venting) CO2 emissions in buildings. A deeper analysis will be carried out when the crisis is over, based on a geographical approach and with a focus on the USA and India operating centers which are the two biggest contributors.

It should also be noted that in 2020 and 2021, industrial activity has been largely impacted by the worldwide COVID-19 sanitary crisis. GHG emissions in 2020 and 2021 do not reflect available manufacturing capacity. Industrial site workload – and emissions – is expected to grow from 2023 onwards. Our industrial sites had the following scope 1 and 2 emissions: 3,208 tCO2 in 2019, 1,881 tCO2 in 2020 and 1,727 tCO2 in 2021.

Methodological note for Assets scope 1 and 2

■	Scope 1 comprises CO2 emissions from combustion of energy (natural gas, fuel by type, propane), fugitive emissions (refrigerants) and from processes, if any (carried out at industrial sites).

■	Owned data centers hosted by third parties and company vehicles were not reported in 2019 and in 2020 but have been assessed and incorporated in 2021 to our offices’ figures.

■	Some offices are partially sub-leased and are included in scopes 1 and 2 (with the exception of a building in Houston which is entirely sub-leased to a third party and has been excluded).

GHG emissions related to projects for our clients

The annual quantities of GHG emissions measured in tons of CO2 equivalent resulting from projects we have carried out for our clients will be detailed in 2022 and 2023. This year, as for previous years, only CO2 emissions related to our subcontracted construction activities at sites or yards (including purchased fuels, purchased electricity, transmission and distribution losses) are reported in the table below:

Table 3 – Projects GHG Emissions

GHG Emissions (in metric tons CO2 equivalent)	2021	2020
SCOPE 3 UPSTREAM
Scope 3.1. Purchased goods and services for subcontracted construction activities	225,097	103,673
TOTAL PROJECTS GHG EMISSIONS SCOPE 3(1)	225,097	103,673

(1)	Calculated categories only.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	85

SUSTAINABILITY ESG KEY INDICATORS

Scope 3.1 – Purchased goods and services on projects for our clients comprise the direct supply of goods (equipment and bulk such as piping, electrical, instrumentation), subcontracted construction activities (erection at yards and sites), offshore campaigns, supplies by subcontractors (structure, concrete) and transportation.

However, the figures provided for 2020 and 2021 comprise only subcontracted construction activities (erection at yards and sites) on projects for our clients. An exhaustive assessment will be carried out in 2022.

Scope 3.1 emissions have been assessed as 69,237 tCO2 for year 2019 and 288,270 tCO2 for year 2018 despite the difficulty in separating emissions resulting from our activities from those of TechnipFMC as we were one group at that time.

Variation between years is explained by activities at construction sites and yards which are fully dependent on projects activities and their construction phases. The top three contributors during 2021 were, in decreasing order, construction sites in Egypt and Bahrain and construction yards in China.

In the coming years, the following new categories will be added and will make up Technip Energies’ scope 3 emissions:

■	Scope 3 Upstream: direct supply of goods (equipment and bulk such as piping, electrical, instrumentation), subcontracted vessels for modules transportation, towing, offshore campaign, supplies by subcontractors (structure, concrete) and transportation; and

■	Scope 3 Downstream: pre-commissioning and commissioning activities, plant operation including direct CO2 emission equivalent (GHG, fugitives), use of chemicals, use of water, indirect purchased electricity, steam, heating and cooling, disposal and treatment of wastes, maintenance and equipment replacement (spare parts) and plant dismantling.

3.3.2.	ENERGY MANAGEMENT

Our Global HSE and Security policy includes a clear commitment to continuously improve our energy and resource efficiency whether in the designs we provide or in the way we execute projects.

The annual energy consumption of our offices, industrial sites and projects we execute for our clients (construction sites and yards) is presented in the table below:

Table 3 – Energy Consumption

Energy Consumption (MWh)	2021	2020
Offices	49,622	44,118
Industrial sites	7,751	7,570
Construction sites and yards	592,294	286,629
TOTAL	649,667	338,317
% of renewable electricity(1)	6.9%	3.1%

(1)	Includes all energy consumed coming from external renewable sources and from internal production (through solar panels or heating).

In absolute value, energy consumption has significantly increased in 2021 compared to 2020. This is mostly due to catch up work at project sites after the exceptional 2020 year marked by the COVID-19 crisis. More specifically, we can note in 2021 acceleration of fabrication and construction activities of one our main LNG projects in China and Russia. However, if we consider the overall quantity of energy consumed per worked hours, this consumption is stable between the two years.

On construction sites, the source of energy is traditionally either diesel or the power grid. In 2021, the share of clean electricity has increased significantly due to electricity from renewables being available from the grid, or from internal production (solar or energy recovery from compressors notably).

In 2021, Technip Energies headquarters moved to a brand new building, Origine, located in La Défense area, France, spanning over 51,000 sqm which are dedicated exclusively to Technip Energies with two eight-story buildings connected by gardens and walkways on the upper floors.

This environment-friendly building is distinguished by its innovative bioclimatic architecture, its mixed wood-low carbon concrete structure and its high level of certifications and labels, awarded by French and international organizations: HǪE Excellent (Haute Ǫualité Environnementale), BREEAM Outstanding (Building Research Establishment Environmental Assessment Methodology), LEED Gold (Leadership in Energy and Environmental Design), BIODIVERCITY, E3C2, WELL and more. Main characteristics include materials with low environmental impact, e.g. a low-carbon concrete and wood framework; low-carbon energy sources via a mix of geothermal energy and photovoltaic panels on the roof, a 100% green electricity contract; rainwater recovery for sanitary facilities and gardens; natural ventilation of the building with more than 1,800 windows to be partially opened; 4,730 sqm of green areas, representing more than 36% of the plot. This building should allow significant energy savings compared to the previous building (Adria tower in La Défense area, France).

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	86

SUSTAINABILITY ESG KEY INDICATORS

3.3.3.	ENVIRONMENTAL FOOTPRINT

Waste management

Technip Energies has been making a dedicated effort to apply circularity principles when it comes to waste management. Going beyond applicable regulations, we are continuously promoting the recovery of waste generated, which may then be used by other stakeholders.

For example, in Asia Pacific for a project in Vietnam, soil and dredging materials generated from the excavation phase is systematically reused for backfilling. Also the wood from packaging material (with heat treated marking) is reused to make wooden pallets and material boxes for the transportation and storage of equipment. Another action is our focus on single-use plastics elimination with a dedicated awareness campaign focusing on the 5R (refuse, reduce, reuse, repurpose, recycle) lifestyle habits.

Table 4 – Waste Management

Waste Generated (tons)	2021	2020
Offices	1,406	585
Industrial sites	624	786
Construction sites and yards	63,483	298,592
TOTAL	65,513	299,963
% sent to landfill, mass burn incineration	23.5%	3.7%
% reused, recycled, recovered and composted	76.0%	96.2%

The decrease of the valorized waste percentage in 2021 is mostly due to one mega-project in Vietnam that has ended a significant excavation phase. The project team has managed in 2020 exceptional quantities of soil (categorized as waste by local regulation) being fully reused on site, for instance for backfilling purposes.

Water and effluent management

As water is a key resource for biodiversity and societies, Technip Energies is actively seeking to save water and recycle effluents.

In 2021, many of our projects have seen increases in the quantity of water utilized at sites which is coming from reusable source for the hydro-testing phase, notably in Egypt and China. Stormwater from ponds has also been used for dust suppression or vehicles cleaning activities.

Table 5 – Water Management

Water Consumption (m3)	2021	2020
Offices	173,677	121,331
Industrial sites	15,316	17,490
Construction sites and yards	1,794,796	744,128
TOTAL	1,983,789	882,949
% from recycled or reused sources(1)	21.3%	6.2%

(1)	Wastewater from another organization, wastewater treated and reused internally and rainwater collected and stored for reuse.

During 2021, Technip Energies has intensified its reporting on water usage during operations, notably during project execution. This explains the increase in total water consumed as compared with 2020.

At the same time, this reporting has made it possible to praise work done by two of our mega-projects, in Egypt and China, in reusing multiple times hydro-testing waters required for the commissioning phase. Also, more projects reused in 2021 stormwater from ponds for dust suppression as well as wastewater treated for civil works purpose.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	87

SUSTAINABILITY ESG KEY INDICATORS

Table 6 – Effluent Management

Water Effluents (m3)	2021	2020
Offices	128,575	100,350
Industrial sites	6,888	5,479
Construction sites and yards	1,064,306	740,951
TOTAL	1,199,769	846,780
% discharged into the environment after quality controls	26.8%	33.8%
% sent to external wastewater treatment	47.5%	39.6%
% recycled or reused internally	25.6%	19%

Wastewater generated by Technip Energies also increased in 2021 compared to 2020 This increase is due in part to improved site team reporting. More importantly, the percentage of effluent recycled internally improved in 2021, allowing us to reduce pressure on freshwater resources required to operate.

We also seek to optimize water conservation once our projects are in operation. As an example, in Ǫatar, our design for an LNG plant will conserve 10.7 million cubic meters of water per year by recovering 75% of the plant’s tertiary water (internal cooling water loop instead of sea water cooled process).

3.3.4.	BIODIVERSITY

As the global community examines its relationship with the natural world in light of the climate crisis, one thing is certain, we are all dependent on ecosystems for our health, food, medicines, shelter, etc. Water and aquatic environments are major components of biodiversity.

Technip Energies’ activities represent potentially multiple pressures on the biodiversity:

■	Consumption of non-renewable resources during project execution and future plant operation; and

■	Direct or indirect impacts on the ecosystems, including:

•	Alteration of natural environments, notably the soil,

•	Displacements of fauna-flora species because of various disturbances (noise, light),

•	Water, air, soil accidental pollution whether localized or diffused, and

•	Unintentional introduction of invasive species, notably during offshore campaigns.

In this context, our strategy is to continuously:

■	Improve our risk assessment on biodiversity at each project phase;

■	Give priority to the avoidance and reduction of impact;

■	Increase our internal awareness of the regulations and the best available techniques in our sector; and

■	Continue to develop R&D that may be relevant to biodiversity.

Specific environmental training and awareness campaigns may be organized on projects if the context requires it. For instance, for a project located in Mexico, our Americas’ operating center has provided in 2021 multiple trainings during site preparation phase to ensure that the workforce is informed regarding the protection of the endemic fauna and flora. Training also included water management and emergency situations management. The training program was provided to personnel prior to starting their mobilization on site and was then updated every six months.

3.3.5.	ENVIRONMENTAL INCIDENTS

The prevention of environmental incidents is of the utmost importance to our Company, to our clients and to the society in general. At Technip Energies, all operating centers, assets and projects have a system of reporting environmental incidents within their HSE management system.

In 2021, we have continued to raise awareness with our teams in order to ensure complete and sound reporting of any environmental incident that negatively affects the environment, whether directly or indirectly. A specific training support was prepared and has been progressively displayed in all operating centers. It includes requirements and advice with concrete business cases.

Table 7 – Environmental incidents

Environmental incidents	2021	2020
Near Miss	16	6
Minimal	32	17
Limited	6	2
Adverse	2	0
Significant	0	0
Catastrophic	0	0

In 2021, our performance demonstrates that our commitment to raising the awareness of all employees is paying off. In just one year, we have improved significantly all our statistics, including near misses reported, which are situations that could have adversely impacted the environment, whether directly or indirectly.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	88

SUSTAINABILITY BUSINESS INTEGRITY, ANTI-CORRUPTION POLICIES AND HUMAN RIGHTS

3.4.	BUSINESS INTEGRITY, ANTI-CORRUPTION POLICIES AND HUMAN RIGHTS

3.4.1.	TECHNIP ENERGIES’ CODE OF BUSINESS CONDUCT

Technip Energies’ aim of building a better tomorrow is intrinsically linked to the respect of its Values. Our Code of Business conduct serves as a fundamental guide that must be read and followed by our directors, officers, and employees.

Our Compliance program is designed to prevent, detect and remediate violations of our Code of Business Conduct whenever they arise. The Company is committed to continuously improving and enhancing its Compliance program, through relevant risks assessments, data analysis, policies and procedures, and cooperation amongst key stakeholders.

Technip Energies relies on a complex array of third parties for the performance of its projects. To ensure that our suppliers and subcontractors share Technip Energies commitment to ethical business practices, the Company implements risk-based due-diligence, monitoring and contractual safeguards. The Company clarified its expectations by publishing its Suppliers & Subcontractors Integrity Expectations (https://www.technipenergies.com/ about/integrity-compliance), outlining principles that must be adhered to as a condition of any business relationship with Technip Energies.

Governance

The Compliance organization is part of the Legal Department, which is led by the Chief Legal Officer. The Company’s Chief Compliance Officer leads a dedicated team of legal and compliance professionals that provide support, advise and risk management services relating to anti-bribery and corruption, internal investigations, trade sanctions, export controls, conflicts of interests, human rights and data privacy. Dedicated subject matter experts and compliance counsels serving geographic roles and covering countries where the Company operates ensure that the Compliance program is implemented consistently across the different businesses and geographies of the organization.

The Chief Compliance Officer reports to the Chief Legal Officer, and to the ESG Committee of the Board of Directors. The ESG Committee plays a key role in the oversight and continued development and implementation of the Company’s Compliance program (including procedures for allegation reporting, investigation and remediation) to ensure that the Company operates in compliance with principles of ethical conduct and good governance.

The Chief Legal Officer reports to the Chief Executive Officer and to the Audit Committee. The latter reviews, inter alia, all material legal and compliance matters that may have a material impact on the Company’s financial statements, as well as – and along with the ESG Committee – the Company’s systems and controls for the prevention of bribery and receive reports on non-compliance.

3.4.2.	ANTI-CORRUPTION AND ANTI-BRIBERY COMPLIANCE CONTROLS

The Company is required to comply with numerous laws and regulations, in jurisdictions around the world where it conducts business. This includes countries perceived as presenting an increased risk of corruption.

Regardless of where it operates, Technip Energies does not accept any form of corruption and prohibits all acts of corruption (including bribes, facilitation payments, kickbacks, and self-dealing) and influence peddling. The Company does not make or accept improper payments to obtain or retain business with those in government or the private sector, or as a reward for awarding subcontractor or supplier contracts. We are committed to complying with all international and national legislation against illegal payments, including prohibitions on facilitation payments (to expedite routine and administrative government action) except in extraordinary circumstances where the safety or security of an employee is in immediate danger.

Dedicated Standards, policies and procedures are in force within the Company and are designed to supplement the Code of Business Conduct by providing a clear and comprehensive operational framework. Such Standards, policies and procedures address in more details the applicable bribery and corruption risks exposures, and include:

■	An Anti-Bribery and Corruption Standard, that sets out the Company’s principles for strict compliance with applicable anti-bribery and corruption laws;

■	A Third-Party Intermediaries and Business Partner Standard, which clarifies the requirements for the due diligence and monitoring of Third-Party Intermediaries and joint ventures/consortia partners. This Standard is designed to enable Technip Energies to assess and manage bribery and corruption risks as part of its global conduct of its business activities;

■	A Gifts, Hospitality, and Travel Standard, which sets forth our rules related to the receipt or provision of gifts, hospitality, or travel, and establishing procedures for the approval, reporting, and accounting of such. The Gifts, Hospitality, and Travel Standard assists employees in ensuring that gifts and hospitality, whether given or received as part of a usual courtesy of business, are not and cannot be considered as bribes;

■	A Social Donations, Sponsorships, and Charitable Contributions Standard which sets forth our rules related to the making of contributions to our communities to ensure contributions are not misused for improper purposes, such as to disguise illegal payments to government officials;

■	A Conflicts of Interests Standard, which sets forth our rules related to the identification and disclosure by employees of actual or potential conflicts of interests that could affect the performance of their duties.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	89

SUSTAINABILITY BUSINESS INTEGRITY, ANTI-CORRUPTION POLICIES AND HUMAN RIGHTS

These Standards are supplemented by internal operating procedures and guidelines. We have several processes to monitor compliance with our rules by employees and business partners, including by embedding compliance processes into the processes run by other functions. The Internal Audit department conducts periodic, independent audits of the Company’s compliance processes to assess the effective implementation of such Standards. Internal Audit reports the results of its audits to the Audit Committee of the Board and to Company’s management. Such reports may include recommendations for strengthening the Company’s controls.

In 2021 Technip Energies, in compliance with France’s Sapin II anticorruption law, performed an anti-bribery and corruption risk assessment of its French business unit. While the assessment did not identify areas of risk that were not already addressed, the Company is implementing additional measures, to the extent required, to further strengthen the existing policies, procedures and controls in place.

Communication and awareness

Technip Energies uses a variety of tools to engage with employees, managers and third parties, such as face-to-face and town-hall meetings, e-learning modules, dedicated intranet webpages, articles, posters, targeted emails, short videos, messages on our internal social media “Yammer” network and dedicated introductions prior to every meeting.

In 2021, our managers took part in the Ethics and Compliance Top-Down Training for Managers, a compliance session dedicated to trainings delivered by managers and for managers.

The Company has also developed nine Microlearnings, which are e-learnings developed in-house, covering anti-bribery and corruption, trade compliance, and data privacy. A tenth Microlearning, dedicated to human rights, is currently being finalized.

Our culture of speaking-up and no retaliation policy

The Company encourages its employees to ask questions and report behaviors that may violate the guidelines set out in our Code of Business Conduct or in the policies and procedures that derive from it.

Various channels are available to report such concerns, and include anyone within the Company’s management, the Chief Compliance Officer or anyone within the Compliance organization, any officer of the Company, HR representatives or members of the legal department.

Moreover, employees and third parties can report concerns using an independent third party via a dedicated reporting helpline (available at https://secure.ethicspoint.com). The helpline allows users to submit questions or concerns securely and confidentially.

Each report of a potential violation of our Code of Business Conduct has been and will be treated seriously, and investigated following the principles of objectivity, confidentiality, thoroughness, proportionality, timeliness and professionalism. Investigators must follow certain processes in the conduct of their investigations to ensure structure, consistency and best practice in the conduct of all investigations.

Technip Energies has a zero-tolerance policy on retaliation against employees for reporting suspected violations of policies or Code of Business Conduct, or against those who assist in investigations of suspected violations.

Other compliance requirements

As relates to aspects related to procurement, supply, and construction, Technip Energies will seek to identify at the outset regulatory and compliance requirements, whether of a national or supranational nature (e.g., European Directives). It will then develop a plan to ensure project development and implementation in order to maintain effective regulatory compliance management processes and deliver the work in compliance with applicable statutory requirements. The Company’s operations and construction activities are governed by international, regional, transnational, and national laws and regulations in each jurisdiction in which the Company operates relating to matters such as environmental protection, health and safety, labor and employment, import/export controls, currency exchange, bribery and corruption, professional and operational licensing, and taxation. These laws and regulations are complex, frequently change, and have become increasingly stringent over time. In the event the scope of these laws and regulations expands in the future, the incremental cost of compliance could adversely impact the Company’s financial condition, results of operations, or cash flows. Examples of government laws and regulation that may have a material effect on the Company’s business include:

■	Environmental matters: The Company’s facilities and operations are subject to various environmental laws and regulations in the jurisdictions in which it operates. These environmental requirements may include, among other things, certain pollution control measures or limits for solid and hazardous wastes, water discharges and air emissions, and measures relating to greenhouse gas emissions and/or the mitigation of climate change and may require businesses whose activities have an impact on the environment to obtain permits regulating those activities. Non-compliance with such control measures and permits may result in criminal or civil penalties, damage claims, an obligation to remediate any environmental damages (including damages to natural resources), litigation and/or claims by third parties and/or an obligation to take reasonable measures to prevent pollution or degradation of the environment from occurring, continuing or recurring;

■	Anti-Corruption Laws and Regulations: The Company’s international operations are subject to anti-corruption laws and regulations, such as the anti-corruption provisions of the U.S. Foreign Corrupt Practices Act, the UK Bribery Act, or French law No. 2016-1691 dated December 9, 2016. These statutes generally prohibit providing anything of value to third parties, including foreign officials, for the purposes of obtaining or retaining business or securing any improper business advantage. The Company may deal with both governments and state-owned business enterprises, the employees of which are considered foreign officials for purposes of these laws;

■	Export Controls and Trade Sanctions Regulations: The Company is subject to export controls and trade and economic sanctions laws and regulations, including those administered by the United Nations, the European Union, the U.S. Department of Commerce’s Bureau of Industry and Security, the U.S. Department of the Treasury’s Office of Foreign Assets Control and the U.S. Department of State. These statutes may prohibit or restrict the Company’s ability to, directly or indirectly, conduct activities or dealings in countries or territories or with persons that are the target of trade sanctions-related prohibitions and restrictions.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	90

SUSTAINABILITY BUSINESS INTEGRITY, ANTI-CORRUPTION POLICIES AND HUMAN RIGHTS

The Company has implemented internal controls designed to minimize and detect potential violations of laws and regulations in a timely manner, but it can provide no assurance that such policies and procedures will be followed at all times or will effectively detect and prevent violations of the applicable laws by one or more of its employees, consultants, agents, or partners.

The occurrence of any such violation could subject the Company to penalties and material adverse consequences on its business, financial condition, or results of operations.

3.4.3.	HUMAN RIGHTS

Our Code of Business Conduct, which reflects our commitment to acting ethically and lawfully, recognizes human rights. We do not tolerate any form of modern slavery, child, forced, indentured, or involuntary labor, regardless of where we conduct business.

It is our policy that our Code of Business Conduct be shared and discussed with our clients, suppliers, and business partners to better explain our rules of conduct and reinforce our culture of accountability. We aim to develop business relationships with like-minded subcontractors, suppliers, and business partners who are guided by a similar set of principles of business conduct and aspire to only do business with counterparties who respect human rights and uphold labor laws.

The Company endeavors to ensure compliance with human rights within the scope of its operations and in accordance with the following international human rights regulations and principles:

■	The United Nations Guiding Principles on Business and Human Rights;

■	The 1948 Universal Declaration of Human Rights; and

■	The International Labour Organization’s Fundamental Conventions regarding the freedom of association, the eradication of discrimination and forced labor and the abolition of child labor.

The Company has reaffirmed its commitment to a safe and open work environment by joining Building Responsibly, and by becoming a member of the Steering Committee of this important industry body. Building Responsibly is a group of leading engineering and construction companies that are working together to promote the rights and welfare of workers across the industry, and Technip Energies has been instrumental in the development of tools and standards associated with the Building Responsibly Worker Welfare Principles. The Company is also a member of the United Nations Global Compact.

Human rights principles at Technip Energies encompass a broad range of topics, from prohibiting any form of child labor, forced labor or modern slavery; prohibiting discrimination in all forms; creating a working environment free from any form of harassment or violence; ensuring fair working conditions; maintaining a safe, healthy and secure workplace; ensuring ethical recruitment; respecting freedom of association and collective bargaining and grievance mechanisms. The protection of human rights principles involves many aspects of our operations and is a topic handled by different functions and departments working together to develop and implement effective processes to foster a better working environment for our employees and our subcontractors.

We have defined our overall policy by engaging with external and internal stakeholders to embed respect for human rights in our operations and business relationships and promote the protection of human rights for our employees in the workplace and across our supply chain as a foundational business practice. We have developed a Human Rights Standard, supplemented by dedicated processes, which collectively set forth recognized human rights and worker welfare principles to ensure our operations are executed in compliance with these standards and to ensure everyone with whom we work is treated with respect and dignity. For example, we have developed Suppliers and Subcontractors Integrity Expectations which include commitment to human rights principles and we are deploying these expectations with our partners, requiring adherence to the Suppliers and Subcontractors Integrity Expectations in the execution of operations. We follow a risk-based approach to assess our operations at higher risks for human rights concerns and define mitigation measures to address the risks related to worker welfare. Subcontractors and suppliers may be subject to human rights due diligence to understand potential areas of concern and define specific actions to mitigate the concerns before the execution of work. In addition, we are working on developing processes to evaluate the implementation of human rights and workers welfare requirements by our subcontractors during the execution of the work. In some instances, a set of human rights KPIs aimed at monitoring the human rights performance of the subcontractors during operations has been developed and integrated to the contractual requirements. Also, we continue to assess how our company-wide monitoring processes could be reinforced in this area.

Our employees are encouraged and expected to report violations or suspected violations of our Code of Business Conduct. Various channels are available, including the option to report concerns to managers, to anyone in the corporate compliance or legal department, to an employee’s human resources representative, or to an independent third party via a dedicated reporting helpline and website. We have a zero-tolerance policy on retaliation against employees for reporting suspected violations of our policies or Code of Business Conduct or for cooperating with an investigation. We encourage employees and others to raise questions and concerns to ensure that we are leading by example.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	91

SUSTAINABILITY HEALTH, SAFETY AND ENVIRONMENT

3.5.	HEALTH, SAFETY AND ENVIRONMENT

Technip Energies has placed safety at the core of its values and is committed to ensuring the safety of its employees and contractors.

We continue to strengthen our HSE culture and leadership among our employees and contract staff. This aligns with our focus on caring for people. PULSE, our Global HSE Culture and engagement program, is designed to extend HSE principles to, and share with, all those we work and live with.

HSE Performance

Tragically, in November 2021 we were deeply saddened by the accidental death of three subcontractors of the BOMESC yard where Arctic LNG 2 modules are being built in China.

Total Recordable Incident Rate (“TRIR”) has decreased from 0.25 in 2017, to 0.16 in 2018, to 0.07 in 2019 to 0.04 in 2020 and increased to 0.08 in 2021. Lost Time Injury Rate (“LTIR”), which stood at 0.03 in 2017 and in 2018, was reduced to 0.02 in 2019, to 0.01 in 2020 and increased to 0.02 in 2021.

The Serious Incident and Fatality Rate (“SIFR”), a key safety indicator which aims at an additional focus to the serious and high potential incidents, has decreased from 0.05 in 2017, to 0.03 in 2018, to 0.02 in 2019, increased to 0.03 in 2020 and decreased to 0.01 in 2021.

The track record on major projects are illustrative of this performance:

■	HURL Project: 50 MMH (million man hours) without LTI;

■	ALNG Project: 48 MMH without LTI;

■	BAPCO Project: 41 MMH without LTI;

■	HGU Project: 10 MMH without LTI;

■	KARISH Project: 10 MMH without LTI;

■	NESTE Project: 8.7 MMH without LTI;

■	TORTUE Project: 6.6 MMH without LTI;

■	CORAL Project: 4.7 MMH without LTI.

Safety – 5-years records

Total recordable incident rate (TRIR)(1)	Lost time injury rate (LTIR)(2)

(1)	TRIR: Total recordable incident rate.

(2)	LTIR: Lost time injury rate.

*IOGP: International Association of Oil & Gas Producers.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	92

SUSTAINABILITY HEALTH, SAFETY AND ENVIRONMENT

Safety – Peers comparison*

Total recordable incident rate (TRIR)(1)	Lost time injury rate (LTIR)(2)

(1)	TRIR: Total recordable incident rate.

(2)	LTIR: Lost time injury rate.

* Technip Energies 2021 performance vs. peer companies 2020 performance. Our peers for this topic are: Baker Hugues, Fluor, JGC, Maire-Technimont, Saipem, Technicas Reunidas, Wood, Worley (not in the order of the graph).

Medical

■	The COVID-19 health crisis affected a limited number of Technip Energies employees, and all were cared for and treated in their home country and/or country of assignment.

■	Internationally, 136 cases of medical assistance were opened for inpatient and outpatient treatment.

■	Employees’ mental health is an issue that has been highlighted in 2021 and will be in the years to come. Specific focus on providing a physically and psychologically healthy working environment for all employees worldwide is of the utmost importance.

Environment

■	Protection of the environment is a key part of our sustainability journey.

■	In 2021, our strategy has consisted in helping clients reduce their environmental impact and to manage our operations by putting excellence first, and has shown its continued relevance in the current international environmental crisis, both in terms of climate and biodiversity.

For examples of our environmental actions see 3.3. ESG key indicators.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	93

SUSTAINABILITY HEALTH, SAFETY AND ENVIRONMENT

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	94

4.1.	RISK MANAGEMENT OVERVIEW		95	4.3.	RISKS TO WHICH WE ARE SUBJECT		98
					4.3.1	Strategic risks	99
4.2.	ENTERPRISE RISK MANAGEMENT FRAMEWORK		96		4.3.2	Operational risks	102
	4.2.1	Governance and responsibilities	96		4.3.3	Financial risks	106
	4.2.2	Business Unit and Project risk management	97		4.3.4	Legal and Regulatory risks	107
	4.2.3	Enterprise Risk Management and Internal Control	97		4.3.5	Taxation risks	109
	4.2.4	Internal Audit	98		4.3.6	Risks related to the Ownership of Technip Energies Shares	111

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	95

RISK AND RISK MANAGEMENT RISK MANAGEMENT OVERVIEW

4.1.	RISK MANAGEMENT OVERVIEW

The recognition of risks, threats and opportunities is an integral part of the management process across our operations, in projects, business units and administrative functions. We have implemented and we are constantly maintaining an adequate system of internal control and risk management processes. This encompasses relevant organizational structures and procedures designed to safeguard our rights and assets, ensure the effectiveness and efficiency of our internal procedures, the reliability of our financial reporting and strict compliance with laws, regulations and best practices applicable to our businesses.

Within Technip Energies risk management is not a process that runs in isolation from the rest of our activities but rather is an integral part of existing company and business processes. The ERM Process is defined by a dedicated Global Practice Standard (“GPS”). This GPS is supplemented by external standards (such as ISO 31000) which contribute to process definition.

The Enterprise Risk Management (“ERM”) Process is an iterative and continuous process which is executed across all levels of the Company from Tender/Project level to Corporate level. It is designed to identify, assess, mitigate, monitor and report risks (both threats and opportunities).

■	Identify: identification of events or situations that may occur (not certain) and could prevent the achievement of the objectives.

■	Assess: qualitative evaluation of the risks identified in terms of severity and probability of occurrence. It allows us to prioritize the definition of a response plan.

■	Mitigate: definition of the action or set of actions to be carried out to reduce risk criticality to an acceptable level.

■	Monitoring/Management: management of the whole process through regular reporting and review meetings with the objective of continuously reassessing risks, anticipating new risks and follow-up on mitigation actions.

The following ERM reporting workflow has been designed to ensure a proper bottom-up and top-down sharing of the risks faced by the Company:

* Compliance risks are covered by the ESG Committee.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	96

RISK AND RISK MANAGEMENT ENTERPRISE RISK MANAGEMENT FRAMEWORK

4.2.	ENTERPRISE RISK MANAGEMENT FRAMEWORK

Our ERM Framework is derived from the Institute of Internal Auditor’s (“IIA”) three lines model as follows:

*Notes: Strong collaboration between the three lines to fortify the Group RM approach & Governance.

4.2.1.	GOVERNANCE AND RESPONSIBILITIES

The governance and responsibility of the ERM framework is as follows:

■	Board of Directors: it supervises with the support of the Audit Committee the risks (threats and opportunities) identified through the ERM Process. It also assesses the effectiveness of the process and validates the ERM objectives.
■	Executive Management: Executive Management is responsible for the effectiveness of the ERM process and defines the ERM objectives and Technip Energies’ risk appetite.

■	Head of Enterprise Risk Management: she/he is responsible for the design and implementation of the ERM process with regards to the ERM Objectives defined by Management.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	97

RISK AND RISK MANAGEMENT ENTERPRISE RISK MANAGEMENT FRAMEWORK

4.2.2.	BUSINESS UNIT AND PROJECT RISK MANAGEMENT

The first line of our ERM Framework consists of our business unit and project risk management and control systems which are based on a combination of appropriate resources, policies, procedures, behavior and actions intended to ensure that we conduct our business emphasizing health, safety and environmental standards, and that the design, execution and management of our projects are undertaken in accordance with Technip Energies’ policies and procedures. Project risk management and internal control are also intended to identify and mitigate the transversal risks which could have a material impact on Technip Energies’ assets, results, operations or our ability to implement our objectives and strategy, whether these risks are operational, commercial, legal, financial or related to compliance with ethical rules or applicable laws and regulation.

Project risk management and internal control functions are active across the pre-bidding, proposal and execution phases of our activity, and feature various procedures that assess project selectivity, partner selection, contracting models and execution schemes prior to the grant of internal authorization to tender and authorization to submit a final bid. Additionally, at various project milestones, executive project reviews are undertaken to periodically assess compliance. We consider early engagement as an important component of risk management with regards to project execution as it helps identify and select the appropriate technology and design features. Additionally, our project execution risk mitigation approach helps in the selection of suitable partners and sub-contractors (including by drawing on our experience in relevant geographical areas).

4.2.3.	ENTERPRISE RISK MANAGEMENT AND INTERNAL CONTROL

The second line of our ERM Framework encompasses a bottom-up and top-down approach. Risk registers are developed at project and local level and rolled up into business units and functions risk registers which are then reviewed every quarter with the relevant executives of the Company. Emerging risks are identified throughout the year and escalated or pushed-down for assessment based on the identification of risks either by Non-Executive Directors or by Executive Committee members.

Our Management constantly endeavors to maintain an efficient internal control system, based on the framework of the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Within this framework, internal control is a process intended to provide reasonable assurance that the objectives related to operations, reporting and compliance with applicable laws and regulations are achieved.

The COSO framework is considered equivalent to the reference framework of the French Financial Markets Authority (Autorité des Marchés Financiers). Technip Energies’ Management has similarly chosen to rely on this framework as part of its obligations under the Sarbanes-Oxley Act to which we are currently subject. The Group’s internal control system is consequently built around the five components of the COSO framework.

The Group’s internal control system covers the processes of the consolidated entities and key controls of some specific entities of which Technip Energies does not have full ownership. The progress and results of the internal control evaluation are coordinated and consolidated by the Corporate Internal Control Department and regularly presented to Corporate and Business Unit management, as well as to the Audit Committee.

Technip Energies operates in many different countries, sometimes with differences in accounting policies and local reporting requirements. This exposes Technip Energies to the risk of reporting figures that are not in line with the Group’s IFRS framework, which may lead to a material impact on the reported figures. In order to mitigate this risk an accounting manual and other finance procedures containing detailed guidelines for the financial reporting are available to all employees. Continuous guidance and support is also delivered to senior management and controllers of reporting entities. Each quarter a process for the signature of representation letters is deployed at each level of the organization, with detailed statements regarding financial reporting and internal control.

The business plans of every reporting entity are also translated into forecasts with deviations from the forecast being revised on a regularly basis. Any unexpected circumstances that arise, or any substantial deviation from the forecasts, must be reported immediately to the responsible management. The reports submitted by operational management include an analysis of achievements versus approved plans and a forecast for the coming periods including actions to address any loss.

Technip Energies management is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is a process designed by, or under the supervision of, the Chief Executive Officer and Chief Financial Officer, and effected by the Company’s Board of Directors, management and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS as issued by the IASB.

Our management assessed the effectiveness of Technip Energies internal control over financial reporting as of December 31, 2021 and concluded that our internal control over financial reporting was effective as of December 31, 2021, based on criteria stated in Internal Control – Integrated Framework (2013) issued by the COSO.

The effectiveness of any system of internal control over financial reporting is subject to inherent limitations, including the exercise of judgment in designing, implementing, operating, and evaluating the controls and procedures, and the inability to eliminate misconduct completely. Accordingly, any system of internal control over financial reporting can only provide reasonable, not absolute, assurances. In addition, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate. We intend to continue to monitor and upgrade our internal controls as necessary or appropriate for our business, but cannot assure that such improvements will be sufficient to provide us with effective internal control over financial reporting.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	98

RISK AND RISK MANAGEMENT RISKS TO WHICH WE ARE SUBJECT

4.2.4.	INTERNAL AUDIT

Internal Audit, our third line of our ERM Framework, is an independent function within the organization and provides assurance that, in the pursuit of the Company’s objectives, risks are being managed effectively and financial and other controls are in place. It assists Technip Energies in accomplishing its objectives by bringing a systematic and disciplined approach to evaluate and improve the effectiveness of the organization’s risk management, control, and governance process.

Internal Audit performs the work in compliance with the Internal Audit Charter (which is approved by the Audit Committee and the Board) and the IIA (Institute of Internal Auditors) professional practices and requirements.

The risks and associated mitigation and management measures we have set out below are the material risks that could impact the Group.

4.3.	RISKS TO WHICH WE ARE SUBJECT

The occurrence of any of the events or circumstances described in these risk factors, individually or together with other circumstances, could have a material adverse effect on the business, results of operations, financial condition and prospects of Technip Energies.

All of these risk factors and events are contingencies, which may or may not occur. Technip Energies may face a number of these risks described below simultaneously, and one or more risks described below may be interdependent. The most material risk factors have been presented first in each category. The order in which the remaining risks are presented is not necessarily an indication of the likelihood of the risks actually materializing, of the potential significance of the risks, or of the scope of any potential harm to the business, results of operations, financial condition and prospects of Technip Energies.

In selecting the risk factors, Technip Energies has considered circumstances such as the probability of the risk materializing on the basis of the current state of affairs, the potential impact which the materialization of the risk could have on Technip Energies’ business, financial condition, results of operations and prospects, and the attention that management of Technip Energies would have to devote to these risks if they were to materialize.

The risk factors are based on assumptions that could turn out to be incorrect. Furthermore, although Technip Energies believes that the risks and uncertainties described below are the material risks and uncertainties concerning Technip Energies’ business, they are not the only risks and uncertainties relating to Technip Energies. Other risks, facts or circumstances not presently known to Technip Energies, or that Technip Energies currently deems to be immaterial, could, individually or cumulatively, prove to be important and could have a material adverse effect on Technip Energies’ business, results of operations, financial condition and prospects.

We have described specific risk management or mitigation measures to address risks where we have been able to put these in place. However, certain risks may not be the subject to risk management or mitigation. Furthermore, risk management and mitigation measures may be insufficient to eliminate a risk altogether or to alleviate its potential impact in a significant manner.

We have defined our risks according to five categories applicable to Technip Energies and its business. We have also listed the main risks associated to the ownership of Technip Energies’s shares. Section 3.2.2 The risks detailed below are:

■	Strategic risks;

■	Operational risks;

■	Financial risks,

■	Legal and regulatory risks;

■	Taxation risks; and

■	Ownership of Technip Energies shares.

Section 3.2.2. ESG Risk Management sets forth at the climate-related risks and opportunities to which the Company is subject.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	99

RISK AND RISK MANAGEMENT RISKS TO WHICH WE ARE SUBJECT

Risk Appetite

Risk management activities conducted as part of the ERM process are subject to a risk appetite which depends on the nature of the risk. We determine at least annually or as required by the context the level of risk we are willing to be subject to as relates to main risk categories and to define our mitigation efforts as relates to such risks.

Main Risk Categories	Key Risks	Risk Appetite	Section	Technip Energies’ approach
Strategic	■ Market Exposure ■ Innovation/ Acquisitions & Divestitures	■ Average to high ■ Average to high	4.3.1.	For strategic risks, acceptable risk levels vary depending on the market considered. Our risk appetite will be higher in developing energy transition solutions than in already mature developed solutions. Generally, the risk appetite is between average to high.
Operational	■ Project Management ■ Employees ■ QHSSE management ■ IT & Cybersecurity	■ Moderate ■ Low ■ Low ■ Low	4.2.2. & 4.3.2.	Operational risks are handled with a moderate risk appetite and a dedicated Risk Management Process. All risks related to employees, QHSSE and cybersecurity are subject to a low-risk appetite.
Financial	■ Financial Strength ■ Currency exchange ■ Banking counterparty	■ Low ■ Low ■ Low	4.3.3.	Financial risk appetite is low, with the intent of limiting/strictly monitoring financial risks and contract frustrating risk.
Legal, Tax and Regulatory	■ Compliance ■ Tax	■ Low	4.3.4. & 4.3.5.	Compliance and tax are subject to a low risk appetite as Technip Energies strives for the highest level of compliance with legal and regulatory requirements.

4.3.1.	STRATEGIC RISKS

4.3.1.1.	We operate in a highly competitive and fluid environment and we will need to successfully navigate the world’s energy transition

We compete on the basis of a number of different factors, such as product offerings, project execution, customer service and price. In order to compete effectively we must develop and implement innovative technologies and processes, and execute our clients’ projects effectively. Increasingly this implies being able to provide product offerings, project execution and customer services which are responsive to energy transition demands. Our competition is continuously evolving to respond to the market changes and this may impact our ability to compete effectively with products or services offered by our competitors. Additionally, we can give no assurances that some of our key markets in the longer run will continue to play a leading role in the world’s energy transition pivot.

Our position as a provider of capital expenditure (“CAPEX”) solutions to the oil and gas industry has seen increased competition from service providers in Asia and the Middle East for less complex projects where we may be less competitive in terms of pricing. We may also face price competition in energy transition sectors that are less complex in terms of size, technology or other project challenges. This may impact our ability to maintain or grow market share in select sectors, and have a negative impact on our financial performance.

Additionally, in recent years, certain engineering and technology (“E&T”) companies have announced or consummated significant acquisitions and entered into joint ventures with the stated goal of pursuing complementary products, services or geographic focus. This could impact our ability to maintain market share, maintain or increase pricing for our products and services, or negotiate favorable contract terms with customers and suppliers, which could have a significant negative impact on our results of operations, financial condition, or cash flows. If we do not develop or acquire energy transition technologies, or if our competitors’ energy transition offering is more attractive than ours, we may not be retained for future projects. We are unable to predict what effect competitive factors in the industry may have on prices, capital spending by our customers, our selling strategies, our competitive position, our ability to retain customers, or our ability to negotiate favorable agreements with our customers and suppliers.

How this risk is managed:

We continually assess the markets in which we are active and the economic, political, social or environmental underlying drivers that shape them to evaluate changes in competitive forces and business models. We use multiple scenarios to assess the resilience of, and have factored the energy transition into, our strategy. We are actively broadening our energy transition offering in decarbonized technologies, whether in LNG, a key transition fuel, or in deployment of CCUS solutions, including in connection with hydrogen production, and carbon-free technologies, including green hydrogen and offshore wind, and other energy transition offerings.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	100

RISK AND RISK MANAGEMENT RISKS TO WHICH WE ARE SUBJECT

We have also adapted by delivering projects in new production areas (e.g., the Yamal and Arctic LNG 2 projects); implementing new technologies (with the development of our sustainable chemistry offering illustrated by our work on Neste’s bio refinery in Singapore, as well as the acquisition and continued growth of our Epicerol® technology) and adapting scalable solutions for different reserve levels (through Genesis’ differentiating offering). We are actively looking to enhance our portfolio of technologies, whether through in-house development, acquisitions or partnerships.

4.3.1.2.	Demand for our products and services is highly dependent on oil and gas industry activity and our business model needs to evolve due to the world’s energy transition pivot

Our revenue is almost exclusively derived from energy sector infrastructure capital expenditure and our activity continues to depend to a very large extent on oil and gas energy companies’ (i) level of exploration, development, and production activity, (ii) capital spending, and (iii) processing of oil and natural gas in refining units, petrochemical sites, and natural gas liquefaction plants. As the world seeks to transition away from carbon energies, our business model is being directly challenged by the expected reduction in investments in oil and gas in the coming years to reach climate targets.

In this respect the EU Commission’s findings under the EU taxonomy for sustainable development and the role for natural gas as a means to facilitate the transition towards a predominantly renewable-based future are key. The classification and conditions relating to gas under the EU taxonomy, and whether it contributes to the transition to climate neutrality, will directly affect the sanctioning of LNG projects and thus our activities. LNG projects, even if gas projects are determined to be sustainable under the EU taxonomy, may also be subject to adverse pressure which could limit the sanctioning of future LNG projects.

Furthermore if financing is not available for energy transition projects, whether due to lack or withdrawal of public policy guidance and support or due to the absence of banking financing, the new markets that we are anticipating in the energy transition may not materialize.

How this risk is managed:

We are actively directing our efforts away from oil and towards LNG, a key transition fuel, and other energy transition activities. We are allocating R&D spend away from traditional product lines towards energy transition initiatives.

We are monitoring ongoing consultations under the EU Taxonomy and other legislation relating to the energy transition and engaging with governmental authorities by way of our participation in trade groups such as the Hydrogen Council. We are actively discussing with the investment community future funding schemes for energy transition projects.

In seeking to broaden our energy transition offering, we are entering into external alliances and seeking to acquire rights to energy transition technologies. We conduct active technology watch and are engaging in collaborations with international research institutions, universities and promising startups to commercialize their technologies and establish an early position in the market for Technip Energies.

We developing our position in markets where our presence has been more limited to date such as metals and mining, life sciences and nuclear.

4.3.1.3.	Disruptions in the political, regulatory, economic, and social conditions of the countries in which we conduct business could adversely affect our business or results of operations

We operate in various countries across the world. Instability and unforeseen changes in any of the markets in which we conducts business, including economically and politically volatile areas could have an adverse effect on the demand for our services and products, our business, or our results of operations. These factors include, but are not limited to, the following:

■	Disease outbreaks and other public health issues, including COVID-19;

■	Natural disasters;

■	Nationalization and expropriation;

■	Potentially burdensome taxation;

■	Inflationary and recessionary markets, including capital and equity markets;

■	Civil unrest, labor issues, political instability, terrorist attacks, cyber-terrorism, military activity and wars;

■	Supply disruptions in key oil producing countries;

■	The ability of OPEC to set and maintain production levels and pricing;

■	Trade restrictions, trade protection measures, price controls, or trade disputes;

■	Sanctions, such as prohibitions or restrictions by the United States of America, the European Union, the United Kingdom and other countries against countries that are the targets of economic sanctions (including Russia as a result of the current geopolitical crisis in Ukraine), or are designated as state sponsors of terrorism;

■	Foreign ownership restrictions;

■	Import or export licensing requirements;

■	Restrictions on operations, trade practices, trade partners, and investment decisions resulting from domestic and foreign laws, and regulations (including as a result of the current geopolitical crisis in Ukraine);

■	Regime changes;

■	Changes in, and the administration of, treaties, laws, and regulations, including in response to public health issues;

■	Inability to repatriate income or capital;

■	Reductions in the availability of qualified personnel;

■	Foreign currency fluctuations or currency restrictions; and

■	Fluctuations in the interest rate component of forward foreign currency rates.

How this risk is managed:

We continually monitor global geopolitical developments. Our corporate functions (including our Legal, Compliance, Tax, Treasury and HSE departments) support our businesses and local affiliates to ensure that we have a proper understanding of the local environment and are able to comply with laws and fiscal regulations that are applicable to us. We seek to engage with governments and local authorities in countries where we operate in a transparent and open manner.

Our treasury operations are centralized and work to manage credit exposures associated with our cash, foreign exchange and interest rate positions.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	101

RISK AND RISK MANAGEMENT RISKS TO WHICH WE ARE SUBJECT

Our Global Security team monitors security events and threat evolution in the countries where we operate and has developed security procedures and resources to ensure the protection of our people, assets, and reputation.

4.3.1.4.	Geopolitical conditions, including as a result of the current situation in Ukraine, could have a material adverse effect on our operations and financial results

At the beginning of 2022, the crisis caused by Russia’s invasion of Ukraine and the ensuing war resulted in the United States, the European Union, the United Kingdom, Canada, among others, imposing extensive sectoral and financial sanctions. Such sanctions, in particular, target the core infrastructure of the Russian financial system including by freezing assets of the Russian Central Bank, exclude Russian financial institutions from the Swift financial system and restrict access by Russian parties to international debt markets and extend sanctions previously in place for a number of Russian banks. Sanctions also restrict the export to Russia of key technology, software or equipment, impose restrictions on transactions with certain Russian energy companies and have placed an ever greater number of Russian, Ukrainian and Belarus individuals and entities on sanctions lists. In response to the sanctions imposed by the United States, the European Union, the United Kingdom, Canada, and others, Russia has imposed counter sanctions which also create some restrictions on business streams, and particularly on financial transactions. We monitor sanctions on a daily basis to understand their effect and to implement real time mitigation action plans. The sanctions may well be further expanded. As a result of the war, Technip Energies has decided until further notice to suspend working on future business opportunities in Russia.

As of December 31, 2021, approximately €3.8 billion or 23% of our backlog scheduled to be executed over the five-year period from 2022 to 2026, related to Russian projects. Our inability to carry out projects in Russia, due to the war and sanctions, will result in the loss of Russian revenues. Although we believe that the resulting adverse impact to our Russia related backlog and profit could be offset by new opportunities arising in other markets due to our energy transition strategy, we can have no assurance that this will indeed be the case, in which event this could have a significant adverse impact on our financial condition, results of operations or cash flows.

How the risk is managed:

We believe that the impact of the war in Ukraine on Technip Energies can be contained. Our Yamal project is nearing completion and, in relation to our Arctic LNG 2 project, we are in a positive cash flow position and have contractual protections which in the face of sanctions would serve to limit our exposure. We expect to secure projects in other geographies thereby resulting in a more diversified backlog in connection with our growth strategy which is focused on Technology, Products and Services and on helping our clients address the new energy challenges.

4.3.1.5.	Due to the types of contracts we enter into and the markets in which we operate, the cumulative loss of several major contracts, customers, or alliances may have an adverse effect on our results of operations

In the ordinary course of our business, we enter into large, long-term contracts that, in the aggregate, represent a significant portion of our revenue. If long-term contracts are terminated or breached, our operating results or our financial condition would be disproportionately impacted compared to if shorter-term contracts were terminated or breached due to the higher value at risk. Moreover, the global market for the production, transportation and transformation of hydrocarbons and by-products, as well as the other industrial markets in which we operate, is dominated by a small number of companies. As a result, our business relies on a limited number of customers. As of December 31, 2021, our top five customers (Novatek, Qatar Energy, Sempra, BAPCO, ENI), represented 69% of our consolidated backlog and 55% of our revenues. Losing several key contracts, customers, or alliances could have a significant adverse impact on our financial condition, results of operations or cash flows.

How this risk is managed:

We intend to grow our Technology, Products and Services businesses to diversify our risk exposure. Our focusing on Energies Transition should allow us to expand our existing customer base. The development of our energies transition business and the growing of Technology, Products and Services are expected to generate a greater number of contracts with a more diversified customer base, with the objective of reducing our exposure to a few key customers.

4.3.1.6.	Our acquisition and divestiture activities involve substantial risks

We may pursue acquisitions, divestitures or other investments that may strategically fit our business and/or growth objectives. We cannot provide assurances that we will be able to locate suitable acquisitions, divestitures or investments, or that we will be able to consummate any such transactions on terms and conditions acceptable to us. Even if we do execute such transactions, these may not result in anticipated benefits. If we are unable to successfully integrate and develop acquired businesses, we could fail to achieve anticipated synergies and cost savings, including any expected increases in revenues and operating results, which could have a material adverse effect on our financial results. We may invest in companies or businesses that fail, causing a loss of all or part of our investment. In addition, if we determine that a decline in the fair value exists for a company in which we have invested, we may have to write down that investment to its fair value and recognize the related write-down as an investment loss. As a result of divestitures, we may not be able to cause a buyer of a divested business to assume the liabilities of that business or, even if such liabilities are assumed, we may have difficulties enforcing its rights, contractual or otherwise, against the buyer

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	102

RISK AND RISK MANAGEMENT RISKS TO WHICH WE ARE SUBJECT

How this risk is managed:

We deploy due diligence teams at the outset of a possible transaction to identify and address legal, tax but also technical and technological risks. We have a multi-stage internal process for every transaction.

Each transaction is evaluated and approved by a diverse team from different functions to de-risk each opportunity. We also have a review process after a transaction is complete to evaluate if we realized the expected benefits and incorporate lessons learned for future transactions.

4.3.2.	OPERATIONAL RISKS

4.3.2.1.	Inflation in the price of project inputs

The COVID-19 pandemic has had a material impact on energy prices with supply being unable to match demand. Resource shortages, reduction in production capacity and major logistical bottlenecks have also contributed to significant inflation in the price of commodities and equipment. Technip Energies infrastructure projects are affected by increases in oil products (fuel oil, lubricants, bunker oil, etc.), raw materials (including steel), as well as labor and associated costs which are inputs in the realization of projects that we undertake for our clients. Since the outbreak of the COVID-19 pandemic we have had to weather a sudden increase in several raw materials (steel, copper and nickel among others). The impact of the Ukraine war may well lead to further inflation in the price of project inputs. Should we not be able to recoup input increases from our customers our results could be affected.

How this risk is managed:

We have dedicated sourcing and procurement teams which as part of their procurement strategies seek to control such a risk through: (1) implementation of sourcing execution plans at the tender stage including by execution of supplier agreement before a contract award to Technip Energies to minimize risk, (2) support other Company functions in the escalation assessment to be part of the overall material cost evaluation With respect to client contracts we try to move away from lump sum turn key contracts to reimbursable contracts with price escalation clauses.

4.3.2.2.	COVID-19 may continue to have an adverse impact on our financial condition, results of operations, and cash flows

Since its global outbreak in 2020, COVID-19, including actions taken by governments and businesses, resulted in a significant reduction in global economic activity. Measures taken to address and limit the spread of the disease – such as stay-at-home orders, social distancing guidelines and travel restrictions – adversely affected the economies and financial markets of many countries. With the development of vaccines and the vaccination rates increasing in most countries, activity has resumed and protective measures have been relaxed but uncertainties remain due to the appearance of new variants such as Omicron.

The full extent to which the ongoing COVID-19 pandemic will impact our results is evolving and will ultimately depend on various factors and consequences beyond our control, such as the severity, duration, and spread of COVID-19, the success of actions taken by governments and health organizations to combat the disease and treat its effects, the evolution of the virus and the efficacy of the vaccines, decisions by our alliance partners and customers regarding their business plans and capital expenditures, and the extent to which, and the timing of, general economic and operating conditions fully recovering. For more discussion on the impact of the COVID-19, see section 2.6.6. Critical accounting estimates.

How this risk is managed:

We have taken measures to minimize the impact of COVID-19 on our operations and to ensure the safety of all our staff. We have actively engaged with our clients, JV partners, suppliers and subcontractors to minimize the contractual impact COVID-19 has been having on project execution.

4.3.2.3.	We may lose money on fixed-price contracts

As is customary for some of our projects, we may agree to provide products and services under fixed-price contracts. We are subject to material risks in connection with such fixed-price contracts. It is not possible to estimate with complete certainty the final cost or margin of a project at the time of bidding or during the early phases of its execution. Actual expenses incurred in executing these fixed-price contracts can vary substantially from those originally anticipated for several reasons including, but not limited to, the following:

■	Unforeseen additional costs related to the purchase of substantial equipment necessary for contract fulfillment or labor shortages in the markets where the contracts are performed;

■	Unforeseen additional costs during the construction, commissioning, and startup during the commissioning phase;

■	Failure to complete construction on time, or the inability to complete construction in accordance with design specifications;

■	Mechanical failure of our production equipment and machinery;

■	Delays caused by local weather conditions, health issues, including the COVID-19 pandemic and/or natural disasters (including earthquakes and floods); and

■	A failure of suppliers, subcontractors, or joint venture partners to perform their contractual obligations.

The realization of any material risks and unforeseen circumstances could also lead to delays in the execution schedule of a project. We may be held liable to a customer should we fail to meet project milestones or deadlines or to comply with other contractual provisions. Additionally, delays in certain projects could lead to delays in subsequent projects that were scheduled to use equipment and machinery still being utilized on a delayed project.

Pursuant to the terms of fixed-price contracts, we may not be able to increase the price of the contract to reflect factors that were unforeseen at the time our bid was submitted, and this risk may be heightened for projects with longer terms. Depending on the size of a project, variations from estimated contract performance, or variations in multiple contracts, could have a significant impact on our financial condition, results of operations, or cash flows.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	103

RISK AND RISK MANAGEMENT RISKS TO WHICH WE ARE SUBJECT

How this risk is managed:

We are highly selective in the projects that we undertake. Early engagement allows us to provide greater accuracy in our project cost estimate. We negotiate in our contracts appropriate risk allocation schemes such as open book provisions. The majority of the projects we are engaged to execute have been designed and evaluated by Technip Energies with most of the cost estimation being supported by firm offers already secured with our supply chain. Contingencies towards unforeseen risks are built in the contract budget.

In addition, the contractual framework for projects can differ materially and we utilize multiple commercial models depending on our risk assessment of the project. Beyond lump sum turnkey projects, we also use hybrid commercial models that have a fixed price component as well as a cost reimbursable component. We also use convertible lump-sum contracts which begin as reimbursable and project scope is progressively converted to lump-sum when sufficiently de-risked, and we also engage on a fully reimbursable basis. The sophistication within our commercial framework and blend of different commercial models serve to mitigate the risks of execution within our backlog.

4.3.2.4.	Our failure to timely deliver our backlog could affect future sales, profitability, and relationships with our customers; we may not realize revenue due to customer order reductions, cancellations or acceptance delays

As of December 31, 2021, the Company’s adjusted backlog was equal to €16,388.3 million, as compared to €12,745.0 million as of December 31, 2020.

We carry out capital asset construction projects to maintain, upgrade, and develop the asset base of our clients. Such projects are subject to risks of delay and cost overruns that are inherent to any large construction project due to:

■	Geopolitical risks including as a result of the Ukraine war;

■	Shortages of key materials, equipment, or skilled labor;

■	Delays in the delivery of ordered materials and equipment;

■	Design and engineering issues;

■	Adverse weather conditions, such as extreme winter conditions in North America, Russia, and Europe; and

■	Shipyard delays and performance issues.

Many of the contracts we enter into with our customers also require long manufacturing lead times due to complex technical and logistical requirements. These contracts may contain clauses related to liquidated damages or financial incentives regarding on-time delivery, and a failure by Technip Energies to deliver in accordance with customer expectations could subject us to liquidated damages or loss of financial incentives, and project cost overruns which will reduce our margins on these contracts, or result in damage to existing customer relationships.

In certain limited circumstances our customers have invoked termination clauses leading to order reductions, cancellations and acceptance delays. Additionally, acts of state related to nationalization, expropriation or change in the applicable legal framework may impose or require changes to contract terms which could in turn affect our backlog and may result in the suspension or termination of contracts.

We may be unable to collect revenue for orders reflected in our backlog, or we may be unable to collect cancellation penalties, to the extent we have the right to impose them, or the revenues may be delayed and pushed into future periods. In addition, customers who are more highly leveraged or otherwise unable to pay their creditors in the ordinary course of business may become insolvent or be unable to operate as a going concern. We may be unable to collect amounts due or damages we are awarded from these customers, and our efforts to collect such amounts may negatively affect customer relationships.

How this risk is managed:

In order to meet customer delivery schedules reflected in our backlog, we monitor and manage a number of key items, including, but not limited to, access to equipment and material required for the delivering of products and the rendering of services, having an adequately trained and capable workforce, construction subcontractor performance, project engineering expertise and execution, securing sufficient manufacturing plant capacity, and appropriate planning and scheduling of access to manufacturing resources.

We seek to manage customer risk at the contractual negotiation stage and have a contract management team in place throughout the life of a project with the objective of ensuring that the terms of the contract are adhered to and which documents any departures therefrom. We seek to include termination clauses and clauses that provide for compensation.

We also seek to include in our contracts provisions relating to acts of state, change in laws, sanctions and force majeure so as to limit our exposure to such events and / or subscribe to contract frustration insurance policies.

4.3.2.5.	We face risks relating to our reliance on subcontractors, suppliers, joint venture and consortium partners

We rely on multiple subcontractors, suppliers, joint venture and consortium partners for the performance of our contracts. Although we are not dependent upon any single supplier, certain geographic areas of our business or a project or group of projects may depend heavily on certain suppliers for fabrication materials or semi-finished goods. Any difficulty in engaging suitable subcontractors or acquiring equipment and materials could also compromise our ability to generate a significant margin on a project or to complete a project within the allocated timeframe. If subcontractors, suppliers, joint venture or consortium partners refuse to adhere to their contractual obligations with us or are unable to do so due to a deterioration of their financial condition, including due to the evolving COVID-19 pandemic, we may be unable to find a suitable replacement at a comparable price, or at all, or to secure the deliverables that were to be provided by a defaulting joint venture or consortium partner.

Any delay, failure to meet contractual obligations, or other event beyond our control or which we would have not been able to foresee, that is attributable to a subcontractor, supplier, joint venture or consortium partner, could lead to delays in the overall progress of a project and/or generate significant extra costs as we may be obligated to assume the defaulting subcontractor’s, supplier’s, joint venture or consortium partner’s obligations or compensate our customers. Even if we are entitled to make a claim for these extra costs against the defaulting supplier, subcontractor, joint venture or consortium partner, we may be unable to recover all or part of these costs and this could materially adversely affect our business, financial condition or results of operations.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	104

RISK AND RISK MANAGEMENT RISKS TO WHICH WE ARE SUBJECT

How this risk is managed:

We monitor our global exposure to our clients, suppliers, subcontractors, joint venture and consortium partners, which allows us to give timely and appropriate input in the course of our selection process. We engage in extensive due diligence of clients, suppliers, subcontractors, joint venture and consortium partners, including review of their credit worthiness and their financial ability to perform their obligations. When negotiating contracts with our suppliers, we negotiate the terms and conditions of our contracts to include appropriate provisions that are intended to protect us such as liquidated damages provisions and make good clause. We seek to secure performance guarantees. When negotiating the terms of our contracts with our clients we seek to limit our exposure to similar provisions which are put in place for the benefit of the counterparty.

We have a dedicated sourcing and procurement teams which operates out of our Paris, Rome, Houston, and Kuala Lumpur main sourcing and procurement offices which develop procurement and project execution strategies.

In addition, we have expertise in maritime operations which address issues that may arise in connection with maritime transportation. We also seek to secure insurance policies that cover engineering, construction and shipping risks. To enhance our insurance program, we have set up a captive reinsurance affiliate.

4.3.2.6.	We may be unable to employ a sufficient number of skilled and qualified workers

The delivery of our products and services requires personnel with specialized skills and experience. Our ability to be productive and profitable depends on our ability to employ and retain skilled workers. During periods of low activity in the industries we serve, we have had to reduce the size of our labor force to offset declining revenue levels, and other employees have chosen to leave in order to secure more stable employment. Similar circumstances, including circumstances resulting from the evolving COVID-19 pandemic may cause us to lose skilled personnel, the absence of which could cause it to incur quality, efficiency, and deliverability issues in our operations, or delay our response to an upturn in the market. During periods of increasing activity in our industry, our ability to expand our operations depends in part on our ability to increase the size of our skilled labor force. In addition, during those periods, the demand for skilled workers is high, the supply is limited, and the cost to attract and retain qualified personnel increases. For example, we have in the past experienced shortages of engineers and welders, which in some instances slowed the productivity of certain of our operations. Furthermore, a significant increase in the wages paid by competing employers could result in a reduction of our skilled labor force, increases in the wage rates that we must pay, or both. If these circumstances occur, our ability to respond quickly to customer demands may be inhibited and our growth potential could be impaired.

We operate in countries with increasingly stringent and constantly evolving regulations in relation to social protection and employment. Certain countries, in particular emerging economies and developing countries, aim at imposing more onerous regulations in relation to local content requirements regarding operations conducted by or for foreign businesses, particularly regarding the employment of local workers, the provision of products and services by local businesses, and social investment in favor of local communities.

How this risk is managed:

We have developed active partnerships with campuses to provide young engineers opportunities for under-graduate training and first job enrollment. We are likely to attract more talent as we increase our energy transition visibility. The importance of maintaining a reputation of employer of choice is also reflected in our onboarding program created in 2021, which presents our organization and strategy, our culture, as well as global references for an accelerated integration within the workplace.

We have in 2021 sought to revitalize our talent management and learning solution design to leverage the self-driven, digital, and global approach of individual development. This resulted in the course of 2021 in several learning and development programs deployed for managerial and project management populations.

As part of our response to the COVID-19 pandemic, we have regularly communicated on well-being and mental health with our employees.

4.3.2.7.	A failure of our IT infrastructure, including as a result of cyber-attacks, could adversely impact our business and results of operations

The efficient operation of our business is dependent on our information technology (“IT”) systems. Accordingly, we rely upon the capacity, reliability, and security of our IT hardware and software infrastructure and our ability to expand and update this infrastructure in response to changing needs. We have been subject to cyber-attacks in the past, including phishing, malware, and ransomware. While no such attack has had a material adverse effect on our business, this may not be the case with future attacks. Our systems may be vulnerable to damage from such attacks, as well as from natural disasters, failures in hardware or software, during the implementation of our enterprise resource planning migration from several ERP systems to a single cloud based system, power fluctuations, unauthorized access to data and systems, loss or destruction of data (including confidential customer information), human error, and other similar disruptions. We could also be impacted by cyberattacks originating from nation-states or various organizations and arising out of geopolitical tensions or conflicts, including, for instance, by Russia or Russian related actors in connection with the evolving Ukraine war. We cannot give assurance that any security measures we have implemented or may in the future implement will be sufficient to identify and prevent or mitigate such disruptions.

IT infrastructure that supports our business goes beyond Technip Energies’ boundaries, represented by on-premises infrastructure managed internally, and includes services provided by third parties such as infrastructure-as-a-services (IaaS), software-as-a-service applications and public cloud services, which also support critical applications. The security and privacy measures implemented by such third parties, as well as the measures implemented by any entities we acquire or with whom we do business, may not be sufficient to identify or prevent cyber-attacks, and any such attacks may have a material adverse effect on our business. While our IT vendor agreements typically contain provisions that seek to eliminate or limit our exposure to liability for damages from a cyber-attack, we cannot ensure such provisions will withstand legal challenges or cover all or part of such damages.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	105

RISK AND RISK MANAGEMENT RISKS TO WHICH WE ARE SUBJECT

How this risk is managed:

To protect our IT infrastructure, we rely on an IT and cyber risk management program that operates in synergy with a cyber vulnerability management and a cyber resilience which are mainly focused in controlling the impact of a service disruption. In addition to risk mitigation and risk-based vulnerability management for incident prevention, we rely on a managed service, provided by third parties, dedicated to incident detection and response. Third party reviews are performed prior to engagement to assess security and controls.

4.3.2.8.	Our operations require us to comply with numerous regulations, violations of which could have a material adverse effect on our financial condition, results of operations, or cash flows

Our operations and manufacturing activities are governed by international, regional, transnational, and national laws and regulations in every place where we operate relating to matters such as environmental protection, climate change, health and safety, labor and employment, import/export controls, currency exchange, bribery and corruption, sanctions and taxation. These laws and regulations are complex, frequently change, and have tended to become more stringent over time. In the event the scope of these laws and regulations expands in the future, the incremental cost of compliance could adversely impact our financial condition, results of operations, or cash flows.

Our international operations are subject to anti-corruption laws and regulations, such as the anti-corruption provisions of French law n° 2016-1691 dated December 9, 2016 relating to Transparency, Anti-corruption and Modernization of Business Practice (Sapin II Law), the U.S. Foreign Corrupt Practices Act (“FCPA”), the U.K. Bribery Act of 2010, Anti-corruption and Modernization of the Business Practice, and economic and trade sanctions (including those adopted against Russia as a result of the Ukraine war), including those administered by the United Nations, the European Union, the Office of Foreign Assets Control of the U.S. Department of the Treasury, and the U.S. Department of State. We are also subject to international data protection laws, such as the General Data Protection Regulation (“GDPR”) in the European Economic Area.

As a result of doing business in foreign countries, including through partners and agents, we are exposed to a risk of violating anti-corruption laws and sanctions regulations. Some of the international locations in which we currently operates or may, in the future, operate, have developing legal systems and may have higher levels of corruption than more developed nations. Our continued expansion and worldwide operations, including in developing countries, its development of joint venture relationships worldwide, and the employment of local agents in the countries in which we operate increases the risk of violations of anti-corruption laws and economic and trade sanctions. Violations of anti-corruption laws and economic and trade sanctions are punishable by civil penalties, including fines, denial of export privileges, injunctions, asset seizures, debarment from government contracts (and termination of existing contracts), and revocations or restrictions of licenses, as well as criminal fines and imprisonment. In addition, any major violations could have a significant impact on our reputation and consequently on our ability to win future business.

We may be exposed to the risk of damage to our image and reputation due to non-ethical business behavior. This type of behavior can occur within affiliated entities or in projects but also at each stage of Technip Energies’ value chain. The subcontracting and supply chain may reveal acts or events that are contrary to our ethical principles and sustainability policies, and which may be unknown to us in so far as they occur before our involvement. Clients and project sponsors may also act in a manner that is contrary to our principles and policies, resulting in accidents or exposure to reputational damage. This may directly or indirectly affect our image and reputation, which could ultimately impact our ability to remain in existing markets or break into new markets, create jobs or implement our operations in certain countries, ultimately resulting in financial losses.

The occurrence of any violation of laws or regulations applicable to Technip Energies could subject us to penalties and material adverse consequences for our business, financial condition, results of operations, or cash flows.

Furthermore, we can operate in regions where the risk of human rights, such as forced and compulsory labor, work conditions, and discrimination are high, and we need to invest financial and managerial resources to ensure the human rights for all the workers in all projects and operations.

How this risk is managed:

Our legal and compliance teams keep up to date on the laws and regulations that are applicable to Technip Energies.

We have implemented internal controls designed to minimize and detect potential violations of laws and regulations in a timely manner but we can provide no assurance that such policies and procedures will be followed at all times or will effectively detect and prevent violations of the applicable laws by one or more of our employees, consultants, agents, or partners.

We have implemented a data protection and privacy program by appointing a Data Protection Officer and a global data protection subject matter expert responsible for monitoring and ensuring effective compliance with the GDPR and other data protection legislation.

Our Code of Business Conduct helps us recognize and address the ethical dimensions to our everyday decisions. Our commitment to integrity is absolute and is embodied in our Code of Business Conduct which was in place from the day of the Spin-off. Since then, we have reinforced our commitment by making available our Ethics Point Helpline and My Compliance Online portal. Our Compliance team provides our stakeholders with the tools and guidance needed to work with integrity, wherever one is and whatever one does.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	106

RISK AND RISK MANAGEMENT RISKS TO WHICH WE ARE SUBJECT

4.3.3.	FINANCIAL RISKS

4.3.3.1.	Currency exchange rate fluctuations could adversely affect our financial condition, results of operations, or cash flows

We conduct operations around the world in multiple currencies. Because a significant portion of our revenue is denominated in currencies other than our reporting currency, the euro, changes in exchange rates will produce fluctuations in our revenue, costs, and earnings, and may also affect the book value of our assets and liabilities and related equity.

We hedge transaction impacts on margins and earnings where a transaction is not in the functional currency of the business unit, but we do not hedge transaction impacts on earnings. Our efforts to minimize its currency exposure through such hedging transactions may not be successful depending on market and business conditions. Moreover, certain currencies in which we conduct operations, specifically currencies in countries such as Mozambique, do not actively trade in the global foreign exchange markets and may subject us to increased foreign currency exposure. As a result, fluctuations in foreign currency exchange rates may adversely affect our financial condition, results of operations, or cash flows.

4.3.3.2.	A downgrade in the Company’s credit rating could restrict its ability to secure financing

As of the date of this Annual Report, we have a public credit rating of BBB- (with a stable outlook) from S&P Global Ratings (“S&P”) which is a credit rating agency established in the European Union and registered under Regulation (EU) 462/2013. The terms of our financing will, in part, be dependent on our ability to maintain such credit rating. We cannot provide assurance that credit ratings will remain in effect for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency. Factors that may impact our credit ratings include debt levels, capital structure, planned asset purchases or sales, near- and long-term production growth opportunities, market position, liquidity, asset quality, cost structure, product mix, customer and geographic diversification, and commodity price levels. A downgrade in our credit rating particularly to non-investment grade level, could limit our ability to access new financing, increase our interest cost, or refinance our existing debt or cause us to refinance or issue debt with less favorable terms and conditions, which could have a material adverse effect on our business, financial condition, and results of operations.

Moreover, the terms of our revolving credit provide that in the event our credit rating is downgraded, the applicable margin on draw downs will be increased, thereby increasing the interest we would pay under the facility, which could have an adverse effect on our results of operations.

An increase in the level of our indebtedness and related interest costs may increase our vulnerability to adverse general economic and industry conditions and may affect our ability to obtain additional financing, as well as have a material adverse effect on our business, financial condition, and results of operations.

4.3.3.3.	Banking counterparty risk

We hold our cash on a per bank basis through the centralizing treasury company T.EN Eurocash SNC or through the joint-venture entities for specific projects. We negotiate banking arrangements with our partners at the beginning of a new joint venture once our Group Treasury Department has completed a regulations and constraints analysis and we seek to use Technip Energies core banks as much as possible. However we may be unable to diversify sufficiently our bank holdings due to a number of reasons including bank compliance requirements on the origin of funds (in particular funds from Russian projects). As a result, we may become materially dependent on a limited number of banks and/or have a substantial portion of our cash held in certain countries from which it may be difficult to extract cash and/ or have an overall exposure to sub-investments grade banks / high risk countries.

How this risk is managed:

We apply a banking limits framework with a scoring model administered by the Technip Energies group treasurer. We have put in place a policy of diversification of our banking counterparties and investments products. We seek to diversify risk by opening up to different investments products such as money market funds which are aligned with our global bank relationships and policy (Cash & Cash equivalent, guaranteed Capital, counterparty rating…).

We continuously monitor our exposure to bank counterparty risks and have been seeking to improve our scoring model. An external analysis had been performed to enhance our banking limits model and define a formalized process to monitor such exposure with a credit committee and central Data recording.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	107

RISK AND RISK MANAGEMENT RISKS TO WHICH WE ARE SUBJECT

4.3.4.	LEGAL AND REGULATORY RISKS

4.3.4.1.	We are subject to an ongoing investigation by the French Parquet National Financier related to historical projects in Equatorial Guinea and Ghana

We are subject to an ongoing investigation by the French Parquet National Financier (“PNF”) related to historical projects in Equatorial Guinea and Ghana. In addition, Technip Energies was recently informed by the PNF that the PNF was reviewing historical projects in Angola. Technip Energies and TechnipFMC are cooperating and Technip Energies remains committed to finding a resolution with the PNF. The financial consequences of these investigations are to be retained by TechnipFMC by way of an indemnity provided by TechnipFMC to the Company under the Separation and Distribution Agreement. As such, we will be dependent on TechnipFMC’s ability to fulfil its obligations under the Separation and Distribution Agreement. In the event that TechnipFMC is unable to indemnify us for all or part of the amounts payable to us this could adversely affect our financial condition, results of operations or cash flows. A resolution could also result in non-monetary obligations and could include plea agreements with legal entities. If we cannot reach a resolution with the PNF, we could be subject to criminal proceedings in France, the outcome of which cannot be predicted.

4.3.4.2.	Existing or future laws and regulations relating to greenhouse gas emissions and climate change, such as the EU Taxonomy regulation, may adversely affect our business

Climate change continues to attract considerable public and scientific attention. As a result, numerous laws, regulations, and proposals have been made and are likely to continue to be made at the international, national, and regional levels of government to monitor and limit emissions of carbon dioxide, methane, and other greenhouse gases. These efforts have included cap-and-trade programs, carbon taxes, greenhouse gas reporting and tracking programs that directly limit greenhouse gas emissions from certain sources. The EU taxonomy which is a classification system establishing a list of environmentally sustainable economic activities, is part of this evolving framework.

Such existing or future laws, regulations, and proposals concerning the release of greenhouse gases or that concern climate change (including laws, regulations, and proposals that seek to mitigate the effects of climate change) may adversely impact the projects we participate in or demand for the equipment, systems, and services we design, market, and sell. For example, oil and natural gas exploration and production are expected to decline as a result of such laws, regulations, and proposals and as a consequence the sanctioning of certain projects we provide services to and demand for certain of our equipment, systems, and services are also expected to decline.

Under the EU Taxonomy Regulation which entered into force on June 22, 2020, the EU Commission has provided the list of environmentally sustainable activities which includes natural gas and nuclear as a mean to facilitate the transition towards a predominantly renewable-based future.

Failure to comply with environmental laws and regulations may result in the assessment of administrative, civil, and criminal penalties, the imposition of remedial obligations, the issuance of orders enjoining our operations, or other claims and complaints. Additionally, our insurance and compliance costs may increase as a result of changes in environmental laws and regulations or changes in enforcement. These laws and regulations, as well as any new laws and regulations affecting exploration and development of drilling for crude oil and natural gas, are becoming increasingly strict and could adversely affect our business and results of operations by increasing our costs, limiting the demand for our products and services, or restricting our operations.

How this risk is managed:

Our legal and compliance teams keep up to date on the environmental laws and regulations that are applicable to Technip Energies. Our HSE team have integrated these in its processes to which our insurance department also contributes. On a longer term basis, our focus on energy transition is expected to allow us to reduce our exposure to oil and gas as well as environmental and climate risk.

Our environmental management system complies with the ISO 14001 standard. Our targets and actions to mitigate our environmental impacts and support our clients and partners to implement the best environmental standards and technologies are described in our ESG roadmap. See section 3.1.2. Our ESG Roadmap 2022-2025.

4.3.4.3.	Our success will be affected by the use and protection of our proprietary technology

Our success will be affected by our development and implementation of new product designs and improvements and by our ability to protect and maintain intellectual property assets related to these developments, as well as to intellectual property assets we already hold. We seek to protect the intellectual property rights in our proprietary technologies through a combination of patent, copyright, and trade secret laws.

We cannot provide assurance that our patent applications will be approved, or if approved, that their scope will provide meaningful protection. Further, the patents that we own could be challenged, invalidated or circumvented by others and may not be of sufficient scope or strength to provide us with any meaningful protection or commercial advantage. It may also be possible for a third party to design around our patents. Furthermore, patent rights have strict territorial limits, and accordingly, we may only enforce our patent rights against infringing activity in those jurisdictions in which we has patent coverage.

In addition, we attempt to protect our technology from misappropriation and unauthorized use by limiting access to, and distribution of, our technology, and by customarily entering into confidentiality and/or license agreements with our employees, customers, potential customers and suppliers. Our efforts to maintain our proprietary technology and information as trade secrets may not be successful. Furthermore, even if we successfully maintain the confidentiality of our trade secrets, confidential information and know-how, third parties could independently develop similar technology. We cannot provide assurance that this independently developed technology will not be equivalent or superior to our proprietary technology.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	108

RISK AND RISK MANAGEMENT RISKS TO WHICH WE ARE SUBJECT

Our competitors may infringe upon, misappropriate, violate, or challenge the validity or enforceability of our intellectual property and we may not be able to adequately protect or enforce our intellectual property rights in the future, which could materially adversely affect our business, financial condition, or result of operations.

We may become involved in legal proceedings from time to time to protect and enforce our intellectual property rights. Third parties may initiate litigation against us by asserting that the conduct of its business infringes, misappropriates, or otherwise violates intellectual property rights. Any such claims, even those without merit, could be expensive and time-consuming to defend, and divert management’s attention and resources. Further, we may not prevail in any such legal proceedings related to such claims, and our products and services may be found to infringe, impair, misappropriate, dilute, or otherwise violate the intellectual property rights of others. The resolution of these claims could require us to enter into license agreements or develop alternative technologies. The development of these technologies or the payment of royalties under licenses from third parties, if available, would increase our costs. If a license were not available, or if we were not able to develop alternative technologies, we might not be able to continue providing a particular service or product, which could adversely affect our financial condition, results of operations, or cash flows. Further, any legal proceeding concerning intellectual property is likely to be protracted and costly and is inherently unpredictable, and could have a material adverse effect on our business regardless of its outcome.

How this risk is managed:

In order to limit the risk of infringement by third parties of our technologies, we file patents in what we deem to be strategic countries. Thereafter we maintain in force patents in each country where we have been granted a patent by paying annual maintenance fees in order to limit the risk of seeing such patents being infringed by a third party. We also try to obtain from the patent offices the broadest claims possible. If we decide not to seek a patent, we insure proper time stamping of documents reflecting our ideas to be sure that we will be free to use the underlying technology and not be barred by a subsequent patent filing by a third party. We have ongoing patent watches and a technology watches to monitor our competitors’ technological developments, which would allow us to determine whether others are infringing our technologies as well as insuring that we are not infringing third party technologies.

4.3.4.4.	Potential liabilities arising from equipment malfunctions, equipment misuse, personal injuries, and natural disasters, as well as uninsured claims and litigation against us, could have a material adverse effect on our business, results of operations, financial condition, or cash flows

Although such occurrences are rare, the industries in which we operate or have operated, expose it to potential liabilities arising from, among other events, equipment malfunctions, equipment misuse, personal injuries, and natural disasters, any of which may result in hazardous situations, including uncontrollable flows of gas or well fluids, fires, and explosions.

Whilst we have secured insurance coverage against operating hazards, including product liability claims and personal injury claims related to our products or operating environments in which our employees operate, such insurance policies are subject to exclusions, limitations, and other conditions and do not apply in all cases, for example where willful wrongdoing on the our part is alleged. Additionally, the nature and amount of that insurance may not be sufficient to fully indemnify us against liabilities arising out of pending and future claims and litigation.

Insurance may also not be available in the future or, if such insurance is available, premiums may not be commercially justifiable. Our ability to secure insurance will also be dependent on the insurance market’s then available capacity for risk of the type represented by Technip Energies. If we incur substantial liability the consequences of which are not covered by insurance or are in excess of policy limits, or if we were to incur liability at a time when it is not able to obtain liability insurance, such liabilities could have a material adverse effect on our business, results of operations, financial condition, or cash flows.

Additionally, in certain specific circumstances, certain proceedings or cases may also lead to our formal or informal exclusion from tenders or the revocation or loss of business licenses or permits. Our financial condition, results of operations, or cash flows could be adversely affected by unexpected claims not covered by insurance.

How this risk is managed:

In order to manage these risks, we have entered into different insurance programs covering our assets and liabilities.

We are party to a master insurance liability program, which covers public liability, product liability, professional liability, environmental liability and employment liability. In addition, we have secured insurance programs covering our real estate assets and other properties. We also covers specific liability exposure under financial lines which include, amongst other risks, Directors and Officers, crime and cyber risks.

4.3.4.5.	TechnipFMC may fail to perform under various transaction agreements that were entered into as part of the Spin-off and its indemnification obligations may not be sufficient to insure us against the full amount of liabilities for which we may be allocated responsibility

In connection with the Spin-off, Technip Energies N.V. has entered into the Separation and Distribution Agreement and into ancillary agreements related to the Spin-off with TechnipFMC which agreements remain executory including a tax matters agreement and an employee matters agreement. We rely on TechnipFMC to satisfy TechnipFMC’s performance and payment obligations under these agreements as TechnipFMC has agreed to indemnify Technip Energies for certain liabilities.

The indemnity from TechnipFMC may not be sufficient to protect us against the full amount of such liabilities, and TechnipFMC may not be able to fully satisfy its indemnification obligations in the future.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	109

RISK AND RISK MANAGEMENT RISKS TO WHICH WE ARE SUBJECT

Moreover, even if we ultimately succeed in recovering from TechnipFMC any amounts for which it is held liable, we may be temporarily required to bear these losses. Conversely, we have agreed to indemnify TechnipFMC for certain liabilities. Indemnities that we may be required to provide TechnipFMC may not be subject to any cap, may be significant and could negatively impact our financial condition.

Third parties could also seek to hold us responsible for any of the liabilities that TechnipFMC has agreed to retain. Each of these risks could negatively affect our business, results of operations, and financial condition.

4.3.5.	TAXATION RISKS

4.3.5.1	Technip Energies N.V. is subject to the tax laws of numerous jurisdictions; challenges to the interpretation of, or future changes to, such laws could adversely affect it

Technip Energies N.V. and its subsidiaries are subject to tax laws and regulations in the Republic of France, and many other jurisdictions in which Technip Energies N.V. operates. These laws and regulations are inherently complex, and Technip Energies N.V. is, and will continue to be, obligated to make judgments and interpretations about the application of these laws and regulations to its operations and businesses. The interpretation and application of these laws and regulations could be challenged by the relevant governmental authorities, which could result in administrative or judicial procedures, actions, or sanctions, which could be material.

The French or Dutch Governments, the European Union, the U.S. Congress, the Organization for Economic Cooperation and Development (“OECD”), and other government agencies in jurisdictions where Technip Energies N.V. and its affiliates do business, have had an extended focus on issues related to the taxation of multinational corporations. New tax initiatives, directives, and rules, such as the OECD’s Base Erosion and Profit Shifting initiative, the European Union’s Anti-Tax Avoidance Directives and the U.S. Tax Cuts and Jobs Act, may increase Technip Energies N.V.’s tax burden and require additional compliance-related expenditures. As a result, Technip Energies N.V.’s financial condition, results of operations or cash flows may be adversely affected. Further changes, including with retroactive effect, in the tax laws of the Republic of France, the European Union or other countries in which Technip Energies N.V. and its affiliates do business could also adversely affect it.

Finally, we anticipate that Governments will take action including tax changes to fund the expenditure incurred in relation to COVID-19. We also anticipate that tax authorities may be more aggressive in their audits, and as a result of both of these factors we may see an increase in future tax charges.

How this risk is managed:

The precautionary principle is used in all the interpretations and judgments made about the application of these laws and regulations. Technip Energies N.V. employs in-house tax experts in charge of advising the business and finance teams about the tax consequences of our operations. When the law is particularly complex or when there is uncertainty about interpretation, external tax advice is requested from international tax firms.

In addition, according to our tax principles, all international contracts signed by us should include contractual protection against incremental tax costs which could arise from a change in tax regulations, interpretations and practices.

4.3.5.2.	Technip Energies N.V. intends to be treated exclusively as a resident of France for tax purposes, but Dutch or other tax authorities may seek to treat it as a tax resident of another jurisdiction

Technip Energies N.V. is a company incorporated under the laws of the Netherlands but effectively managed in France. Technip Energies N.V. is considered a tax resident of the Netherlands for Dutch tax purposes based on the so-called Dutch incorporation fiction. Therefore, in principle, Technip Energies N.V. is subject to Dutch corporate income tax and dividend withholding tax. Since its incorporation, Technip Energies N.V. has also been subject to all French taxes and related compliance requirements applicable to French tax resident companies. Dividends distributed by Technip Energies N.V. are subject to French taxation rules as well.

Based on the Convention between the Governments of the Kingdom of the Netherlands and the Republic of France for the avoidance of double taxation and the prevention of fiscal evasion with respect to taxes on income and capital (“France-Netherlands Tax Treaty”), the Netherlands should be restricted in imposing Dutch tax where Technip Energies N.V.’s “effective place of management” is located in France and Technip Energies N.V. is thus a tax resident of France under the France-Netherlands Tax Treaty.

The test of “effective place of management” is largely a question of facts and circumstances. The relevant case law and OECD guidance suggest that Technip Energies N.V. is likely to be regarded as having become a French tax resident from incorporation and remaining so as long as, (i) Meetings of its Board of Directors (“Technip Energies N.V. Board”, and each member a “N.V. Director”) are prepared and held in France (and none will be prepared and held in the Netherlands) with a majority of N.V. Directors present in France for those Meetings; (ii) at those Meetings there are full discussions of, and decisions are made regarding, the key strategic issues affecting Technip Energies N.V. and its subsidiaries; (iii) those Meetings are properly minuted; (iv) a majority of the N.V. Directors, together with supporting staff, senior executives and management are based in France; (v) Technip Energies N.V. has permanent staffed office premises in France and (vi) maintains its accounting records in France.

Technip Energies N.V. has obtained a written recognition of its French tax residency in an agreement dated March 7, 2022 in which the Dutch Tax Authorities have confirmed that the effective place of management of Technip Energies N.V. should be considered as being in France and that Technip Energies N.V. is therefore tax resident of France within the meaning of the France-Netherlands Tax Treaty.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	110

RISK AND RISK MANAGEMENT RISKS TO WHICH WE ARE SUBJECT

Notwithstanding the Dutch Tax Authorities’ confirmation on Technip Energies N.V.’s French tax residency, the incorporation fiction of the Dutch domestic law still determines that dividends distributed by Technip Energies N.V. are in principle subject to Dutch dividend withholding tax unless the Dutch resident Shareholder is entitled to a Dutch dividend withholding tax exemption. Based on the restrictions provided for in the France-Netherlands Tax treaty, this results in the fact that only dividends distributed by Technip Energies N.V. to Dutch tax resident Shareholders are in principle subject to Dutch dividend withholding tax. As a consequence, dividends paid to Technip Energies N.V.’s Dutch resident Shareholders could be subject to both French and Dutch dividend withholding tax.

Technip Energies N.V. should also be considered as a French tax resident company for purposes of tax treaties concluded by the Republic of France with other countries. However, whether Technip Energies N.V. qualifies for benefits under other treaties will depend on the requirements contained in each treaty and applicable domestic laws, on the facts and circumstances surrounding Technip Energies N.V.’s operations and management, and on the relevant interpretation of the tax authorities and courts.

The failure by Technip Energies N.V. to qualify for benefits under tax treaties entered into between the Republic of France and other countries could result in adverse tax consequences (including an increased tax burden and increased filing obligations) and could result in certain tax consequences of owning and disposing of Technip Energies N.V.’s shares.

The agreement signed with the Dutch Tax Authorities together with the French tax residency certificate delivered by the French tax authorities will help to ascertain Technip Energies N.V.’s qualification for benefits under tax treaties entered into between the Republic of France and other countries.

How this risk is managed:

Technip Energies N.V. has obtained a written recognition of its French tax residency in an agreement dated March 7, 2022 in which the Dutch Tax Authorities have confirmed that, as long as the factors regarding its effective place of management are present at all material times, Technip Energies N.V. is a tax resident of France solely within the meaning of the France-Netherlands Tax Treaty.

As mentioned, this means that Technip Energies N.V. should be considered a French tax resident under the France-Netherlands Tax Treaty. This is also expected for other tax treaties concluded by the Republic of France with other countries.

However, profit distributions by Technip Energies N.V. to Dutch tax resident Shareholders remain technically subject to Dutch dividend withholding tax, to the extent these Dutch tax resident Shareholders cannot apply an exemption. In line with the aforementioned agreement, Technip Energies N.V. will, in principle, not effectively withhold Dutch dividend withholding tax on profit distributions to Dutch tax resident Shareholders. This is either due to the fact that, as a base rule, the company will bear the withholding tax burden or, alternatively, an exemption is applicable. Technip Energies N.V. could, however, decide to withhold Dutch dividend withholding tax in certain scenarios, for example in the event of a Dutch corporate income tax-exempt Shareholder that is known to be eligible to a refund of the amount withheld.

The Dutch Tax authorities have acknowledged that, as a listed company, Technip Energies N.V. does not have a complete overview of which country the Shareholders are resident in. Therefore, they have accepted that Technip Energies N.V. will pay and bear the cost of Dutch dividend withholding tax based on the most accurate estimate possible of the part of its Shareholder base that is attributable to the relevant group of residents of the Netherlands. This estimate should be performed with the assistance of an external party with expertise in this field.

The costs incurred by Technip Energies in connection with dividends distribution will thus include the Dutch dividend withholding tax at the effective tax rate of approximately 17.6% which corresponds to a gross up of the Dutch dividend withholding tax at the rate of 15% applicable to dividends paid to non-tax-exempted Dutch Shareholders. This incremental dividend cost will vary in proportion to the part of the Shareholders base attributable to relevant group of Dutch tax residents and should be reassessed each time dividends are distributed.

Please note that tax considerations associated with (currently enacted) laws which are not in force as of this date have not been addressed in this description.

4.3.5.3.	U.S. tax risks in relation to the Spin-off

In addition, we would like to draw the attention of our Shareholders to a specific U.S. taxation risk that would arise should the United States Internal Revenue Service not agree that Technip Energies N.V. is a foreign corporation for U.S. federal income tax purposes as a result of the Spin-off. For a full description of this risk please refer to the Spin-off Prospectus dated February 9, 2021, which was filed with the Autoriteit Financiële Markten. See sections entitled “The IRS may not agree that Technip Energies is a foreign corporation for U.S. federal income tax purposes as a result of the Spin-off.”, “The IRS may assert that IRC section 7874 applies to the Spin-off as a result of TechnipFMC being treated as a U.S. corporation.”, “IRC section 7874 may limit the ability of Technip Energies’ U.S. affiliates to use certain tax attributes following the Spin-off, increase such U.S. affiliates’ U.S. taxable income or have adverse consequences to Shareholders.” and “If Technip Energies is a passive foreign investment company, U.S. holders of Technip Energies Shares could be subject to adverse U.S. federal income tax consequences.”, at pages 34 to 36 of the Spin-off Prospectus.

The Spin-off Prospectus is available at https:// investors.technipenergies.com/events-presentations/ separation-transaction under the name “Technip Energies EU Prospectus”. The Spin-off Prospectus can also be obtained on the AFM’s website at https://www.afm.nl/nl-nl/ professionals/registers/meldingenregisters/goedgekeurde- prospectussen/details?id=100524.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	111

RISK AND RISK MANAGEMENT RISKS TO WHICH WE ARE SUBJECT

4.3.6.	RISKS RELATED TO THE OWNERSHIP OF TECHNIP ENERGIES SHARES

4.3.6.1.	Because Technip Energies N.V. is organized under the laws of the Netherlands as a public limited liability company, the ability of its Shareholders in certain countries other than the Netherlands, in particular in the U.S., to bring an action against Technip Energies may be limited under law

Most of our Directors and senior managers are citizens or residents of countries other than the U.S. All or a substantial proportion of the assets of these individuals are located outside the U.S. In addition, a majority of our assets are located outside of the U.S. As a result, it may be impossible or difficult for investors to effect service of process within the U.S. upon such persons or Technip Energies or to enforce against them in U.S. courts a judgment obtained in such courts. In addition, there is doubt as to the enforceability, in the Netherlands, of original actions or actions for enforcement based on the federal or state securities laws of the U.S. or judgments of U.S. courts, including judgments based on the civil liability provisions of the U.S. federal or state securities laws.

The U.S. and the Netherlands do not currently have a treaty providing for reciprocal recognition and enforcement of judgments, other than arbitration awards, in civil and commercial matters. The Company has been advised by its Dutch counsel that a judgment rendered by a court in the U.S. will not be recognized and enforced by the Dutch courts; however, if a person has obtained a final judgment without appeal in such a matter rendered by a court in the U.S. that is enforceable in the U.S. and such person files his or her claim with the competent Dutch court, the Dutch court will recognize and give effect to such foreign judgment insofar as it finds that (i) the jurisdiction of the U.S. court has been based on grounds which are internationally acceptable, (ii) proper legal procedures have been observed, (iii) the judgment does not contravene Dutch public policy and (iv) the judgment is not irreconcilable with a judgment of a Dutch court or an earlier judgment of a foreign court that is capable of being recognized in the Netherlands.

4.3.6.2.	TechnipFMC, BPI and HAL Investments have the ability to exert substantial influence over us and their interests may differ from the interests of other Shareholders

As of January 15, 2021, TechnipFMC, BPI and Hal Investments held 7.15%, 8.91% and 11.79%, respectively, of Technip Energies Shares. TechnipFMC has on January 11, 2022, announced a further sale to Hal Investments, BPI and Technip Energies N.V., thereby further reducing its holding in Technip Energies N.V.

In addition, pursuant to the Separation and Distribution Agreement and the Relationship Agreement between Technip Energies, TechnipFMC and BPI, TechnipFMC and BPI each have certain nomination rights with regard to the composition of the Technip Energies Board. See section 5.1.6.4. Agreements with TechnipFMC and BPI.

The interests of TechnipFMC, BPI and Hal Investments may be different from those of other Shareholders. This concentration of ownership by TechnipFMC, BPI and Hal Investments and the nomination rights conferred to TechnipFMC and BPI with regard to the composition of the Technip Energies Board may delay, deter or prevent acts that would be favored by Technip Energies N.V.’s other Shareholders. For example, TechnipFMC’s, BPI’s or Hal Investments’ influence could delay, defer, or prevent a sale of Technip Energies N.V. that other Shareholders support, or, conversely, this influence could result in the consummation of a transaction that other Shareholders do not support.

4.3.6.3.	Percentage ownership in Technip Energies N.V. may be diluted in the future

In the future, the percentage ownership in Technip Energies N.V. may be diluted without further Shareholder approval by the issuance of up to the number of Technip Energies Shares in Technip Energies N.V.’s authorized share capital, for a period of 5 years as from the date of the Spin-off, by the Technip Energies Board for purposes of consummating acquisitions or capital markets transactions, or other equity issuances, including equity awards that Technip Energies N.V. will be granting to its Directors, members of senior management, and employees and shares Technip Energies N.V. holds for purposes of employee incentive award plans. Our employees have rights to receive Technip Energies Shares, including restricted stock units (“RSUs”) and performance stock units (“PSUs”) and may participate in Employee Stock Ownership Programs. These programs may have a dilutive effect on Technip Energies N.V.’s earnings per share, which could adversely affect the market price of Technip Energies Shares.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	112

RISK AND RISK MANAGEMENT RISKS TO WHICH WE ARE SUBJECT

4.3.6.4.	No assurance can be given that Technip Energies N.V. will pay or declare dividends

There can be no assurance that Technip Energies N.V. will pay or declare dividends in the future. The determination of the Technip Energies Board as to whether to resolve upon a dividend will depend upon many factors, including Technip Energies N.V.’s financial condition, earnings, corporate strategy, capital requirements of its operating subsidiaries, covenants, legal requirements to which Technip Energies is subject, and other factors deemed relevant by the Technip Energies Board.

4.3.6.5.	Holders of ADRs are subject to the terms of the deposit agreement governing Technip Energies’ ADR program

We have established a sponsored ADR program in the United States at the time of the Spin-off. The ADRs are not listed on any national securities exchange in the United States or quoted on any automated inter-dealer quotation system in the United States and trade over-the-counter. There are important differences between the rights of holders of ADRs and the non-U.S. stock that such ADRs represent. The ADRs are issued pursuant to a deposit agreement that sets forth the rights and responsibilities of Technip Energies N.V., the depositary bank and holders of ADRs. Such rights and responsibilities of holders of ADRs may be different from the rights and responsibilities of holders of Technip Energies Shares. Technip Energies N.V. may make distributions in respect of the Technip Energies Shares that are not passed on to the holders of its ADRs. Any such differences between the rights of holders of ADRs and the rights of holders of Technip Energies Shares may be significant and may materially and adversely affect the value of the ADRs and, as a result, the value of such investors’ securities.

In addition, as a result of fluctuations in the exchange rate between the U.S. dollar and the euro, the U.S. dollar equivalent of any cash dividends paid in euros on Technip Energies Shares represented by the ADRs could also decline, thereby reducing the value of such investor’s securities.

4.3.6.6.	Shareholders outside the Netherlands may suffer dilution if they are unable to exercise preemptive rights in future offerings

In the event of an increase in Technip Energies N.V.’s share capital, Shareholders are generally entitled to full preemptive rights unless these rights are limited or excluded either by virtue of Dutch law, a resolution of the relevant Annual General Meeting of Technip Energies N.V., being the corporate body, or where the context so requires, the physical Meeting of Shareholders of Technip Energies N.V. (the “General Meeting”), subject to the approval of the Technip Energies Board, or by a resolution of the Technip Energies Board, if the Technip Energies Board has been designated by a vote or resolution at the General Meeting or the Articles of Association. However, certain Shareholders outside the Netherlands may not be able to exercise preemptive rights, and therefore suffer dilution, unless local securities laws have been complied with.

In particular, a beneficial owner of Technip Energies Shares who is also (i) a citizen or individual resident of the United States; (ii) a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia; or (iii) an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source of shares may not be able to exercise its preemptive rights or participate in a rights offer, as the case may be, unless a registration statement under the U.S. Securities Act of 1933, as amended, is effective with respect to such rights or an exemption from the registration requirements is available. Technip Energies N.V. intends to evaluate at the time of any issue of shares subject to preemptive rights or in a rights offer, as the case may be, the costs and potential liabilities associated with any such registration statement, as well as the indirect benefits to it of enabling the exercise of such holders of their preemptive rights to shares or participation in a rights offer, as the case may be, and any other factors considered appropriate at the time and then to make a decision as to whether to file such a registration statement. Technip Energies N.V. cannot assure investors that any registration statement would be filed as to enable the exercise of such holders’ preemptive rights or participation in a rights offer.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	113

RISK AND RISK MANAGEMENT RISKS TO WHICH WE ARE SUBJECT

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	114

5.1.	THE TECHNIP ENERGIES BOARD		115	5.3.	AGREEMENTS AFFECTING CONTROL OF TECHNIP ENERGIES		136
	5.1.1	A One-tier board structure	115		5.3.1	Agreements between Shareholders	136
	5.1.2	Board composition	116		5.3.2	Change of control agreements	137
	5.1.3	Current Board	117		5.3.3	Employee share schemes	137
	5.1.4	Board skills and experience matrix	122		5.3.4	Transactions between Technip Energies and 10% Shareholders	137
	5.1.5	Board stakeholder engagement	124
	5.1.6	Appointment and dismissal of Directors	124	5.4.	CORPORATE GOVERNANCE STATEMENT		138
	5.1.7	Rules relating to the Board of Directors	126		5.4.1.	Dutch Corporate Governance Code, “Comply or Explain”	138
	5.1.8	2021 Board of Directors Meetings	128		5.4.2.	Diversity Policy	139
	5.1.9	2021 Board Committee Meetings	130
				5.5.	BOARD MEMBERS INDEPENDENCE REQUIREMENTS		140
5.2.	SHARE CAPITAL		133
	5.2.1	Description of Share Capital	133	5.6.	SHAREHOLDERS GENERAL MEETINGS		140
	5.2.2	Board of Directors and issuance of shares	134		5.6.1.	Functioning of meetings	140
	5.2.3	Preemptive rights	134		5.6.2.	Right to attend Shareholders’ Meeting	141
	5.2.4	Repurchase of Technip Energies shares	134		5.6.3.	Amendment to the Articles of Association	141
	5.2.5	Capital reduction	135
	5.2.6	Transfer of shares	135

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	115

CORPORATE GOVERNANCE THE TECHNIP ENERGIES BOARD

In this section of the Annual Report, we describe relevant elements of our corporate governance practices and provide the information required by the Dutch governmental Decree on Corporate Governance (Besluit inhoud bestuursverslag), including how we apply, firstly, the principles and best practices of the Dutch Corporate Governance Code (the “Code”), and, secondy, the governmental Decree on Article 10 Takeover Directive (Besluit artikel 10 overnamerichtlijn). The Code is publicly available on the Monitoring Commission Corporate Governance Code website at www.mccg.nl.

Technip Energies N.V. is governed by the laws of the Netherlands (in particular Volume 2 of the Dutch Civil Code), the Dutch Corporate Governance Code (on a comply or explain basis) and by its articles of association (the “Articles of Association”). The Articles of Association are publicly available on Technip Energies N.V.’s website at www.technipenergies.com/about/governance.

Technip Energies N.V. is subject to various legal provisions of the Dutch Financial Supervision Act (Wet op het financieel toezicht) (the “WFT”). In addition, given that its shares trade on the Euronext Paris Stock Exchange, a regulated market, Technip Energies N.V. is also subject to certain laws and regulations in France.

5.1.	THE TECHNIP ENERGIES BOARD

The Technip Energies N.V. Board has the powers, authorities and duties vested in it by and pursuant to Dutch Law and the Articles of Association. In carrying out its responsibilities, the Board of Technip Energies N.V. is focused on long-term value creation for Technip Energies and its business, and takes into account stakeholder interests that are relevant in this regard.

In furtherance of these objectives, the Board combines the experience, qualifications and skills needed to help the Company to address the world’s ever-increasing need for energy transition. See also section 5.1.4. Board skills and experience matrix.

Technip Energies complies with the Non-Executive Director independence requirements of the Code. The Board annually assesses and reports on the independence of the individual Non-Executive Directors within the meaning of the Code. See section 5.5. Board members independence requirements.

Technip Energies’ principal place of business, located at 2126, Boulevard de La Défense, 92000 Nanterre, France, serves as the business address for all Directors and members of Senior Management.

5.1.1.	A ONE-TIER BOARD STRUCTURE

Technip Energies has a one-tier board structure comprising Executive and Non-Executive Directors. The Board is responsible for discussing and approving the strategy developed and proposed by the CEO and for the supervision of its implementation by the CEO and the management team. The Board is also responsible for the supervision of the CEO’s performance of duties and performance of the general management of the Company, and it assists the CEO by providing advice and direction. With respect to Technip Energies’ general affairs and business, the Board’s responsibility is one of oversight. It is the responsibility of the CEO and management to conduct Technip Energies’ operations and prepare documents, whether or not in cooperation with the Non-Executive Directors, in accordance with applicable laws and regulations, and of the external Statutory auditor to audit its financial statements.

The CEO is primarily responsible for the: (i) day-to-day operations of the Company; (ii) development, proposal and implementation of the strategy; and (iii) serving as the principal external spokesperson for the Company with analysts, investors, media and clients.

Pursuant to the Articles of Association, the Technip Energies Board’s regulations set out its internal organization, the manner in which decisions are taken, the composition, duties and organization of Committees and any other matters concerning the Executive Director, Non-Executive Directors and Committees. The Technip Energies Board rules (the “Board Rules”) set out its decision-making rules. The Board Rules are available online at www.technipenergies.com/about/governance along with Technip Energies’ other governance documents. Also see section 5.1.7.1. Decision making.

In accordance with Dutch law, Technip Energies N.V. has separated the functions of Chair and CEO. The Board designates an Executive Director as CEO. If there is only one Executive Director in office, he or she shall automatically be the CEO. The Technip Energies Board will designate one of the Non-Executive Directors as Chair. The Board may grant other titles to Directors as the Board deems appropriate.

The Technip Energies Board has instituted an Audit Committee, a Compensation Committee and an Environmental, Social and Governance Committee (the “ESG Committee”) and appointed its members from among the Non-Executive Directors. It should be noted that the ESG Committee’s charter also includes the responsibilities of a nomination committee. See section 5.1.9. 2021 Board Committee Meetings.

The Technip Energies Board as a whole is authorized to represent Technip Energies. In addition, Technip Energies may be represented by an Executive Director acting individually. The Technip Energies Board may also appoint individuals (procuratiehouders) with general or limited power to represent the Company. Each of these individuals is able to represent Technip Energies subject to any restrictions imposed on him or her.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	116

CORPORATE GOVERNANCE THE TECHNIP ENERGIES BOARD

5.1.2.	BOARD COMPOSITION

The Technip Energies N.V. Board may consist of a maximum of 12 members, except in such circumstances where the Technip Energies Board would determine that a higher number of Board members would be required or appropriate. The Board currently considers that the optimal size of the Board is ten Directors.

The desired composition of the Board of Technip Energies is such that the Board has the requisite mix of specific experience, qualifications, skills and gender diversity to ensure that, as a whole, it has the necessary means to perform its function effectively. For more about the Board’s commitment to gender diversity see section 5.4.2. Diversity Policy.

As stated in the Board Rules, the desired composition of the Technip Energies Board includes specific areas of expertise and backgrounds, including those listed below. The Board has applied these considerations in developing the Board skills and experience matrix discussed in section 5.1.4. Board skills and experience matrix. Areas of expertise and background are:

■	Experience relevant to the Company’s industry;

■	Experience in advanced processes and technologies;

■	Financial administration and accounting, and internal risk management and control systems;

■	Management strategy and risks;

■	Compliance, corporate governance, stock exchange rules and stakeholder management;

■	International experience in markets and products in the Company’s current and prospective fields; and

■	Expertise and experience in corporate management.

In addition, the Board and the ESG Committee, as applicable, will consider whether there are potential conflicts of interest with a candidate’s other personal and professional pursuits.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	117

CORPORATE GOVERNANCE THE TECHNIP ENERGIES BOARD

5.1.3.	CURRENT BOARD

The current Board has nine members, comprised of eight Non-Executive Directors and one Executive Director. In addition, the Board has one Board Observer who is nominated for appointment as a Non-Executive Director at the Company’s 2022 Annual General Meeting.

Joseph Rinaldi Independent Director

64 years old Australian, American and Italian Chairman of the Board Member of the Audit Committee and Compensation Committee

CURRICULUM VITAE

Joseph Rinaldi is the Managing Partner of Fennecourt Partners, an investment management and consulting firm. He is a retired partner in the international law firm of Davis Polk & Wardwell, where he advised companies, financial institutions and board of directors on corporate governance issues, public and private mergers and acquisitions, financing and capital markets transactions, corporate law and securities laws, with a particular focus on international and cross border matters.

From 2002 to 2007, he was the senior partner in the Paris office of Davis Polk & Wardwell, after joining in 1984 and becoming a partner in 1990.

Mr. Rinaldi holds degrees in both Economics and Law from the University of Sydney as well as a master’s degree in law from University of Virginia School of Law.

	OTHER CURRENT PUBLIC BOARD MEMBERSHIP(S)	OTHER CURRENT PRIVATE BOARD MEMBERSHIP(S)

	• None	• Fennecourt Partners LLC: Managing Partner

Arnaud Pieton Executive Director
48 years old French Chief Executive Officer

CURRICULUM VITAE

Arnaud Pieton is Chief Executive Officer of Technip Energies. Mr. Pieton served as President of TechnipFMC’s Subsea business segment from October 2018 to October 2020. From January 2017 to October 2018, Mr.  Pieton  served as Executive Vice President People & Culture of TechnipFMC. From January 2004 to January 2017, Mr.  Pieton  served in a number of leadership positions at Technip, including as President Asia Pacific Region covering subsea and onshore/offshore operations and other subsea assignments in Paris, Houston and Kuala Lumpur. Prior to joining Technip in 2004, he held several positions at Serimax, part of Vallourec Group.

Mr.  Pieton  holds a master’s degree in material science & welding from Polytech Nantes and attended the executive education program at The University of Chicago Booth School of Business.

	OTHER CURRENT PUBLIC BOARD MEMBERSHIP(S)	OTHER CURRENT PRIVATE BOARD MEMBERSHIP(S)

	• None	• None

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	118

CORPORATE GOVERNANCE THE TECHNIP ENERGIES BOARD

Arnaud Caudoux Independent Director
51 years old French Member of the Audit Committee

CURRICULUM VITAE

Arnaud Caudoux is currently Deputy Chief Executive Officer and Executive Director of Bpifrance, a French state-owned investment bank, in charge of the Finance, Risk Management, IT, and Guarantee business line. He was formerly Chief Financial Officer and a member of the Executive Board of Bpifrance from 2013 to 2015. He also served as Deputy Chief Executive Officer of OSEO from 2008 to 2012 and Managing Director of OSEO Garantie (formerly Sofaris) from 2004 to 2008. From 2003 to 2004, Mr. Caudoux was Chief Credit Risk and IT Officer of Sofaris.

Mr. Caudoux began his career in 1997 at Accenture as a consultant before joining A.T. Kearney in 2001.

Mr. Caudoux graduated from École Polytechnique and holds a degree in economics from École Nationale des Ponts et Chaussées.

	OTHER CURRENT PUBLIC BOARD MEMBERSHIP(S)	OTHER CURRENT PRIVATE BOARD MEMBERSHIP(S)

	• None	• Bpifrance S.A.: Executive Director and Deputy General Manager • Younited S.A.: Permanent Representative as a Director • Association Française des Sociétés Financières (ASF): Director

Pascal Colombani Independent Director
76 years old French Chair of the ESG Committee

CURRICULUM VITAE

Mr. Colombani has been President of TII Strategies, a consulting and investment company, since 2014. He is Honorary Chairman of Valeo, a high technology automotive parts supplier. He also serves as Senior Advisor of A.T. Kearney, a global management consulting firm, as a member of EMEA Advisory Board of JPMorgan Chase, and as a Senior Advisor of Truffle Capital. His career has been balanced between research and industry, and between private and public industries. He was Chairman of Valeo from 2009 to 2016. He was Chairman and Chief Executive Officer of the French Atomic Energy Commission from 2000 until 2002 and chaired the Supervisory Board of Areva until 2003. From 1997 to 1999, Mr. Colombani served as Director of Technology at the French Ministry of Research. Prior to this, he spent almost 20 years at Schlumberger in various management positions in Europe, the United States, and Japan.

From 2014 to 2017, he served as a member of the Haut Comité de Gouvernement d’Entreprise (HCGE), an industry commission regulating corporate governance in France.

Mr. Colombani is a graduate from École Normale Supérieure de Lyon and holds a doctorate in physics from Paris-Sud University.

Mr. Colombani is an Officer of the Legion of Honor (France) and has been awarded the Order of the Rising Sun (Japan).

	OTHER CURRENT PUBLIC BOARD MEMBERSHIP(S)	OTHER CURRENT PRIVATE BOARD MEMBERSHIP(S)

	• None	• TII Strategies S.A.S.U.: President • Noordzee Helicopters Vlaanderen: Director

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	119

CORPORATE GOVERNANCE THE TECHNIP ENERGIES BOARD

Marie-Ange Debon Independent Director
56 years old French Chair of the Audit Committee

CURRICULUM VITAE

Marie-Ange Debon has acted as Chairwoman of the Keolis Group Executive Board since August 2020. Prior to joining Keolis, Ms. Debon was Deputy Chief Executive Officer of the Suez Group, a global water and waste company she joined in 2008. She held various positions at Suez: CEO for France (from 2018 to 2020), CEO for international (from 2013 to 2018) and General Secretary (from 2008 to 2013). From 2003 to 2008, Ms. Debon served as General Secretary of Thomson (now Technicolor), and, prior to that, served as Deputy Chief Financial Officer. Prior to Thomson, Ms. Debon served in various positions in both the public and private sectors, including as Senior Executive Vice President of television broadcaster France 3 from 1994 to 1998 and as Magistrate to the French Audit Court (Cour des Comptes) from 1990 to 1994.

She has been Vice President of MEDEF International (Mouvement des entreprises de France), an international branch of the French employer’s association, since 2016. She was a member of the AMF (Autorité des Marchés Financiers) from 2008 to 2014.

Ms. Debon holds a master’s degree in business from HEC Paris and a master’s degree in economics and public administration from École Nationale d’Administration.

	OTHER CURRENT PUBLIC BOARD MEMBERSHIP(S)	OTHER CURRENT PRIVATE BOARD MEMBERSHIP(S)

	• Arkema S.A.: Director, Chair of the Audit Committee	• Keolis Group S.A.S.: Executive Chair

Simon Eyers Independent Director
57 years old British Member of the Audit Committee

CURRICULUM VITAE

Until January 2022, Simon Eyers served as Chairman of Evrythng, a leading provider of cloud-based traceability data services to the consumer products industry, and as a Director of Trident Energy. Mr. Eyers served as Managing Director of Warburg Pincus International from 2012 to 2018 focusing on energy investments, and as a Senior Advisor until the end of 2020 upon retirement from his full-time role. He was a founding partner of 4D Global Energy Advisors, a private equity firm based in Paris specializing in the energy sector, serving from 2002 to 2012. Mr. Eyers previously held executive leadership roles in various technology ventures prior to which he worked for 13 years in energy investment banking.

Mr. Eyers holds a BSc. in electrical and electronic engineering from the University of Edinburgh.

	OTHER CURRENT PUBLIC BOARD MEMBERSHIP(S)	OTHER CURRENT PRIVATE BOARD MEMBERSHIP(S)

	• None	• None

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	120

CORPORATE GOVERNANCE THE TECHNIP ENERGIES BOARD

Alison Goligher Independent Director
56 years old British and Irish Chair of the Compensation Committee and member of the ESG Committee

CURRICULUM VITAE

Alison Goligher is the Executive Chair of Silixa, a private equity backed Distributed Fibre Optic company working in the energy sector, a role she has held since 2016. From 2006 to 2015, Ms. Goligher held various executive leadership roles at Royal Dutch Shell, most recently serving as Executive Vice President Unconventionals, Upstream International in The Netherlands. Ms. Goligher began her career at Schlumberger as a wireline field engineer. She spent 17 years at Schlumberger working internationally, and progressing into more senior, global leadership positions in operations and technology, eventually becoming its Vice President of Production Management, Integrated Project Management.

Ms. Goligher graduated from Edinburgh University with BSc in Mathematical Physics and also holds a master’s degree in Petroleum Engineering from Heriot-Watt University.

In 2005, M. Goligher was recognized as an Officer of the Order of the British Empire (OBE) for services to the Oil and Gas industry.

	OTHER CURRENT PUBLIC BOARD MEMBERSHIP(S)	OTHER CURRENT PRIVATE BOARD MEMBERSHIP(S)

	• Meggitt Plc.: Senior Independent Director and Chair of the Remuneration Committee • United Utilities Group Plc.: Director and Chair of the Remuneration Committee	• Silixa Ltd.: Executive Chair • United Utilities Water Ltd.: Director

Didier Houssin Independent Director
64 years old French Member of the ESG Committee

CURRICULUM VITAE

Didier Houssin served as Chairman and Chief Executive Officer of IFP Energies Nouvelles, a research and training company in the fields of energy, transport, and the environment, from 2015 until 2020. From 2012 to 2015, he was Director of Sustainable Energy Policy and Technology at the IEA (International Energy Agency) and was responsible for the development of low-carbon technologies and energy. From 2007 to 2012, he was Director of Energy Markets and Security at the IEA and was responsible for analyzing energy markets, in particular oil, gas, electricity, and renewable energies, and overseeing security of supply. Before joining the IEA, Mr. Houssin gained broad experience in numerous positions both in the French government and the private industrial sector. He was Managing Director of BRGM, the French Geological Survey, from 2004 to 2007 and served as Director of Energy and Mineral Resources at the French Ministry for the Economy and Finance from 1997 to 2004. From 1987 to 1990, he was responsible for developing E.U. strategy at Total. From 1983 to 1987, he held international positions at the French Ministry of the Industry.

Mr. Houssin holds a master’s degree in law from Paris Sorbonne University and a master’s degree in economy and political sciences from IEP Paris, and graduated from École Nationale d’Administration.

	OTHER CURRENT PUBLIC BOARD MEMBERSHIP(S)	OTHER CURRENT PRIVATE BOARD MEMBERSHIP(S)

	• None	• Storengy S.A.S.: Director • Société Française Donges-Metz S.A.: Chairman of the Board

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	121

CORPORATE GOVERNANCE THE TECHNIP ENERGIES BOARD

Nello Uccelletti Non-Independent Director
68 years old Italian Member of the Compensation Committee

CURRICULUM VITAE

Nello Uccelletti served as President and Advisor to TechnipFMC’s Chief Executive Officer from November 2019 to February 2020. From 2014 to 2019, Mr. Uccelletti served as President of TechnipFMC’s Onshore/Offshore business after previously serving as Senior Vice President of Onshore. Mr. Uccelletti originally joined Technip in 1978 and has spent his entire career with Technip and its affiliates serving in a variety of leadership positions, including as Chief Executive Officer of Technip Italy and Region B Senior Vice President of Technip Italy and as the head of Technip Italy’s Engineering Department, Middle East Business and Projects units, and business development team.

Mr. Uccelletti was the Chairman of ANIMP (Associazione Nazionale di Impiantistica Industriale) from 2011 to 2015.

Mr. Uccelletti holds a degree in electrical engineering from the University of Naples.

	OTHER CURRENT PUBLIC BOARD MEMBERSHIP(S)	OTHER CURRENT PRIVATE BOARD MEMBERSHIP(S)

	• None	• None

Colette Cohen Board Observer(1)
53 years old British and Irish

CURRICULUM VITAE

Ms. Cohen is the Chief Executive Officer for the Net-Zero Technology Centre, an organization committed to the development and deployment of technology to accelerate the transition to an affordable net-zero future. She has worked in the industry for over 25 years, having held senior positions within industry leaders such as BP, ConocoPhillips and Centrica E&P, both in the UK and internationally. Ms. Cohen is a Commissioner for the Just Transition Commission for Scotland and a member of the Technology Leadership Board for the UK Government.

Ms. Cohen is an ambassador for Powerful Women.

Ms. Cohen holds a degree in Pure & Applied Chemistry from Queen’s University Belfast, as well as a master’s degree in Project Management & Economics from CERAM (France) and an honorary PhD from Aberdeen University.

In 2020, Ms. Cohen was awarded the Order of the British Empire (OBE) for services to the Oil and Gas industry.

	OTHER CURRENT PUBLIC BOARD MEMBERSHIP(S)	OTHER CURRENT PRIVATE BOARD MEMBERSHIP(S)

	• Norwegian Energy Company ASA: Director	• Net-Zero Technology Centre: Chief Executive Officer and Director • DeepOcean Group AS: Director • Opito Ltd: Director

(1)	Ms. Cohen was appointed Board Observer in October 2021, following a structured Director search process, and is nominated for appointment as an independent Non-Executive Director at the 2022 Annual General Meeting. In her capacity as Board Observer, Ms. Cohen was invited to attend Board Meetings since her appointment.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	122

CORPORATE GOVERNANCE THE TECHNIP ENERGIES BOARD

5.1.4.	BOARD SKILLS AND EXPERIENCE MATRIX

Technip Energies N.V.’s Board has developed a skills and experience matrix encompassing the areas most relevant to overseeing the Company’s international operation and strategy. The skills in the matrix are re-evaluated each year in reference to the Company’s strategy so that the matrix can serve as an up-to-date tool for identifying Director nominees who collectively have the complementary experience, qualifications, skills and attributes to guide the Company. Technip Energies’ 2022 Board skills and experience matrix reflects the diversity and complementarity of expertise and experience within the current Board and proposed nominees.

Energy Industry: Understanding of the energy sector and markets, including the business and policy context relevant to energy, the environment and the energy transition

Project Management: Experience in managing large and complex capital and infrastructure projects

Technology and Innovation: Experience in adopting emerging technology and digitalization in the operations and strategy of businesses

Finance/Audit/M&A/Risk Management:
Financial literacy including understanding of financial reporting processes and principles, experience in corporate finance, capital markets, corporate transactions, partnering arrangements and risk management practices

Governance:

Understanding of best practices in corporate governance, executive compensation practices, trends in shareholder engagement, relevant legislative and regulatory frameworks and best in class compliance

Social and Sustainability: Experience in assessing, monitoring and managing sustainable business practices and knowledge in the field of corporate social responsibility

International experience: Extensive experience doing business across multiple geographic regions

Senior Executive experience: Experience as the CEO or other senior executive responsible for the operations of a major global business

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	123

CORPORATE GOVERNANCE THE TECHNIP ENERGIES BOARD

					Skills and Experience
Name	Gender	Age	Nationality	Independent
Joseph Rinaldi	Male	64	Australian, American and Italian	Yes	●			●	●		●
Arnaud Pieton	Male	48	French	No	●	●	●	●		●	●	●
Arnaud Caudoux	Male	51	French	Yes	●			●	●
Pascal Colombani(1)	Male	76	French	Yes	●	●	●	●	●		●	●
Marie-Ange Debon	Female	56	French	Yes	●	●		●	●	●	●	●
Simon Eyers	Male	57	British	Yes	●		●	●			●
Alison Goligher	Female	56	British and Irish	Yes	●	●			●	●	●
Didier Houssin	Male	64	French	Yes	●		●		●	●	●	●
Nello Uccelletti	Male	68	Italian	No	●	●	●				●	●
Colette Cohen(2)	Female	53	British and Irish	Yes(1)	●	●	●			●	●	●
Francesco Venturini(3)	Male	53	Italian and American	Yes(2)	●	●	●	●		●	●	●

(1)	Mr. Pascal Colombani decided not to seek reappointment as an independent Non-Executive Director at the 2022 Annual General Meeting.
(2)	Ms. Colette Cohen was appointed Board Observer in October 2021, following a structured director search process, and is nominated for appointment as an independent Non-Executive Director at the 2022 Annual General Meeting.
(3)	Mr. Francesco Venturini was nominated by the Board in March 2022 for appointment as an independent Non-Executive Director at the 2022 Annual General Meeting.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	124

CORPORATE GOVERNANCE THE TECHNIP ENERGIES BOARD

5.1.5.	BOARD STAKEHOLDER ENGAGEMENT

The Board and executive team have solicited feedback from Technip Energies’ main Shareholders and proxy advisors on a number of matters throughout the year. As a newly listed company, we believe this engagement was important and necessary as we seek to develop long-term relationships with our Shareholders and proxy advisors, and ensure that they fully understand our strategy and the ways in which we seek to unlock value across our business portfolio. Our intention is to ensure that our Shareholders and proxy advisors are kept updated on significant matters and relevant emerging trends. Our 2022 Off-Season Engagement Campaign involved an active outreach to our top Shareholders representing approximately 32% of Technip Energies ordinary shares, as well as the two most influential global proxy advisors. The topics we addressed included Board composition and governance, executive compensation and other ESG related topics. Through our stakeholder engagement initiatives, the Board is able to consider different perspectives, including Shareholders’ and proxy advisors’ input on the Company’s business, ESG priorities, board composition and Executive and Non-Executive Director compensation. We will continue our efforts to engage with our stakeholders, including our Shareholders, through meaningful and ongoing dialogue as an important part of the Board’s corporate governance commitment (further details are set out in chapter 6. Remuneration report).

5.1.6.	APPOINTMENT AND DISMISSAL OF DIRECTORS

5.1.6.1.	Appointment of Directors

The number of Executive Directors and Non-Executive Directors is determined by the Technip Energies Board. Our Directors are appointed for a term of one year and are elected on an annual basis.

5.1.6.2.	Responsibilities of the ESG Committee in selecting Directors for appointment

Technip Energies’ ESG Committee assists the Board in identifying individuals qualified to become a Director and who would contribute positively to the skills and experience of the Board (further details are set out in section 5.1.4. Board skills and experience matrix). Any new nomination should be consistent with the Board’s composition profile and the diversity policy before the ESG Committee could recommend a Director nominee to the Board for appointment.

More specifically, the ESG Committee is responsible for the following:

■	Drawing up a succession plan for the Directors;

■	Establishing and reviewing the need for any changes to criteria for Board membership and selection of new Directors. An important component of the Board is the diversity of its members including background, skills, experience, expertise, gender, race, international awareness and cultural sensitivity;

■	Identifying, screening, interviewing, selecting and recruiting candidates for new Directors, to fill vacancies or the additional needs of the Board;

■	Retaining and dismissing any recruiting firm to be used to identify Director candidates.

5.1.6.3.	Dismissal of Directors

The Articles of Association provide that members of the Board can only be suspended or dismissed by the General Meeting by a resolution adopted by a majority of two-thirds of the votes cast representing more than half of the issued share capital, unless such resolution is adopted upon a proposal of the Board. If proposed by the Board, a simple majority of the votes cast at the General Meeting suffices.

Dutch law provides for a statutory cooling-off period of up to 250 days. During this cooling-off period, the General Meeting is not able to dismiss or suspend Directors unless upon a proposal by the Board. The cooling-off period can be invoked by the Board in case:

■	Shareholders, using either their Shareholder proposal right or their right to request a General Meeting of Shareholders, propose an agenda item for the General Meeting of Shareholders to dismiss or suspend a Director; or

■	A public offer for the Company is made or announced without the Company’s support, provided, in each case, that the Board believes that such proposal or offer materially conflicts with the interests of the Company and its business.

The cooling-off period, if invoked, ends at occurrence of the earliest of the following events:

■	The expiration of 250 days from, in case of Shareholders using their Shareholder proposal right, the day after the deadline for making such proposal expired; in case of Shareholders using their right to request a General Meeting of Shareholders, the day when they obtain court authorization to do so; or in case of a hostile offer being made, the first following day;

■	The day after the hostile offer having been declared unconditional; or

■	The Board voluntarily terminating the cooling-off period. In addition, Shareholders representing at least 3% of Technip

Energies’ issued share capital may request the enterprise chamber of the court of appeal in Amsterdam (Ondernemingskamer van het Gerechtshof te Amsterdam) for early termination of the cooling-off period.

In addition to the statutory cooling-off period, the Code provides for a 180-day response period. If one or more Shareholders intends to request that an item be put on the agenda for a General Meeting that may result in a change in Technip Energies’ strategy such as the suspension or dismissal of a Director, pursuant to the Code, the Technip Energies Board may invoke a response time of a maximum of 180 days. During this period the Technip Energies Board does not have to include the item on the agenda for the General Meeting.

5.1.6.4.	Agreements with TechnipFMC and BPI

Technip Energies is party to agreements with two of its Shareholders, TechnipFMC and BPI, which agreements entitle these Shareholders to propose candidates to the Board for nomination as Non-Executive Directors (the “Shareholder Nominated Directors”). For more information about these agreements, see section 5.3.1. Agreements between Shareholders.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	125

CORPORATE GOVERNANCE THE TECHNIP ENERGIES BOARD

In connection with the Spin-off of Technip Energies from TechnipFMC, Technip Energies and TechnipFMC entered into a separation and distribution agreement (the “Separation and Distribution Agreement”). Pursuant to the Separation and Distribution Agreement, TechnipFMC has the right to designate (i) two shareholder Nominated Directors, so long as it owns at least 18% of the Technip Energies shares, and (ii) one shareholder Nominated Director, so long as it owns at least 5%, but less than 18% of the Technip Energies shares. In February 2021, Pascal Colombani and Nello Uccelletti were designated as TechnipFMC’s shareholder Nominated Directors. Other than the designation of these two Directors as TechnipFMC’s shareholder Nominated Directors, none of the Company’s Directors, including Mr. Colombani and Mr. Uccelletti, is employed by or in any way affiliated with TechnipFMC. On September 6, 2021, TechnipFMC’s ownership of Technip Energies’ shares fell below 18% such that, effective on that date, TechnipFMC is entitled to one shareholder Nominated Director. In March 2022, TechnipFMC designated Mr. Uccelletti again to be that company’s shareholder Nominated Director.

Pursuant to the Relationship Agreement dated January 7, 2021, entered into between the Company, Bpifrance and TechnipFMC, (the “Relationship Agreement”) BPI had the right to designate (i) two shareholder Nominated Directors, so long as it owned at least 18% of the Technip Energies shares, and (ii) one shareholder Nominated Director, so long as it owns at least 5%, but less than 18% of the Technip Energies shares. Notwithstanding the foregoing, at General Meetings occurring prior to the vote on Technip Energies’ 2022 annual accounts, under the Relationship Agreement BPI had the right to designate two shareholder Nominated Directors. Pursuant to Amendment n°1 of the Relationship Agreement dated April 20, 2021, BPI accepted, in all instances, to have only one shareholder Nominated Director so long as it owns at least 5% but less than 18% of the Technip Energies shares. As a result, effective April 20, 2021, BPI is entitled to one shareholder Nominated Director, namely Mr. Arnaud Caudoux.

5.1.6.5.	Non-Executive Director nominees

In March 2022, the Technip Energies Board has nominated for appointment at the 2022 Annual General Meeting all of the Non-Executive Directors currently on the Board, with the exception of Mr. Pascal Colombani who is not seeking reappointment. In addition, the Board has nominated for appointment two new Non-Executive Directors.

Colette Cohen

Ms. Cohen was appointed Board Observer in October 2021, following a structured director search process, and is nominated for appointment as an independent Non- Executive Director at the 2022 Annual General Meeting. In her capacity as Board Observer, Ms. Cohen was invited to attend Board meetings since her appointment.

Ms. Cohen is the Chief Executive Officer for the Net-Zero Technology Centre, an organization committed to the development and deployment of technology to accelerate the transition to an affordable net-zero future. She has worked in the industry for over 25 years, having held senior positions within industry leaders such as BP, ConocoPhillips and Centrica E&P, both in the UK and internationally. Ms. Cohen is a Commissioner for the Just Transition Commission for Scotland and a member of the Technology Leadership Board for the UK Government.

Ms. Cohen is an ambassador for Powerful Women.

Ms. Cohen holds a degree in Pure & Applied Chemistry from Ǫueen’s University Belfast, as well as a master’s in Project Management & Economics from CERAM (France) and an honorary PhD from Aberdeen University.

In 2020, Ms. Cohen was awarded the Order of the British Empire (OBE) for services to the Oil and Gas industry.

Francesco Venturini

Mr. Francesco Venturini was nominated by the Board in March 2022 for appointment as an independent Non- Executive Director at the 2022 Annual General Meeting.

Mr. Venturini is the Head of Enel X Global Retail, the new global business line that consolidates all the customers of the Enel Group and the related portfolios of products and services under one single umbrella. From 2017 and 2021, he was the Chief Executive Officer of Enel X, the global business line of the Enel Group. Mr. Venturini held various positions at the Enel Group. He served as Chief Executive Officer and General Manager for Enel Green Power (from 2014 to 2017), after having served as its Head of North American Area (from 2011 to 2014) and Head of Finance (from 2009 to 2011). He also served as Head of Sales Administration within Enel’s Distribution and Market Division after having served as its Head of Internal Audit. Mr. Venturini was initially appointed as Head of Administration and Management Control at Enel S.p.A. in 1998. Prior to joining Enel, Mr. Venturini served as Chief Financial Officer for several companies of the Elsag Bailey Process Automation and Hartmann & Braun Group, a former Finmeccanica (Leonardo) group company.

Mr. Venturini graduated cum laude in Economics from the University of Rome “La Sapienza” in 1992 and was licensed as a Certified Public Accountant. He is a London Business School alumnus and holds an MBA from MIT’s Sloan Business School.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	126

CORPORATE GOVERNANCE THE TECHNIP ENERGIES BOARD

5.1.7.	RULES RELATING TO THE BOARD OF DIRECTORS

5.1.7.1.	Decision making

The Technip Energies Board adopts resolutions unanimously where possible, but may adopt resolutions by a majority of votes cast. In the event of a tie vote, the proposal is rejected. Pursuant to the Board Rules, the Technip Energies Board may only adopt resolutions at a Meeting where the majority of the Directors entitled to vote is present or represented.

Resolutions of the Technip Energies Board that cause a significant change in the identity or character of Technip Energies or its associated business enterprise require the approval of the Shareholders at the General Meeting. This includes in any event: (i) the transfer to a third party of the business enterprise of Technip Energies or practically the entire business enterprise of Technip Energies; (ii) the entry into or breaking off of any long-term cooperation of Technip Energies or a subsidiary with another legal entity or company or as a fully liable partner of a general partnership or limited partnership, where such entry or breaking off is of material importance to Technip Energies; or (iii) the acquisition or disposal by Technip Energies or a subsidiary of an interest in the capital of a company with a value of at least one-third of Technip Energies’ assets according to the consolidated balance sheet with explanatory notes included in the last adopted Annual Accounts of Technip Energies. In addition, a resolution to relocate the corporate office and headquarters of the Company outside of France requires the approval of the General Meeting.

5.1.7.2.	Responsibilities

Pursuant to the Board Rules, the Non-Executive Directors supervise the policies, management and the general affairs of the Company and the business, including the relations with Shareholders. The Non-Executive Directors assist the CEO with advice on general policies related to the Company and the business.

The Board supervises how the CEO implements the Company’s long-term value creation strategy. The Board discusses and approve the strategy developed and proposed by the CEO and supervise its implementation by the CEO and the principal risks associated with it. The report drawn up by the Board accounts for its involvement in the approval of the strategy, and the way in which it monitors the strategy’s implementation.

Each Non-Executive Director follows an induction program. This program covers general financial, social and legal affairs, financial reporting by the Company, specific aspects that are unique to the Company and the Business, the Company’s culture, and the responsibilities of a Non-Executive Director.

Each Non-Executive Director conducts an annual review to identify the aspects which each Non-Executive Director requires training or education.

The responsibilities of the Non-Executive Directors include supervising and advising the CEO with respect to the following responsibilities of the CEO:

■	Setting the Company’s management agenda;

■	Enhancing the Company’s performance;

■	Developing and proposing a general strategy, including the strategy for realizing long-term value creation, and taking into account risks connected to the Business;

■	Determining and pursuing operational and financial objectives;

■	Structuring and managing internal business control systems;

■	Overseeing the Company’s financial reporting processes;

■	Ensuring the Company’s compliance with applicable laws and regulations;

■	Ensuring compliance with and maintaining the Company’s corporate governance structure;

■	Ensuring publication by the Company of any information required by applicable laws and regulations;

■	Preparing the Company’s annual report, the annual budget and significant capital expenditures;

■	Overseeing the Company’s sustainability practices;

■	Ensuring that internal procedures are established and maintained which safeguard that all relevant information is known to the Board in a timely fashion;

■	Developing a procedure for reporting actual or suspected misconduct or irregularities, and taking appropriate follow-up action on the basis of these reports; and

■	Discussing the items reported on by the Audit Committee under best practice provision 1.5.3 of the Code.

In addition, the responsibilities and tasks of the Non- Executive Directors include:

■	Drawing up the Company’s policies for the composition of the Board;

■	Selecting and nominating individuals for appointment by the General Meeting as Director;

■	Proposing the remuneration policy for adoption by the General Meeting, determining the remuneration for the Executive Directors and acting as corporate body within the meaning of article 7.4.2 of the Company’s Articles of Association to determine the remuneration for the Non- Executive Directors;

■	Selecting and nominating for appointment by the General Meeting of the Company’s external auditor;

■	Dealing with conflicts of interest regarding Directors and majority Shareholders in relation to the Company; and

■	Giving the external auditor a general idea of the content of the reports that relate to the external auditor’s performance.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	127

CORPORATE GOVERNANCE THE TECHNIP ENERGIES BOARD

5.1.7.3.	Conflicts of interest

Pursuant to the Articles of Association and the Board Rules, a Director is not to participate in the deliberations and decision-making process if he or she has a direct or indirect personal conflict of interest with the Company and its associated business enterprise. The Board Rules and the Company’s related party transactions policy provide further requirements as to how to identify and address a conflict of interest of a Director, all in accordance with the Code.

During the financial year, the Company entered into one transaction that the Board identified as a potential conflict of interest transaction. The Relationship Agreement provided that TechnipFMC was to sell, subject to certain conditions, US$200 million worth of Company shares to BPI. The conditions having not been fulfilled, BPI negotiated a subsequent transaction agreement with TechnipFMC for the acquisition of shares of Technip Energies in an amount of US$100 million to which Technip Energies was also a party. During the February 2021 Board Meeting, Mr. Caudoux excused himself from the Board’s discussion regarding the terms of the transaction and did not attend the related February 2021 Audit Committee, all in accordance with best practice provisions 2.7.3 and 2.7.4 of the Code.

The Company has not entered into other transactions under which members of the Board had or could have had a conflict of material significance to the Company or the relevant Director.

5.1.7.4.	Directors’ training

In accordance with the Board Rules each Non-Executive Director participates in the Board’s induction program. This program covers general financial, social and legal affairs, financial reporting by the Company, specific aspects that are unique to the Company and the business, the Company’s culture, and the responsibilities of a Non-Executive Director.

Our Directors completed an onboarding session in February 2021 which included presentations by both management and external advisors. Among other subjects, the Directors were provided an overview and materials related to the legal aspects of being a Director of a Dutch company listed on Euronext Paris. Topics which were addressed included Directors’ duties, allocation of powers and responsibilities among Directors and disclosure requirements. In December 2021, our Directors visited, and were given a presentation related to, the Rome operating center.

In addition, each Non-Executive Director conducts an annual review to identify the aspects which each Non-Executive Director requires training or education. The ESG Committee also monitors the induction program and training needs of Board members and recommends action to the Board concerning such induction program and training needs where appropriate.

For 2022, the Company intends to develop a training program addressing the following topics:

■	Climate change;

■	Cybersecurity; and

■	Digitalization.

5.1.7.5.	Positions outside the Company

The Board has not adopted guidelines limiting or prohibiting Directors from serving on boards and/or committees of other organizations. However, the ESG Committee may take into account the nature and time involved in a Director’s service on other boards and/or committees in evaluating the suitability of individual Director candidates and current Directors.

Serving on other boards and/or committees should be consistent with the Company’s conflict of interest policies, the Articles of Association and all applicable laws and regulations.

When a Director becomes aware of circumstances that may adversely reflect upon the Director or the Company, such Director must notify the ESG Committee of such circumstances. The ESG Committee will consider the circumstances, and may in certain cases recommend that the Board request that the Director submit his or her resignation from the Board if, for example, continuing service on the Board by the individual is not consistent with the criteria deemed necessary for continuing service on the Board.

A Director must inform the Board before accepting board positions, including positions on the committee of a board. Other board positions of Directors are discussed at a Board Meeting at least annually.

The acceptance of a non-executive position by the CEO requires the approval of the Board.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	128

CORPORATE GOVERNANCE THE TECHNIP ENERGIES BOARD

5.1.8.	2021 BOARD OF DIRECTORS MEETINGS

5.1.8.1.	2021 Board Meetings

The Board is comprised of seven independent directors: Mr. Rinaldi (Chair), Mr. Caudoux, Mr. Colombani, Ms. Debon, Mr. Eyers, Ms. Goligher and Mr. Houssin. 78% of the Directors sitting on the Board are thus independent. In 2021, the Board held five meetings.

Date	Joseph Rinaldi	Arnaud Pieton	Arnaud Caudoux(1)	Pascal Colombani	Marie- Ange Debon	Simon Eyers	Alison Goligher	Didier Houssin	Nello Uccelletti
February	●	●	●	●	●	●	●	●	●
April	●	●	●	●	●	●	●	●	●
July	●	●	●	●	●	●	●	●	●
October	●	●	●	●	●	●	●	●	●
December	●	●	●	●	-	●	●	●	●
% ATTENDANCE(2)	100	100	100	100	80	100	100	100	100

(1)	Mr. Caudoux did not participate in discussions relating to BPI’s investment in Technip Energies during the February Board Meeting to avoid any conflict of interest as he is currently the Deputy Chief Executive Officer and Executive Director of Bpifrance.
(2)	The CFO, the COO, the Chief Legal Officer and external auditors were invited to attend all of the quarterly Board Meetings. Other Technip Energies senior managers were also invited to attend certain meetings to make presentations to the Board on specific topics. Ms. Colette Cohen, who was appointed Board Observer in October 2021, attended the December Board Meeting.

Highlighted below are the topics that were addressed by the Board on a recurring basis at regular meetings and a list of the specific topics that were addressed by the Board over the course of 2021.

BOARD RECURRING TOPICS	BOARD SPECIFIC TOPICS

■ Review of commercial activities;

■ Review of quarterly financial results and press releases;

■ Update on shareholder base and strategic investors;

■ Review of the Company’s operations;

■ Review of the Company’s sustainability practices;

■ Update on the COVID-19 pandemic;

■ Update on safety and security.

■ Approval of the Company’s 2020 annual accounts and earnings press release;

■ Approval to enter into a Nomination and Board Observer Agreement with Ms. Colette Cohen;

■ Approval of the Nomination of a new independent Non-Executive Director;

■ Approval to issue up €600,000,000 of senior unsecured notes;

■ Approval to repurchase Company’s ordinary shares;

■ Approval to enter into a liquidity agreement program for an amount of €9,000,000;

■ Approval of the Company’s 2021 Half-year report and earnings releases;

■ Approval of the Company’s ESG Roadmap;

■ Review of Executive Director and Non-Executive Director compensation;

■ Review of the Company’s Strategy;

■ Review of proposed investments;

■ Review of the Company’s Technology Roadmap;

■ Review of the Company’s Digital Roadmap;

■ Update on ongoing regulatory matters;

■ Update on cybersecurity;

■ Review of the nine months financial results and earnings press release;

■ Review of the Arctic LNG 2 Project;

■ Director training: review of Dutch public company governance principles and matters related to being listed on Euronext Paris (disclosure requirements);

■ Review of Non-Executive Director’s compensation;

■ Review of the Company’s D&O insurance

■ Board and CEO performance evaluation.

At each Board Meeting, the Chairs of each of the Committees reported to the full Board on their respective Committee’s findings and actions.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	129

CORPORATE GOVERNANCE THE TECHNIP ENERGIES BOARD

5.1.8.2.	Board’s involvement in the Company’s strategy

The Board regularly interacted with management throughout the year to develop and set the strategic objectives for the Company as well to review the actions required to execute these objectives. Starting in the first quarter 2021, the CEO and other members of the Executive Committee, at the request of the Board, undertook to develop a strategy to chart the Company’s growth over the coming years. The status of this work was regularly reviewed by the Board. This also involved the Board reviewing and assessing market analyses, business models, technology and innovation opportunities, potential investment and partnership opportunities and considering different macroeconomic scenarios. In addition, at the December 2021 Board Meeting the Board conducted a full day meeting dedicated to a comprehensive review of the Company’s strategy.

5.1.8.3.	2021 annual performance evaluation of the Directors

The Chairman is the main contact on behalf of the Board regarding the performance of Directors other than the Chairman.

Each Non-Executive Directors regularly, and at least annually, evaluates his/her own performance, the performance of each of the other Non-Executive Directors individually, and the performance of the CEO without the CEO being present. The performance of the various Committees is evaluated as well.

The ESG Committee receives comments from all Directors and reports annually to the Board regarding the Board and its Committees and recommendations for improvements in the overall performance of the Board and its Committees. A Director will be asked to resign early in the event of inadequate performance, structural incompatibility of interests, and in other instances in which the majority of the Non-Executive Directors deems this necessary.

The formal evaluation of Directors takes place by means of a self-evaluation consisting of a written survey. Self-evaluations were undertaken by the directors for the Board and each of the Committees. The evaluation process which was followed consisted of the following steps:

PROCESS INITIATED	EVALUATION DISTRIBUTED	ANALYSIS	PRESENTATION OF RESULTS
The ESG Committee reviews and approves the process to evaluate the performance of the Board of Directors and its Committees.

Questionnaires are distributed through a third-party web-based platform. The process encourages candid responses from Directors and promotes productive discussions.

Questionnaires solicit feedback on issues, including:

■ Board/Committee operations;

■ succession planning;

■ Committee composition, processes, and effectiveness;

■ Board dynamic;

■ Director preparation, participation, and contribution; and

■ Management preparation and communications.

		Completed questionnaires are analyzed and summarized by management, discussed at each Committee and reported to the ESG Committee Chair.	The ESG Committee Chair reviews the results of the evaluations with the full Board and each Committee to determine areas of improvement.

The ESG Committee Chair reported the results of the Board performance at the December Board Meeting and discussed the areas to be addressed in the upcoming year. The ESG Committee discussed the evaluation process and decided that, starting in 2023, an outside party would be mandated to carry out a Board evaluation every three years in line with best practice recommendations.

The Board is also responsible for the evaluation of the Executive Director’s performance. The conclusions of the evaluation of Mr. Pieton’s performance were reviewed in executive session at the December Board Meeting.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	130

CORPORATE GOVERNANCE THE TECHNIP ENERGIES BOARD

5.1.9.	2021 BOARD COMMITTEE MEETINGS

The Audit Committee, the Compensation Committee and the ESG Committee enable the Technip Energies Board to work in an efficient and effective manner, ensuring a thorough review and discussion of issues, while giving the Technip Energies Board more time for deliberation and decision-making.

Committees regularly meet with management and, at times, external consultants to review the business, better understand applicable laws and policies affecting Technip Energies and support the Technip Energies Board and management in meeting the requirements and expectations of stakeholders and Shareholders.

5.1.9.1.	Audit Committee

The Audit Committee is comprised of four independent Directors: Ms. Debon (Chair), Mr. Caudoux, Mr. Eyers and Mr. Rinaldi. 100% of the Directors sitting on the Audit Committee are thus independent. The Audit Committee meets at least four times per year. In 2021, the Audit Committee held five meetings.

Date	Marie-Ange Debon	Arnaud Caudoux(1)	Simon Eyers	Joseph Rinaldi
February	●	-	●	●
April	●	●	●	●
July	●	●	●	●
October	●	●	●	●
December	-	●	●	●
% ATTENDANCE(2)	80	100	100	100

(1)	Mr. Caudoux did not participate in the February Audit Committee meeting, during which BPI’s investment in Technip Energies was discussed, to avoid any conflict of interest as he is currently the Deputy Chief Executive Officer and Executive Director of Bpifrance.
(2)	The CEO, CFO, Chief Legal Officer, Head of Internal Audit, Chief Accounting Officer, Treasurer and the Company’s external auditors were invited to attend certain meetings. Other Technip Energies senior managers were also invited to attend certain meetings to make presentations to the Audit Committee on specific topics.

The Audit Committee’s main responsibilities are as follows:

■	monitoring the financial reporting process;

■	reviewing financial statements and internal controls (including reporting structures) with management and Technip Energies’ auditor;

■	monitoring compliance with internal accounting and control policies, as well as legal and regulatory requirements relating to financial statements and financial disclosures;

■	preparing the selection of the auditor for appointment at a General Meeting, and reviewing the qualifications, independence and performance of such auditor;
■	reviewing the effectiveness and performance of the internal audit function; and

■	reviewing the effectiveness of processes for reviewing and escalating financial-related allegations reported through the allegations hotline.

Highlighted below are the topics that were addressed by the Committee on a recurring basis at regular meetings and a list of the specific topics that were addressed by the Audit Committee over the course of 2021.

AUDIT COMMITTEE RECURRING TOPICS	AUDIT COMMITTEE SPECIFIC TOPICS

■ Review of legal and compliance matters;

■ Review of quarterly financial results and press releases;

■ Review of key projects and segment performance;

■ Update on internal control processes and internal audit program;

■ Treasury updates; and

■ Review of external auditors reports to the Committee.

■ Approval of 2021 Half-year report, including Half-year financial statements;

■ Review of the Company’s 2021 budget;

■ Review of the Company’s Enterprise Risk Management framework and process;

■ Review of the Company’s Internal Audit’s budget and planning;

■ Monitoring of the Company’s transition to a single cloud based enterprise reporting tool;

■ Adoption of a policy relating to external auditors providing non-audit services and approval of certain specific non-audit missions to be conducted by external auditors;

■ Review of the Company’s annual filings with the AFM, AMF and the SEC and related securities matters;

■ Review of the Committee’s Charter; and

■ Committee performance evaluation.

During these Audit Committee Meetings, the Audit Committee held separate sessions with PwC, the Company’s external auditors, as well as with the CEO and CFO. In December, the Audit Committee met separately with the Company’s Vice President, Internal Audit.

The Board has determined that the Audit Committee’s composition meets the financial expertise requirements and complies with the Audit Committee Charter.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	131

CORPORATE GOVERNANCE THE TECHNIP ENERGIES BOARD

Ms. Debon’s relevant financial experience includes the following: she is currently the Executive Chair of Keolis and was General Secretary of the Suez Group (where she was responsible for legal, audit, information systems, and procurement). She also served as General Secretary and, prior to that, as Deputy Chief Financial Officer of Thomson (now Technicolor). She was also a member of the AMF (Autorité des Marchés Financiers) and served as Magistrate to the French Audit Court (Cour des Comptes).

Mr. Caudoux’s relevant financial experience includes his current position as Deputy Chief Executive Officer and Executive Director of Bpifrance where he is responsible for Finance, Risk Management, IT, and the Guarantee business line. Mr. Caudoux also served as Chief Financial Officer and member of the Executive Board of Bpifrance.

Mr. Eyers worked 13 years in energy investment banking at SG Warburg & Co, Goldman Sachs and Credit Suisse First Boston Europe.

The Board has determined that based on their respective experience, each of Ms. Debon, Mr. Caudoux and Mr. Eyers has the relevant expertise to be qualified as a financial expert.

5.1.9.2.	Compensation Committee

The Compensation Committee is comprised of two independent Directors: Ms. Goligher (Chair) and Mr. Rinaldi, and one non-independent Director, Mr. Uccelletti. 66% of the Directors sitting on the Compensation Committee are thus independent. The Compensation Committee meets at least four times per year. In 2021, the Compensation Committee held five meetings. The Compensation Committee’s members attended all 2021 meetings.

Date	Alison Goligher	Joseph Rinaldi	Nello Uccelletti
February	●	●	●
April	●	●	●
July	●	●	●
October	●	●	●
December	●	●	●
% ATTENDANCE(1)	100	100	100

(1)	The CEO and the Senior Vice President People & Culture were invited to attend certain meetings. The Company’s Vice President Compensation and Benefits and external compensation consultants were also invited to attend certain meetings. The CEO did not participate in discussions or decisions related to his compensation.

The Compensation Committee’s main responsibilities are as follows:

■	reviewing, evaluating, and recommending to the Board for approval changes to the agreements, plans, policies and programs to compensate Non-Executive Directors and the CEO;

■	reviewing, evaluating and approving all awards of equity securities or equity derivatives to persons discharging managerial responsibilities and approving the number of equity securities or equity derivatives to be provided to the Chief Executive Officer to be allocated to all employees at the discretion of the Chief Executive Officer;

■	annually preparing for publication on the website a remuneration report;
■	reviewing and discussing the compensation-related disclosure to be included in the management report and Annual Accounts and other required filings and determine whether to recommend that the disclosure be included in the management report and Annual Accounts;

■	reviewing, evaluating, and approving the remuneration policy and submitting at least every four years a clear and understandable proposal to the Board of a remuneration policy subject to Technip Energies’ Shareholder approval;

■	reviewing, evaluating, and approving proposals to Shareholders on compensation matters, including advisory votes on the remuneration report;

■	discharging the Board’s responsibilities related to compensation of Directors and persons discharging managerial responsibilities.

Highlighted below are the topics that were addressed by the Committee at regular meetings over the course of 2021:

COMPENSATION COMMITTEE TOPICS

■ Review and approval of the 2021 Long-term equity awards (LTI);

■ Review and approval of the 2021 Annual Incentive Plan (STI);

■ Executive Committee compensation, STI and 2021 LTI as well as share ownership requirements;

■ Equity Award for the CEO, Management, employees and Non-Executive Directors; and

■ TechnipFMC LTI plans conversion into Technip Energies LTI;

■ Setting CEO’s 2021 objectives;

■ CEO and Non-Executive Directors compensation benchmarking;

■ Review and approval of 2021 LTI grant for Executive Committee;

■ Review of Non-Executive Director compensation;

■ Review of Executive Director compensation;

■ Review of shareholder feedback on compensation practices;

■ Review of the Committee’s Charter; and

■ Committee performance evaluation.

See chapter 6. Remuneration report for more information on the Compensation Committee’s activities.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	132

CORPORATE GOVERNANCE THE TECHNIP ENERGIES BOARD

5.1.9.3.	ESG Committee

The ESG Committee is comprised of three independent Directors: Mr. Colombani (Chair), Mr. Houssin and Ms. Goligher. 100% of the Directors sitting on the ESG Committee are thus independent. The ESG Committee meets at least four times per year. In 2021, the ESG Committee held five meetings. The ESG Committee’s members attended all 2021 meetings.

Date	Pascal Colombani	Alison Goligher	Didier Houssin
February	●	●	●
April	●	●	●
July	●	●	●
October	●	●	●
December	●	●	●
% ATTENDANCE(1)	100	100	100

(1)	The Chairman of the Board, the CEO and the Chief Legal Officer were invited to attend certain meetings. The Company’s Chief Compliance Officer and Senior Vice President Communications were also invited to attend certain meetings. The CEO did not participate in any discussions or decisions related to the recruitment of new directors.

The ESG Committee’s main responsibilities are as follows:

■	Advising and making recommendations to the Board regarding appropriate corporate governance practices and assisting the Board in implementing those practices;

■	Monitoring the development and implementation of the compliance program (including procedures for allegation reporting, investigation and remediation), to ensure Technip Energies operates in compliance with the principles of ethical conduct and good governance;

■	Identifying individuals qualified to become members of the Board, consistent with the composition profile of the Board and the diversity policy and recommending Director nominees to the Board for appointment at a General Meeting or for appointment by the Board as temporary replacement to fill vacancies on the Board;

■	Recommending members of the Board to serve on each Committee of the Board;

■	Leading the Board in the annual performance evaluation of the Board and its Committees;

■	Reviewing and overseeing the corporate responsibility programs and initiatives, including the environmental, health and safety, and sustainability policies and programs and matters impacting stakeholders and reputations.

Highlighted below are the topics that were addressed by the Committee on a recurring basis at regular meetings and a list of the specific topics that were addressed by the ESG Committee over the course of 2021:

ESG COMMITTEE RECURRING TOPICS	ESG COMMITTEE SPECIFIC TOPICS
■ Update on compliance matters ■ Review of the ESG Roadmap; and ■ Shareholder engagement.

■ Non-Executive Director independence requirements and criteria;

■ Review of Executive Committee Succession Plan;

■ Review and updating of Board Skills and Experience Matrix;

■ Non-Executive Director recruitment;

■ Review of Board Committee Memberships;

■ Review of the various initiatives implemented by the Company or its employees to support local communities;

■ Review of the Committee’s Charter; and

■ Committee performance evaluation.

5.1.9.4.	Board Committees and Composition

In March 2022, the Technip Energies Board, upon recommendation of the ESG Committee, made the Committee appointments below to become effective at the close of the 2022 Annual General Meeting, subject to each nominee Non-Executive Director being appointed at the General Meeting.

Non-Executive Directors	Audit Committee	Compensation Committee	ESG Committee
Arnaud Caudoux	●
Colette Cohen		●	●
Marie-Ange Debon	● (Chair)
Simon Eyers	●
Alison Goligher		● (Chair)	●
Didier Houssin			● (Chair)
Nello Uccelletti		●
Francesco Venturini	●

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	133

CORPORATE GOVERNANCE SHARE CAPITAL

5.2.	SHARE CAPITAL

5.2.1.	DESCRIPTION OF SHARE CAPITAL

Technip Energies’ authorized share capital consists of 850,000,000 ordinary shares with a nominal value of €0.01 each and amounts to €8,500,000.00. As of December 31, 2021, the issued and paid up capital consists of 179,827,459 ordinary shares and amounts to €1,798,274.59.

Technip Energies has only one class of shares, its ordinary shares. No special voting rights or profit rights are attached to ordinary shares. All shares are issued in registered form and no share certificates are or may be issued.

The Technip Energies Shares rank pari passu with each other and holders of Technip Energies Shares are entitled to dividends and other distributions declared and paid on them. Each Technip Energies share carries distribution rights and entitles its holder the right to attend and to cast one vote at the General Meeting.

Relying on regulatory filings which are to be made by Shareholders with the AFM and/or made directly to the Company, Technip Energies understands that the following holders of Technip Energies shares held 3% or more of Technip Energies’ total voting rights on December 31, 2021:

Name of beneficial owner	Number of Technip Energies shares beneficially owned	Percentage of outstanding Technip Energies shares beneficially owned(1)
TechnipFMC plc	21,850,495	12.15%(2)
HAL Investments B.V.	17,600,000	9.79%(3)
Bpifrance Participations S.A.	12,422,820	6.91%(4)
DNCA Finance	5,970,208	3.32%(5)
(1)	The calculation of percentage of ownership of each the above beneficial owners is based on 179,827,459 Technip Energies Shares issued on December 31, 2021.
(2)	As reported to the AFM on October 22, 2021.
(3)	As reported to the AFM on October 20, 2021.
(4)	As reported to the AFM on December 22, 2021.
(5)	As reported to the Company on December 15, 2021.

On January 14, 2022, Technip Energies acquired 1,800,000 ordinary shares from TechnipFMC. The agreement to purchase these shares was part of TechnipFMC’s announced sell-down of its stake in the Company through a private sale transaction which also included BPI and HAL Investments B.V., the Dutch investment subsidiary of HAL Holding N.V., with each agreeing to purchase 3.6 million of Technip Energies ordinary shares.

The purchase price of the shares subject to the sale was set at €13.15 per share. The settlement for the sale took take place on January 14, 2022. Upon completion of the Sale, TechnipFMC’s stake in the Company was reduced to approximately 7.15%. HAL Investments B.V. stake was increased to approximately 11.79% and BPI’s stake to approximately 8.91%.

Changes in the issued share capital

Total number of
		Number of			issued shares	Total issued
	Nature of	Nominal value	shares issued /		after	capital after
Date	transaction	per share	cancelled	Premium	transaction	transaction
Employee share
March 17, 2021	grants	€0.01	13,578	No	179,827,459	€1,798,274.59

Changes in the Company’s issued share capital prior to its listing in February 2021 are not reflected in the above overview.

Non-voting shares

On May 3, 2021, Technip Energies acquired from TechnipFMC 1,801,802 shares, concurrently with TechnipFMC’s announced sell-down at a price per Share equal to the price set in a separate accelerated book building process, to cover future obligations under equity incentive plans. As long as these shares are kept in treasury, these shares have no voting rights and are not entitled to profits or reserves of Technip Energies.

Pursuant to the liquidity agreement with Kepler Cheuvreux, Technip Energies shares of Technip Energies are being acquired to ensure liquidity of the market. These shares also have no voting rights and are not entitled to profits or reserves of Technip Energies, see section 5.2.4. Repurchase of Technip Energies shares.

As described above, on January 14, 2022, Technip Energies acquired 1,800,000 of ordinary shares from TechnipFMC to cover future obligations under equity incentive plans. As long as these shares are kept in treasury, these shares have no voting rights and are not entitled to profits or reserves of Technip Energies.

Restrictions on voting rights

There are no restrictions on voting rights of ordinary shares. Deadlines for the exercising of voting rights for the 2022 Annual General Meeting are set forth in section 5.6. Shareholders General Meetings.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	134

CORPORATE GOVERNANCE SHARE CAPITAL

5.2.2.	BOARD OF DIRECTORS AND ISSUANCE OF SHARES

The Articles of Association provide that shares may be issued or rights to subscribe for shares may be granted pursuant to a resolution adopted at the General Meeting, or alternatively, by the Technip Energies Board if and insofar as the Technip Energies Board is designated to do so by the Shareholders at a General Meeting. An authorization by resolution of the General Meeting cannot be withdrawn unless determined otherwise at the time of the authorization.

The scope and duration of the Board’s authority to issue shares or grant rights to subscribe for shares is determined by a resolution of the General Meeting and relates to all unissued shares in Technip Energies’ authorized capital on the date on which the Board resolves to issue shares or grant rights to subscribe for shares. The duration of this authority may not exceed a period of five years. The number of shares that may be issued is determined by the authorization.

No Shareholders’ resolution or resolution of the Technip Energies Board is required to issue shares pursuant to the exercise of a previously granted right to subscribe for shares.

On February 15, 2021, prior to the closing of the Spin-off, the General Meeting adopted a resolution pursuant to which the Technip Energies Board is authorized, for a period of five years from February 16, 2021, to issue shares and grant rights to subscribe for shares up to the entire Technip Energies’ authorized share capital from time to time, for the purpose of covering future obligations under equity incentive plans or potential employee stock ownership plans.

5.2.3.	PREEMPTIVE RIGHTS

Shareholders have preemptive rights to subscribe on a pro rata basis for any issue of new Technip Energies Shares or, upon a grant of rights, to subscribe for Technip Energies shares. Shareholders have no preemptive rights upon (i) the issue of Technip Energies shares against a payment in kind (being a contribution other than in cash); (ii) the issue of Technip Energies shares to Technip Energies’ employees or the employees of a member of the Company; and (iii) the issue of Technip Energies shares to persons exercising a previously granted right to subscribe for shares.

The General Meeting may restrict or exclude the preemptive rights of Shareholders or authorize the Technip Energies Board to do so.

The authorization of the Technip Energies Board as the body competent to restrict or exclude the preemptive rights may be extended by a resolution of the General Meeting for a period not exceeding five years in each case. An authorization by resolution of the Shareholders at the General Meeting cannot be withdrawn unless determined otherwise at the time of the authorization.

On February 15, 2021, prior to the closing of the Spin-off, the General Meeting adopted a resolution pursuant to which the Technip Energies Board is authorized, for a period of five years from February 16, 2021, to restrict or exclude the preemptive rights upon the issuance of shares.

5.2.4.	REPURCHASE OF TECHNIP ENERGIES SHARES

Technip Energies may acquire its own shares, subject to certain provisions of Dutch law and the Articles of Association. Repurchases of shares are only possible if and insofar as the General Meeting has authorized the Technip Energies Board to do so. The authorization may not be for more than 18 months. The authorization of the Technip Energies Board is not required if Technip Energies acquires shares for the purpose of transferring these to Technip Energies employees or the employees of a member of the Company under any applicable equity compensation plan.

On February 15, 2021, prior to the closing of the Spin-off, the General Meeting adopted a resolution to authorize the Technip Energies Board for a period of 18 months from February 16, 2021, to repurchase up to 50% of Technip Energies’ issued and outstanding share capital at February 16, 2021.

On May 3, 2021, Technip Energies acquired from TechnipFMC 1,801,802 of its own shares to cover future obligations under equity incentive plans. On January 14, 2022, Technip Energies acquired 1,800,000 of its own shares from TechnipFMC to cover future obligations under equity incentive plans.

In acquiring the Shares, the Company was exercising its rights under the Separation and Distribution Agreement pursuant to which the Company became an independent company on February 16, 2021. See section 5.2.1. Description of Share Capital. As it stands now, none of the repurchased shares will be redeemed.

Technip Energies entered into a liquidity agreement with Kepler Cheuvreux on July 9, 2021. The liquidity agreement is carried out accordance within the legal framework in force, and more particularly in accordance with the provisions of Regulation (EU) No. 596/2014 of the European Parliament and of the Council of April 16, 2014 on market abuse (MAR), Commission Delegated Regulation (EU) 2016/908 of February 26, 2016 supplementing Regulation (EU) No. 596/2014 of the European Parliament and of the Council with regulatory technical standards on the criteria, procedure and requirements for the establishment of an admitted market practice and the requirements for maintaining, discontinuing or modifying its conditions of admission, section 2.4.3 of the Dutch Civil Code and AMF decision no. 2021-01 of June 22, 2021, applicable as of July 1, 2021. €9,000,000 have been allocated to the liquidity account.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	135

CORPORATE GOVERNANCE SHARE CAPITAL

5.2.5.	CAPITAL REDUCTION

The General Meeting may resolve, at the proposal of the Technip Energies Board, to reduce the issued and outstanding share capital by a cancellation of shares or by reducing the nominal value of the shares by amending the Articles of Association. A resolution to cancel shares may only relate to shares held by Technip Energies itself. A reduction of the nominal value of shares, with or without repayment, must be made pro rata on all relevant shares. This requirement may be waived if all relevant Shareholders so agree.

A resolution of the General Meeting to reduce the share capital requires a majority of the votes cast, if more than or equal to half of the issued share capital is present or represented at the General Meeting.

A resolution of the General Meeting to reduce the share capital requires a majority of at least two-thirds of the votes cast, if less than half of the issued share capital is present or represented at the General Meeting.

In addition, Dutch law contains detailed provisions regarding the reduction of capital. A resolution to reduce the issued share capital is not to take effect as long as creditors can have legal recourse against the resolution.

5.2.6.	TRANSFER OF SHARES

The transfer of registered shares (other than held by Euroclear France) requires a Dutch deed executed for that purpose and, save in the event that Technip Energies itself is a party to the transaction, written acknowledgement by Technip Energies. There are no restrictions under the Articles of Association or Dutch law that limit the right of holders of Technip Energies shares to hold Technip Energies shares. The transfer of Technip Energies shares to persons who are located or resident in, citizens of, or have a registered address in jurisdictions other than the Netherlands may, however, be subject to specific regulations or restrictions according to their relevant laws.

For as long as the Technip Energies shares are listed on a regulated foreign stock exchange, the Technip Energies Board may resolve, with due observation of the statutory requirements, that the property law aspects of the Technip Energies shares, be governed by the law of the state of establishment of such stock exchange or by the law of the state in which transfers and other legal acts under property law relating to the Technip Energies shares can or must be made with the consent of such stock exchange. The Technip Energies Board has not adopted such resolution to date.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	136

CORPORATE GOVERNANCE AGREEMENTS AFFECTING CONTROL OF TECHNIP ENERGIES

5.3.	AGREEMENTS AFFECTING CONTROL OF TECHNIP ENERGIES

The Articles of Association contain provisions that are intended to secure a degree of continuity in the governance of Technip Energies as well as provide the Technip Energies Board adequate time to consider alternative solutions in the event an unsolicited approach is made which could result in a change in control of Technip Energies. These consist of:

■	A provision that members of the Technip Energies Board be removed at a General Meeting by adoption of a resolution garnering two-thirds of the votes cast representing more than 50% of Technip Energies’ issued share capital, where removal is not proposed by the Technip Energies Board;

■	A provision that members of the Technip Energies Board be appointed by adoption of a binding nomination proposal by the Technip Energies Board, unless such proposal is overruled by adoption of a resolution garnering two-thirds of the votes cast representing more than 50% of Technip Energies’ issued share capital; and
■	Requirements that certain matters, including an amendment of the Articles of Association, be adopted at a General Meeting only upon proposal by the Technip Energies Board; and a provision that, except where the law requires otherwise, resolutions of the General Meeting require the prior approval of the Technip Energies Board except where the resolution has been adopted following a proposal by the Technip Energies Board.

Also note that an issue of Technip Energies shares decided by the Board may make it more difficult for a Shareholder to obtain control over the General Meeting (the relevant powers of the Board in this regard are described in sections 5.2.2. and 5.2.3.).

5.3.1.	AGREEMENTS BETWEEN SHAREHOLDERS

5.3.1.1.	Agreement with TechnipFMC

Pursuant to the Separation and Distribution Agreement certain transfer restrictions and certain restrictions on the exercise of voting rights apply to Technip Energies shares and ADRs held by TechnipFMC.

Transfer restrictions

Subject to certain limited exceptions, TechnipFMC will not, (i) prior to a change of control of Technip Energies, transfer any Technip Energies shares or ADRs to certain competitors of Technip Energies; (ii) prior to a change of control of Technip Energies, knowingly transfer any Technip Energies shares or ADRs through an accelerated book build (“ABB”), fully marketed offering or off-market sale to a person who would, upon completion of such transfer, beneficially own 10% or more of the outstanding Technip Energies shares and ADRs or that would otherwise trigger a mandatory public tender offer under applicable Dutch and French laws; or (iii) prior to a change of control of Technip Energies, sell Technip Energies shares or ADRs on Euronext Paris or any other securities exchange on which such Technip Energies shares or ADRs become listed in excess of 25% of the average daily trading volume of the Technip Energies shares and ADRs for the five business days preceding the date of such sale. At least three business days prior to the announcement of any ABB relating to the sale of Technip Energies shares or ADRs by TechnipFMC, TechnipFMC shall deliver written notice to Technip Energies specifying in reasonable detail the number of Technip Energies shares or ADRs TechnipFMC intends to offer in such sale and any other material terms and conditions of the proposed ABB. Subject to certain adjustments and applicable law, at any time prior to the announcement of such ABB, Technip Energies may, in its sole discretion, deliver a written notice to TechnipFMC, which notice shall be binding upon Technip Energies and TechnipFMC, to purchase from TechnipFMC up to (i) a fixed euro amount of Technip Energies shares or ADRs or (ii) a fixed number of Technip Energies shares or ADRS, in either case at a clearing price in the ABB. At least 15 business days prior to the announcement of a fully marketed offering of Technip Energies shares or ADRs by TechnipFMC,

TechnipFMC shall deliver a written notice to Technip Energies stating TechnipFMC’s intention to undertake such fully marketed offering. Within 5 business days of the date on which such notice is delivered, Technip Energies may deliver a written notice to TechnipFMC requesting that Technip Energies and TechnipFMC engage in discussions regarding a potential purchase by Technip Energies of Technip Energies shares or ADRs from TechnipFMC. Upon receipt of such notice, TechnipFMC shall engage in good faith discussions regarding a potential purchase of Technip Energies shares or ADRs for a period of five business days.

Voting restrictions

Until the earlier of (i) the occurrence of a change of control of Technip Energies and (ii) the termination of the Relationship Agreement, at any Technip Energies General or Special Meeting at which the election of any Director that has been proposed by BPI pursuant to the Relationship Agreement, TechnipFMC shall vote, or cause to be voted, all Technip Energies shares and ADRs beneficially owned by TechnipFMC in favor of the election of each such Director.

5.3.1.2.	Agreement with BPI

Technip Energies, TechnipFMC and BPI entered into a relationship agreement (the “Relationship Agreement”) in connection with the consummation of the Spin-off. The Relationship Agreement grants certain rights to TechnipFMC and BPI, and TechnipFMC and BPI agreed to certain obligations, relating to their ownership of Technip Energies shares.

Until the earlier of (i) the date on which BPI no longer maintains beneficial ownership of any outstanding Technip Energies shares and (ii) a change of control of Technip Energies, at any Technip Energies General Meeting at which the election of any Director that has been proposed by TechnipFMC pursuant to the Separation and Distribution Agreement, BPI shall vote, or cause to be voted, all Technip Energies shares beneficially owned by BPI in favor of the election of each such Director.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	137

CORPORATE GOVERNANCE AGREEMENTS AFFECTING CONTROL OF TECHNIP ENERGIES

5.3.2.	CHANGE OF CONTROL AGREEMENTS

Technip Energies N.V.’s €1,400,000,000 Bridge and Revolving Facilities Agreement dated February 10, 2021, provides that Technip Energies N.V. is to notify the agent under the Facilities Agreement if it is aware that a change of control has occurred. Following such notification by Technip Energies, the agent will, if so requested by the lenders, by notice to Technip Energies N.V. cancel the available commitments and declare all outstanding loans together with accrued interest to be due and payable.

The terms and conditions of Technip Energies N.V.’s 1.125% senior unsecured notes due 2028 provide that If at any time while any note remains outstanding, there occurs a change of control and within 90 days of the first public announcement of the result of the change of control, a rating downgrade (from investment grade to non-investment grade, or a withdrawing of the rating) has occurred as a result of such change of control, each noteholder will have the option to require Technip Energies N.V. to redeem the notes held by it at their principal amount together with interest accrued thereon.

Certain provisions of the Separation and Distribution Agreement with Technip Energies would terminate upon a change of control. See section 5.3.1.1. Agreement with TechnipFMC. Certain provisions of the Relationship Agreement with BPI would also terminate upon a change of control. See section 5.3.1.2. Agreement with BPI.

5.3.3.	EMPLOYEE SHARE SCHEMES

On February 15, 2021, the Board adopted the “Technip Energies N.V. Incentive Award Plan” together with the “Technip Energies N.V. Incentive Award Plan U.S. Addendum”, the “Technip Energies N.V. Incentive Award Plan for the Grant of French Restricted Stock Units to Employees and Corporate Officers in France” and the “Technip Energies N.V. Incentive Award Plan for the Grant of French Stock Options to Employees and Corporate Officers in France” (collectively, the “Plan”).

The Plan is administered by the Compensation Committee, one or more persons to whom duties have been delegated by the Compensation Committee or the Board (the “Administrator”). The Administrator may, from time to time, select eligible employees, consultants or a Director. The Administrator is to determine to whom an award is to be granted and is to determine the nature and amount of each award, which will not be inconsistent with the requirements of the Plan. Except for any Director’s right to awards granted in accordance with the Company’s Articles of Association, the Board Rules and other governance documents, no eligible person or other person is to have any right to be granted an award pursuant to the Plan and neither the Company nor the Administrator is obligated to treat eligible persons, holders of awards or any other persons uniformly. Participation by each holder in the Plan is to be voluntary and nothing in the Plan or any program of the Plan is to be construed as mandating any eligible person or other person to participate in the Plan.

For a description of Long Term Incentive Plans, the general principles of which would also be applicable to Company employees, please see description of the Long Term Incentive Programs under section 6.2.1. Executive Director remuneration policy. Note that as relates to employees, the allocation between PSUs and RSUs will be made on a 50% PSU - 50% RSU basis.

5.3.4.	TRANSACTIONS BETWEEN TECHNIP ENERGIES AND 10% SHAREHOLDERS

In connection with the Spin-off of Technip Energies from TechnipFMC, in addition to the Separation and Distribution Agreement, Technip Energies and TechnipFMC entered into various agreements such as a tax matters agreement, an employee matters agreement, a transition services agreement, a patent license agreement and a coexistence and trademark matters agreement. A summary of these agreements can be found in the prospectus published by the Company in connection with the Spin-off. As these agreements were entered into prior to Technip Energies listing on Euronext Paris, provision 2.7.5 of the Code did not apply to these agreements.

On May 3, 2021, Technip Energies acquired €20 million equivalent of its own ordinary shares from TechnipFMC, concurrently with TechnipFMC’s announced sell-down of its stake in the Company through a private placement by way of an accelerated book building process at a price per Share equal to the price set in a separate accelerated book building process, to cover future obligations under equity incentive plans. In acquiring the Shares, the Company was exercising its rights under the Separation and Distribution Agreement pursuant to which the Company became an independent company on February 16, 2021.

On January 14, 2022, Technip Energies acquired 1,800,000 of its own ordinary shares from TechnipFMC to cover future obligations under equity incentive plans. The agreement to purchase these shares is part of TechnipFMC’s announced sell-down of its stake in the Company through a private sale transaction which also included BPI and HAL Investments B.V., the Dutch investment subsidiary of HAL Holding N.V., each agreeing to purchase 3.6 million Technip Energies ordinary shares. The purchase price of the shares subject to the sale was set at €13.15 per share.

Technip Energies and TechnipFMC are otherwise parties to commercial and operational agreements which have been negotiated on an arm’s length basis, and include terms and conditions customary in the market. None of these transactions are of material nature to the Company, and accordingly provision 2.7.5 of the Code did not apply.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	138

CORPORATE GOVERNANCE CORPORATE GOVERNANCE STATEMENT

5.4.	CORPORATE GOVERNANCE STATEMENT

5.4.1.	DUTCH CORPORATE GOVERNANCE CODE, “COMPLY OR EXPLAIN”

As a Dutch company listed on Euronext Paris Technip Energies is subject to the Code

The Code contains governance principles and best practices for Dutch listed companies. Technip Energies, a company incorporated in the Netherlands and listed on the Euronext Paris Stock Exchange, is required to disclose in its management report whether it complies with the suggested governance principles and best practices of the Code or list the reasons for any deviation in its management report.

Technip Energies complies with all applicable provisions of the Code except for the provisions stated below.

As a Dutch Company, Technip Energies does not comply with the Afep/Medef Corporate Governance Code or any other inapplicable governance conventions.

Compliance with the Code

Technip Energies endorses the underlying principles of the Code and is committed to adhering to the best practices promoted by the Code. Provisions adopted by Technip Energies that differ from Code principles are:

■	Provision 2.3 of the Code recommends that Committees prepare the decision-making for later adjudication by the full Technip Energies Board. Technip Energies has delegated certain decision-making to its Committees, as defined in each Committee’s charter. In particular, the Compensation Committee will have the authority to directly adopt certain resolutions on behalf of the Technip Energies Board. The Technip Energies Board believes that this deviation leads to more efficient decision-making.

■	The General Meeting may overrule a binding nomination for the appointment of a Director by a two-thirds majority of the votes cast, representing more than 50% of Technip Energies’ issued share capital. If a binding nomination for the appointment of a Director is overruled, the Technip Energies Board may make a new binding nomination. Although in deviation from suggested governance provision 4.3.3 of the Code which provides that the threshold may not be higher than a simple majority of the votes cast representing more than one-third of the issued share capital, this is in line with article 2:133 (2) BW, which provides for the same majority and quorum requirements. The Technip Energies Board believes that this deviation provides the Technip Energies Board the needed stability to execute the strategy to create long term value for all stakeholders.
■	A resolution to suspend or dismiss a Director other than at the proposal of the Technip Energies Board requires a two-thirds majority of the votes cast, representing more than 50% of Technip Energies’ issued and outstanding share capital. Although in deviation provision 4.3.3 of the Code which provides that the threshold may not be higher than a simple majority of the votes cast representing more than one-third of the issued share capital, this is in line with article 2:134 (2) BW, which provides for the same majority and quorum requirements. The Technip Energies Board believes that this deviation provides the Technip Energies Board the needed stability to execute the strategy to create long term value for all stakeholders.

■	Non-Executive Directors have been granted restricted stock-units in deviation from provision 3.3.2 of the Code which provides that Non-Executive Directors may not be awarded remuneration in the form of shares or rights for shares. Technip Energies’ policy is intended to ensure that a substantial portion of their remuneration is linked to the long-term success of the Company and alignment with Shareholders’ interest. As further described in section 6.6.2. Non-Executive Directors remuneration, the Technip Energies Board decided in March 2022, that effective March 1, 2022, Non-Executive Directors would not be remunerated in the form of restricted stock-units but would only be remunerated in cash.

Conflicts of interest and other information

There are no institutional potential conflicts between the personal interests of Directors or senior management on the one hand and the interests of Technip Energies on the other hand. There are no family relationships between any Directors or members of senior management.

Maximum number of supervisory positions of Directors

At the date of this Annual Report, Technip Energies will not be subject to provisions on a maximum number of supervisory positions of Executive Directors and Non- Executive Directors under Dutch law.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	139

CORPORATE GOVERNANCE CORPORATE GOVERNANCE STATEMENT

5.4.2.	DIVERSITY POLICY

Given that Technip Energies is incorporated in the Netherlands and listed on Euronext Paris, at the date of this Annual Report, Dutch law does not provide for any gender diversity targets with respect to the composition of the Technip Energies Board or any Committees thereof.

The Board has adopted a Diversity Policy that sets out the rules regarding the diversity of the composition of the Technip Energies Board. This Diversity Policy has been established in accordance with best practice provision 2.1.5 of the Code, came into effect on February 16, 2021 and has been revised on March 1, 2022. The Diversity Policy is published on the Company’s website. The policy addresses the specific targets relating to diversity and the diversity aspects relevant to the Company, such as nationality, age, gender, education, work background and other relevant items.

Technip Energies recognizes the benefits of having a diverse Board and sees diversity at Board level as an important element in maintaining a competitive advantage and strives to meet a more balanced male/female ratio.

The Board acknowledges the Company’s strategic priority to increase the diversity of its workforce to mirror its stakeholders and markets, which will positively impact (i) the Company’s business performance in all countries it operates in, (ii) a well-balanced decision-making process within the Company and (iii) a proper functioning of the Board.

The Diversity Policy aims to ensure that the Board has a sufficient diversity of views and the expertise needed for a good understanding of current affairs and longer-term risks and opportunities related to the Company’s business. The nature and complexity of the Company’s business is taken into account when assessing optimal Board diversity, as well as the social and environmental context in which the Company operates.

The selection of candidates for appointment to the Board will be based on merit. With due regard to the above, the Board will seek to fill vacancies by considering candidates that bring a diversity of (amongst others) nationality, age, gender and educational and professional backgrounds.

Technip Energies is proud that should its Director nominees be appointed as members of the Board at the 2022 Annual General Meeting, it will have achieved its initial goal of a Board composition of at least 30% female and at least 30% of male members as set out in its Diversity Policy effective February 16, 2021. Technip Energies remains committed to strengthen the diversity of its Board composition and its aim is that, on or before the date of the Company’s 2024 Annual General Meeting, the Board be comprised of at least 40% female and at least 40% male members as set out in its revised Diversity Policy dated March 1, 2022.

The composition of the Board furthermore follows the profile as included in the Board Rules, which aims for an appropriate combination of knowledge and experience among its members encompassing technology, financial, economic, social, environmental and legal aspects of international business in relation to the global character of the Company’s businesses. For information with respect to the Board skills and experience matrix see section 5.1.4. Board skills and experience matrix.

In terms of diversity:

■	The Company’s aim is for the Board to comprise members with diverse background including in terms of nationality and work experience;

■	In 2021 there were two female Board members out of nine members (22%). Upon the appointment of Colette Cohen by the 2022 Annual General Meeting, in May 2022, this would increase to 30%;

■	Currently the Board comprises nine members representing in the aggregate five nationalities;

■	Currently two of the Company’s three Board committees are chaired by female Board members;

■	Currently age varies from 48 to 76 years old and 55% of the Board members are less than 60 years old.

See section 5.1.7. Rules relating to the Board of Directors.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	140

CORPORATE GOVERNANCE BOARD MEMBERS INDEPENDENCE REQUIREMENTS

5.5.	BOARD MEMBERS INDEPENDENCE REǪUIREMENTS

In the Board’s opinion, the composition of the Technip Energies Board meets the independence requirements of the Code.

Upon a recommendation made by the ESG Committee, the Board determined in April 2021 that all the Non-Executive Directors qualified as independent Directors with the exception of Nello Uccelletti, a TechnipFMC shareholder Nominated Director, who qualified as non-independent as a result of his former position as an executive at Technip Energies’ predecessor company, TechnipFMC.

The desired composition of the Board enables the Non- Executive Directors to operate independently, including the ability to operate critically with one another, the Executive Director of the Board, and any particular interests involved.

Independence requirements under the Code are not applicable to Arnaud Pieton as Executive Director.

5.6.	SHAREHOLDERS GENERAL MEETINGS

Shareholders exercise their rights through Annual and Extraordinary General Meetings of Shareholders. The Company is required to convene an Annual General Meeting of Shareholders in the Netherlands each year, no later than six months after the end of the Company’s financial years. Additional Extraordinary General Meetings of Shareholders may be convened at any time by the Board.

The convocation date is set at 42 days prior to the date of the Annual General Meeting by law.

The record date is set at 28 days prior to the date of the Annual General Meeting by law. Those who are registered as Shareholders at the record date are entitled to attend the Meeting and to exercise other Shareholder rights. Shareholders may be represented by written proxy.

The key dates for the upcoming May 5, 2022, Annual General Meeting are thus as follows:

■	The Convocation for the 2022 Annual General Meeting will occur on or prior to March 24, 2022;

■	The Record Date of the 2022 Annual General Meeting is on April 7, 2022.

5.6.1.	FUNCTIONING OF MEETINGS

General Meetings are held in the Netherlands at the place where Technip Energies has its corporate seat (Amsterdam), or at Eindhoven, Groningen, Haarlem, Haarlemmermeer (Schiphol Airport), Hoofddorp, Maastricht, Rotterdam, The Hague, or Zoetermeer (the Netherlands). The Annual General Meeting shall be held no later than six months after the end of the financial year. Typically the agenda for the Annual General Meeting includes, among other things, the discussion and adoption of the Annual Accounts, appropriation of Technip Energies profits, and proposals relating to the Technip Energies Board, including the filling of any vacancies in the Board, discharge from liability of the Board members for the performance of the responsibilities in the previous financial year and the advisory vote on Technip Energies’ remuneration report. In addition, the agenda shall include such items as have been included therein by the Technip Energies Board or by Shareholders. One or more Shareholders, alone or together, representing at least 3% of the issued share capital may also request to include items in the agenda of a General Meeting. Requests must be made in writing and received by the Technip Energies Board at least 60 days before the day of the Meeting.

Additional Extraordinary General Meetings may also be held whenever considered appropriate by the Technip Energies Board or when the Extraordinary General Meeting is requested by one or more Shareholders, who jointly represent at least 10% of the issued share capital. The request must be made in writing to the Board in accordance with Dutch law.

At the time of the publication of this Annual Report, a Dutch emergency bill on coronavirus-related matters permits that Dutch companies hold their General Meeting virtually. Such virtual meetings can only be attended by Shareholders electronically. Under this legislation, it is up to the discretion of the Board whether a meeting will be held virtually or physically.

Unless Dutch law or the Articles of Association state otherwise, all resolutions adopted by the Shareholders at the General Meeting are adopted with a simple majority of the votes cast. Insofar as the law does not prescribe otherwise, resolutions of the General Meeting require the approval of the Technip Energies Board unless the resolution has been adopted at the proposal of the Board. Generally no quorum requirements apply.

Each Technip Energies share confers the right to cast one vote at the General Meeting and no restriction on voting applies pursuant to the Articles of Association and Dutch law. However, no votes may be cast at a General Meeting on shares held by Technip Energies or Technip Energies subsidiaries. Nonetheless, the holders of a right of usufruct and the holders of a right of pledge in respect of shares in Technip Energies’ share capital held by Technip Energies or Technip Energies’ subsidiaries are not excluded from the right to vote on such shares, if the right of usufruct or the right of pledge was granted prior to the time such share was acquired by Technip Energies or any of Technip Energies’ subsidiaries. Technip Energies may not cast votes on shares in respect of which Technip Energies or a subsidiary holds a right of usufruct or a right of pledge. Shares which are not entitled to voting rights pursuant to the preceding sentences will not be taken into account for the purpose of determining the number of shares on which votes may be cast, or the amount of the share capital that is present or represented at a General Meeting.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	141

CORPORATE GOVERNANCE SHAREHOLDERS GENERAL MEETINGS

5.6.2.	RIGHT TO ATTEND SHAREHOLDERS’ MEETING

Shareholder Meetings are convened by public announcement on the website of Technip Energies. The convening notice will be published no later than 42 days prior to the Shareholders’ Meeting in accordance with Dutch law and the Articles of Association. The Technip Energies Board will provide the Shareholders with the agenda including the agenda timing and whether these are discussion items or voting items. Furthermore, the Board will provide Shareholders with relevant information in the explanatory notes to the agenda.

All Shareholders, and each usufructuary and pledgee to whom the right to vote on Technip Energies’ shares accrues,

are entitled to attend and exercise other Shareholder rights. The record date is set at the 28th day prior to the day of the General Meeting. Anybody who is registered as Shareholder on the record date is entitled to attend the Meeting and to exercise other Shareholder rights, provided that a person wishing to attend the Meeting must notify the Company of intention to do so no later than on a day and in the manner mentioned in the notice convening the relevant General Meeting. There are no restrictions on voting rights attaching to the Technip Energies shares.

5.6.3.	AMENDMENT TO THE ARTICLES OF ASSOCIATION

The Articles of Association may be amended by a resolution of the General Meeting, by a simple majority of votes cast, but only at the proposal of the Technip Energies Board.

If a resolution to amend the Articles of Association is to be submitted to the General Meeting, this must in all cases be stated in the notice convening the General Meeting.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	142

6.1.	REMUNERATION AT A GLANCE		144
6.2.	REMUNERATION POLICY		146

	6.2.1.	Executive Director remuneration policy	146
	6.2.2.	Non-Executive Directors remuneration policy	150
6.3.	LIMITATION ON LIABILITY AND INDEMNIFICATION MATTERS		150
6.4.	OTHER ARRANGEMENTS		150

6.5.	APPLICATION OF THE REMUNERATION POLICY IN 2021		151
	6.5.1.	Executive Director remuneration	151

	6.5.2.	Non-Executive Directors remuneration	156
	6.5.3.	Historical LTI grants and holdings	156
6.6.	REMUNERATION POLICY CHANGES FOR 2022		157
	6.6.1.	Executive Director remuneration	157
	6.6.2.	Non-Executive Directors remuneration	159
	6.6.3.	Peer Group	160

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	143

REMUNERATION REPORT

Overview

Technip Energies’ Remuneration Policy was approved by a General Meeting of Shareholders of Technip Energies on February 15, 2021, and took effect on February 16, 2021.

The Remuneration Policy applies to Executive Directors and Non-Executive Directors. The CEO is currently the only Executive Director. The remuneration of the Executive Director and Non-Executive Directors is proposed by the Compensation Committee for approval by Non-Executive Directors, within the limits of the Remuneration Policy which is applicable to all Directors. The Remuneration Policy in its current formulation will continue to apply until a General Meeting of Shareholders approves an amendment upon proposal by the Board of Directors.

The main elements of the Remuneration Policy for the Executive Director are the annual base salary and the incentive scheme which consists of an annual Short Term Incentive Program (“STI”) and a Long Term Incentive Program (“LTI”). The STI is aligned with a Company wide annual performance scorecard which is cascaded throughout the work force. The LTI has an element of Restricted Stock awards and Performance Based Incentives and operates over a three year period. The STI and the LTI are designed to align the compensation of the Executive Director with Shareholders interests and to place a large part of the Executive Director’s compensation at risk if important business and financial performance targets are not met.

The Remuneration Policy, which was put in place at the time of the separation of the Company from TechnipFMC in February 2021, substantially reflected the compensation structure and policies under which the current executives of Technip Energies were being compensated prior to the separation. From the beginning of the remit of the Compensation Committee, ensuring the stability and retention of the Executive Director and other Company’s executives in an increasingly competitive environment and particularly in the critical first years of the Company’s existence as an independent company has been a critical objective. Accordingly, the Board of Directors, on the recommendation of the Compensation Committee, determined that it was important to maintain a compensation structure for 2021 and 2022 substantially similar to the structure under which the Executive Director and the Company’s other executives were previously being compensated. A number of adjustments were made in 2021 within the framework of the Remuneration Policy to reflect the enhanced duties and roles of the executives and in order to better align short term incentives with the Company’s evolving corporate strategy, ESG goals and financial objectives. The Compensation Committee also decided in 2021 to grant a one-time special award of Performance Shares – corresponding to 50% of annual base salary and based on achieving the same TSR based performance condition that applies to the LTI performance shares – to the members of the Executive Committee, which includes the Executive Director, in order to better align interests and build team cohesiveness at a time when the Company was facing the challenges of establishing itself as an independent company in the midst of the COVID pandemic.

Within the framework of the Remuneration Policy, the Compensation Committee and the Board have also decided to make a number of further changes to the remuneration of the Executive Director in 2022 to better reflect the Company’s financial and strategic goals and to better align with input received from Shareholders. Among these changes are two new performance conditions based on Adjusted EPS growth and ESG targets which have been added to the TSR condition in the Long Term Incentive Plan. The payout scale for TSR performance was also modified to ensure there was no payout below median performance. The objectives in the STI have been modified to reflect the strategic importance of growing the higher margin Technology, Products and Services (“TPS”) businesses and the importance of ESG to the Company. For the Executive Director, the weighting between elements of the STI was changed to reflect the greater importance placed on achieving measurable business and financial targets and to reduce the weighting of personal performance elements.

In addition, effective March 1, 2022, the total remuneration for the Non-Executive Directors has been modified in structure by eliminating the award of Restricted Stock. In addition, some additional adjustments were made to better reflect the role of the Chairman and the importance of the work of the Committees of the Board including by increasing the fee payable to the Chair of the ESG Committee. The combined effect of the changes results in a reduction in the overall quantum for the Non-Executive Directors.

The Compensation Committee intends to fully review the current Remuneration Policy in 2022 to ensure it aligns with best practices and is appropriate for the Company’s evolving circumstances. It is anticipated that a revised Remuneration Policy will be submitted to Shareholders for a vote in 2023.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	144

REMUNERATION REPORT REMUNERATION AT A GLANCE

6.1.	REMUNERATION AT A GLANCE

2021 – EXECUTIVE DIRECTOR

Annual base salary		€786,924(1)			Weighting	Payout
				% EBIT of Revenue w. SG&A condition	30%	60%
				Cash flow from operations	30%	60%
Annual performance bonus	Actual total payout	173.75%	Business and individual performance payout by indicator in %	ESG – Design & roll-out of the ESG roadmap and scorecard for 2022-2024	10%	10%
				ESG – 50% of women for graduates hiring	5%	5%
				Individual performance	25%	38.75%
	Actual value	€1,367,280
Long term incentive program	Main grant April 15, 2021			146,697 PSUs (70%) corresponding to a fair value of €2,153,512
				62,871 RSUs (30%) corresponding to a fair value of €742,507
	Special grant April 15, 2021			38,103 PSUs corresponding to a fair value of €373,791
Pension benefit	For 2021, the total amount contributed to the defined contribution plan (art. 83) equal to 8% of the gross compensation above four times the annual French social security limit and capped at eight times the annual French social security limit was €12,067.
Benefits and perquisites	The benefits offered to the Executive Director in 2021 have been similar to the benefits granted to other executives of Technip Energies. For 2021, the total costs of the benefits provided to the Executive Director are accounted for €4,459.
(1)	Prorated amount from the annual base salary of €900,000 from February 16 to December 31, 2021.

2021 NON-EXECUTIVE DIRECTORS

Director(1)	Cash Retainer	Chair Fee	Committee Meeting Fees	Total Fees FY2021
Arnaud Caudoux(2)	€0	€0	€0	€0
Pascal Colombani (ESG Chair)	€78,500	€6,978	€10,000	€95,478
Marie-Ange Debon (Audit Chair)	€78,500	€15,700	€8,000	€102,200
Simon Eyers (Audit)	€78,500	€0	€10,000	€88,500
Alison Goligher (Compensation Chair, ESG)	€78,500	€10,903	€20,000	€109,403
Didier Houssin (ESG)	€78,500	€0	€10,000	€88,500
Joseph Rinaldi (Non-Executive Chair, Audit, Compensation)	€78,500	€39,250	€20,000	€137,750
Nello Uccelletti (Compensation)	€78,500	€0	€10,000	€88,500
Director	Grant date	Type of grant	Number of granted rights(3)	Vesting period
Arnaud Caudoux(2)	N/A	N/A	N/A	N/A
Pascal Colombani (ESG Chair)	April 15, 2021	RSU	13,547	1 year
Marie-Ange Debon (Audit Chair)	April 15, 2021	RSU	13,547	1 year
Simon Eyers (Audit)	April 15, 2021	RSU	13,547	1 year
Alison Goligher (Compensation Chair, ESG)	April 15, 2021	RSU	13,547	1 year
Didier Houssin (ESG)	April 15, 2021	RSU	13,547	1 year
Joseph Rinaldi (Non-Executive Chairman, Audit, Compensation)	April 15, 2021	RSU	13,547	1 year
Nello Uccelletti (Compensation)	April 15, 2021	RSU	13,547	1 year
(1)	Ms. Colette Cohen attended the December 7, 2021 Board Session as an Observer and received €4,223 in fees.
(2)	Mr. Arnaud Caudoux waived his cash and equity remuneration because of the policies of his employer, Bpifrance.
(3)	The number of stock units is based on the closing share price at the grant date, ie. €11.81.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	145

REMUNERATION REPORT REMUNERATION AT A GLANCE

2022 – EXECUTIVE DIRECTOR

Annual base salary			€900,000
Annual performance bonus expressed as % of annual base salary	Target	100%	Maximum	200%
	Bonus plan structure		Business performance indicators & Individual objectives expressed as % of target annual performance bonus
Long term incentive program	Target expressed as % of annual salary	275%	Maximum	419%(1)
	PSUs	70%	Vesting period	3 years
	RSUs	30%
	PSUs – Performance conditions		1. TSR – 37.5%	No payout will be awarded for achievement below median. Max payout 200%.
			2. EPS – 37.5%	Basic Adjusted Earnings per Share (“EPS”) is a key long-term performance metric which promotes the execution of Technip Energies strategy to deliver profitable growth with a strong alignment with Shareholders. The criterion is defined as the annual rates of Basic Adjusted EPS for the 2022 to 2024 fiscal years. Max payout 200%.
			3. ESG – 25%	ESG performance is based on the measurement of three KPIs: Environment – reduction of scopes 1 and 2, Societal – proportion of women in leadership positions, Governance – reduction of non-mandatory commercial intermediaries. The three KPIs are evenly weighted. Payout capped at 100%.
Pension benefit

The Board has resolved to maintain the supplementary French defined contribution plan for the benefit of the Executive Director which provides for contributions equal to 8% of gross compensation above four times and capped at eight times the annual French social security limit. This is in addition to the French mandatory pension scheme to which the Executive Director is eligible.

Benefits and perquisites

The benefits offered to the Executive Director remain similar to the benefits granted to other executives of Technip Energies and comprise notably medical, death and disability coverage, and a fully expensed company car.

(1)	Given ESG performance condition is capped at 100%.

Based on a review of relevant market practice among relevant peer groups, the Compensation Committee proposed and the Non-Executives Directors approved, effective from March 1, 2022, modification to the remuneration of Non-Executive Directors to eliminate Restricted Stock Awards and to provide for annual cash remuneration for Non-Executive Directors as provided below.

2022 – NON-EXECUTIVE DIRECTORS

Chairperson annual retainer	€250,000
Board member annual retainer(1)	€90,000
Annual Chair fee	€18,000 for Audit Committee
€12,500 for Compensation Committee
€12,500 for ESG Committee
Committee meeting fee	€3,000 per Committee meeting
Share ownership requirement(2)	Five times annual retainer (over 5 years)

The Compensation Committee will retain the discretion to modify the value of compensation, should this be considered appropriate. Where any discretion is exercised, the basis of this exercise will be disclosed in the next Remuneration Report. Each Non-Executive Director will be reimbursed for reasonable incidental expenses incurred in connection with the attendance of Board and Committee meetings.

(1)	Arnaud Caudoux has waived his remuneration because of the policies of his employer, Bpifrance.
(2)	The share ownership requirement is enshrined in the Remuneration Policy. This will be brought to Shareholders for review in 2023.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	146

REMUNERATION REPORT REMUNERATION POLICY

6.2.	REMUNERATION POLICY

Technip Energies’ Remuneration Policy was approved by a General Meeting of Shareholders of Technip Energies on February 15, 2021, and took effect on February 16, 2021.

The Remuneration Policy is included here for reference and context only. The 2021 compensation practice for Directors described in section 6.5. Application of the Remuneration policy in 2021 will be submitted to a non-binding advisory vote of Shareholders at the May 5, 2022 Annual General Meeting.

6.2.1.	EXECUTIVE DIRECTOR REMUNERATION POLICY

The Executive Directors’ Remuneration Policy is applicable to the CEO of Technip Energies.

ANNUAL BASE SALARY

Purpose and link to strategy

To reflect and be aligned with global energy and energy transition market practices in order to attract and retain exceptionally talented individuals who:

■ Deliver superior operational performance in Technip Energies’ businesses,

■ Are critical in making Technip Energies a leader in its field, and

■ Create an environment that fosters the innovation necessary for continued growth of the long-term value created by Technip Energies including revenues, earnings, and Shareholder returns.

Operation

Reviewed annually or following a change in responsibilities with changes usually taking effect from March 1 of a given year.

The Compensation Committee is to consider the following parameters when setting and reviewing the annual base salary level:

■ Pay increases for other employees across the Technip Energies Group;

■ Economic conditions and governance trends;

■ An Executive Director’s individual performance, skills and responsibilities;

■ Base salaries of companies of a similar size and international presence; and

■ Market pay levels.

Salaries are normally paid in the currency of an Executive Director’s home country.

Policy level	€900,000
Maximum payment	Salary increases are ordinarily in line with increases awarded to other employees of the Technip Energies group. The Compensation Committee has discretion to increase salary levels in appropriate circumstances such as where the nature or scope of an Executive Director’s role or responsibilities changes or in order to be competitive at the median level of peer companies. Salary adjustments may also reflect wider market conditions in the geography in which the Executive Director is based.
Performance assessment	Overall performance against stated objectives of an Executive Director is considered annually by the Compensation Committee when setting the base salary.
ANNUAL PERFORMANCE BONUS
Purpose and link to strategy	Incentivize achievement of Technip Energies’ annual financial and strategic targets which may include but are not limited to ESG targets. Provide focus on key financial metrics and an Executive Director’s contributions to Technip Energies’ performance.
Operation

Performance measures and stretch targets are set annually in advance by the Compensation Committee by reference to the annual operating plan:

■ The majority of the bonus is based on financial performance. However, operational, strategic and individual targets may also be used.

■ 75% of the bonus is based on a business performance indicators comprising financial metrics, and 25% of the bonus is based on an annual performance incentive comprising personal targets.

■ The award will usually be paid out in cash after the end of the financial year.

■ The Compensation Committee has discretion to amend the level of payment if it is not deemed to reflect appropriately the individual’s contribution or the overall business performance. Any discretionary adjustments will be detailed in the following year’s Remuneration Report.

■ The Compensation Committee retains the discretion to make other bonus payments on an exceptional basis when it considers this to be appropriate in the context of Company’s and Executive Director’s performance, and when it is considered to be in the best interests of Technip Energies and its Shareholders.

Policy level	The target annual bonus is set at 100% of annual base salary.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	147

REMUNERATION REPORT REMUNERATION POLICY

Maximum payment

The maximum achievable annual bonus amount is 200% of annual base salary.

No bonus will be paid for below threshold performance.

■ For “on-target” performance the bonus payout may be up to 100% of target value.

■ For maximum performance up to 200% of target value may be earned.

The Compensation Committee retains the discretion to increase the bonus target in circumstances it deems appropriate, such as for a change in market levels.

Performance assessment

Performance measures and stretch targets are set annually by the Compensation Committee by reference to the annual operating plan and renewed throughout the year by the Compensation Committee.

The Compensation Committee has discretion (upwards/downwards) to vary the weighting of these measures over the life of the Remuneration Policy.

LONG-TERM INCENTIVE PROGRAMS (LTIs)
Purpose and link to strategy	Incentivize an Executive Director to deliver superior long-term returns to Shareholders.
Operation

Long-term incentives programs are granted under the Technip Energies Incentive Award Plan (the “Incentive Plan”). This is an omnibus arrangement whereby a variety of award types may be granted, including: performance-based restricted stock units (“PSUs”), time based restricted units (“RSUs”), stock options, cash settled awards and share appreciation rights.

It is currently intended that award grants comprise:

■  PSUs: an award of a right to receive Technip Energies Shares subject to achievement of applicable performance conditions assessed over a period of three years, subject to continuous service; and

■  RSUs: an award of a right to receive Technip Energies Shares that vest three years from grant, subject to continuous service.

The type and weighting of awards granted each year are determined annually by the Compensation Committee at its discretion. However, it is the current intention of the Compensation Committee for the weighting based on the fair value at the grant date to be:

■ 70% PSUs; and
■ 30% RSUs.
The Compensation Committee has discretion (upwards/downwards) to vary the weighting of the performance measures over the life of the Remuneration Policy.
To the extent permitted by applicable law, an Executive Director will be eligible for any dividends paid and accumulated on RSUs and PSUs during the performance or vesting period. No dividend equivalents will be payable on stock options.
Policy level	The target nominal grant date value of long-term incentive granted to an Executive Director per annum is set at 275% of annual base salary.
Maximum payment	The maximum grant date fair value of long-term incentive awards granted to an Executive Director per annum will be 3x the sum of such Executive Director’s annual base salary and target annual bonus.
Performance assessment (applicable to performance based RSUs only)

Long-term incentive awards except PSUs are not subject to achievement of performance targets but are subject to vesting periods.

For PSUs, the vesting of awards is linked to a range of performance measures that may include, but are not limited to:

■ A growth measure (for example, net sales, EPS);

■ A measure of the Company’s performance on environmental, social and governance (ESG) matters;

■ A measure of efficiency (for example, operating margin, operating cash conversion, ROIC); and

■ A measure of Technip Energies’ relative performance in relation to its peers (for example, relative total Shareholder return).

Measures and targets are determined by the Compensation Committee annually prior to grant and are set out in the Remuneration Report on an indicative basis.

The Compensation Committee has discretion to amend the performance conditions in exceptional circumstances if it considers it appropriate to do so. Any such amendments would be disclosed and explained in the following year’s Remuneration Report.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	148

REMUNERATION REPORT REMUNERATION POLICY

ALL EMPLOYEE STOCK OWNERSHIP PROGRAM (ESOP)
Purpose and link to strategy	An Executive Director may also participate in stock ownership program applicable to all employees on the same basis as other employees.
Operation	While Technip Energies does not currently operate an all employee stock ownership program were it to do so during the term of the Remuneration Policy an Executive Director would be eligible to participate in such a program on the same terms as other eligible employees consistent with this Remuneration Policy.
Maximum payment	The maximum payment applicable will be as per the all employee program terms and conditions.
PENSION AND OTHER RETIREMENT BENEFITS
Purpose and link to strategy	Provide competitive post-retirement benefits, see under “Base Salary – Purpose and link to strategy”.
Operation

Provision of market competitive retirement benefits may vary based on the location in which an Executive Director is based.

In addition to pension and other retirement benefits available to French employees in general, an Executive Director may participate in a supplementary French defined contribution plan, to which other French executives of the Company are eligible and which provides for contributions equal to 8% of the gross compensation above four times the annual French social security (Sécurité sociale) limit and capped at eight times such limit.

BENEFITS AND PERQUISITES
Purpose and link to strategy	To provide market competitive benefits and to facilitate the performance of an Executive Director in his/her duties.
Operation	An Executive Director is eligible to receive benefits which are similar to those provided to other executives of the Group and that may include, but are not limited to: financial planning, personal tax assistance, use of company cars, club memberships (primarily business-related), medical, vision and dental benefits, sickness, death and dismemberment benefits, work related travel and security expenses for the Executive Director and spouse and matching charity contributions. Benefits may vary by location. The Compensation Committee has discretion to offer additional allowances or benefits to an Executive Director, if considered appropriate and reasonable. These may include relocation expenses, housing allowance and school fees where an Executive Director has to relocate from his/her home location as part of his/her duties.
Maximum payment

The actual value of benefits and perquisites varies depending on the cost to the business and individual Executive Director’s circumstances. The benefits package is set at a level that the Compensation Committee considers:

■ That it provides an appropriate level of benefits depending on the role and individual circumstances; and

■ Is in line with comparable benefits in companies of a similar size and complexity in the market.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	149

REMUNERATION REPORT REMUNERATION POLICY

LEGACY OPERATIONS

The Compensation Committee reserves the right to make any remuneration payments that would otherwise be outside of the Remuneration Policy if they were agreed to prior to the Remuneration Policy being enacted. The Compensation Committee also reserves the right to make any remuneration payments that were agreed to prior to the relevant individual becoming an Executive Director of Technip Energies. Such payments may include share-based and cash-based incentives and/or salary, benefits, pension and other payments.

POLICY FOR PAYMENT FOR LOSS OF OFFICE

The Compensation Committee will seek to ensure that all payments for loss of office, including but not limited to, loss of office pursuant to involuntary termination, an Executive Director not being re-elected, and resignation, are reasonable and in the long-term interests of Shareholders and the Company’s business. The Compensation Committee will generally take into account the circumstances of the loss of office and performance of an Executive Director.

The Compensation Committee has the discretion to:

■	Pay legal fees, financial planning or outplacement costs;

■	Pay an annual bonus for the year of cessation;

■	Retain or accelerate vesting of outstanding long-term incentive awards; and

■	Continue providing taxable benefits and retirement benefits during the year of cessation.

Technip Energies believes that severance benefits provide important financial protection to Executive Directors in the event of job loss, are consistent with the practices of peer companies, and are appropriate for the retention of executive talent.

Notwithstanding the above, Technip Energies intends to generally offer Executive Directors severance benefits amounting to one-year base salary.

POTENTIAL PAYMENTS UPON CHANGE IN CONTROL

It is the intention that Technip Energies provide change in control benefits to ensure that Executive Directors have an incentive to continue to work in Technip Energies’ best interest during the period of time when a change in control transaction is taking place and in order to ensure continuity of management. The benefits payable upon a change in control will be comparable to benefits offered to Executive Directors at peer companies.

NON-COMPETE COVENANTS

The Compensation Committee may apply a non-compete covenant to Executive Directors, which non-compete covenant may be compensated financially at 100% of annual base salary and annual performance bonus, and paid over a 12-month period. It is intended that any new Executive Director would be retained on similar non-compete terms. Geographical scope and duration of the non-compete and financial compensation will be reviewed periodically by the Compensation Committee.

ADJUSTMENTS TO VARIABLE REMUNERATION (claw back)

Pursuant to Dutch law, the remuneration of an Executive Director may be reduced or an Executive Director may be obliged to repay all or part of his/her variable remuneration to the Company if certain circumstances apply.

In accordance with Dutch law, if according to the principles of reasonableness and fairness, payment of a bonus would be unacceptable, the Non-Executive Directors have the power to modify the level of the bonus to an appropriate level. For these purposes, a bonus means a non-fixed part of the remuneration, the award of which is wholly or partially dependent on the achievement of certain goals or the occurrence of certain circumstances.

In addition, Technip Energies or the Non-Executive Directors will have the authority under Dutch law to recover (claw back) from an Executive Director any variable remuneration awarded on the basis of incorrect financial or other data. The Non-Executive Directors may furthermore adjust the variable remuneration (to the extent that it is subject to reaching certain targets and the occurrence of certain events) to an appropriate level if payment of the variable remuneration were to be unacceptable according to the requirements of reasonableness and fairness.

DURATION OF CONTRACTS, NOTICE PERIODS

Executive Directors’ contract will be for the period up to and including the date of the first Annual General Meeting of the Company following the date the contract is entered into, and ends automatically on that date without prior notice being required. If the Company’s General Meeting reappoints the Executive Director as Executive Director, the contract will be extended for the period of that reappointment and end automatically, without prior notice being required on the date of the first Company’s Annual General Meeting after the Company’s General Meeting which resolved to reappoint the Executive Director. The contracts will contain a three months’ notice period for Technip Energies and the Executive Director.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	150

REMUNERATION REPORT OTHER ARRANGEMENTS

6.2.2.	NON-EXECUTIVE DIRECTORS REMUNERATION POLICY

The Non-Executive Directors’ Remuneration Policy is applicable to all Non-Executive Directors.

NON-EXECUTIVE DIRECTORS ARE COMPENSATED IN BOTH CASH AND RSUS ACCORDING TO THE TABLE BELOW

Annual retainer	€90,000 paid in cash
Annual equity grant	€160,000 in RSUs that vest after one year (Non-Executive Directors will be eligible for any dividends paid and accumulated on RSUs during the vesting period). The maximum value of an equity grant that may be made to a Non-Executive Director in any fiscal year is €160,000
Annual Chair fee	€18,000 for Audit Committee
€12,500 for Compensation Committee
€8,000 for ESG Committee
Annual Lead Director fee/Non-Executive Chair fee	€45,000
Committee meeting fee	€2,000 per Committee meeting
Share ownership requirement	Five times annual retainer (over 5 years)

The Compensation Committee retains the discretion to modify the value of compensation or alter the weighting of share awards and cash at its discretion, should this be considered appropriate. Where any discretion is exercised, the basis of this exercise will be disclosed in the next Annual Remuneration Report.

Unvested RSUs will be settled and are payable in Technip Energies Shares upon the death or disability of a Non-Executive Director or in the event of a change in control of the Company.

Each Non-Executive Director will be reimbursed for reasonable incidental expenses incurred in connection with the attendance at Board and Committee meetings.

6.3.	LIMITATION ON LIABILITY AND INDEMNIFICATION MATTERS

Under Dutch law, a member of the Technip Energies Board and certain other Officers may be held liable for damages in the event of improper or negligent performance of their duties. They may be held jointly and severally liable for damages to Technip Energies and to third parties for infringement of the Articles of Association or of certain provisions of the Dutch Civil Code – Burgerlijk Wetboek (BW). In certain circumstances, they may also incur additional specific civil and criminal liabilities.

Directors and certain members of senior management are insured under an insurance policy taken out by Technip Energies against damages resulting from their conduct when acting in their capacities as Directors or senior managers. In addition, Technip Energies’ Articles of Association provide for indemnification of Technip Energies’ Directors, including reimbursement for reasonable legal fees and damages or fines based on acts or failures to act in their duties. No indemnification shall be given to a member of Technip Energies Board if (i) a Dutch court has established, without possibility for appeal, that the acts or omissions of such indemnified person that led to the financial losses, damages, suit, claim, action or legal proceedings can be described as deliberate (opzettelijk), willfully reckless (bewust roekeloos) or seriously culpable, (ii) the costs or capital losses of the indemnified person are covered by an insurance policy and the insurer has paid out these costs or capital losses, or (iii) the indemnified person failed to notify Technip Energies as soon as possible of the costs or capital losses or of the circumstances that could lead to the costs or capital losses.

6.4.	OTHER ARRANGEMENTS

Technip Energies does not provide loans or advance to the members of the Board of Directors.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	151

REMUNERATION REPORT APPLICATION OF THE REMUNERATION POLICY IN 2021

6.5.	APPLICATION OF THE REMUNERATION POLICY IN 2021

In accordance with article 2:135b of the Dutch Civil Code, the Application of the Remuneration Policy 2021 will be submitted to a non-binding vote of the Shareholders at the May 5, 2022 General Shareholders Meeting. The CEO is the only Executive Director.

6.5.1.	EXECUTIVE DIRECTOR REMUNERATION

Annual base salary

Pursuant to the Remuneration Policy approved by the General Meeting of Technip Energies on February 15, 2021, the Board of Directors has set the annual base salary of the Executive Director at €900,000 for fiscal year 2021. This figure was arrived at by taking into consideration salaries within Technip Energies and by comparison with the median level of Chief Executive pay at peer companies (the peer group used for these purposes is the same peer group used to determine relative Total Shareholder Return for the purposes of the Long Term Incentive program in 2021. See section 6.5.1. Executive Director remuneration – Long Term Incentive paragraph below for the peer group companies used for the comparison). This peer group was also used as a reference to compare the total direct compensation and other individual components of the Executive Director’s compensation in 2021, with median level being the focus.

As Mr. Pieton’s tenure as Executive Director started February 16, 2021, the annual base salary which was actually paid to him in 2021 was €786,924 in cash.

Short Term Incentive:

annual performance bonus

The principles applied in setting the measures and targets for the annual performance bonus focused on the measures most critical for the Company in its first year of independent trading.

For the first fiscal year, significant weight was given to two fundamental financial elements as part of the Business Performance indicators – BPIs – these were:

1.	Adjusted Recurring EBIT (30% weighting): this was chosen to align and drive the profitability of Technip Energies during its first year. Adjusted Recurring EBIT represents the profit before financial expense (as described in section 2.6. Operating and financial review) conditioned by the Selling expenses (primarily costs incurred to win a contract) and General and administrative expenses (mainly personal costs, professional services fees, office facilities and other support overhead costs);

2.	Cash flow from operations (30% weighting): this was chosen to ensure an immediate focus on cash generation during Technip Energies first year of operations.

A third Business Performance Indicator was chosen to reflect the Company’s immediate intention to focus on ESG matters:

3.	ESG measures (15% weighting): as part of Technip Energies’ DNA and journey towards energy transition for “a better tomorrow”, it was recognized that a critical deliverable for 2021 would be the articulation of the Company strategy and the associated ESG Roadmap, while also signaling the importance given to the Company’s commitment to embed sustainable, socially responsible and ethical business practices.

The final part of the Short Term Incentive is the Individual objectives. The role of the Executive Director in leading the Company during its first year required a significant focus on leadership in a number of critical areas. The Individual objectives were set to ensure focus on the key priorities for 2021:

4.	Individual objectives (25% weighting):

•	Strategic vision and Energy transition roadmap,

•	Critical tactical deliverables,

•	Management and corporate culture.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	152

REMUNERATION REPORT APPLICATION OF THE REMUNERATION POLICY IN 2021

The payout curves for 2021 have been set according to the following rules:

•	no payout for below threshold performance,

•	for “on-target” performance, the payout is up to 100% of target value,
•	for maximum performance, the payout is up to 200% of target value.

Interpolation is linear between these points for the Business Performance Indicators. The individual performance is measured and approved by the Compensation Committee based on the achievements of the Executive Director.

2021 Annual performance results

For 2021, the Executive Director achieved a total performance of 173.75% against the targets set.

Annual performance bonus indicators	Weighting as % of target bonus	Threshold performance	Target performance	Max. performance	Actual result	Achieved performance	Payout as of target
		0%	100%	200%
% EBIT of Revenue with target on SG&A	30%	<5.50% / > €380 M	5.7% / €345 M	≥6.2% / ≤ €305 M	6.5% / €301 M	200%	60.0%
Cash flow from operations	30%	< €60 M	€200 M	≥ €350 M	€457 M	200%	60.0%
ESG objectives:
■ Design & roll-out of the ESG roadmap and scorecard for 2022-2024	10%	No	Yes	N/A	Yes	100%	10%
■ 50% of women for graduates hiring	5%	<40%	50%	≥60%	50%	100%	5%
Business performance indicators	75%					180%	135.0%
Individual objectives	25%	0%	100%	200%	155%	155%(1)	38.75%
TOTAL PAYOUT					173.75%

(1)	The Compensation Committee considered the performance of the Executive Director in the round and decided to make no changes to the calculated result.

Financial measures

■	2021 Adjusted Revenue increased year-on-year by 10.9% to €6.7 billion, with double digit growth in our Technology, Products & Services business segment, buoyed by strong operational execution across the project portfolio.

■	The 2021 Adjusted Recurring EBIT(1) increased year-on-year by 21.8% to €431.0 million bolstered by the growth in revenues, good execution across the project portfolio despite the challenging environment as well as a lower indirect cost base. The SG&A decreased by 17.4% to €300.7 million for the year ended December 31, 2021 due to a decrease in tendering activity and as a result of the cost reduction initiative launched in 2020 combined with the new Company’s cost structure.

■	The operating cash flow benefited from a strong operational performance and has been adjusted for working capital and non recurring items which were not captured in the initial budget. As a result, the financial outcome of €992.7 million has been adjusted to €457 million on a like-for-like basis.

ESG

■	On January 28, 2021, during the Capital Markets Day event, the Management announced its ambition to conduct an in-depth and collaborative exercise in 2021 to define Technip Energies’ Environmental, Social and Governance (“ESG”) roadmap and the associated scorecard that would support Technip Energies ESG strategy. Based on the materiality assessment results, ambitions, targets and key performance indicators have been defined for the coming three years. They were developed based on the output of several dedicated working groups involving the Company’s internal subject-matter experts.

■	The ESG Roadmap was issued and validated by the Board of Directors in its Meeting dated March 1, 2022. It is disclosed in section 3.1. Our ESG Roadmap of this Annual Report.

■	Gender diversity starts at recruitment, which is why we set out to hire 50% women graduates at entry level. Thanks to the mobilization our managers, People & Culture teams and the appropriate sourcing policies throughout all Technip Energies locations, the Company is proud of having reached this target already this first year. In 2021, 50% of graduates hired were women as part of the young graduate population.

1.	Adjusted recurring EBIT: adjusted profit before net financial expense and income taxes adjusted for items considered as non-recurring.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	153

REMUNERATION REPORT APPLICATION OF THE REMUNERATION POLICY IN 2021

Executive Director’s individual performance

The individual performance of the Executive Director has been assessed as follows:

■	Strategic vision and Roadmap: the Executive Director is driving Technip Energies’ ambition to be the leading Technology and Engineering company in the delivery of solutions for a low carbon future. To that effect:

•	a refreshed strategic framework has been established under his direction and guidance,

•	the design of a new organization to support this updated strategy was completed and announced on February 8, 2022,

•	consistent with the strategic framework, the Company entered into several strategic alliances, (notably in the domain of carbon capture) and acquired access to or interest in key technologies,

•	historical core businesses activities were operated for value rather than volume.

■	Key tactical deliverables: Shareholder returns are fundamental to the Technip Energies investment case. The Executive Director has led Technip Energies to position the Company to deliver on the commitments it made in January 28, 2021, during its first Capital Markets Day, in particular relating to the balanced allocation of capital and the payment of dividends to Shareholders. In this respect:

•	Technip Energies’ leadership through innovation in its core technologies continued, notably in LNG, low carbon LNG and ethylene with some significant successes. This is also reflected in new orders which, while exceeding €9 billion, were marked by selectivity and quality,

•	consistent with his ambition for Technip Energies’, the Executive Director delivered on the creation of a CTO role and associated organization. The CTO is now a permanent member of Technip Energies’ Executive Committee,

•	a Floating Offshore Wind business unit was put in place with the objective of being a solutions and technologies provider rather than a pure EPC contractor,

•	Technip Energies’ resilience was supported by the strong financial performance in 2021.

■	Management & corporate culture: successfully launching Technip Energies while maintaining operational focus and excellence in delivery, in the midst of a prolonged difficult operational environment, has demanded strong focus by the newly composed management team under the Executive Director’s leadership. Under the Executive Director’s stewardship, Technip Energies was launched with the ambition of delivering a world-class investment case. In this regard the following was achieved:

•	established and maintained strong discipline in particular in the area of selectivity and cost reduction,

•	defined our Culture and confirmed Technip Energies’ commitment as to ESG in full alignment with the Company’s strategy, Purpose and Values,

•	engaged with our Clients as “T.EN” embodying the new Company and its new brand.
Long term incentive program

The Long Term Incentive program seeks to align incentives with the long term value creation for Technip Energies as well as with the interests of Shareholders. The Remuneration Policy does this in two ways: an element of Performance related incentives (Performance Stock Units, “PSU”) and an element of Restricted stock awards (Restricted Stock Units, “RSU”). The incentives constitute an entitlement to receive shares at the end of a three-year vesting period. Both PSUs and RSUs are subject to no termination of service occurring prior to the end of the three-year vesting period.

Before taking into account the one-time special grant of PSUs described below, the balance of PSUs and RSUs is 70% / 30% for the Executive Director. The maximum performance is set at 275% of the annual base salary which is below the maximum allowed in the Remuneration Policy. The PSUs have a single performance measure: Total Shareholder Returns relative to a Peer Group. The purpose of the PSUs is to promote the success and enhance the value of Technip Energies by linking the individual interest of the Executive Director to the interest of our Shareholders hence providing the Executive Director an incentive to achieve outstanding performance and generate superior returns. The RSUs do not have a performance condition or underpin, however the Compensation Committee can apply discretion should, in their assessment, the performance of the company in the round undermine the award of RSU. The RSUs are designed as a retention tool while reinforcing the long term alignment of the interests of the Executive Director and Shareholders.

The Compensation Committee awarded a special grant of shares to the Executive Committee of the company in April 15, 2021 including the Executive Director. The purpose of this additional award was to better align interests and build team cohesiveness at a time when the Company was facing the challenges of establishing itself as an independent company in the midst of the COVID pandemic. The value of the special grant was set at 50% of annual base salary at the date of the grant, and constitutes an entitlement to receive shares in the form of PSUs at the end of two vesting periods as follows: 50% of PSUs are to vest after 18 months from the grant date, and 50% of PSUs are to vest after 30 months from the grant date. The main grant and the special grants are operated under two Long-term incentive programs under the Technip Energies Incentive Award Plan. The performance measure used for the special grant is the same as for the main PSU grant, i.e. Total Shareholder Return over the vesting periods and is subject to no termination of service occurring prior to the end of the vesting periods.

Total Shareholder Return

The Total Shareholder Return (TSR) is the rate of return of a share over a year, taking into account the payment of a dividend during the period. The dividend is assumed to be reinvested immediately into the share itself at the closing share price of the dividend payment day. The calculated average for Technip Energies over a given period is compared to the calculated average of the TSR peer group.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	154

REMUNERATION REPORT APPLICATION OF THE REMUNERATION POLICY IN 2021

In advance of the grant date of PSUs, the Compensation Committee reviewed the TSR peer group used for this purpose, considering the focus and activities of Technip

Energies, and finalized on the following peer group for 2021 grants:

European companies	U.S. companies	APAC companies
John Wood Group plc	Fluor Corp	JGC Holdings Corp
Petrofac Ltd	KBR Inc	Worley Ltd
Saipem SpA
Tecnicas Reunidas SA

Technip Energies’ performance is measured against the corresponding average performance of the panel of its peers. Earned PSUs will be based on the percentile ranking of Technip Energies’ TSR against the peer group’s results.

The earned PSUs are as follows for the main grant and special grant:

MAIN GRANT					SPECIAL GRANT

TSR PERFORMANCE – percentile(1)	Below 25% percentile	25% percentile	50% percentile	Above 75% percentile	TSR PERFORMANCE – percentile(1)	Below 25% percentile	25% percentile	Above 50% percentile
Earned PSUs(2)					Earned PSUs(2)
(Return ≥ 0%)	0%	50%	100%	200%	(Return ≥ 0%)	0%	50%	100%

(1)	Interpolated on a straight-line basis between those points.
(2)	If absolute TSR is less than 0%, achievement cannot be greater than 100%.

The PSUs which cannot be acquired due to the lack of performance will be forfeited.

The details of the PSUs and RSUs granted in 2021 to the Executive Director are provided below:

Type of grant	Grant date	Nominal value at grant date(1)	Fair value at grant date(2)	Number of granted rights	Vesting period	Performance condition	Continuous service condition
MAIN GRANT
PSUs	April 15, 2021	€1,732,492	€2,153,512	146,697	3 years	TSR / max payout 200%	Yes
RSUs	April 15, 2021	€742,507	€742,507	62,871	3 years	N/A	Yes
SPECIAL GRANT
PSUs – 1st tranche	April 15, 2021	€224,992	€185,176	19,051	18 months	TSR / max payout 100%	Yes
PSUs – 2nd tranche	April 15, 2021	€225,004	€188,615	19,052	30 months	TSR / max payout 100%	Yes

(1)	Based on the closing share price at the grant date, ie. €11.81.
(2)	Costs of performance shares based on accounting standards (IFRS).

As indicated in Technip Energies’ Insider Trading Policy, the Executive Director has to comply with a share ownership requirement equivalent to three times his annual base salary which is to be met within five years from his initial appointment date. The share ownership requirement:

■	Includes shares owned outright, RSUs, PSUs where the performance period has been completed;

■	Excludes unexercised stock options, unvested PSUs, shares eventually held in retirement plans;

■	As of date, the shares owned outright by the Executive Director amounts to 12,177 shares.

Pension and other retirement benefits

As is the case with other Technip Energies senior managers based in France the Executive Director participates in a supplementary French defined contribution plan which provides for contributions equal to 8% of the gross compensation above four times the annual French social security limit and capped at eight times the annual French social security limit. For 2021, the total amount contributed to the plan was €12,067. The Executive Director also participated in the French mandatory pension scheme.

Benefits and perquisites

The total cost of the benefits provided to the Executive Director for fiscal year 2021 amounted to €4,459. These benefits were aligned to the benefits granted to other Technip Energies senior executives in France and included medical, death and disability coverage. The Executive Director is also eligible to a fully expensed company car, effective as of 2022 due to delays with car manufacturer due to the pandemic situation.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	155

REMUNERATION REPORT APPLICATION OF THE REMUNERATION POLICY IN 2021

Service agreement

The service agreement of the Executive Director is fully aligned with the Remuneration Policy as described in section 6.2.1.

Total remuneration cost

The total remuneration cost of the Executive Director for fiscal year 2021 was €5,440,540:

Arnaud Pieton	2021
Annual base salary (€)	786,924
Total payout (%)	173.75%
Actual Bonus (€)	1,367,280
Main grant – number of PSUs	146,697
Main grant – number of RSUS	62,871
Special grant – number of PSUs	38,103
Main grant – Total LTI allocation fair value (€)	2,896,018
Special grant – LTI allocation fair value (€)	373,791
Total Direct Compensation (€)	5,424,013
Pension (€)	12,067
Other benefits (€)	4,459
TOTAL REMUNERATION COST (€)	5,440,540

The table below shows the proportion of fixed and variable remuneration as a percentage of the total remuneration cost for the Executive Director, clearly illustrating his total remuneration is mainly at risk.

	% of fixed	% of variable
Proportion of fixed and variable remuneration(1)	remuneration	compensation
Chief Executive Officer, Arnaud Pieton	15%	85%

(1)	Fixed remuneration is determined as the sum of annual base salary, pension costs and other benefits. Variable remuneration is determined as the sum of actual annual performance bonus and performance shares based on accounting standards (IFRS).

Pay ratio consideration

Technip Energies strives to maintain social consensus within the Group on compensation issues in accordance with the Company’s remuneration objectives.

The 2021 pay ratio is 71.

It was calculated by dividing the total remuneration cost of the Executive Director by the average Technip Energies employee payroll cost.

The average Technip Energies employee payroll cost is €76,691. It was calculated considering the wages, salaries and other pension costs for a total amount of €1,195.3 million as disclosed in note 11. Expenses by nature divided by the number of Full Time Equivalent Employees as of December 31, 2021 for a total number of 15,586 as outlined in Note 12. Payroll staff.

This ratio will be taken into consideration in the determination of any adjustments to the Remuneration Policy and particular attention will be paid to its relative evolution over the years to come.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	156

REMUNERATION REPORT APPLICATION OF THE REMUNERATION POLICY IN 2021

6.5.2.	NON-EXECUTIVE DIRECTORS REMUNERATION

The compensation for the Non-Executive Directors was approved by Shareholders in February 2021 and is reported below.

2021 NON-EXECUTIVE DIRECTORS

Director(1)	Cash Retainer	Chair Fee	Committee Meeting Fees	Total Fees FY2021
Arnaud Caudoux(2)	€0	€0	€0	€0
Pascal Colombani (ESG Chair)	€78,500	€6,978	€10,000	€95,478
Marie-Ange Debon (Audit Chair)	€78,500	€15,700	€8,000	€102,200
Simon Eyers (Audit)	€78,500	€0	€10,000	€88,500
Alison Goligher (Compensation Chair, ESG)	€78,500	€10,903	€20,000	€109,403
Didier Houssin (ESG)	€78,500	€0	€10,000	€88,500
Joseph Rinaldi (Non-Executive Chair, Audit, Compensation)	€78,500	€39,250	€20,000	€137,750
Nello Uccelletti (Compensation)	€78,500	€0	€10,000	€88,500

Director	Grant date	Type of grant	Number of granted rights(3)	Vesting period
Arnaud Caudoux(2)	N/A	N/A	N/A	N/A
Pascal Colombani (ESG Chair)	April 15, 2021	RSU	13,547	1 year
Marie-Ange Debon (Audit Chair)	April 15, 2021	RSU	13,547	1 year
Simon Eyers (Audit)	April 15, 2021	RSU	13,547	1 year
Alison Goligher (Compensation Chair, ESG)	April 15, 2021	RSU	13,547	1 year
Didier Houssin (ESG)	April 15, 2021	RSU	13,547	1 year
Joseph Rinaldi (Non-Executive Chairman, Audit, Compensation)	April 15, 2021	RSU	13,547	1 year
Nello Uccelletti (Compensation)	April 15, 2021	RSU	13,547	1 year

(1)	Ms. Colette Cohen attended the December 7, 2021 Board Session as an Observer and received €4,223 in fees.
(2)	Mr. Arnaud Caudoux waived his cash and equity remuneration because of the policies of his employer, Bpifrance.
(3)	The number of stock units is based on the closing share price at the grant date, ie. €11.81.

6.5.3.	HISTORICAL LTI GRANTS AND HOLDINGS

In connection with the separation of Technip Energies from TechnipFMC plc, the outstanding rights to receive ordinary shares of TechnipFMC pursuant to Restricted Stock Unit and Performance Stock Unit awards held by the Executive Director as a result of his pre-separation employment with TechnipFMC were converted into RSUs on the same terms and conditions under Technip Energies Long term Incentive programs.

The same principles have been applied to the outstanding options to purchase ordinary shares of TechnipFMC which have been converted into stock options on the same terms and conditions under Technip Energies Long term Incentive programs.

The following elements correspond to the TechnipFMC outstanding rights of the Executive Director at the Spin-off which have been converted into Technip Energies Long Term Incentive programs.

Plan	Grant date	Acquisition date	Negotiability date	Number of granted rights	Number of rights forfeited	Balance of rights	Number of vested and negotiable shares
RSU 2018	02/26/2018	02/26/2021	02/26/2021	6,954	0	-	6,954
RSU 2019	03/08/2019	03/08/2022	03/08/2022	33,166	0	33,166	-
RSU 2020	03/09/2020	03/09/2023	03/09/2023	93,629	0	93,629	-

		Tax	Expiration	Exercise	Number of options	Number of options	Number of options	Number of options	Number of options	Number of options	Number of outstanding
Plan	Grant date	maturity	date	price	granted	forfeited	unvested	non-exercisable	exercisable	exercised	options
SOP 02/26/2018	02/26/2018	02/26/2021	02/27/2028	37	13,359	0	0	0	13,359	0	13,359
SOP 03/08/2019	03/08/2019	03/08/2022	03/09/2029	26	30,822	0	0	30,822	0	0	30,822

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	157

REMUNERATION REPORT REMUNERATION POLICY CHANGES FOR 2022

6.6.	REMUNERATION POLICY CHANGES FOR 2022

6.6.1.	EXECUTIVE DIRECTOR REMUNERATION

Annual base salary

During 2021, the Compensation Committee considered the Peer Group used for the purposes of comparing the compensation of the Executive Director with appropriate peers considering the strategic direction of the Company and its aspired strategic intent. The Committee considered the range of peer group companies which could pose a retention threat to the executives of the Company. This peer group included traditional market competitors as well as companies of global reach in adjacent industries whose existing or emerging strategies were competitive with Technip Energies.

The Peer Group adopted for 2022 is set out in Section 6.6.3. Peer Group below.

The total direct compensation and each element of the direct compensation of the Executive Director were reviewed with a focus on median positioning.

Subsequent to the benchmarking against the Peer group, the Board upon recommendation of the Committee determined to leave the annual base salary for 2022 unchanged at €900,000.

Short Term & Long Term Incentive programs

The Board, upon the recommendation of the Compensation Committee, resolved to increase the ESG component weighting across both the Short Term and Long Term Incentive Plans. The rationale for this is to:

■	Underpin Technip Energies vision in accelerating energy transition for a better tomorrow;

■	Strengthen the alignment with sustainable long-term value creation for our partners and Shareholders;

■	Converge to meet the expectations of the society on climate change.

The measures will be based on the ESG Roadmap.

This decision is reflected in the changes introduced for 2022 in both the annual performance bonus and the Long-Term Incentive program.

Short Term Incentive-Annual performance bonus

The 2021 annual performance bonus program was reviewed for 2022, and adjustments have been made to the business performance indicators (BPI) to better drive the strategy of the Company and align the Short Term Incentive of the Executive Director with Technip Energies ambition, Values and Purpose.

Accordingly while maintaining the Adjusted Recurring EBIT metric, the following changes have been made:

1.	To align annual performance bonus with our business development priorities, the Cash Flow from Operations indicator is being replaced by a growth of revenues generated by the higher margin business of the Technology, Products and Services segment (TPS). The achievement of revenue growth is paired with the achievement of targeted levels of operating margins in the TPS segment. Technip Energies recorded double-digit growth in 2021 as for our TPS segment which resulted from increased activities in our Loading Systems, Process & Technology and Project Management Consulting activities but more importantly from engineering services for early-phase work in each of our four energy transition domains. To maintain momentum, this BPI is introduced with a weighting at 30%.

2.	The ESG BPI’s weighing is being increased from 15% to 25% to increase emphasis on ESG performance. It comprises a set of four indicators which reflect some of the main ESG priorities:

•	10%: assessment and action plan to report 100% of our scope 3 in 2022;

•	5%: HSE – achieve 0 fatality in 2022;

•	5%: up to 90% of employees having completed an ESG training module explaining our Company’s vision on this key topic;

•	5%: young graduates – 50% female in new graduate intake.

These indicators derived from our ESG scorecard emphasize the importance of embedding our ESG framework and roadmap in our culture and business practices and ensures accountability and transparency of their implementation.

3.	The Executive Director Individual Objectives weighting is reduced from 25% to 15% to reinforce the focus on the BPIs delivery and to reinforce the alignment with market practices.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	158

REMUNERATION REPORT REMUNERATION POLICY CHANGES FOR 2022

The 2022 performance bonus program will be determined as follows :

The payout curves whether pertaining to EBIT, TPS revenue growth (which has replaced Cash Flow from Operations), ESG or individual objectives remain unchanged from 2021 with zero payout for performance measured below threshold and a maximum payout of 200% for maximum performance. The interpolation will be linear between these points.

The Compensation Committee has the discretion to amend the level of payment if it is not deemed to reflect appropriately the individual’s contribution or the overall business performance. Any adjustments will be detailed in next year’s disclosure on remuneration.

Long Term Incentive program

The structure of the Executive Director’s Long-Term Incentive program (LTI) awards in 2022 remain identical to the structure provided for 2021, with 70% Performance Stock Units (PSUs) and 30% Restricted Stock Units (RSUs). Both

PSUs and RSUs remain subject to continuous service with Technip Energies during the vesting period.

For LTIs to be granted in 2022, the Total Shareholder Return (TSR) performance condition attached to the PSUs will be supplemented with Adjusted Earning Per Share (EPS), and an ESG indicator, comprising three elements. Also the Compensation Committee reviewed the TSR peer group for 2022 grants to reinforce alignment with the Company’s strategy and ambition (see section 6.6.3. Peer Group).

The Compensation Committee believes these measures take into account our Shareholders’ feedback and will better drive the Company’s overall performance, ambition and values and will contribute to long-term value creation for our Shareholders.

This new set of performance conditions reflects also market practice in this area.

The PSU indicators will consist of the following:

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	159

REMUNERATION REPORT REMUNERATION POLICY CHANGES FOR 2022

The payout curves will be set as follows:

■	The TSR curve won’t provide any reward for achievement below median and the maximum payout will remain capped at 200%;

■	The EPS curve provides 100% payout at target performance with a maximum payout capped at 200%;

■	Each ESG KPI will follow a curve capped at 100% at target and maximum performance.

The ESG indicators are part of the ESG Roadmap which lays out Technip Energies’ commitments by the end of 2025. The targets for these measures will be prorated to the end of the 2024 performance year to align with the three year vesting period.

The PSUs success rate will correspond to the result of the weighted average of TSR, EPS and ESG indicators respective performance.

The Compensation Committee has discretion to amend the performance conditions in exceptional circumstances. Any such amendments would be disclosed and explained in next year’s disclosure on remuneration.

6.6.2.	NON-EXECUTIVE DIRECTORS REMUNERATION

The specifics of the Remuneration Policy for 2021 for the Non-Executive Directors had been adopted to preserve continuity with the policy which was prevailing at TechnipFMC at the critical time of the Spin-off and to sustain Non-Executive Director engagement.

Based on a review of relevant market practice among relevant peer groups, the Compensation Committee proposed and the Non-Executives Directors approved, effective from March 1, 2022, modification to the remuneration of Non- Executive Directors to eliminate Restricted Stock Awards and to provide for annual cash remuneration for Non-Executive Directors as provided below.

The Non-Executive Directors Remuneration Policy will be consequently set as follow for 2022:

NON-EXECUTIVE DIRECTORS WILL BE COMPENSATED IN CASH ONLY ACCORDING TO THE REVISED TABLE BELOW

Chairperson annual retainer	€250,000
Board member annual retainer(1)	€90,000
Annual Chair fee	€18,000 for Audit Committee
€12,500 for Compensation Committee
€12,500 for ESG Committee
Committee meeting fee	€3,000 per Committee meeting
Share ownership requirement(2)	Five times annual retainer (over 5 years)

The Compensation Committee will retain the discretion to modify the value of compensation, should this be considered appropriate. Where any discretion is exercised, the basis of this exercise will be disclosed in the next Remuneration Report.

Each Non-Executive Director will be reimbursed for reasonable incidental expenses incurred in connection with the attendance of Board and Committee meetings.

(1)	Arnaud Caudoux has waived his remuneration because of the policies of his employer, Bpifrance.

(2)	The share ownership requirement is enshrined in the Remuneration Policy. This will be brought to Shareholders for review in 2023.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	160

REMUNERATION REPORT REMUNERATION POLICY CHANGES FOR 2022

6.6.3.	PEER GROUP

In connection with the 2022 compensation determinations, the Peer Group used for the purposes of relative TSR evaluation was reviewed and has been updated to better reflect Technip Energies’ direct competitors given the Company’s evolving business and strategy.

In addition, as outlined in 6.6.1. Executive Director remuneration – Annual base salary paragraph, for the purposes of benchmarking the total direct compensation of the Executive Director for 2022, the Compensation Committee expanded the TSR Peer Group to include additional companies which would be strong competitors for the services of our Executive Director.

These are laid out below:

PEER GROUP
TSR PEER GROUP
European companies	U.S. companies	APAC companies
■ Aker Solutions ASA	■ Fluor Corp.	■ Chiyoda CorporationJohn
■ John Wood Group plc		■ JGC Holdings Corp.
■ Linde plc		■ Worley Ltd
■ Maire Tecnimont Group
■ Saipem SpA
■ Tecnicas Reunidas SA

ADDITIONAL PEER COMPANIES
European companies	U.S. companies
■ Aker Carbon Capture ASA	■ AECOM
■ Petrofac Ltd	■ Baker Hughes CO
■ Siemens Energy Global GmbH & Co. KG	■ KBR Inc.
■ SBM Offshore N.V.
■ Schlumberger N.V.
■ Subsea 7 SA
■ TechnipFMC plc

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	161

REMUNERATION REPORT REMUNERATION POLICY CHANGES FOR 2022

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	162

7.1.	EMPLOYEE AND SOCIAL MATTERS		163

	7.1.1.	Workforce overview	163

	7.1.2.	People development overview	163

	7.1.3.	Diversity and Inclusion in Action	164

	7.1.4.	Employee well-being and mental health	166

	7.1.5.	Support to local communities	166

7.2.	COMPLIANCE INVESTIGATIONS	167

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	163

EMPLOYEES AND OTHER MATTERS EMPLOYEE AND SOCIAL MATTERS

7.1.	EMPLOYEE AND SOCIAL MATTERS

7.1.1.	WORKFORCE OVERVIEW

The table below provides an overview of the total number of permanent employees of the Company as at years ended December 31, 2020 and 2021, subdivided by geographical areas.

Geographical areas	December 31, 2021	December 31, 2020
Americas	1,343	1,504
Asia-Pacific	2,228	2,320
Europe	7,186	6,487
India	2,770	2,640
Middle-East/Africa	2,059	1,706
TOTAL	15,586 (1)	14,657
(1)	Our payroll workforce as of December 31, 2021, is composed of 27% women and 73% men and represented 108 nationalities. Our workforce is multi-generational and has more than ten years tenure with the Company or its predecessors.

Technip Energies plans to increase its workforce by hiring approximately 1,500 new recruits in 2022.

In 2021, an average of 344 employees were employed by Technip Energies in the Netherlands. Over the same period, an average of 14,677 employees were employed outside of the Netherlands.

The breakdown below shows the number of employees in corporate functions, in main operating centers (where we carry out engineering studies as well as R&D) and in other centers supporting operations (e.g. temporary offices in support of a project, commercial offices).

2021 Average number of employees	In the Netherlands	Outside the Netherlands
Corporate	8	746
Operating Centers	336	10,919
Other centers supporting operations	0	3,010
TOTAL	344	14,677

7.1.2.	PEOPLE DEVELOPMENT OVERVIEW

7.1.2.1.	Engaging with future employees

In 2021 we have actively sought to address tensions in the recruiting market by engaging in active partnerships with several engineering universities. As part of these partnerships we have sought to raise our profile with future engineers by providing undergraduate internship opportunities and offering first job enrollment. Local graduate programs and internships are some of the concrete measures also taken in 2021 by the Company. We have also been engaging younger generations in high schools by promoting regular STEM initiatives to inspire and guide girls and boys in their educational orientation.

The importance of maintaining a reputation of employer of choice was also reflected in our new onboarding program created in 2021, which provides an agile learning path and system to introduce Technip Energies’ mission, organization, strategy, its culture and global references for an accelerated integration within the workplace. Technip Energies Global Onboarding Curriculum was developed for the Company to support new hires in the first 12 weeks of onboarding. A Welcome Guide fully digital curriculum and playlists help new hires better understand our Company, its culture and methods. “Getting Started at Technip Energies” orientates new hires to essential learning; “How We Do Things” provides learning on key systems and practices and “Helping you Settle In” focuses on developing skills for success.

7.1.2.2.	Internationalizing our expert pool to ensure strong Knowledge Management

The Knowledge Management (KM) Center Of Experience defines and delivers KM solutions and support to improve our core business capabilities. Together we are smarter.

We employ people based on relevant qualifications, demonstrated skills, performance and other job-related factors. Consequently, the retention of key knowledge and skills among employees is a major identified risk. To mitigate this risk, Technip Energies is developing several initiatives such as Knowledge Management technologies and solution designs, and has deployed its new global Technical Expertise Program to recognize technical experts from all over the world who have demonstrated outstanding expertise in a technical field. It advances Technip Energies’ technical leadership by advising, innovating, enhancing operations, sharing knowledge, and inspiring others – within the Company and across the industry.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	164

EMPLOYEES AND OTHER MATTERS EMPLOYEE AND SOCIAL MATTERS

In 2021, a first nomination phase has been deployed across the organization to enlarge the current pool of experts and help make their contribution and expertise available to the entire organization.

7.1.2.3.	Training digitalization

Aligning the current skills of our workforce with changing market needs is an ongoing process of developing and motivating qualified, skilled employees to better serve the needs of our business’ expansion. Consequently in 2021 we changed our style of training to favor self-driven, digital and global methods of individual development. It results in a revised leadership model available to all employees and is at the heart of our people development strategy. Several successful learning and development programs have been deployed for managerial and Project Management populations. To develop our Project Management teams, we have introduced learning programs at operational and advanced level. Project Management Essentials brings core personal and business skills to our project teams. Over 450 employees from a range of core and associated roles have participated by the end of 2021, identifying their needs through self-assessment, defining a personal action plan and following self-selected learning with the support of their manager. In the first year of our flagship Project Excellence Program over 150 Project Managers participated to further develop our project leadership approach with focus on high performing project teams, commercial leadership and stakeholder relationship management.

A blended 12-week program, facilitated by subject matter experts, comprises virtual workshops, self-directed learning and multi-location team-based projects. This is a multi-year program which will be extended to the remainder of the Project Manager population.

Developing confidence and competence in our new managers to Engage People and Drive Results is a key priority for us. The First Time Manager program supports all new managers, whether promoted or hired, to make the transition from individual contributor to people manager. A 12-month program of activities comprising self-assessment; developing planning; monthly magazines; learning playlists and professional coaching is delivered in a fully virtual format to bring flexibility and learning accessibility.

7.1.2.4.	Continuous dialogue

The Company is committed to having a continuous and open dialogue with our employees and staff representatives. In 2021, the Company has been engaged in setting up an European work council for its offices located in Europe. A significant number of our employees are already represented by unions or works councils across the globe.

7.1.2.5.	Compensation policy: keeping a competitive approach

Our compensation and benefits strategy is designed to be competitive in each market we participate in, to motivate our employees to achieve and exceed our short-term and long-term objectives, and to align the interests of our employees with the interests of our Shareholders. The Company’s pay for performance philosophy, supported by a robust performance management practice, strives to set our employees’ total remuneration package at a competitive level by benchmarking to the market and providing incentives geared to agreed performance outcome, where appropriate. We want our managers, and as many of our employees as possible, to have short-term incentives driven by individual, team and Group performance. We provide long-term incentives to high potential and highly valued employees, driven by long-term Company performance. We believe our long-term success is directly linked to the caliber of the employees we employ and the working environment that we create. See also section 5.3.3. Employee share schemes.

7.1.3.	DIVERSITY AND INCLUSION IN ACTION

We are committed to continuously promoting a culture of fair representation, inclusion and well-being. We do not tolerate unlawful discrimination related to employment, and our Code of Business Conduct requires that employment decisions related to recruitment, selection, evaluation, compensation, and development, among other matters, are not influenced by race, color, religion, gender, age, ethnic origin, nationality, sexual orientation, marital status, or disability. We also ensure that our suppliers, customers, and business partners are aware of our goal of creating a diverse and tolerant workforce.

We are committed to creating a trusting environment where all ideas are welcomed and employees feel comfortable and empowered to draw on their unique experiences and backgrounds. In 2021, our Executive Committee has delivered Technip Energies’ Inclusion Statement and its four gold standards guiding everyday employee actions and interactions in order to advance an inclusive culture.

This has been further supported by the launch of Inclusion in Action, our response to promoting an inclusive and caring environment. The campaign in 2021 aimed to lay down individual and collective foundations for inclusion in a diverse and global environment and to recognize and act on unhelpful biases that may be present in ways of working. More than 94% of our employees have completed our Inclusion in Action course.

The focus on gender diversity has also been a priority since Technip Energies’ first day. We are working to increase gender parity and maintain gender pay equity. As such we have worked to improve gender balance in 2021 with a focus on increasing the representation of women hired as new college graduates. At the end of 2021 50% of our hiring graduate intake consisted of women.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	165

EMPLOYEES AND OTHER MATTERS EMPLOYEE AND SOCIAL MATTERS

We foster and encourage participation in employee resource groups, group of employees who choose to volunteer to advocate and contribute to Diversity and Inclusion agenda. We encourage our employees to participate in the promotion of Science, Technology, Engineering, and Math (or “STEM”) disciplines which may in turn contribute to attracting more individuals into the energy industry. We are also committed to monitoring the representation of women in our succession planning for senior leadership roles, critical pool of talents as well as all learning development programs.

Technip Energies participated in 2021 in several international days the aim of which was raising global awareness to disparities and challenges that may be faced by groups that are under-represented in the workplace and which have lead us to organize local events celebrating the unique benefits of a diverse workforce.

Main Kpis	2021
NUMBER OF EMPLOYEES INVOLVED IN D&I LEARNINGS
% employees completing Inclusive in Action learning activities	94%
% women employed on total payroll	27%
% women hiring into graduate intake	50%

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	166

EMPLOYEES AND OTHER MATTERS EMPLOYEE AND SOCIAL MATTERS

7.1.4.	EMPLOYEE WELL-BEING AND MENTAL HEALTH

The well-being and physical and mental health of our employees is essential for implementing key strategies or transactions. As part of its response to the COVID-19 pandemic, Technip Energies has issued a global Standard on Smart working and has regularly communicated through various channels on well-being and mental health with our employees. This has been further supported by Technip Energies business units which have focused on the well-being and satisfaction of our employees. For example, we signed several remote work agreements, conducted employee surveys and carried out mental health and well-being awareness activities. In addition to base and incentive compensation, the Company also provides health, welfare and retirement/pension benefits that are market-competitive based on location.

We also provide our employees with work life balance programs such as flexible work schedules, remote working and parental leave programs. We provide our employees with access to wellness and mental health professionals through our employee assistance program.

In response to the COVID-19 pandemic, we have taken additional measures to support employees, partners and visitors to our worksites, whether offices, sites or yards. We have continued to put in place remote work policies for our employees, encouraged online meetings, restricted international and domestic travel and advised employees to work remotely where possible. In line with relevant government policies and guidelines in our operating areas, we continue to update travel advice as appropriate. Furthermore, as additional prudent precautions, we are taking direct actions to protect employee health and safety by communicating regularly with our global teams and providing health alerts and prevention tips from the World Health Organization and other governmental and regulatory authorities.

7.1.5.	SUPPORT TO LOCAL COMMUNITIES

Technip Energies recognizes the responsibility of supporting communities as one of our priorities and the importance of being responsible citizens by promoting social and economic self-sustainability. We are all committed to creating a better world for the communities where we live and work.

Thus, Technip Energies supports its employees who are willing to lend their voluntary support to community development programs and sponsor local communities’ initiatives focused on Science, Technology, Engineering and Mathematics (STEM) education, health, environment, and inclusion.

In 2021, we developed 159 initiatives engaging around 2,400 employees in 14,360 volunteering hours. Our initiatives benefited more than 100,000 people from local communities in 21 countries where we operate, including Colombia, Egypt, France, India, Italy, Malaysia, Mozambique, Spain, the United Arab Emirates and the USA.

Focus on STEM

STEM topics – Science, Technology, Engineering, and Math – are part of our daily work at Technip Energies. We believe that through our capabilities and expertise we can help to empower and motivate young unprivileged students and girls to have equal opportunities and become future leaders in these fields.

For many years, Technip Energies has been supporting schools and students through scholarships, mentoring, donation of educational materials and equipment, promotion of events, knowledge transfer, and other STEM-oriented activities.

In 2021, through more than 30 initiatives, more than 5,000 students in 10 countries benefited from initiatives such as our Shine Program in Malaysia that provides study funds, internship experiences, career opportunities, adoption of schools in under-served communities, and rewards employees children for best performance in the National Examination. In ten countries where we operate, our employees also volunteer to inspire young students to follow STEM careers and we support organizations focusing especially on education, STEM, diversity and inclusion.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	167

EMPLOYEES AND OTHER MATTERS COMPLIANCE INVESTIGATIONS

7.2.	COMPLIANCE INVESTIGATIONS

In late 2016, TechnipFMC was contacted by the Unites States Department of Justice (“DOJ”) regarding its investigation of offshore platform projects awarded between 2003 and 2007, performed in Brazil by a joint venture company in which TechnipFMC was a minority participant. TechnipFMC has also raised with the DOJ certain other projects performed by TechnipFMC subsidiaries in Brazil between 2002 and 2013. The DOJ has also inquired about projects in Ghana and Equatorial Guinea that were awarded to TechnipFMC subsidiaries in 2008 and 2009, respectively. TechnipFMC cooperated with the DOJ in its investigation into the potential violations of the Foreign Corrupt Practices Act (“FCPA”) in connection with these projects, and contacted and cooperated with the Brazilian authorities (the Federal Prosecution Service (“MPF”), the Comptroller General of Brazil (“CGU”) and the Attorney General of Brazil (“AGU”)) with their investigation concerning the projects in Brazil. Technip Energies is subject to an ongoing investigation by the French Parquet National Financier (“PNF”) related to the above referenced projects in Equatorial Guinea and Ghana. In addition, Technip Energies was recently informed by the PNF that the PNF was reviewing historical projects in Angola.

On June 25, 2019, TechnipFMC announced a global resolution to pay a total of $301.3 million to the DOJ, the MPF, and the CGU/AGU to resolve these anti-corruption investigations, of which $281.3 million related to Technip Energies’ business. As part of this resolution, TechnipFMC entered into a three-year deferred prosecution agreement with the DOJ related to charges of conspiracy to violate the FCPA related to conduct in Brazil and other matters (the “DPA”). In addition, Technip USA, Inc (renamed since Technip Energies USA, Inc.), a U.S. subsidiary, pled guilty to one count of conspiracy to violate the FCPA related to conduct in Brazil.

As part of the Spin-off arrangements and pursuant to the terms of the Separation and Distribution Agreement, Technip Energies has had to assume certain obligations and liabilities arising out of the DPA. TechnipFMC and Technip Energies were not required to have a compliance monitor in place but were required to provide annual reports on their anti-corruption programs to authorities during the DPA’s three year term which is set to expire in June of 2022.

To date, the investigation by the PNF has related to the historical projects in Equatorial Guinea and Ghana (with the PNF now having informed Technip Energies that the PNF was reviewing projects in Angola) and has not reached resolution. Technip Energies and TechnipFMC are cooperating and Technip Energies remains committed to finding a resolution with the PNF.

There is no certainty that a settlement with PNF will be reached. The PNF has a broad range of potential sanctions under anticorruption laws and regulations that it may seek to impose in appropriate circumstances including, but not limited to, fines, penalties, and modifications to business practices and compliance programs. Any of these measures, if applicable to the Company, as well as potential customer reaction to such measures, could have a material adverse impact on its financial position or profitability. The financial consequences of these investigations are to be retained by TechnipFMC by way of an indemnity provided by TechnipFMC to the Company under the Separation and Distribution Agreement. If the Company cannot reach a resolution with the PNF, it could be subject to criminal proceedings in France, the outcome of which cannot be predicted. The financial consequences of this investigation are to be retained by TechnipFMC by way of an indemnity provided by TechnipFMC to the Company under the Separation and Distribution Agreement.

In addition, the Company is involved in various pending or potential legal actions or disputes in the ordinary course of business. Management is unable to predict the ultimate outcome of these actions because of their inherent uncertainty. However, management believes that the most probable, ultimate resolution of these matters will not have a material adverse effect on the Company’s financial position or profitability.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	168

MANAGEMENT REPORT	169

CEO STATEMENT	169

FINANCIAL STATEMENTS	170

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	169

BOARD MEMBERS RESPONSIBILITY STATEMENT MANAGEMENT REPORT

MANAGEMENT REPORT

Chapters 2. Value creation, businesses and financial performance, 3. Sustainability, 4. Risk and Risk Management, 5. Corporate Governance, relevant parts of chapter 6. Remuneration (overview, sections 6.1. Remuneration at a glance, 6.2. Remuneration policy, 6.3. Limitation on Liability and Indemnification Matters, 6.4. Other arrangements, 6.5. Application of the Remuneration policy in 2021) and chapter 7. Employees and other matters form the Management Report of Technip Energies N.V. within the meaning of section 2:391 of the Dutch Civil Code.

Chapter 1 also provides a review of key developments during the 2021 financial year. These chapters provide information on the business outlook, investments, financing, personnel and research and development of Technip Energies N.V. and its Group.

CEO STATEMENT

The undersigned, Arnaud Pieton, in my capacity as Chief Executive Officer of Technip Energies hereby declares that:

“I am responsible for the design of the risk management and internal controls within Technip Energies. I am aware of risks Technip Energies can be confronted with. A broad range of processes and procedures have been implemented to provide control by management over Technip Energies’ operations including internal risk management and control systems to identify and manage risks. I have reviewed the effectiveness of Technip Energies’ internal risk management and control systems, in the form of reports of internal audit on reviews performed throughout the year, various assessments performed throughout the Company, including risk assessment by our corporate Treasury, Financing & Risk department and reports of Technip Energies’ internal control function which monitors compliance with our procedures and updates these including to address the emergence of new risks.

All these processes and procedures are aimed at providing a reasonable level of assurance that we have identified and managed Technip Energies’ significant risks, and that we meet our operational and financial objectives in compliance with applicable laws and regulations. For a detailed description of Technip Energies’ internal risk management framework and the principal risks please refer to the chapter 4. Risk Management and Risk.

Such internal risk management and control systems can never provide absolute assurance as to the realization of operational and strategic business objectives, nor can they prevent all misstatements, inaccuracies, errors, fraud and noncompliance with legislation, rules and regulations. These systems do not provide certainty that Technip Energies will achieve its objectives.

Based on the above and to the best of my knowledge I am of the opinion that the Management Report:

■	Provides sufficient insights into any deficiencies in the effectiveness of the internal risk management and control systems;

■	The aforementioned systems provide reasonable assurance that Technip Energies’ financial reporting does not contain any material errors;

■	Based on the current state of affairs, I am justified in stating that the financial reporting is prepared on a going concern basis; and

■	The report states those material risks and uncertainties that are relevant to the expectation regarding Technip Energies’ continuity for the period of twelve months after the preparation of the Management Report.

I have discussed the above opinion and conclusions with the Audit Committee, the Board and the external auditors.”

Arnaud Pieton, Chief Executive Officer

Paris, France

March 18, 2022

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	170

BOARD MEMBERS RESPONSIBILITY STATEMENT FINANCIAL STATEMENTS

FINANCIAL STATEMENTS

The undersigned Board members of Technip Energies N.V. being the persons responsible for the accounts of Technip Energies N.V. hereby declare that, to the best of our knowledge:

■	The Technip Energies’ Group and Company financial statements prepared in accordance with the applicable accounting standards give a true and fair view of the assets, liabilities, financial position and profit or loss of Technip Energies N.V. (and of the Technip Energies Group as a whole) and the Management Report included in this Annual Report provides a fair review of the state of affairs at December 31, 2021, of the development and performance during 2021 of Technip Energies N.V. (and of the Technip Energies Group as a whole) and a description of the principal risks that it faces.

Joseph Rinaldi, Arnaud Pieton, Arnaud Caudoux,

Pascal Colombani, Marie-Ange Debon,

Simon Eyers, Alison Goligher,

Didier Houssin, Nello Uccelletti

Paris, France

March 18, 2022

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	171

BOARD MEMBERS RESPONSIBILITY STATEMENT FINANCIAL STATEMENTS

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	172

9.1.	CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2021		174

	9.1.1.	Consolidated statement of income	174

	9.1.2.	Consolidated statement of comprehensive income	175

	9.1.3.	Consolidated statement of financial position	176

	9.1.4.	Consolidated statement of cash flows	177

	9.1.5.	Consolidated statement of changes in equity	178

	9.1.6.	Notes to consolidated financial statements	178

9.2.	TECHNIP ENERGIES COMPANY FINANCIAL STATEMENTS		242

	9.2.1.	Company balance sheet	242

	9.2.2.	Company income statement	242

	9.2.3.	General	243

	9.2.4.	Notes to the Company financial statements	245

	9.2.5.	Appropriation of result	256
9.3.	INDEPENDENT AUDITOR’S REPORT	257

	Report on the financial statements 2021	257

	Report on the other information included in the Annual Report	242

	Report on other legal and regulatory requirements and ESEF	264

	Responsibilities for the financial statements and the audit	265

	Appendix to our auditor’s report on the financial statements 2021 of Technip Energies N.V.	266

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	173

9.1.	CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2021

9.1.1	Consolidated statement of income

		Year Ended
(In millions of €)	Note	2021	2020	2019
Revenue	4	6,433.7	5,748.5	5,768.7
Costs and expenses
Cost of sales	11	(5,521.4)	(4,734.4)	(4,518.0)
Selling, general and administrative expense	11	(300.7)	(364.2)	(406.9)
Research and development expense	11	(38.6)	(38.1)	(42.0)
Impairment, restructuring and other (expense) income	5, 11	(32.0)	(96.3)	(92.8)
Other income (expense), net	6, 11	15.0	(1.9)	(38.7)
Operating profit (loss)		556.0	513.6	670.3
Share of profit (loss) of equity-accounted investees	9	33.1	4.0	2.9
Profit (loss) before financial expense, net and income tax		589.1	517.6	673.2
Financial income	10	16.6	24.8	65.2
Financial expense	10	(218.4)	(208.9)	(400.0)
Profit (loss) before income tax		387.3	333.5	338.4
Income tax (expense)/profit	13	(126.7)	(113.4)	(185.2)
Net profit (loss)		260.6	220.1	153.2
Net (profit) loss attributable to non-controlling interests		(16.0)	(13.3)	(6.9)
NET PROFIT (LOSS) ATTRIBUTABLE TO TECHNIP ENERGIES GROUP		244.6	206.8	146.3

EARNINGS (LOSS) PER SHARE ATTRIBUTABLE TO TECHNIP ENERGIES (1)
Basic	7	€1.37	€1.15	€0.81
Diluted	7	€1.36	€1.15	€0.81

(1)   For December 31, 2021, basic earnings per share has been calculated using the weighted average number of outstanding shares of 178,573,624 and diluted earnings per share has been calculated using the weighted average number of 180,328,838. For December 31, 2020 and 2019, earnings per share has been calculated using 179,813,880, shares which was the number of shares outstanding on February 16, 2021, the day on which 50.1% of the shares of the Group were distributed to the shareholders of TechnipFMC. The Group was previously wholly owned by TechnipFMC.

The accompanying notes are an integral part of the combined financial statements.
ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	174

Table of  Contents
9.1.2.	Consolidated statement of comprehensive income

	Year Ended
(In millions of €)	2021	2020	2019
Net profit (loss)	260.6	220.1	153.2

Foreign currency translation differences	55.7	(147.3)	(43.1)
Cash-flow hedge	(14.9)	18.9	(6.3)
Income tax effect	1.8	(2.4)	(3.0)
Other comprehensive income (loss) to be reclassified to statement of income in subsequent years	42.6	(130.8)	(52.4)

Actuarial gains (losses) on defined benefit plans	4.9	(1.3)	(8.8)
Income tax effect	(1.3)	1.0	2.8
Other comprehensive income (loss) not being reclassified to statement of income in subsequent years	3.6	(0.3)	(6.0)
Other comprehensive income (loss), net of tax	46.2	(131.1)	(58.4)
Comprehensive income (loss)	306.8	89.0	94.8
Comprehensive (income) loss attributable to non-controlling interest	(18.7)	(11.9)	(7.8)
COMPREHENSIVE INCOME (LOSS) ATTRIBUTABLE TO TECHNIP ENERGIES GROUP	288.1	77.1	87.0

The accompanying notes are an integral part of the combined financial statements.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	175

Table of  Contents
9.1.3.	Consolidated statement of financial position

		December 31,
(In millions of €)	Note	2021	2020
ASSETS
Goodwill	14	2,074.4	2,047.8
Intangible assets, net	14	97.8	105.8
Property, plant and equipment, net	15	114.6	95.5
Right-of-use assets	16	251.9	184.5
Equity accounted investees	9	75.4	39.8
Deferred income taxes	13	178.0	150.8
Other non-current financial assets	17	66.2	65.7
Total non-current assets		2,858.3	2,689.9
Trade receivables, net	18	1,038.4	1,059.1
Contract assets	4, 18	331.8	271.8
Income taxes receivable		55.5	69.5
Advances paid to suppliers		154.5	87.5
Due from TechnipFMC	27	—	121.8
Other current assets	17	302.2	384.6
Cash and cash equivalents	19	3,638.6	3,189.7
Total current assets		5,521.0	5,184.0
TOTAL ASSETS		8,379.3	7,873.9

EQUITY AND LIABILITIES
Issued capital		1.8	—
Additional paid-in capital		941.6	—
Treasury shares		(22.5)	—
Invested equity and retained earnings		655.1	1,993.9
Accumulated other comprehensive income (loss)		(99.8)	(184.1)
Equity attributable to Technip Energies Group		1,476.2	1,809.8
Non-controlling interests		30.2	16.0
Total equity	23	1,506.4	1,825.8

Long-term debt, less current portion	22	594.1	—
Lease liability – non-current	16, 22	236.9	202.3
Deferred income taxes – liabilities	13	13.0	24.0
Accrued pension and other post-retirement benefits, less current portion	24	127.7	124.2
Non-current provisions	25	60.7	26.1
Other non-current financial liabilities	20	64.2	117.4
Total non-current liabilities		1,096.6	494.0
Short-term debt	22	89.2	402.4
Lease liability – current	16, 22	68.9	42.0
Accounts payable, trade	21	1,497.1	1,259.4
Contract liabilities	4	3,206.5	3,025.4
Accrued payroll		232.3	189.1
Income taxes payable		80.8	35.8
Current provisions	25	90.5	120.6
Due to TechnipFMC	27	—	77.2
Other current liabilities	20	511.0	402.2
Total current liabilities		5,776.3	5,554.1
Total liabilities		6,872.9	6,048.1
TOTAL EQUITY AND LIABILITIES		8,379.3	7,873.9

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	176

Table of  Contents
9.1.4.	Consolidated statement of cash flows

		Year Ended
(In millions of €)	Note	2020	2019	2018
CASH PROVIDED (REQUIRED) BY OPERATING ACTIVITIES
Net profit (loss)		260.6	220.1	153.2
Adjustments to reconcile net profit to cash provided (required) by operating activities
Depreciation and amortization	11	116.9	121.4	134.9
Corporate allocation(1)		—	381.2	322.8
Employee benefit plan and share-based compensation	8, 25	29.9	9.7	13.1
Tax expense	13	126.7	113.4	185.2
Net finance costs	10	201.8	184.1	334.8
Impairments		0.1	9.0	3.4
Share of profit (loss) of equity-accounted investees, net of dividends received	9	(33.1)	0.1	0.1
Other		(34.1)	(16.7)	(2.3)
Income tax paid		(116.3)	(78.7)	(218.0)
Interest paid		(10.7)	(9.6)	(16.0)
Changes in operating assets and liabilities
Trade receivables, net	18	147.3	(136.8)	222.5
Contract assets	4	(72.4)	63.0	(130.8)
Inventories, net		0.1	(4.0)	3.3
Accounts payable, trade	21	118.4	223.1	73.4
Contract liabilities	4	150.9	(4.2)	152.0
Trade receivables due from TechnipFMC	27	—	(102.0)	(47.6)
Other current assets and liabilities, net	17, 20	60.5	(133.3)	(262.2)
Change in working capital		404.8	(94.2)	10.6
Other non-current assets and liabilities, net	17, 20	(12.2)	(3.0)	84.6
Cash provided by operating activities		934.4	836.8	1,006.4

CASH PROVIDED (REQUIRED) BY INVESTING ACTIVITIES
Capital expenditures		(49.6)	(31.3)	(37.2)
Acquisition costs of subsidiary, net of cash acquired	2	(2.0)	—	—
Proceeds from sale of assets		0.2	0.4	0.4
Other financial assets		(1.6)	(21.1)	—
Cash required by investing activities		(53.0)	(52.0)	(36.8)

CASH PROVIDED (REQUIRED) BY FINANCING ACTIVITIES
Net increase (repayment) in long-term and short-term debt	22	588.0	6.5	—
Net decrease in commercial paper	22	(313.0)	(187.0)	(50.0)
Purchase of treasury stock	23	(20.0)	—	—
Liquidity contract	23	(9.0)	—	—
Dividends paid to Shareholders		—	(0.5)	—
Settlements of mandatorily redeemable financial liability	20	(256.0)	(196.7)	(502.7)
Payments for the principal portion of lease liabilities		(70.4)	(105.3)	(117.3)
Net proceeds from (repayment of) loans from TechnipFMC		54.7	(56.5)	(37.8)
Net (distributions to) / contributions from TechnipFMC		(532.9)	(775.9)	(412.9)
Cash provided (required) by financing activities		(558.6)	(1,315.4)	(1,120.7)
Effect of changes in foreign exchange rates on cash and cash equivalents		126.1	156.7	45.1
(Decrease) Increase in cash and cash equivalents		448.9	(373.9)	(106.0)
Cash and cash equivalents, beginning of period		3,189.7	3,563.6	3,669.6
CASH AND CASH EQUIVALENTS, END OF PERIOD		3,638.6	3,189.7	3,563.6

(1) Corporate allocation related to general and administrative expenses included in the combined financial statements may not be indicative of the actual expense that would have been incurred if the Group had operated as an independent company for the years ended 2020 and 2019.

The accompanying notes are an integral part of the combined financial statements.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	177

Table of  Contents
9.1.5.	Consolidated statement of changes in equity

(In millions of €)	Invested equity and retained earnings	Accumulated other comprehensive income (loss)	Non- controlling interests	Total equity
Balance as of December 31, 2018	1,719.1	(3.3)	2.9	1,718.7
Cumulative effect of initial application of IFRS 16	(2.3)	—	—	(2.3)
Net profit (loss)	146.3	—	6.9	153.2
Other comprehensive income (loss)	—	(59.3)	0.9	(58.4)
Net (distributions to) / contributions from TechnipFMC	(6.1)	—	(21.0)	(27.1)
Other	—	—	0.4	0.4
Balance as of December 31, 2019	1,857.0	(62.6)	(10.0)	1,784.4
Net profit (loss)	206.8	—	13.3	220.1
Other comprehensive income (loss)	—	(129.7)	(1.4)	(131.1)
Net (distributions to) / contributions from TechnipFMC	(69.9)	8.2	16.1	(45.6)
Other	—	—	(2.0)	(2.0)
BALANCE AS OF DECEMBER 31, 2020	1,993.9	(184.1)	16.0	1,825.8

(In millions of €)	Issued capital	Additional paid-in capital	Treasury shares	Invested equity and retained earnings	Accumulated other comprehensive income (loss)	Equity attributable to Technip Energies	Non-controlling interests	Total equity
Balance as of December 31, 2020	—	—	—	1,993.9	(184.1)	1,809.8	16.0	1,825.8
Net profit (loss)	—	—	—	244.6	—	244.6	16.0	260.6
Other comprehensive income (loss)	—	—	—	—	43.5	43.5	2.7	46.2
Net (distributions to) / contributions from TechnipFMC	1.8	941.6	—	(1,599.6)	40.8	(615.4)	(3.8)	(619.2)
Share-based compensation	—	—	—	29.1	—	29.1	—	29.1
Treasury shares	—	—	(22.5)	—	—	(22.5)	—	(22.5)
Other	—	—	—	(12.9)	—	(12.9)	(0.7)	(13.6)
BALANCE AS OF DECEMBER 31, 2021	1.8	941.6	(22.5)	655.1	(99.8)	1,476.2	30.2	1,506.4

The accompanying notes are an integral part of the combined financial statements.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	178

Table of  Contents
9.1.6.	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The accompanying notes are an integral part of the consolidated financial statements.

As used herein, “Technip Energies Group”, “Technip Energies”, “the Group” or “the Company” refers to Technip Energies N.V. and all the companies included in the scope of consolidation. “Technip Energies N.V.” refers only to the parent company of the Group.

Contents of notes

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	179

Note 1.    Accounting principles

1.1    Background

Technip Energies was incorporated as a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) on October 16, 2019, as a direct wholly owned subsidiary of TechnipFMC. Technip Energies was converted into a public limited liability company (naamloze vennootschap) incorporated and operating under the laws of the Netherlands on January 31, 2021, and together with its subsidiaries is referred to as “the Company”.

The legal and commercial name of Technip Energies is Technip Energies N.V. Technip Energies has its seat (statutaire zetel) in Amsterdam, the Netherlands and its principal place of business is at 2126, boulevard de la Défense, CS 10266, 92741 Nanterre Cedex, France (RCS Nanterre 879 464 584).

TechnipFMC’s entire Onshore/Offshore business segment (including Genesis), Loading Systems and Cybernetix, were contributed to Technip Energies on January 31, 2021. On February 16, 2021, TechnipFMC distributed by way of a special dividend 50.1% of Technip Energies N.V. shares (the “shares”), held by TechnipFMC to the shareholders of TechnipFMC, with TechnipFMC retaining 49.9% of Technip Energies’ shares (the “Spin-off”).

Technip Energies has prepared consolidated financial statements in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) and adopted by the European Union (“EU”) pursuant to Regulation (EC) No 1606/2002 for the full financial year 2021. These financial statements include comparative information (for the years 2020 and 2019) from Technip Energies’ Combined financial statements. Information for these periods constitute the Technip Energies Group’s consolidated financial statements as of December 31, 2021.

The historical financial information in Technip Energies’ combined financial statements represents the Technip Energies business under the control of TechnipFMC and provides general purpose historical financial information of those entities and business activities that are part of Technip Energies.

1.2    Business description

As one of the largest engineering and technology (“E&T”) companies by revenue, the Technip Energies Group offers what it characterizes as a full range of design and project development services to its customers spanning the downstream value chain, from early engagement technical consulting through final acceptance testing. The Group’s core purpose is to combine its E&T capabilities to bring forth new energy solutions and provide applications for the world’s energy transition.

The Group’s business focuses on the study, engineering, procurement, construction, and project management of the entire range of onshore and offshore facilities related to gas monetization, ethylene, hydrogen, refining, and chemical processing from biofuels and hydrocarbons. Technip Energies conducts large-scale, complex, and challenging projects often in environments with extreme climatic conditions. The Group relies on early engagement and front-end design as well as technological know-how for process design and engineering, either through the integration of technologies from its own proprietary technologies or through alliance partners. Technip Energies seeks to integrate and develop advanced technologies and reinforce the Group’s project execution capabilities.

The Group also provides support services to other critical industries, such as life sciences, renewables, mining and metal and nuclear.

The Technip Energies Group believes that it is differentiated from its competitors by its ability to offer clients a comprehensive portfolio of technologies, products, projects, and services. The Group’s capabilities span from feasibility studies, consulting services, process technology know-how, proprietary equipment, and project management to full engineering and construction. The Group’s expertise in integrating process technologies, either proprietary or from third-party licensors, fosters early project engagement, with a significant impact on project economics.

The Group partners with some of the world’s most well-known players in oil and gas for technologies, equipment and construction worldwide. Additionally, the Group’s project management consulting services leverage its expertise in the management of complex projects to the benefit of its clients.

1.3    Basis of preparation

The Technip Energies Group’s consolidated financial statements as of December 31, 2021, are prepared under the presentation, recognition and measurement rules set out in the International Financial Reporting Standards published by the IASB and approved by the EU for application as of December 31, 2021.

The Group has not opted for early application of standards and interpretations that were not yet mandatory in 2021, except amendments to IAS 12, notably on the accounting of deferred taxes on IFRS 16 “Leases” effects.

The consolidated financial statements comprise consolidated statement of income, consolidated statement of comprehensive income, consolidated statement of financial position, consolidated statement of cash flows, consolidated statement of changes in equity and notes to consolidated financial statements for the year 2021 and include comparative information (for the years 2020 and 2019) from Technip Energies’ Combined financial statements (collectively referred to as the “consolidated financial statements”). The comparative figures of 2020 and 2019 correspond to the combined financial statements of the Technip Energies Group. They have been prepared in accordance with IFRS as issued by the IASB and endorsed by the EU, under consideration of the principles for determining which assets and liabilities, income and expenses, as well as cash flows, were to be transferred to the Technip Energies Group.

These consolidated financial statements were prepared under the responsibility of and approved by the Board of Directors on March 18, 2022.

The consolidated financial statements are presented in millions of euros, and all values are rounded to the nearest thousand, unless otherwise specified.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	180

1.4.    Going concern

As required by IAS 1 “Presentation of Financial Statements” in determining the basis of preparation for the consolidated financial statements, we have considered the Company’s business activities, together with the factors likely to affect its future development, performance and position in order to assess whether the Company may adopt the going concern basis in preparing its consolidated financial statements.

Spin-off and associated refinancing transactions

On February 16, 2021 the separation with TechnipFMC (the “Spin-off”) was completed. In connection with the Spin-off, the Group executed a series of refinancing transactions, in order to provide a capital structure with sufficient cash resources to support future operating and investment plans.

On February 10, 2021, the Group. entered into a €1.4 billion senior unsecured Bridge and Revolving Facilities Agreement (the “Facilities Agreement”) with Crédit Agricole Corporate and Investment Bank, as Agent and ESG Coordinator, BNP Paribas acting as Coordinator and Documentation Agent and the lenders party thereto.

On May 28, 2021, Technip Energies N.V. issued €600 million aggregate principal amount of 1.125% senior unsecured notes due 2028 (the “notes”) the proceeds of which have been used for general corporate purposes, including the refinancing (which occurred on May 31, 2021) of the €620 million bridge amount drawn under the Facilities Agreement.

As of December 31, 2021, Technip Energies has a cash position of €3.6 billion with a total liquidity of €4.3 billion.

The Company continues to maintain sufficient liquidity and meets its covenants under the revolving credit facilities as of December 31, 2021. See note 22 for further details. As part of our assessment of going concern the Group has modelled its projected cash flows under a severe but plausible downside scenario, as well as testing its covenants against this scenario. Under all the scenarios modelled, after taking mitigating actions as needed, forecasts did not indicate breach within the going concern period of review on any of the future dates through December 2023.

Operating activities

The Group continues to actively monitor the impact of the COVID-19 pandemic and oil price volatility, including the impact on economic activity and financial reporting. Whilst the situation is uncertain and evolving, the Company has modelled potential severe but plausible impacts on revenues, profits and cash flows in its assessment. In preparing its assessment, the Group has considered the impact that COVID-19 and oil price volatility has had on the business.

As recovery from COVID-19 gathers momentum the operational impacts of the health pandemic (which for the Company has included supply chain disruptions, productivity declines and logistics constraints) have been easing as regional restrictions are removed.

At the end of December 2021, the Technip Energies Group’s backlog increased by €4.4 billion, at €15.9 billion as of December 31, 2021 compared to €11.5 billion as of December 31, 2020 . This substantial improvement in backlog provides a high multi-year visibility. The new projects continue to give the Group potential for selective additions to its backlog in the coming quarters.

Based on the above, the Technip Energies Group’s management considers that the Company has sufficient resources to continue in operational existence for the foreseeable future and that there are no material uncertainties about the Company’s ability to continue as a going concern. For this reason, Technip Energies continues to adopt the going concern basis in preparing the consolidated financial statements. Russia’s recent invasion of Ukraine was considered as part of this assessment. Refer to note 32 for further detail.

1.5.    Changes in accounting policies and disclosures

a.	IFRS standards, amendments and interpretations effective as of January 1, 2021

Amendments to IFRS 9, IAS 39, IFRS 7, IFRS 4 and IFRS 16 - Interest Rate Benchmark Reform – Phase 2

These amendments state that in the event of modification of contractual terms as a direct consequence of the interest rate benchmark reform, and in application of paragraph B5.4.5 of IFRS 9, there is no immediate impact on profit and loss for the year.

Amendments to IFRS 16 - COVID-19 - Related Rent Concessions beyond June 30, 2022

These amendments relate to the treatment by the lessee of reliefs granted by the lessor on a current lease as a direct result of the COVID-19 pandemic, in the form of “payment holidays” or temporary rent reductions (for payments up to June 30, 2022, at the latest). Provided there is no substantial modification of the terms of the lease, the lessee is allowed by these amendments not to re-estimate the lease liability using a revised discount rate, with a corresponding adjustment to the right-of-use asset, and not to defer the value of the relief through amortization of the right-of-use asset. The lessee can therefore opt to record the impact directly in profit and loss.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	181

Configuration or customization costs in cloud computing arrangement

The March 2021 IFRS IC update included an agenda decision on Configuration and Customization costs in a Cloud Computing Arrangement which was ratified by the IASB in April 2021. The Committee had received a request about how a customer accounts for costs of configuring or customizing a supplier’s application software in a Software as a Service (SaaS) arrangement. The key areas of consideration are as follows: can these costs be capitalized as an intangible asset and can these costs be capitalized as a prepayment, or should the costs be expensed when incurred? In the fact pattern described in the request, the supplier controls the application software to which the customer has access. The assessment of whether configuration or customization of that software results in an intangible asset for the customer depends on the nature and output of the configuration or customization performed. If the customer does not recognize an intangible asset in relation to configuration or customization of the application software, it applies paragraphs 68–70 of IAS 38 to account for those costs.

The Committee concluded that the principles and requirements in IFRS Standards provide an adequate basis for a customer to determine its accounting for configuration or customization costs incurred in relation to the SaaS arrangement described in the request. Consequently, the Committee decided not to add a standard-setting project to the work plan.

Interpretation of IAS 19 Employee Benefits - Attributing Benefit to Periods of Service

IFRS IC published, in May 2021, its final decision on the allocation of benefit entitlements to periods of service. The Committee sheds practical light on IAS 19 application (§70-74) relating to the attachment of rights to benefits to periods of service. In the case of the defined benefit plan analyzed, employees are entitled to receive a lump sum upon reaching retirement age, subject to being present in the company on that date. The amount of post-employment benefits to which an employee is entitled then depends on the length of employment with the entity before reaching that age, but is capped at a certain number of consecutive years of service.

IFRIC decision on non-refundable value added tax on lease payments

In October 2021, the IFRS Interpretations Committee published its decision on non-refundable value added tax on lease payments. The Committee had received a request about how a lessee accounts for any non-refundable value added tax charged on lease payments. The request asked whether, in applying IFRS 16, the lessee includes non-refundable VAT as part of the lease payments for a lease. Outreach conducted by the Committee and comment letters on the Committee’s tentative agenda decision provided limited evidence that non-refundable VAT on lease payments is material to affected lessees; and of diversity in the way lessees in similar circumstances account for non-refundable VAT on lease payments. The Committee has therefore not received evidence that the matter has widespread effect and has, or is expected to have, a material effect on those affected. Consequently, the Committee decided not to add a standard-setting project to the work plan.

IFRIC decision on accounting for warrants that are classified as financial liabilities on initial recognition

In October 2021, the IFRS Interpretations Committee published its decision on accounting for Warrants that are classified as financial liabilities on initial recognition. The Committee has received a request about the application of IAS 32 in relation to the reclassification of warrants. The request asked whether the issuer reclassifies the warrant as an equity instrument following the fixing of the warrant’s exercise price after initial recognition as specified in the contract, given that the fixed-for-fixed condition would at that stage be met.

The Committee observed that IAS 32 contains no general requirements for reclassifying financial liabilities and equity instruments after initial recognition when the instrument’s contractual terms are unchanged. The Committee acknowledged that similar questions about reclassification arise in other circumstances. Reclassification by the issuer has been identified as one of the practice issues, the committee will consider addressing in its Financial Instruments with Characteristics of Equity (FICE) project and will consider the matter as part of its broader discussions on the FICE project.

IFRIC decision on economic benefits from use of a windfarm

In December 2021, the IFRS Interpretations Committee published its decision on economic benefits from use of a windfarm. The Committee has received a request about whether, applying paragraph B9(a) of IFRS 16, an electricity retailer has the right to obtain substantially all the economic benefits from use of a windfarm throughout the term of an agreement with a windfarm generator.

The Committee therefore concluded that, in the fact pattern described in the request, the retailer does not have the right to obtain substantially all the economic benefits from use of the windfarm. Consequently, the agreement does not contain a lease. The Committee concluded that the principles and requirements in IFRS standards provide an adequate basis for an entity that enters into an agreement as described in the request to assess whether it has the right to obtain substantially all the economic benefits from use of an identified asset.

The above mentioned new interpretations and amendments effective on January 1, 2021, did not have a significant impact on the Company’s consolidated financial statements.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	182

Table of  Contents
b.          Published IFRS standards, amendments and interpretations not yet effective or early adopted by the Group

Norm	Effective date	Statement
Reference to the Conceptual Framework -Amendment to IFRS 3	Jan 1, 2022
The amendment adds an exception to the recognition principle of IFRS 3 to avoid the issue of potential “day 2” gains or losses arising for liabilities and contingent liabilities that would be within the scope of IAS 37 and IFRIC 21 if incurred separately. The exception requires entities to apply the criteria in IAS 37 or IFRIC 21 respectively, instead of the Conceptual Framework, to determine whether a present obligation exists at the acquisition date.

Property, Plant & Equipment: Proceeds before Intended Use – Amendments to IAS 16	Jan 1, 2022
The amendments prohibit entities from deducting from the cost of an item of PP&E, any proceeds of the sale of items produced while bringing that asset to the location and condition necessary for it to be capable of operating in the manner intended by management. Instead, an entity recognizes the proceeds from selling such items, and the costs of producing them in the income statement.

Onerous Contracts – Costs of Fulfilling a Contract – Amendments to IAS 37	Jan 1, 2022
The amendment specifies which costs an entity needs to include when assessing whether a contract is onerous or loss-making: both incremental costs and an allocation of costs directly related to contract activities.

Annual Improvements	Jan 1, 2022
As part of its process to make non-urgent but necessary amendments to IFRS Standards, the IASB has issued the Annual Improvements to IFRS Standards 2018–2020. Annual improvements make minor amendments to IFRS 1, “First-time Adoption of IFRS”, IFRS 9, “Financial instruments”, IAS 41, “Agriculture” and the Illustrative Examples accompanying IFRS 16, “Leases”.

Classification of Liabilities as Current or Non-Current – Amendments to IAS 1	Jan 1, 2023
The amendment clarifies:
■ what is meant by a right to defer settlement,
■ that a right to defer must exist at the end of the reporting period,
■ that classification is unaffected by the likelihood that an entity will exercise its deferral right,
■ that only if an embedded derivative in a convertible liability is itself an equity instrument, would the terms of a liability not impact its classification.

Definition of Accounting Estimates – Amendments to IAS 8	Jan 1, 2023
The amendments clarify the distinction between changes in accounting estimates and changes in accounting policies and the correction of errors. The effects on an accounting estimate of a change in an input or a change in a measurement technique are changes in accounting estimates if they do not result from the correction of prior periods’ errors. The previous definition of a change in accounting estimates may result from new information or developments. Therefore, such changes are not corrections of errors.

Disclosure of Accounting Policies – Amendments to IAS 1 and IFRS Practice Statement 2	Jan 1, 2023
The amendments aim to help entities provide more useful accounting policy disclosures by replacing the requirement to disclose their “significant” accounting policies with their “material” accounting policies, and by adding guidance on how entities apply the concept of materiality in making decisions about accounting policy disclosures.

IFRS 17 Insurance contracts	Jan 1, 2023
In May 2017, the IASB issued IFRS 17 Insurance Contracts, a comprehensive new accounting standard for insurance contracts covering recognition and measurement, presentation and disclosure. Once effective, IFRS 17 will replace IFRS 4 Insurance Contracts.

Sale or contribution of assets between an Investor and its Associate or Joint Venture - Amendments to IFRS 10 and IAS 28	Effective application date is indefinitely postponed
The amendments address the conflict between IFRS 10 consolidated financial statements and IAS 28 Investments in Associates and Joint Ventures in dealing with the loss of control of a subsidiary that is sold or contributed to an associate or joint venture.
The amendments clarify that a full gain or loss is recognized when a transfer to an associate or joint venture involves a business as defined in IFRS 3. Any gain or loss resulting from the sale or contribution of assets that does not constitute a business, however, is recognized only to the extent of unrelated investors’ interests in the associate or joint venture.

New standards, interpretations or amendments effective on January 1, 2022 and 2023 were not early adopted by Technip Energies. The Group does not currently anticipate any material impact to result from these new standards, amendments and interpretations.
ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	183

Table of  Contents

1.6.          Summary of significant accounting policies

a.	Consolidation principles

In accordance with IFRS 10 “consolidated financial statements” (“IFRS 10”), the Group’s consolidated financial statements include the financial statements of Technip Energies N.V. and subsidiaries controlled by Technip Energies (including structured entities).

Technip Energies controls an entity where the Group has all the following:

■      The power over the company subject to the investment;
■      An exposure or rights to the company’s variable returns; and
■      The ability to use its power over the entity to affect these returns.

The power to direct the activities of the entity usually exists when holding more than 50% of voting rights in the entity and these rights are substantive.

As per IFRS 11 “Joint Arrangements” (“IFRS 11”), joint arrangements could be classified as joint ventures or joint operations. Joint operations should be recognized to the extent of Technip Energies’ assets and its liabilities, including its share of any assets held jointly or liabilities incurred jointly.

The equity method is used for joint ventures and for investments over which Technip Energies exercises a significant influence on operational and financial policies. Unless otherwise indicated, such influence is deemed to exist for investments in companies in which the Group’s ownership is between 20% and 50%.

Companies in which the Group’s ownership is less than 20% or which do not represent material investments are recorded under “Other Non-Current Financial Assets”.

The list of Technip Energies’ related undertakings as of December 31, 2021 is provided in note 31.

The main affiliates of Technip Energies close their accounts as of December 31 and all consolidated companies apply Group’s accounting policies as set in the Global Accounting Manual.

All intercompany balances and transactions, as well as internal income and expenses, are fully eliminated.

Subsidiaries are consolidated as of the date of acquisition, being the date on which Technip Energies obtains control, and continue to be consolidated until the date control ceases.

b.	Recognition of revenue from customer contracts

Technip Energies accounts for revenue in accordance with IFRS 15 “Revenues from Contracts with Customers” (“IFRS 15”). Revenue is measured based on the consideration specified in a contract with a customer. The majority of our revenue is from long-term contracts associated with designing and manufacturing products and systems and providing services to customers involved in exploration and production of crude oil and natural gas. The Technip Energies Group recognizes revenue when or as it transfers control over a good or service to a customer.

Contract modifications – Contracts are often modified to account for changes in contract specifications and requirements. The Group considers contract modifications to exist when the modification either creates new, or changes the existing, enforceable rights and obligations. Most of the Group’s contract modifications are for goods or services that are not distinct from the existing contract due to the significant integration service provided in the context of the contract and are accounted for as if they were part of that existing contract. The effect of a contract modification on the transaction price and our measure of progress for the performance obligation to which it relates is recognized as an adjustment to revenue (either as an increase in or a reduction of revenue) on a cumulative catch-up basis.

Variable consideration – Due to the nature of the work required to be performed on many of existing performance obligations, the estimation of total revenue and cost at completion is complex, subject to many variables and requires significant judgment. It is common for the long-term contracts to contain variable considerations that can either increase or decrease the transaction price. Variability in the transaction price arises primarily due to liquidated damages. The Technip Energies Group considers its experience with similar transactions and expectations regarding the contract in estimating the amount of variable consideration to which it will be entitled and determining whether the estimated variable consideration should be constrained. We include estimated amounts in the transaction price to the extent it is probable that a significant reversal of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is resolved. The estimates of variable consideration are based largely on an assessment of anticipated performance and all information (historical, current and forecasted) that is reasonably available to Technip Energies.

Payment terms – Progress billings are generally issued upon completion of certain phases of the work as stipulated in the contract. Payment terms may either be fixed, lump-sum or driven by time and materials (i.e., daily or hourly rates, plus materials). Because typically the customer retains a small portion of the contract price until completion of the contract, contracts generally result in revenue recognized in excess of billings which we present as contract assets on the statement of financial position. Amounts billed and due from customers are classified as receivables on the statement of financial position. The portion of the payments retained by the customer until final contract settlement is not considered a significant financing component because the intent is to protect the customer. For some contracts, the Technip Energies Group may be entitled to receive an advance payment. The Technip Energies Group recognizes a liability for these advance payments in excess of revenue recognized and presents them as contract liabilities on the statement of financial position. The advance payment typically is not considered a significant financing component because it is used to meet working capital demands that can be higher in the early stages of a contract and to protect us from the other party failing to adequately complete some or all of its obligations under the contract.

Warranty – Certain contracts include an assurance-type warranty clause, typically between 18 and 36 months, to guarantee that the products comply with agreed specifications. A service-type warranty may also be provided to the customer; in such a case, management allocates a portion of the transaction price to the warranty as a separate performance obligation based on the estimated stand-alone selling price of the service-type warranty.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	184

Table of  Contents
Allocation of transaction price to performance obligations – A contract’s transaction price is allocated to each distinct performance obligation and recognized as revenue, when, or as, the performance obligation is satisfied. To determine the proper revenue recognition method, the Group evaluates whether two or more contracts should be combined and accounted for as one single contract and whether the combined or single contract should be accounted for as more than one performance obligation. This evaluation requires significant judgment; some of the Group’s contracts have a single performance obligation as the promise to transfer the individual goods or services is not separately identifiable from other promises in the contracts and, therefore, not distinct. For contracts with multiple performance obligations, Technip Energies allocates the contract’s transaction price to each performance obligation using its best estimate of the standalone selling price of each distinct good or service in the contract.

Cost-to-cost method – For long-term contracts, because of control transferring over time, revenue is recognized based on the extent of progress towards completion of the performance obligation. The cost-to-cost measure of progress for contracts is generally used because it best depicts the transfer of control to the customer which occurs as costs on the contracts are incurred. Under the cost-to-cost measure of progress, the extent of progress towards completion is measured based on the ratio of costs incurred to date to the total estimated costs at completion of the performance obligation. Revenues, including estimated fees or profits, are recorded proportionally as costs are incurred. Any expected losses on contracts in progress are charged to earnings, in total, in the period the losses are identified.

Right to invoice practical expedient – The right-to-invoice practical expedient can be applied to a performance obligation satisfied over time if we have a right to invoice the customer for an amount that corresponds directly to the value transferred to the customer for performance completed to date. When this practical expedient is used, variable consideration is not estimated at the inception of the contract to determine the transaction price or for disclosure purposes. Certain contracts have payment terms dictated by daily or hourly rates while other contracts may have mixed pricing terms that include a fixed fee portion. For contracts in which the customer is charged a fixed rate based on the time or materials used during the project that correspond to the value transferred to the customer, the Technip Energies Group recognizes revenue in the amount it has the right to invoice.

c.	Foreign currency transactions

Foreign currency transactions are translated into the functional currency at the exchange rate applicable on the transaction date.

At the closing date, monetary assets and liabilities stated in foreign currencies are translated into the functional currency at the exchange rate prevailing on that date. Resulting exchange gains or losses are directly recorded in the statement of income (see note 6. Other income and expense (net) for further details), except exchange gains or losses on cash accounts eligible for future cash flow hedging and for hedging on net foreign currency investments.

Translation of financial statements of subsidiaries in foreign currency – The statements of income of foreign subsidiaries are translated into euro at the average exchange rate prevailing during the year. The statements of financial position are translated at the exchange rate at the closing date. Differences arising in the translation of financial statements of foreign subsidiaries are recorded in other comprehensive income (loss) as foreign currency translation reserve. Items that are recognized directly in equity are translated using the historical rates. The functional currency of the foreign subsidiaries is most commonly the local currency.

d.	Business combinations

Business combinations are accounted for using the acquisition method of accounting. Under the acquisition method, assets acquired and liabilities assumed are recorded at their respective fair values as of the acquisition date. Determining the fair value of assets and liabilities involves significant judgment regarding methods and assumptions used to calculate estimated fair values. The purchase price is allocated to the assets acquired, including identifiable intangible assets, and liabilities based on their estimated fair values. Any excess of the purchase price over the estimated fair values of the net assets acquired is recorded as goodwill. Identifiable assets are depreciated over their estimated useful lives.

Acquisition-related costs are expensed as incurred and included in the statement of income line item “Selling, general and administrative expenses”.

Adjustments recorded for a business combination on the provisional values of assets, liabilities and contingent liabilities are recognized as a retrospective change in goodwill when occurring within a 12-month period after the acquisition date and resulting from facts or circumstances that existed as of the acquisition date. After this measurement period ends, any change in valuation of assets, liabilities and contingent liabilities is accounted for in the statement of income, with no impact on goodwill.

e.	Separation costs

Separation costs are expensed as incurred and include fees and expenses associated with the separation transaction (“the Spin-off”). The costs include legal and tax advice expenses, consulting services and other separation activities related costs. Separation costs are included in the consolidated statement of income line “Impairment, restructuring and other expenses”.

f.	Segment information

Information by operating segment

IFRS 8 - Operating Segments require to determine operating segments based on information which is provided internally to the Chief Operating Decision Maker (“CODM”).

In the periods presented here, the Chief Executive Officer reviewed and evaluated the Technip Energies Group operating performance to make decisions about resource to be allocated and has been identified as the Chief Operating Decision Maker (“CODM”). Utilizing the internal reporting information provided to the CODM, the Technip Energies Group has changed, in 2021, the structure of its internal organization and defined two segments designated as Projects Delivery and Technology, Products and Services.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	185

Table of  Contents
The corresponding definitions are disclosed as follows:

■          Projects Delivery:

The Projects Delivery segment provides comprehensive engineering, procurement and construction delivery capability globally. The Group’s key capabilities leverage its operational and technical excellence as a global provider of engineering, procurement and construction (“EPC”) services for onshore oil and gas; liquid natural gas (“LNG”) and gas to liquids (“GTL”); oil refining; ethylene: petrochemicals; chemicals; fertilizers; offshore oil and gas (shallow-water, deep-water) with floating solutions (floating production units (“FPUs”), Floating production storage and offloading (“FPSO”), floating liquefied natural gas (“FLNG”) and floating storage and regasification unit “FSRU”)).

■          Technology, Products and Services:

The activities within the Group’s Technology, Products and Services businesses are more versatile, combining proprietary technologies with associated licensing fees and equipment such as LNG Loading Arms and associated knowledge-based services into a global business for ethylene, refining, petrochemicals, inorganic and specialty chemicals as well as gas monetization. From technology definition, early engagement through scope definition, advanced technologies and project lifecycle support, Technip Energies works closely with customers to provide the optimal approach to maximize their return on investment. Consulting and services may be provided under the Group’s specialist consulting brands, Genesis, or through the Group’s project management consulting or engineering services business lines.

■          Corporate / non allocable:

The Corporate / non allocable corresponds to the unallocated items in the two segments above.

Disaggregation of revenue

The Technip Energies Group disaggregates its revenue by the following geographic regions:

■          Europe & Russia;
■          Africa & Middle East;
■          Asia Pacific; and
■          Americas.

Geographical areas are defined according to the following criteria: specific risks associated with activities performed in a given area, similarity of economic and political framework, regulation of exchange control, and underlying monetary risks. The geographical breakdown is based on the contract delivery within the specific country.

g.	Earnings per share

As per IAS 33 “Earnings per Share” (“IAS 33”), Earnings Per Share (“EPS”) are based on the average number of outstanding shares over the year, after deducting treasury shares.

Diluted earnings per share amounts are calculated by dividing the net profit of the year, restated if need be for the after-tax financial cost of dilutive financial instruments, by the sum of the weighted average number of outstanding shares, the weighted average number of share subscription options not yet exercised, the weighted average number of performance shares granted calculated using the share purchase method, and, if applicable, the effects of any other dilutive instrument.

In accordance with the share purchase method, only dilutive instruments are used in calculating EPS. Dilutive instruments are those for which the option exercise price plus the future share-based compensation expense not yet recognized is lower than the average share price during the EPS calculation period.

h.	Goodwill

Goodwill is measured at the acquisition date as the total of the fair value of consideration transferred, plus the proportionate amount of any non-controlling interest, plus the fair value of any previously held equity interest in the acquiree, if any, less the net recognized amount (generally at fair value) of the identifiable assets acquired and liabilities assumed.

Goodwill is allocated to cash-generating units that are expected to benefit from the business combination in which the goodwill arose and in all cases is at the operating segment level, which represents the lowest level at which goodwill is monitored for internal management purposes.

Goodwill is not amortized but it is tested for impairment annually, or more frequently if events or changes in circumstances indicate that it might be impaired and is carried at cost less accumulated impairment losses. Gains and losses on the disposal of an entity include the carrying amount of goodwill relating to the entity sold.

i.	Property, plant and equipment

In compliance with IAS 16 “ Property, plant and equipment” (“IAS 16”), an asset is recognized only if the cost can be measured reliably and if future economic benefits are expected from its use.

Property, plant and equipment could be initially recognized at cost or at their fair value in case of business combinations.

As per IAS 16, the Technip Energies Group uses different depreciation periods for each of the significant components of a single property, plant and equipment asset where the useful life of the component differs from that of the main asset. Below are the useful lives most commonly applied by the Technip Energies Group on a straight-line basis:

■          Buildings: 10 to 60 years;
■          IT Equipment: 3 to 5 years;
■          Machinery and Equipment: 3 to 20 years;
■          Office Fixtures: 5 to 10 years.

If the residual value of an asset is material and can be measured, it is taken into account in calculating its depreciable amount.

On a regular basis, the Technip Energies Group reviews the useful lives of its assets. That review is based on the effective use of the assets.

Depreciation costs are recorded in the statement of income as a function of the fixed assets’ use, split between the following line items: cost of sales, research and development expense, selling, general and administrative expenses.

In accordance with IAS 36 - Impairment of Assets, the carrying value of property, plant and equipment is reviewed for impairment whenever internal or external events indicate that there may be impairment, in which case, an impairment test is performed.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	186

Table of  Contents
j.	Leases

Technip Energies mainly leases real estate assets such as offices buildings and residential housing.

The standard requires that payments shall be discounted using the interest rate implicit in the lease, if that rate can be readily determined. In practice, given the structure of the Group’s financing all of which is held by Technip Energies N.V. or T.EN Eurocash SNC, the discount rate used to determine the right-of-use asset and the lease liability for each leased asset is calculated based on the incremental borrowing rate of the Group at inception of the lease. Technip Energies calculated the rate applicable to each lease contract on the basis of the lease duration.

Technip Energies Group determines if an arrangement is a lease at inception by assessing whether an identified asset exists and if the Group has the right to control the use of the identified asset. Leases are included in right-of-use assets, lease liabilities (non-current and current on the statement of financial position. Right-of-use assets represent the right to use an underlying asset for the lease term and lease liabilities represent Technip Energies obligation to make lease payments arising from the lease. Right-of-use assets and lease liabilities are recognized at the commencement date based on the present value of the remaining lease payments over the lease term. The right-of-use assets also include any lease prepayments made and exclude lease incentives the Group received from the lessor. Depreciation of right-of-use assets is recognized on a straight-line basis over the lease term.

The lease term generally used to calculate the liability is the term of the initially negotiated lease, not taking into account any early termination options, except in special circumstances. When leases contain extension options, the term used for the calculation of the liability may include these periods, mainly when the anticipated period of use of the fixed assets, whether under a new or existing lease, is greater than the initial contractual lease term.

The Group has variable lease payments, including adjustments to lease payments based on an index or rate (such as the Consumer Price Index) and fair value adjustments to lease payments. Variable lease payments that depend on an index or a rate (such as the Consumer Price Index or a market interest rate) are included when measuring initial lease liability of the lease arrangements using the payments’ base rate or index. The Group remeasures the lease liability when there is a change in future lease payments resulting from a change in such index or rate.

Short-term leases with an initial term of 12 months or less that do not include a purchase option and leases of low-value assets (referring mainly to IT equipment e.g. laptops and mobile phones) are not recorded on the statement of financial position.

Technip Energies Group adopted the practical expedient to not separate lease and non-lease components for all asset classes.

The Group currently subleases certain of its leased real estate to third parties. The subleases are classified as operating or finance leases by the sublessor depending on the duration of the sublease contract and the end date of the main lease contract.

k.	Intangible assets

Internally generated research and development costs

Research costs are expensed when incurred. In compliance with IAS 38 “Impairment of Assets” (“IAS 38”), development costs are capitalized if all of the following criteria are met:

■      The projects are clearly identified;
■      The Technip Energies Group is able to reliably measure expenditures incurred for each project during its development;
■      The Technip Energies Group is able to demonstrate the technical or industrial feasibility of the project;
■      The Technip Energies Group has the financial and technical resources available to complete the project;
■      The Technip Energies Group can demonstrate its intention to complete, to use or to commercialize products resulting from the project; and
■      The Technip Energies Group is able to demonstrate the existence of a market for the output of the intangible asset, or, if it is used internally, the usefulness of the intangible asset.

All research and development costs not meeting the IAS 38 criteria are expensed as incurred in the consolidated Statement of income. The Technip Energies Group capitalized costs on certain IT projects developed internally.

Other intangible assets

Intangible assets other than goodwill (including those acquired in a business combination) are amortized on a straight-line basis over their expected useful lives, as follows:

■     Backlog: as per the timeframe of the outstanding orders (usually less than 3 years);
■     Licenses, Patents and Trademarks: less than 20 years;
■     Software (including software rights, proprietary IT tools, such as the E-procurement platform, or the Technip Energies Group’s management applications): 3 to 7 years.

In accordance with IAS 36, the carrying value of intangible assets is reviewed for impairment whenever internal or external events indicate that there may be an impairment, in which case, an impairment test is performed.

I.	Impairment of non-financial assets

Non-financial assets, property, plant and equipment, and identifiable intangible assets being amortized are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of the asset or cash-generating unit (“CGU”) may not be recoverable. If any indication exists, or when annual impairment testing for an asset is required, the Technip Energies Group estimates the asset’s recoverable amount. The asset’s recoverable amount is the higher of an asset’s or CGU’s fair value less costs of disposal and the value in use. The recoverable amount is determined for an individual asset, unless the asset does not generate cash inflows that are largely independent of those from other assets or groups of assets. When the carrying amount of an asset or CGU exceeds its recoverable amount, the asset is considered impaired and is written down to its recoverable amount.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	187

Table of  Contents
In assessing the value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset, including growth rates in revenues, costs, estimates of future expected changes in operating margins, tax rates and cash expenditures. Future revenues are also adjusted to match changes in the Technip Energies Group’s business strategy. Factors that could trigger a lower value in use estimate include sustained price declines of a CGU’s products and services, cost increases, regulatory or political environment changes, changes in customer demand, and other changes in market conditions, which may affect certain market participant assumptions used in the discounted future cash flow model.

In determining the fair value less costs of disposal, recent market transactions are taken into account. If no such transactions can be identified, an appropriate valuation model is used.

Goodwill is tested for impairment annually at September 30 and whenever changes in circumstances indicate that its carrying amount may not be recoverable. Impairment is determined for goodwill by assessing the recoverable amount of each CGU (or group of CGUs) to which the goodwill relates. When the recoverable amount of the CGU is less than its carrying amount, an impairment loss is recognized. Impairment losses relating to goodwill cannot be reversed in future periods.

m.	Fair value measurement

The Technip Energies Group measures certain financial instruments (including derivatives) at fair value at each balance sheet date.

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

The fair value of an asset or a liability is measured using the assumptions that market participants would use when pricing the asset or liability, assuming that market participants act in their economic best interest.

A fair value measurement of a non-financial asset takes into account a market participant’s ability to generate economic benefits by using the asset in its highest and best use or by selling it to another market participant that would use the asset in its highest and best use.

The Technip Energies Group uses valuation techniques that are appropriate in the circumstances and for which sufficient data is available to measure fair value, maximizing the use of relevant observable inputs and minimizing the use of unobservable inputs.

All assets and liabilities for which fair value is measured or disclosed in the consolidated financial statements are categorized within the fair value hierarchy, described as follows, based on the lowest level input that is significant to the fair value measurement as a whole:

■          Level 1: Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets;
■          Level 2: Inputs other than quoted prices included in Level 1 that are observable for the asset or liability either directly or indirectly;
■          Level 3: Unobservable inputs (e.g., a reporting entity’s own data).

For assets and liabilities that are recognized in the consolidated financial statements at fair value on a recurring basis, the Technip Energies Group determines whether transfers have occurred between levels in the hierarchy by re-assessing categorization (based on the lowest level input that is significant to the fair value measurement as a whole) at the end of each reporting period.

n.	Financial assets

Financial assets are categorized at initial recognition, as subsequently measured at either amortized cost, at fair value through other comprehensive income (“FVOCI”), or at fair value through profit or loss (“FVTPL”).

For debt instruments this classification depends on the financial asset’s contractual cash flow characteristics as well as business model according to which the Technip Energies Group is managing them. Financial assets are initially measured at their fair values plus, in the case of a financial asset not at fair value through profit or loss, transaction costs. Trade receivables that do not contain a significant financing component are measured at the transaction price determined under IFRS 15.

A financial asset is classified and measured at amortized cost or fair value through other comprehensive income (“OCI”) if and only if it gives rise to cash flows that are ‘solely payments of principal and interest (“SPPI”), i.e. the asset meets the SPPI test criteria, which are assessed at an instrument level.

The business model applied by the Technip Energies Group determines whether the cash flows from the instruments will be realized through collecting contractual cash flows, selling the financial assets, or both.

Transactions on financial assets that require delivery of assets within a time frame legally or contractually (regular way trades) are recognized on the trade date, being the date when the Technip Energies Group commits to acquire or sell the asset.

For purposes of subsequent measurement, financial assets are classified into three categories:

■          Financial assets at amortized cost;
■          Financial assets at fair value through OCI, either with recycling or no recycling of cumulative gains and losses;
■          Financial assets at fair value through profit or loss.

Financial assets at amortized cost

A financial asset is measured at amortized cost if both of the following conditions are met:

■          The financial asset is held within a business model with the objective to hold financial assets in order to collect contractual cash flows; and
■          The contractual terms of the financial asset give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

Financial assets at amortized cost are subsequently measured using the effective interest rate and are also subject to impairment. Gains and losses are recognized in the Statement of income, within the Other income, expenses (net) line when the asset is derecognized.

The Technip Energies Group’s financial assets at amortized cost include trade receivables, loans issued to third or related parties and debt notes receivable presented under other non-current assets or other current assets, as applicable.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	188

Table of  Contents
Financial assets at fair value through OCI

Financial assets are classified and measured at fair value through other comprehensive income if they are held in a business model whose objective is achieved by both collecting contractual cash flows and selling financial assets.

Financial assets at fair value through profit or loss

Financial assets at fair value through profit or loss include:

■       Financial assets held for trading (i.e., those which are acquired for the purpose of selling or repurchasing in the near term);
■      Financial assets designated upon initial recognition at fair value through profit or loss (in order to eliminate, or significantly reduce, an accounting mismatch); or
■      Financial assets required to be measured at fair value (i.e. assets with cash flows that are not solely payments of principal and interest, irrespective of the business model).

Derivatives, including separated embedded derivatives, are also classified as held for trading except for those designated as effective hedging instruments. Financial assets at fair value through profit or loss are carried in the statement of financial position at fair value with net changes in fair value recognized in the statement of income.

This category includes derivative instruments, listed and non-quoted equity investments which the Technip Energies Group had not irrevocably elected to classify at fair value through OCI, as well as certain liquid, frequently traded debt instruments such as treasury bills.

Dividends on listed equity investments are also recognized in the statement of income when the right of payment has been established.

Impairment of financial assets

An allowance for Expected Credit Losses (ECL) is recognized for all debt instruments not held at fair value through profit or loss. As opposed to the incurred loss approach, ECL is based on the difference between the carrying amount (as per the contractual cash flows of the instruments) and all the cash flows that the Technip Energies Group expects to receive, discounted at the original effective interest rate. The expected cash flows will include consideration of collaterals or other credit enhancements that are integral to the contractual terms.

In case of instruments for which there has not been a significant increase in credit risk since initial recognition, ECL is applied for default events that are possible within the next twelve months (a 12-month ECL). In case there has been a significant increase in credit risk since initial recognition, an ECL is applied over the remaining life of the exposure (lifetime ECL).

For trade receivables and contract assets, the Technip Energies Group applies a simplified approach permitted by IFRS 9. Therefore, the Technip Energies Group recognizes lifetime ECL at initial recognition and at each reporting date. The Technip Energies Group has considered historical credit loss experience, adjusted for forward-looking factors specific to the debtors and the economic environment to determine lifetime expected losses.

For debt instruments recognized at amortized cost, as permitted by IFRS 9, the Technip Energies Group applies the low credit risk simplification. Accordingly, the Technip Energies Group evaluates whether the debt instrument is considered to have low credit risk at the reporting date, using available, reasonable and supportable information. The Technip Energies Group considers its internal credit rating of the debt instrument, and also considers that there has been a significant increase in credit risk when contractual payments are more than 90 days past due. For debt instruments that continue to have low credit risk after the evaluation, the Technip Energies Group assumes that there is no significant increase in the credit risk of the instrument.

ECL on such instruments is measured on a 12-month basis. However, when there has been a significant increase in credit risk since origination, the allowance will be based on the lifetime ECL. The Technip Energies Group uses the ratings from credit rating agencies both to determine whether the debt instrument has significantly increased in credit risk and to estimate ECLs.

The Technip Energies Group considers a financial asset in default when contractual payments are 90 days past due. Also, in cases when internal or external information indicates that it is unlikely to receive the outstanding contractual cash flows before considering any credit enhancements, the Technip Energies Group also considers a financial asset to be in default. A financial asset is written off when there is no reasonable expectation of recovering the contractual cash flows.

Derecognition

A financial asset (or, where applicable, a part of a financial asset or part of a group of similar financial assets) is primarily derecognized when:

■      The rights to receive cash flows from the asset have expired; or
■      The Technip Energies Group has transferred its rights to receive cash flows from the asset or has assumed an obligation to pay the received cash flows in full without material delay to a third party under a ‘pass-through’ arrangement; and either (a) the Technip Energies Group has transferred substantially all the risks and rewards of the asset, or (b) the Technip Energies Group has neither transferred nor retained substantially all the risks and rewards of the asset, but has transferred control of the asset.

When the Technip Energies Group has transferred its rights to receive cash flows from an asset or has entered into a pass-through arrangement, it evaluates if, and to what extent, it has retained the risks and rewards of ownership. When it has neither transferred nor retained substantially all of the risks and rewards of the asset, nor transferred control of the asset, the Technip Energies Group continues to recognize the transferred asset to the extent of its continuing involvement. In that case, the Technip Energies Group also recognizes an associated liability. The transferred asset and the associated liability are measured on a basis that reflects the rights and obligations that the Technip Energies Group has retained.

Continuing involvement that takes the form of a guarantee over the transferred asset is measured at the lower of the original carrying amount of the asset and the maximum amount of consideration that the Technip Energies Group could be required to repay.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	189

Table of  Contents
Offsetting of financial instruments

Financial assets and financial liabilities are offset, and the net amount is reported in the consolidated statement of financial position if there is a currently enforceable legal right to offset the recognized amounts and there is an intention to settle on a net basis, or to realize the assets and settle the liabilities simultaneously.

o.	Derivative financial instruments and hedging

Initial recognition and subsequent measurement

The Technip Energies Group uses derivative financial instruments, such as forward contracts, swaps and options to hedge its risks, in particular foreign exchange risks. Such derivative financial instruments are initially recognized at fair value on the date on which a derivative contract is entered into and are subsequently remeasured at fair value. Derivatives are carried as financial assets when the fair value is positive and as financial liabilities when the fair value is negative.

Currently, every derivative financial instrument held by the Technip Energies Group is aimed at hedging future cash inflows or outflows against exchange rate fluctuations during the period of contract performance. Derivative instruments and in particular forward exchange transactions are aimed at hedging future cash inflows or outflows against exchange rate fluctuations in relation with awarded commercial contracts.

To hedge its exposure to exchange rate fluctuations during the bid-period of construction contracts, the Technip Energies Group occasionally enters into insurance contracts under which foreign currencies are exchanged at a specified rate and at a specified future date only if the new contract is awarded. The premium that the Technip Energies Group pays to enter into such an insurance contract is charged to the statement of income when paid. If the commercial bid is not successful, the insurance contract is automatically terminated without any additional cash settlements or penalties.

In some cases, the Technip Energies Group may enter into foreign currency options for some proposals during the bid-period. These options cannot be eligible for hedging.

For the purpose of hedge accounting, instruments qualifying as hedges are classified as:

■     Fair value hedges when hedging the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment;
■      Cash flow hedges when hedging the exposure to variability in cash flows that is either attributable to a particular risk associated with a recognized asset or liability or a highly probable forecasted transaction or the foreign currency risk in an unrecognized firm commitment;
■       Hedges of a net investment in a foreign operation (the Technip Energies Group currently has no financial instruments designated for such hedging relationship).

Foreign currency treasury accounts designated for a contract and used to finance its future expenses in foreign currencies may qualify as a foreign currency cash flow hedge. Cash as a hedging instrument is determined as cash less accounts payable (including debts contracted on projects) plus accounts receivable (including loans contracted on projects) on reimbursable, services and completed contracts at closing date.

An economic hedging may occasionally be obtained by offsetting cash inflows and outflows on a single contract (“natural hedging”).

When implementing hedging transactions, each applicable member of the Technip Energies Group enters into forward exchange contracts with banks or with the member of the Technip Energies Group that performs centralized treasury management for the Technip Energies Group. However, only instruments that involve a third party outside of Technip Energies are designated as hedging instruments.

At the inception of a hedge relationship, the Technip Energies Group formally designates and documents the hedge relationship to which it wishes to apply hedge accounting and the risk management objective and strategy for undertaking the hedge.

The documentation includes identification of the hedging instrument, the hedged item or transaction, the nature of the risk being hedged and how Technip Energies Group will assess the effectiveness of changes in the hedging instrument’s fair value in offsetting the exposure to changes in the hedged item’s fair value or cash flows attributable to the hedged risk. Such hedges are expected to be highly effective in achieving offsetting changes in fair value or cash flows and are assessed on an ongoing basis to determine that they actually have been highly effective throughout the financial reporting periods for which they were designated.

Hedges that meet all the qualifying criteria for hedge accounting are accounted for as described below. The fair value of derivative financial instruments is estimated on the basis of valuations provided by bank counterparties or financial models commonly used in financial markets, using market data as of the statement of financial position date.

A derivative instrument qualifies for hedge accounting (fair value hedge or cash flow hedge) when there is a formal designation and documentation of the hedging relationship, and of the effectiveness of the hedge throughout the life of the contract. A fair value hedge aims at reducing risks incurred by changes in the market value of some assets, liabilities or firm commitments. A cash flow hedge aims at reducing risks incurred by variations in the value of future cash flows that may impact net profit (loss).

In order for a currency derivative to be eligible for hedge accounting treatment, the following conditions have to be met:

■      Its hedging role must be clearly defined and documented at the date of inception; and
■     Its effectiveness should be proved at the date of inception and/or as long as it remains effective. If the effectiveness test results in a score between 80% and 125%, changes in fair value or in cash flows of the covered element must be almost entirely offset by the changes in fair value or in cash flows of the derivative instrument.

All derivative instruments are recorded and disclosed in the statement of financial position at fair value:

■      Derivative instruments considered as hedging are classified as current assets and liabilities, as they follow the operating cycle; and
■      Derivative instruments not considered as hedging are also classified as current assets and liabilities.
ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	190

Table of  Contents
Changes in fair value are recognized as follows:

■     Regarding cash flow hedges, the portion of the gain or loss corresponding to the effectiveness of the hedging instrument is recorded directly in other comprehensive income, and the ineffective portion of the gain or loss on the hedging instrument is recorded in the statement of income. The exchange gain or loss on derivative cash flow hedging instruments, which is deferred in equity, is reclassified in the net profit (loss) of the year(s) in which the specified hedged transaction affects the statement of income;

■      The changes in fair value of derivative financial instruments that qualify as fair value hedge are recorded in the other income, expenses (net) of the statement of income. The ineffective portion of the gain or loss is immediately recorded in the statement of income. The carrying amount of a hedged item is adjusted by the gain or loss on this hedged item which may be allocated to the hedged risk and is recorded in the statement of income; and

■       The changes in fair value of derivative financial instruments that do not qualify as hedging in accounting standards are directly recorded in the statement of income.

p.	Advances paid to suppliers

Advance payments made to suppliers under long-term contracts are shown under the “Advances Paid to Suppliers” line item, on the consolidated statement of financial position.

q.	Trade receivables

Trade receivables are amounts due from customers for goods sold or services performed in the ordinary course of business. Trade receivables are recognized initially at the amount of consideration that is unconditional unless they contain significant financing components, when they are recognized at fair value. The Technip Energies Group holds trade receivables with the objective to collect the contractual cash flows and therefore measures them subsequently at amortized cost using the effective interest method.

Impairment of trade receivables

Technip Energies Group applies IFRS 9 simplified approach to measuring expected credit losses which uses a lifetime expected loss allowance for all trade receivables and contract assets. The Technip Energies Group’s trade receivables and contracts assets constitute a homogeneous portfolio, therefore, to measure the expected credit losses, trade receivables and contract assets have been grouped based on a selection of the members of the Technip Energies Group that cover a representative part of the Technip Energies Group’s trade receivables and contract assets at each period end. Contract assets relate to unbilled work in progress and have substantially the same risk characteristics as the trade receivables for the same types of contracts. The Technip Energies Group has therefore concluded that the expected loss rates for trade receivables are a reasonable approximation of the loss rates for contract assets.

r.	Cash and cash equivalents

Cash and cash equivalents consist of cash in bank and in hand, as well as short-term investments that are considered to be readily convertible into a known amount of cash and where the risk of a change in their value is deemed to be negligible based on the criteria set out in IAS 7. Securities are measured at their market value at year-end. Any change in fair value is recorded in the statement of income.

s.	Share-based compensation

The Technip Energies Group employees participated in TechnipFMC’s share-based plans accounted for in accordance with IFRS 2 “Share-based payments” (“IFRS 2”). Share-based compensation expense has been allocated to the Technip Energies Group based on the awards and terms previously granted to the Technip Energies Group’s employees as well as an allocation of TechnipFMC’s management expenses attributable to the Technip Energies Group for the years ended December 31, 2020 and 2019.

Within the Company there are three types of share-based payment plans that qualify as equity settled:

■          Restricted Share Unit (RSU);
■          Performance Share Unit (PSU);
■          Stock Options.

The measurement of share-based compensation expense on restricted share awards is based on the market price at the grant date and the number of shares awarded. The fair value of performance shares is estimated using a combination of the closing stock price on the grant date and the Monte Carlo simulation model.

TechnipFMC used the Black-Scholes options pricing model to measure the fair value of share options granted on or after January 1, 2017, excluding from such valuation the service and non-market performance conditions (which are considered in the expected number of awards that will ultimately vest) but including market conditions (note 8).

The share-based compensation expense for each award is recognized during the vesting period (i.e. the period in which the service and, where applicable, the performance conditions are fulfilled). The cumulative expense recognized for share-based employee compensation at each reporting date reflects the already expired portion of the vesting period and the Technip Energies Group’s best estimate of the number of awards that will ultimately vest. The expense or credit in the statement of income for a period represents the movement in cumulative expense recognized as at the beginning and end of that period.

t.	Provisions

Provisions are recognized if and only if the following criteria are simultaneously met:

■      The Technip Energies Group has an ongoing obligation (legal or constructive) as a result of a past event;
■      The settlement of the obligation will likely require an outflow of resources embodying economic benefits without expected counterpart; and
■      The amount of the obligation can be reliably estimated: provisions are measured according to the risk assessment or the exposed charge, based upon best-known elements.

Contingencies related to contracts

These provisions relate to claims and litigation on contracts.

Restructuring

Once a restructuring plan has been decided and the interested parties have been informed, the plan is scheduled and valued. Restructuring provisions are recognized in accordance with IAS 37 - Provisions, Contingent Liabilities and Contingent Assets and presented within Impairment, Restructuring and Other Expenses (Income) in the consolidated statement of income.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	191

Table of  Contents
u.	Pensions and other long-term benefits

The Technip Energies Group sponsors various end-of-service and retirement employee benefit plans. Payments under such employee benefit plans are made either at the date of the employee’s termination of service with the Technip Energies Group or at a subsequent date or dates in accordance with the laws and practices of each country in which a participant resides. Depending on the employing entity the main defined benefit plans can be:

■          End of service benefits, to be paid at the termination of service;
■          Retirement benefits;
■          Jubilee benefits;
■          Post-retirement medical benefits (health care and life insurance).

The Technip Energies Group assesses its obligations in respect of employee pension plans and other long-term benefits such as “jubilee benefits”, post-retirement medical benefits, special termination benefits and cash incentive plans. The plan assets are recorded at fair value based on recognized and uniform actuarial methods performed by an independent actuary.

The obligations of providing benefits under defined benefit plans are determined by independent actuaries using the projected unit credit actuarial valuation method as per IAS 19 “Employee Benefits” (“IAS 19”).

The actuarial assumptions used to determine the obligations may vary depending on the country. The actuarial estimation is based on usual parameters such as future wage, salary increase rate, life expectancy, staff turnover and inflation rate.

The defined benefit liability equals the present value of the defined benefit obligation after deducting the plan assets. Present value of the defined benefit obligation is determined using present value of future cash disbursements based on interest rates of corporate bonds, in the currency used for benefit payment, and whose term is equal to the average expected life of the defined benefit plan.

According to amended IAS 19, the actuarial gains and losses resulting from adjustments related to experience and changes in actuarial assumptions are now recorded in other comprehensive income (see note 24. Pensions and other long-term employee benefit plans).

v.	Deferred income tax

Deferred tax assets and liabilities are recognized in accordance with IAS 12 “Income Taxes” (“IAS 12”) and are based on all temporary book-tax basis differences as of the closing date measured at the tax rates that are expected to apply to the period when the asset is realized or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted by the end of the reporting period.

Deferred tax assets and liabilities are reviewed at each closing date to take into account the effect of any changes in tax laws and in the prospects of recovery.

Deferred income tax assets are recognized for all deductible temporary differences, unused tax credit carry-forwards and unused tax loss carry-forwards, to the extent that it is probable that taxable profit will be available against which the temporary differences can be utilized.

Deferred income tax liabilities are recognized for all taxable temporary differences, except in certain specific circumstances, in accordance with the provisions of IAS 12.

Tax assets and liabilities are not discounted.

w.	Financial liabilities

Financial liabilities are classified, at initial recognition, as:

■    financial liabilities at fair value through profit or loss (i.e. instruments held for trading including derivatives not designated as hedging instruments and also instruments designated upon initial recognition at fair value through profit or loss);
■     financial debt;
■     trade and other payables; or
■     derivatives designated as hedging instruments in an effective hedge.

Financial liabilities are recognized initially at fair value and, in the case of loans and borrowings and payables, net of directly attributable transaction costs.

Financial liabilities at fair value through profit or loss

Financial liabilities are classified as held for trading if they are incurred for the purpose of repurchasing in the near term.

Gains or losses on liabilities held for trading are recognized in the consolidated statement of income.

The Technip Energies Group has not elected to designate any financial liability as at fair value through profit or loss.

Financial debts (Current and non-current)

Current and non-current financial debts include borrowings and commercial paper programs. After initial recognition, borrowings are measured at amortized cost using the effective interest rate method. Transaction costs are included in the cost of debt on the liability side of the statement of financial position, as an adjustment to the nominal amount of the debt. The difference between the initial debt and redemption at maturity is amortized at the effective interest rate.

Derecognition

A financial liability is derecognized when the obligation under the liability is discharged or cancelled or expires. When an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as the derecognition of the original liability and the recognition of a new liability. The difference in the respective carrying amounts is recognized in the consolidated statement of income.

x.	Current / non-current distinction

The distinction between current assets and liabilities, and non-current assets and liabilities is based on the operating cycle of contracts. If related to contracts, assets and liabilities are classified as “current”; if not related to contracts, assets and liabilities are classified as “current” if their maturity is less than 12 months or “non-current” if their maturity exceeds 12 months.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	192

Table of  Contents
1.7.    Use of critical accounting estimates, judgments and assumptions

The preparation of consolidated financial statements requires management to make certain estimates and assumptions, either at the balance sheet date or during the period that affect the reported amounts of assets and liabilities as well as expenses.

Refer to note 1.6 “Use of critical accounting estimates, judgments and assumptions” in the Technip Energies Group combined financial statements for the year ended December 31, 2020, for a discussion of critical accounting estimates, judgments and assumptions. During the year ended December 31, 2021, there were no changes to identified critical accounting estimates, judgments and assumptions.

Estimates may be revised if the circumstances and the assumptions on which they were based change, if new information becomes available, or as a result of greater experience. Consequently, the actual result from operations may differ from these estimates.

Other disclosures relating to the Technip Energies Group’s exposure to risks and uncertainties include:

■          Principles applied in preparing the consolidated financial statements (note 1);
■          Market related exposures (note 28).

a.	Judgments

Separation and Distribution Agreement

Technip Energies N.V. and TechnipFMC entered into a Separation and Distribution Agreement on January 7, 2021. Pursuant to the Separation and Distribution Agreement, certain transactions have been carried out in the execution of the Spin-off resulting notably in cash transfers between Technip Energies and TechnipFMC as well as some contributions.

In connection with the Separation and Distribution Agreement, Technip Energies N.V. entered on February 10, 2021, into a €1.4 billion senior unsecured Bridge and Revolving Facilities Agreement (the “Facilities Agreement”) between Technip Energies N.V. and T.EN Eurocash SNC with Crédit Agricole Corporate and Investment Bank, as Agent and ESG Coordinator, BNP PARIBAS acting as Coordinator and Documentation Agent and the lenders party thereto. On May 28, 2021, Technip Energies N.V. issued €600 million aggregate principal amount of 1.125% senior unsecured notes due 2028 (the “Notes”) the proceeds of which have been used for general corporate purposes, including the refinancing (which occurred on May 31, 2021) of the €620 million bridge amount drawn under the Facilities Agreement. The Notes were admitted to trading on the regulated market of Euronext Paris.

Impacts of the Spin-off on equity and cash and cash equivalents are presented below:

(In millions of €)
Total invested equity as reported as of December 31, 2020	1,825.8
Cash contribution	(532.9)
Receivables and other net asset contributions	(86.3)
Total invested equity after impact of the Separation and Distribution Agreement	1,206.6

(In millions of €)
Cash and cash equivalents as reported as of December 31, 2020	3,189.7
Cash contribution	(532.9)
Net cash proceeds from the Facilities Agreement	355.0
Other net cash impacts from intercompany settlements	27.1
Cash and cash equivalents after impact of the Separation and Distribution Agreement	3,038.9

Accounting for the merger related goodwill

The €1,453.6 million of goodwill allocated to the TechnipFMC Onshore/Offshore operating segment on the merger date was the direct result of the merger between FMC Technologies and Technip. Because goodwill attributed to the carve-out entity using the parent’s basis is acquisition-specific, it may include synergistic goodwill that the parent entity previously assigned to its other CGU or GCGU that were expected to benefit from the synergies of the business combination. Accordingly, because the Onshore/Offshore operating segment has been carved-out and included in the combined financial statements of the Technip Energies Group, management determined that was most appropriate to include the associated Onshore/Offshore operating segment’s goodwill with the Technip Energies Group.

Revenue recognition

The majority of the Technip Energies Group’s revenue is derived from long-term contracts that can span several years. The Technip Energies Group accounts for revenue in accordance with IFRS 15. The unit of account in IFRS 15 is a performance obligation. A contract’s transaction price is allocated to each distinct performance obligation and recognized as revenue when, or as, the performance obligation is satisfied. Performance obligations are satisfied over time as work progresses.

A significant portion of total revenue recognized over time primarily relates to a large range of onshore facilities and fixed and floating offshore facilities that involve the design, engineering, manufacturing, construction, and assembly of complex, customer-specific systems. Because of control transferring over time, revenue is recognized based on the extent of progress towards completion of the performance obligation. The selection of the method to measure progress towards completion requires judgment and is based on the nature of the products or services to be provided. The Technip Energies Group generally uses the cost-to-cost measure of progress for its contracts because it best depicts the transfer of control to the customer that occurs as the Technip Energies Group incurs costs on its contracts. Under the cost-to-cost measure of progress, the extent of progress towards completion is measured based on the ratio of costs incurred to date to the total estimated costs at completion of the performance obligation. Revenues, including estimated fees or profits, are recorded proportionally as costs are incurred.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	193

Table of  Contents
Due to the nature of the work required to be performed on performance obligations, the estimation of total revenue and cost at completion is complex, subject to many variables, and requires significant judgment. It is common for long-term contracts to contain award fees, incentive fees, or other provisions that can either increase or decrease the transaction price. The estimated amounts in the transaction price are included when management believes there is an enforceable right to the modification, the amount can be estimated reliably, and its realization is probable. The estimated amounts are included in the transaction price to the extent it is probable that a significant reversal of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is resolved.

The Technip Energies Group executes contracts with its customers that clearly describe the equipment, systems, and/or services. After analyzing the drawings and specifications of the contract requirements, project engineers estimate total contract costs based on their experience with similar projects and then adjust these estimates for specific risks associated with each project, such as technical risks associated with a new design. Costs associated with specific risks are estimated by assessing the probability that conditions arising from these specific risks will affect total cost to complete the project. After work on a project begins, assumptions that form the basis for the calculation of total project cost are examined on a regular basis and estimates are updated to reflect the most current information and management’s best judgment.

Adjustments to estimates of contract revenue, total contract cost, or extent of progress toward completion are often required as work progresses under the contract and as experience is gained, even though the scope of work required under the contract may not change. The nature of accounting for long-term contracts is such that refinements of the estimating process for changing conditions and new developments are continuous and characteristic of the process.

Consequently, the amount of revenue recognized over time is sensitive to changes in estimates of total contract costs. There are many factors, including, but not limited to, the ability to properly execute the engineering and design phases consistent with customers’ expectations, the availability and costs of labor and material resources, productivity, and weather, all of which can affect the accuracy of cost estimates, and ultimately, a future profitability.

b.	Estimates and assumptions

The preparation of Technip Energies consolidated financial statements requires the use of estimates and assumptions. The management exercises its best judgment based upon its experience and the circumstances prevailing at the time of the reporting. The estimates and assumptions are based on available information and conditions at the end of the year presented and are reviewed on an ongoing basis.

The key assumptions concerning the future and other key sources of estimation uncertainty at the reporting date, that have a significant risk of causing a material adjustment to the carrying amount of assets and liabilities within the next financial year relate to income taxes, pension accounting, impairment of non-financial assets and estimates related to fair value for purposes of assessing goodwill for impairment and are described below.

Income taxes

Income tax expense, deferred tax assets and liabilities, and reserves for uncertain tax positions reflect management’s best assessment of estimated future taxes to be paid. The Technip Energies Group is subject to income taxes in France and numerous other jurisdictions. Significant judgments and estimates are required in determining the consolidated income tax expense.

In determining the current income tax provision, management assesses temporary differences resulting from differing treatments of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are recorded in the consolidated statement of financial position. When management assesses deductible temporary differences, including those originating from tax losses carried forward, management must assess the probability that these will be recovered through the future taxable income. To the extent management believes recovery is not probable, no deferred tax asset is recognized. Management believes the assessment related to the availability of future taxable income is a critical accounting estimate because it is highly susceptible to change from period to period, requires management to make assumptions about future income over the period of deductible temporary differences, and finally, the impact of increasing or decreasing deferred tax assets is potentially material to the results of operations.

Forecasting future income requires the use of a significant amount of judgment. In estimating future income, management uses internal operating budgets and long-range planning projections. Management develops its budgets and long-range projections based on recent results, trends, economic and industry forecasts influencing the Technip Energies Group’s performance, its backlog, planned timing of new product launches and customer sales commitments. Significant changes in management’s judgment related to the expected realizability of deductible temporary differences result in an adjustment to the associated deferred tax asset.

The calculation of income tax expense involves dealing with uncertainties in the application of complex tax laws and regulations in numerous jurisdictions in which the Technip Energies Group operates. Management recognizes tax benefits related to uncertain tax positions when, in management’s judgment, it is more likely than not that such positions will be sustained on examination, including resolutions of any related appeals or litigation, based on the technical merits. Management adjusts liabilities for uncertain tax positions when its judgment changes as a result of new information previously unavailable. Due to the complexity of some of these uncertainties, their ultimate resolution may result in payments that are materially different from current estimates. Any such differences will be reflected as adjustments to income tax expense in the periods in which they are determined.

IFRIC 23 provides guidance on how to recognize and measure uncertainty over “income tax” treatment as defined by paragraph 5 of IAS 12. The Group analyses all the tax treatments impacting current tax or deferred tax and reported or planned to be reported in income tax filings that could be challenged by the tax authorities. The tax assets and liabilities relating to these uncertain tax treatments are reviewed on a case-by-case basis assuming a full knowledge of the tax authorities and measured at the most probable amount.

For further information, see note 13 to the consolidated financial statements.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	194

Table of  Contents
Accounting for pension and other post-retirement benefit plans

The Technip Energies Group’s pension and other post-retirement (health care and life insurance) obligations are described in note 24 to the consolidated financial statements.

The determination of the projected benefit obligations of pension and other post-retirement benefit plans are important to the recorded amounts of such obligations in the consolidated statement of financial position and to the amount of pension expense in the consolidated statement of income. To measure the projected benefit obligations of pension and other post-retirement benefit plans and the expense associated with such benefits, management must make a variety of assumptions and estimates, including discount rates used to value certain liabilities, rates of compensation increase, employee turnover rates, retirement rates, mortality rates and other factors. Management updates these assumptions and estimates on an annual basis or more frequently upon the occurrence of significant events. These accounting assumptions and estimates take into account the risk of change due to the uncertainty and difficulty in estimating these measures. Different assumptions and estimates used by management could result in recognition of different amounts of expense over different periods of time.

The discount rate affects the interest cost component of net periodic pension cost and the calculation of the projected benefit obligation. The discount rate is based on rates at which the pension benefit obligation could be effectively settled on a present value basis. Discount rates are derived by identifying a theoretical settlement portfolio of long-term, high quality (“AA” rated) corporate bonds at determination date that is sufficient to provide for the projected pension benefit payments. A single discount rate is determined that results in a discounted value of the pension benefit payments that equate to the market value of the selected bonds. The resulting discount rate is reflective of both the current interest rate environment and the pension’s distinct liability characteristics. Significant changes in the discount rate, such as those caused by changes in the yield curve, the mix of bonds available in the market, the duration of selected bonds and the timing of expected benefit payments, may result in volatility in pension expense and pension liabilities.

Due to the specialized and statistical nature of these calculations which attempt to anticipate future events, management engages third-party specialists to assist in evaluating assumptions as well as appropriately measuring the costs and obligations associated with these pension and other post-retirement benefits.

The actuarial assumptions and estimates made by management in determining pension and other post-retirement benefit obligations may materially differ from actual results as a result of changing market and economic conditions and changes in plan participant assumptions. While management believes the assumptions and estimates used are appropriate, differences in actual experience or changes in plan participant assumptions may materially affect the Technip Energies Group’s financial position or results of operations.

Impairment of non-financial assets

Property, plant and equipment and identifiable intangible assets being amortized are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of the non-financial assets may not be recoverable. The carrying amount of a non-financial asset is not recoverable if it exceeds the recoverable amount determined as the higher of an asset’s fair value less costs of disposal and its value in use. If it is determined that an impairment loss has occurred, the loss is measured as the amount by which the carrying amount of the non-financial asset exceeds its recoverable amount. The determination of future value in use as well as the estimated fair value of non-financial assets involves significant estimates on the part of management. Because there usually is a lack of quoted market prices for non-financial assets, fair value of impaired assets is typically determined based on the present values of expected future cash flows using discount rates believed to be consistent with those used by principal market participants or based on a multiple of operating cash flow validated with historical market transactions of similar assets where possible. The expected future cash flows used for impairment reviews and related fair value calculations are based on judgmental assessments of future productivity of the asset, operating costs and capital decisions and all available information at the date of review. If future market conditions deteriorate beyond current expectations and assumptions, impairments of non-financial assets may be identified if management concludes that the carrying amounts are no longer recoverable.

Refer to notes i) Property, plant and equipment and k) Intangible assets for estimates and accounting policies relevant to those assets.

Impairment of goodwill

Goodwill represents the excess of cost over the fair market value of net assets acquired in business combinations. Goodwill is not subject to amortization but is tested for impairment at the level of CGU or GCGUs the goodwill has been allocated to, on an annual basis, or more frequently if impairment indicators arise. Management has established September 30 as the date of its annual test for impairment of goodwill. Management identifies a potential impairment by comparing the recoverable amount of the applicable CGU or GCGUs to its carrying amount, including goodwill. If the carrying amount exceeds the recoverable amount of the applicable CGU or GCGUs, management measures the impairment by comparing the carrying value of the CGU or GCGUs to its recoverable amount. CGUs with goodwill are tested for impairment using a quantitative impairment test.

Determining the recoverable amount of CGUs is judgmental in nature and involves the use of significant estimates and assumptions. Management estimates the recoverable amount of the Technip Energies Group CGUs using a discounted future cash flow model. The majority of the estimates and assumptions used in a discounted future cash flow model on a pre-tax basis involve unobservable inputs reflecting management’s own assumptions about the assumptions market participants would use in estimating the fair value of a business. These estimates and assumptions include revenue growth rates and operating margins used to calculate projected future cash flows, discount rates and future economic and market conditions. The estimates are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and do not reflect unanticipated events and circumstances that may occur.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	195

Table of  Contents
A lower recoverable amount estimate in the future for any of the Technip Energies Group’s CGUs could result in a goodwill impairment. Factors that could trigger a lower recoverable amount estimate include sustained price declines of the CGUs’ products and services, cost increases, regulatory or political environment changes, changes in customer demand, and other changes in market conditions, which may affect certain market participant assumptions used in the discounted future cash flow model based on internal forecasts of revenues and expenses over a specified period plus a terminal value (the income approach).

The income approach estimates recoverable amount by discounting each CGU’s estimated future cash flows using a weighted-average cost of capital that reflects current market conditions and the risk profile of CGU’s. To arrive at future cash flows, management uses estimates of economic and market assumptions, including growth rates in revenues, costs, estimates of future expected changes in operating margins, tax rates and cash expenditures. Future revenues are also adjusted to match changes in the Technip Energies Group business strategy. Management believes this approach is an appropriate valuation method and utilizes this approach in determining the CGUs valuations.

Refer to note 14 to the consolidated financial statements for additional information related to goodwill impairment testing during the periods presented.

c.	Estimates and assumptions related to climate matters

The Company has considered climate related matters in the preparation of its financial statements. Technip Energies’ positioning, acting as a leading Engineering & Technology company dedicated to the energy transition is by essence at the center of these growing global challenges. As of December 31, 2021, risks associated to global warming did not have material impacts on estimates and assumptions used for the assessment the Company’s assets and liabilities mostly for the following reasons:

■
The Group is playing a strategic role in accompanying its clients on their path to net-zero emissions. By benefiting from the strength of its operating model, its capacity to deliver complex projects, and its ability of technological differentiation, the Group offers a full range of design and project development services to its customers and has key capabilities which are deployed throughout the energy landscape.

■	Technip Energies is confident that changes induced in both customers and markets will constitute opportunities for which the Group is well positioned.

■
Considering the Group specific asset light operating model, climate-related matters did not lead to review estimated residual values and expected useful lives of the Group’s assets. This furthermore explains why none of the Group’s assets is currently forecasted to bear subsequent major expenditures to cope with obsolescence or new legal restrictions.

■
Technip Energies generally acts as a contractor and it is expected that the current portfolio and positioning will evolve with the energy transition unfolding landscape. The profile of our projects and services will be directly impacted by our clients’ evolving investments to transform energy production infrastructure to meet environmental targets and answer the needs of reducing global warming and greenhouse gas emission.

Climate change related matters did not have significant impacts on reported amounts of the Group’s assets and liabilities as discussed below as well as assets and liabilities that may be recognized in the future.

Property, plant and equipment and leased assets

Due to its core business model, the Company does not own material tangible assets. As of December 31, 2021, Property, plant and equipment as well as leased assets are essentially made of real estate offices, not impacted by climate change risks in an imminent manner in contrast to high CO2 emitting industrial assets. Consequently, their carrying values have not been subject to any impairment nor their residual useful lives reviewed. Nevertheless, the Group is engaged in an assessment process to fully review its assets portfolio on energy performance, carbon footprint and localization risk in 2022 to define an appropriate action plan. Our major properties will undergo a dedicated evaluation process to assess needs for investments as well as choosing label and certification objectives. The Group’s ambition to play a decisive role in the energy transition can be illustrated with its new headquarter inaugurated in 2021, representing the major asset leased at year-end. This environmental benchmark echoes Technip Energies’ leading role in the energy transition through its design, construction, composition and demanding environmental approach and fits with the Company’s new energy transition positioning.

Intangible assets

As of December 31, 2021, the Group intangible assets net book value amounts to €97.8 million and is mostly  composed of internally generated Research and Development costs as well as Licenses, Patents, Trademarks and software. These assets are either reflecting Technip Energies continuous innovation efforts and investments made in the energy transition fields or assets not impacted by climate change matters and for which estimated residual value and expected useful lives of assets have not been reviewed.

Impairment of goodwill

Climate change related matters have been considered in the Group’s impairment test campaign performed on goodwill and have been reflected, when management has deemed it relevant, in the valuation parameters. Due to its specific positioning, the Group has mostly modelled these evolutions in its analysis on the estimate of future cash flows considering that other adjustments of parameters would not be relevant as of today or are already embedded in the core hypothesis of our business plan, correctly depicting any potential impacts. Flows considered are fully aligned with the Group strategy, with the consideration of a growing share of energy transition projects reflecting the materialization of studies being executed by the Group. Forecasts take into consideration energy transition regulation, the Company’s engagement to the markets and most importantly, the cost impact of future developments and model adaptation, notably through the increased budgets allocated to R&D programs to improve our technology and product offering.

Income Taxes

Climate related matters are taken into consideration when assessing the recognition of deferred tax assets. As of December 31, 2021, deferred tax assets recognized in the Group’s consolidated statement of financial position for € 165.0 million on deductible temporary differences, unused tax losses and unused tax credits are expected to be offset against future taxable profits that are not subject to climate-related matters, in accordance with the assumptions of the Group’s Business plan.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	196

Table of  Contents
Provisions

As described above the Group has considered climate related matters in its financial statements. Technip Energies does not hold significant industrial assets, accordingly management does not expect any material change in known regulatory and external environment that could affect the Group nor any contract becoming loss-making due to increased cost of production or restructuring planned to meet a climate risk target. Therefore, no additional provision has been accounted as a result of the transition to a lower carbon economy.

Debt

As described in “note 22 - Debt (long and short-term)” of the consolidated financial statements, the majority of the Company’s financial debt as of December 31, 2021 is made of the senior unsecured Notes and the commercial paper borrowings. In addition, we have the ability to access financing through our Revolving Facility, with an available capacity reduced by any outstanding commercial paper. The terms and conditions of our financing agreements do not include climate-friendly covenants or objectives, except for the Revolving Facility, the applicable margin for which is adjusted based on the successful completion by the Company of the three ESG key performance indicators defined in the facility agreement. As of today, the Revolving Facility remains undrawn, the financial cost associated with the facility is therefore immaterial.

Share-Based compensation

As described in “Note 8 – Share-based compensation” of the consolidated financial statements, the Compensation Committee of the Board of Directors has granted certain employees, senior executives and Directors or Officers performance stock units that vest subject to achieving satisfactory performances. Beginning 2022, the performance shares program will be partially based on three weighted ESG indicators. One of this indicator is a climate-friendly objective, the decrease of scope 1 and 2 of greenhouse gas emissions of 25% between 2019 and 2025.

This new performance indicator is in line with the Company’s new energy transition strategy.
Note 2.    Changes in the scope of consolidation

Year ended December 31, 2021

On April 27, 2021, the Technip Energies Group’s participation in Inocean AS was increased to 100% by acquiring the remaining 49% of Inocean AS that the Group did not already own for €2.0 million. Inocean AS was already fully consolidated. The carrying amount of non-controlling interest, at the date of acquisition, was €0.5 million.

The Group did not have any other significant acquisitions and divestitures during the twelve months ended December 31, 2021.

Year ended December 31, 2020

Technip Energies Group did not have any significant acquisitions and divestitures during the year ended December 31, 2020.

Year ended December 31, 2019

Technip Energies Group did not have any significant acquisitions and divestitures during the year ended December 31, 2019.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	197

Table of  Contents

Note 3.    Segment information

In the periods presented here, the Chief Executive Officer reviewed and evaluated the Technip Energies Group operating performance to make decisions about resource to be allocated and has been identified as the Chief Operating Decision Maker (“CODM”). Utilizing the internal reporting information provided to the CODM, the Technip Energies Group has changed, in 2021, the structure of its internal organization and defined two segments designated as Projects Delivery and Technology, Products and Services. The assessment of the operating segment’s performance is based on the Group’s EBIT.

Statements of income information by segment are as follows:

	December 31, 2021
(In millions of €)	Project Delivery	Technology, Products & Services	Corporate/non allocable	Total
Revenue	5,132.5	1,301.2	—	6,433.7
EBIT (profit (loss) before financial expenses, net and income tax)	529.2	118.0	(58.1)	589.1

	December 31, 2020
(In millions of €)	Project Delivery	Technology, Products & Services	Corporate/non allocable	Total
Revenue	4,687.9	1,060.6	—	5,748.5
EBIT (profit (loss) before financial expenses, net and income tax)	547.9	62.5	(92.8)	517.6

For the year ended 2019, the Technip Energies business reported under a unique operating segment “Onshore/Offshore” within TechnipFMC’ segment information, in accordance with the internal reporting information provided to the CODM prior to the Spin-Off. The cost to restate the historical information for the 2019 period with Technip Energies business segments would be excessive, thus has not been performed. For the periods presented above, in the old basis of presentation, the whole information disclosed would have been reported under the Onshore/Offshore operating segment.

During the years ended December 31, 2021 and 2020, revenue from Arctic LNG 2 exceeded 10% of Technip Energies’ consolidated revenue. During the year ended December 31, 2019, revenue from Yamal LNG exceeded 10% of Technip Energies’ consolidated revenue.

Statements of financial position by segment are as follows:
	December 31, 2021
(In millions of €)	Project Delivery	Technology, Products & Services	Corporate/non allocable	Total
TOTAL ASSETS	2,697.8	1,091.5	4,590.0	8,379.3

	December 31, 2020
(In millions of €)	Project Delivery	Technology, Products & Services	Corporate/non allocable	Total
TOTAL ASSETS	2,813.4	920.3	4,140.2	7,873.9

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	198

Table of  Contents
Note 4.    Revenue

4.1.    Principal revenue generating activities

As one of the largest E&T Group by revenue, Technip Energies Group offers what it characterizes as a full range of design and project development services to its customers spanning the downstream value chain, from early engagement technical consulting through final acceptance testing.

The Group's offering to its clients consists of Project Delivery, and Technology, Products and Services, Technip Energies Group business focuses on the study, engineering, procurement, construction, and project management of the entire range of onshore and offshore facilities related to gas monetization, refining, and chemical processing from biofuels and hydrocarbons.

The majority of the Technip Energies Group revenue is from long-term contracts associated with designing and manufacturing products and systems and providing services to customers involved in the energy sector.

Many of these contracts provide a combination of engineering, procurement, construction, project management and installation services, which may last several years. Management has determined that contracts of this nature have generally one performance obligation. In these contracts, the final product is highly customized to the specifications of the field and the customer’s requirements. Therefore, the customer obtains control of the asset over time, and thus revenue is recognized over time.

Therefore, the customer obtains control of the asset over time, and thus revenue is recognized over time. These customized products do not have an alternative use for the Group and the Group has an enforceable right to payment plus reasonable profit for performance completed to date.

4.2.    Disaggregation of revenue

The Technip Energies Group disaggregates revenue by geographic location as follows:

(In millions of €)	December 31, 2021	December 31, 2020	December 31, 2019
Europe & Russian Federation	3,592.5	2,754.7	2,603.9
Africa & Middle East	1,394.0	1,172.6	1,445.1
Asia Pacific	867.9	960.2	1,023.1
Americas	579.3	861.0	696.6
TOTAL REVENUE	6,433.7	5,748.5	5,768.7

4.3.    Contract balances

The timing of revenue recognition, billings and cash collections results in billed accounts receivable, revenues in excess of billings on uncompleted contracts (contract assets), and billings in excess of revenues on uncompleted contracts (contract liabilities) on the consolidated statement of financial position.

Contract Assets - Previously disclosed as revenue in excess of billings on uncompleted contracts, contract assets include unbilled amounts typically resulting from sales under long-term contracts when revenue is recognized over time and revenue recognized exceeds the amount billed to a customer, and right to payment is not just subject to the passage of time. Amounts may not exceed their net realizable value. Contract Assets are generally classified as current.

Contract Liabilities - The Group often receives advances or deposits from its customers, before revenue is recognized, resulting in contract liabilities.
ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	199

Table of  Contents
The following table provides information about net contract assets (liabilities) as of December 31, 2021 and 2020:
(In millions of €)	December 31, 2021	December 31, 2020	Change	% change
Contract assets	331.8	271.8	60.0	22%
Contract (liabilities)	(3,206.5)	(3,025.4)	(181.1)	6%
NET LIABILITIES	(2,874.7)	(2,753.6)	(121.1)	4%

The portion of Contract Liabilities related to Yamal LNG Plant as of December 31, 2021 was €344.1 million and €690.9 million in 2020.

The increase in our contract assets from December 31, 2020, to December 31, 2021, was primarily due to the timing of milestones.

The increase in contract liabilities was primarily due to additional cash received, excluding amounts recognized as revenue during the period.

In order to determine revenue recognized in the period from contract liabilities, the Group allocates revenue to the individual contract liability balance outstanding at the beginning of the period until the revenue exceeds that balance. Revenue recognized for the years ended December 31, 2021 and 2020 that were included in the contract liabilities balance at December 31, 2020 and 2019 was €2,016.8 million and €1,473.3 million, respectively.

Revenue recognized for the years ended December 31, 2021, 2020 and 2019 from the Technip Energies Group's performance obligations satisfied in previous periods had a favorable impact of €434.0 million, €432.1 million and €727.0 million, respectively. This primarily relates to changes in the estimate of the stage of completion.

4.4.    Transaction price allocated to the remaining unsatisfied performance obligations

Remaining unsatisfied performance obligations (“backlog”) represent the transaction price for products and services for which we have an enforceable right but work has not been performed. Transaction price of the backlog includes the base transaction price, variable consideration, and changes in transaction price. The backlog table does not include contracts for which we recognize revenue at the amount to which we have the right to invoice for services performed. The transaction price of backlog related to unfilled, confirmed customer orders is estimated at each reporting date. As of December 31, 2021 and 2020, the aggregate amount of the transaction price allocated to backlog was €15,916.9 million and €11,490.8 million, respectively.

The following table details the backlog as of December 31, 2021:

(In millions)	December 31, 2022	December 31, 2023	December 31, 2024+
Total remaining unsatisfied performance obligations	6,225.5	4,199.4	5,492.0

The following table details the backlog as of December 31, 2020:

(In millions)	December 31, 2021	December 31, 2022	December 31, 2023+
Total remaining unsatisfied performance obligations	5,718.4	3,326.7	2,445.7

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	200

Table of  Contents

Note 5.    Impairment, restructuring and other expense

Impairment, restructuring and other expense is detailed as follows:

(In millions of €)	December 31, 2021	December 31, 2020	December 31, 2019
Impairment costs	(0.1)	(9.0)	(3.4)
Restructuring costs	(3.4)	(26.6)	(37.4)
Separation costs	(28.3)	(17.4)	(36.8)
Other (expense) income	(0.2)	(43.3)	(15.2)
TOTAL IMPAIRMENT, RESTRUCTURING AND OTHER EXPENSE	(32.0)	(96.3)	(92.8)

Goodwill and property, plant and equipment impairments

During the year ended December 31, 2021, no significant events occurred which might have caused to impair the carrying amount of property, plant and equipment owned. Impairment tests regarding goodwill and other intangible assets also did not give rise to any impairment.

Restructuring costs

During the year ended December 31, 2021, amongst restructuring costs, €3.8 million are related to severance provisions and €0.4 million to release of provision on facility costs (mainly early lease termination and relocation).

Separation costs

Separation costs related expenses include fees and expenses associated with the separation transaction (“the Spin-off”). The costs include legal and tax advice expenses, consulting services and other separation activities related costs.

Other

As of December 31, 2020, other included €43.3 million of COVID-19 related expense. As of December 31, 2019, other included €15.2 million of merger transaction and integration costs.

Note 6.    Other income and expense (net)

Total other income and expense, net is as following:

(In millions of €)	December 31, 2021	December 31, 2020	December 31, 2019
Foreign currency gain (loss)	4.9	(1.6)	(13.2)
Reinsurance income (expense)	7.9	—	4.3
Net gain (loss) from disposal of property, plant and equipment and intangible assets	0.9	(0.7)	(0.8)
Other	1.3	0.4	(29.0)
TOTAL OTHER INCOME AND EXPENSE, NET	15.0	(1.9)	(38.7)

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	201

Table of  Contents

Note 7.    Earnings per share

Diluted earnings per share are computed in accordance with accounting principles described in note 1.

Reconciliation between earnings per share before dilution and diluted earnings per share is as follows:

(In millions of €, except per share data)	December 31, 2021	December 31, 2020	December 31, 2019
Net profit (loss) attributable to Technip Energies	244.6	206.8	146.3
Weighted average number of ordinary shares outstanding	178,573,624	179,813,880	179,813,880
Effect of dilutive instruments	1,755,214	—	—
Weighted average number of diluted shares outstanding	180,328,838	179,813,880	179,813,880

Earnings (loss) per share attributable to Technip Energies
Basic earnings (loss) per share attributable to Technip Energies	€1.37	€1.15	€0.81
Diluted earnings (loss) per share attributable to Technip Energies	€1.36	€1.15	€0.81

For December 31, 2020 and 2019, Earnings per share has been calculated for indicative purposes using 179,813,880, shares which was the number of shares outstanding on February 16, 2021, the day on which 50.1% of the shares of the Group were distributed to the shareholders of TechnipFMC. The Group was previously wholly owned by TechnipFMC.

Diluted earning (loss) per share is determined by dividing net profit (loss) attributable to Technip Energies by the combination of the weighted average number of ordinary shares outstanding during the period and the dilutive effect of performance shares. Stock options which are “out of the money” are not dilutive.

In 2021, the average annual share price amounted to €12.23 and the closing price to €12.82.

Note 8.    Share-based compensation

The expense related to compensation based on performance shares (“Performance Shares”) and stock options granted to employees and board members, is recorded in the consolidated statement of income for €17.3 million, €25.0 million and €26.8 million as of December 31, 2021, 2020 and 2019 respectively.

8.1.        Performance and restricted shares

a.         2021 Performance shares program under the Technip Energies N.V. Incentive Award Plan

The Compensation Committee of the Board of Directors, at its Meeting of February 22, 2021, established the terms and conditions of the 2021 Performance shares program (the “2021 Program”) under and pursuant to the terms of the Technip Energies N.V. Incentive Award Plan (the “Plan”). The 2021 Program provides for the allocation of Performance Shares granted in either the form of performance stock units (“PSUs”) or restricted stock units (“RSUs”). The 2021 Program (and the RSUs and PSUs granted thereunder) are administered under, and in accordance with the terms of, the Plan.

In addition, on February 22, 2021, the Compensation Committee delegated to the Chief Executive Officer the decision to implement the granting of Performance Shares under the 2021 Program. Performance Shares were allocated by the Chief Executive Officer under the 2021 Program pursuant to his decision dated April 15, 2021.

Under the 2021 Program, €21.0 million were authorized for awards. A first grant of 1,608,718 shares (representing €19.0 million at €11.81 per share) was made on April 15, 2021. A second grant of 149,316 shares (representing €1.9 million at €12.54 per share) was made on September 15, 2021.

Performance Shares generally vest after three years of service.

Share-based compensation expense is recognized ratably over the vesting period. Exceptions to the service period are the death or disability of the employee upon which vesting accelerates.

The Compensation Committee of the Board of Directors has granted certain employees, senior executives and Directors or Officers PSUs that vest subject to achieving satisfactory performances and/or RSUs that vest subject to continuous presence within the Group. Performance is based on Total Shareholder Return (“TSR”) of Technip Energies against the TSRs of a peer group of companies.

The fair value of such PSUs is estimated using a Monte Carlo simulation model, whereas RSUs’ fair value is based on the closing stock price at the grant date.

b.          Amendment to plans

In fiscal years 2020, 2019 and 2018, Technip Energies Group employees participated in TechnipFMC’s share-based payment programs.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	202

In connection with the Spin-off and pursuant to the terms of the Employee Matters Agreement entered into between Technip Energies and TechnipFMC (the “Employee Matters Agreement”):

■      The rules of the TechnipFMC PSUs and TechnipFMC RSUs granted in June 2018 and November 2018 were amended. The modifications were related to their vesting date which was accelerated to February 2, 2021. The TechnipFMC PSUs were vested at 25% of target value, based on actual 2018-2020 performance and the RSUs were vested in full.
■       It was resolved to grant Technip Energies employees RSUs to replace the value of unvested TechnipFMC RSUs and PSUs. The number of RSUs with respect to Technip Energies shares was determined by multiplying the number of TechnipFMC shares subject to the award (for PSUs, based on the target number of shares) by an adjustment ratio. Vesting dates for the replacement grants are the same as the original grants, and PSUs are replaced with Technip Energies RSUs.

8.2.           Stock options

a.          Amendment to plans

In fiscal years 2019 and 2018 Technip Energies Group employees were granted TechnipFMC stock options.

In connection with the Spin-off and pursuant to the terms of the Employee Matters Agreement it was resolved to grant Technip Energies employees stock options to replace the value of unvested TechnipFMC stock options. The number of options with respect to Technip Energies shares was determined by multiplying the number of TechnipFMC shares subject to the award by an adjustment ratio. Vesting dates for the new grants are the same as the original grants.

Note 9. Investment in equity affiliates, joint ventures and other projects construction entities (Yamal)

9.1. Investment in equity affiliates and joint ventures

The carrying amounts of the Technip Energies Group's equity affiliates and joint ventures accounted for under the equity method amounted to €75.4 million and €39.8 million as of December 31, 2021 and December 31, 2020, respectively.

Main equity investments were as follows as of December 31, 2021, and December 31, 2020:

		December 31, 2021		December 31, 2020
(In millions of €, except %)	Place of business/incorporation	Percentage owned	Carrying value	Percentage owned	Carrying value
ENI Coral FLNG	Mozambique, France	50.0%	45.5	50.0%	2.5
BAPCO Sitra Refinery	Bahrain	36.0%	-	36.0%	0.0
Novarctic	France, Russian Federation	33.3%	-	33.3%	0.0
NFE	Qatar, France, Japan	50.0%	2.0	N/A	0.0
Others		N/A	27.9	N/A	37.3
TOTAL			75.4		39.8

ENI Coral FLNG is an affiliated company in the form of a joint venture between Technip Energies, JGC Corporation, Samsung Heavy Industries and TechnipFMC, all partners in the TJS Consortium. ENI Coral FLNG was formed in 2017 when awarded a contract for the Engineering, Procurement, Construction, Installation, Commissioning and Startup of the Coral South FLNG facility. The 50.0% investment has been accounted using the equity method.

BAPCO Sitra Refinery is an affiliated company in the form of a joint venture between Technip Energies and Samsung Engineering and Técnicas Reunidas. BAPCO Sitra Refinery was formed in 2018 when awarded a contract from Bahrain Petroleum Company for the BAPCO Modernization Program (BMP) for the expansion of the capacity of the existing Sitra oil refinery in Bahrain's Eastern coast. The 36.0% investment has been accounted using the equity method.

Novarctic is an affiliated company in the form of a joint venture between Technip Energies, Saipem and Nipigas. The entity was formed in 2019 when awarded a contract from Novatek for three liquefied natural gas (LNG) trains to manage the construction located in the Gydan peninsula in West Siberia, Russia. The 33.3% investment has been accounted using the equity method.

With our partner Chiyoda Corporation, Technip Energies was awarded a contract from Qatar Petroleum for the onshore facilities of the North Field East Project for four liquefied natural gas (LNG) trains and associated utility facilities (NFE Project). To carry-out our performance obligation under the contract, various legal companies and arrangements have been established, some of which qualify as joint operations according to IFRS 11 and are accounted at our proportionate share of such operations and others are joint-ventures which are accounted using the equity method.

The Technip Energies Group’s total net profit from equity affiliates and joint ventures was €33.1 million, €4.0 million and €2.9 million as of December 31, 2021, 2020 and 2019, respectively.

The Technip Energies Group’s dividends received from equity affiliates and joint ventures was nil as of December 31, 2021 and was €4.0 million and €2.9 million as of December 31, 2020 and 2019 respectively.

The summarized financial information (at 100%) of these investments in joint ventures and associates is presented below for all entities as well as separately for the three major equity investments:

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	203

Table of  Contents

Summarized statement of financial position:

	Total for all JVs and associates		Bapco, Coral and Novarctic only
(In millions of €)	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
DATA AT 100%
Non-current assets	50.5	56.6	17.6	23.3
Other current assets	556.3	468.7	482.4	361.5
Cash and cash equivalents	1,275.8	1,164.5	1,084.0	1,023.1
Total current assets	1,832.1	1,633.2	1,566.4	1,384.6
Total non-current liabilities	20.3	21.5	3.2	5.8
Total current liabilities	1,676.8	1,519.0	1,500.9	1,403.0
Net assets at 100%	185.5	149.3	79.9	(0.9)
Net assets attributable to Technip Energies Group	59.8	25.5	41.5	0.5
Negative investments reclassification	15.6	14.3	4.0	2.0
Investments in equity affiliates	75.4	39.8	45.5	2.5

Summarized statement of total comprehensive income:

	Total for all JVs and associates			Bapco, Coral and Novarctic only
(In millions of €)	December 31, 2021	December 31, 2020	December 31, 2019	December 31, 2021	December 31, 2020	December 31, 2019
DATA AT 100%
Revenue	1,733.3	1,344.4	1,464.5	1,462.6	1,327.0	1,454.8
Depreciation and amortization	(3.3)	(3.3)	(0.4)	(2.3)	(2.9)	(0.3)
Financial income	25.1	60.3	8.8	19.2	59.3	7.4
Financial expense	(30.7)	(44.3)	(25.0)	(28.0)	(43.8)	(23.6)
Income tax (expense)/profit	4.1	(2.8)	(1.8)	2.1	(2.9)	(0.7)
Net profit (loss)	63.1	14.6	4.9	64.1	16.9	(2.4)
Other comprehensive income	2.9	(16.3)	1.7	(0.4)	0.2	0.1
TOTAL COMPREHENSIVE INCOME (LOSS)	66.0	(1.7)	6.6	63.7	17.1	(2.3)

9.2 Other projects construction entities: Yamal

Various contract entities were established with our partners to execute the design, engineering and construction of the Yamal LNG project. Yamal entities total assets, liabilities and equity related to these entities are consolidated in the consolidated statement of financial position and results of operations of Technip Energies (refer to note 26 for additional information regarding Yamal redeemable financial liability fair value measurement). Yamal LNG contribution to the consolidated revenue is presented below:

(In millions of €)	December 31, 2021	December 31, 2020	December 31, 2019
Revenue	454.8	396.9	1,396.7

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	204

Table of  Contents

Note 10.    Financial income (expense)

Total financial income is as follows for the years ended December 31, 2021, 2020 and 2019:

(In millions of €)	December 31, 2021	December 31, 2020	December 31, 2019
Interest income	13.8	24.5	65.2
Financial income related to long-term employee benefit plan	-	0.1	-
Other financial income	2.8	0.2	-
TOTAL FINANCIAL INCOME	16.6	24.8	65.2

Interest income reaches €13.8 million, €24.5 million and €65.2 million as of December 31, 2021, 2020 and 2019 respectively. The variation is mainly caused by the Yamal project for which the average deposit amount and interest rate have kept decreasing between December 2019 and December 2021.

Other financial income includes fair value through profit and loss of quoted equity instruments for €2.1 million, as of December 31, 2021.

Total financial expense is as follows for the years ended December 31, 2021, 2020 and 2019:

(In millions of €)	December 31, 2021	December 31, 2020	December 31, 2019
Interest expense	(19.4)	(11.6)	(14.5)
Financial expense related to long-term employee benefit plan	(1.1)	(1.3)	(2.5)
Redeemable financial liability fair value measurement	(182.9)	(177.2)	(377.9)
Other financial expense	(15.0)	(18.8)	(5.1)
TOTAL FINANCIAL EXPENSE	(218.4)	(208.9)	(400.0)

Total financial expense is mainly composed of €182.9 million, €177.2 million and €377.9 million as of December 31, 2021, 2020 and 2019 respectively related to the Yamal redeemable financial liability fair value measurement (Note 26).

Interest expenses includes lease interest for €5.8 million, €7.7 million and €12.9 million as of December 31, 2021, 2020 and 2019 respectively.

Other financial expense includes fair value through profit and loss of quoted equity instruments for €8.1 million and €6.8 million as of December 31, 2021 and 2020 respectively.

Note 11.    Expenses by nature
Operating expenses by nature
Total operating expenses by nature are as following:
(In millions of €)	December 31, 2021	December 31, 2020	December 31, 2019
Wages, salaries and other pension costs	(1,195.3)	(1,064.6)	(975.0)
Depreciation and amortization	(116.9)	(121.4)	(134.8)
Merger transaction and integration costs	—	—	(15.2)
Purchases, external charges and other expenses	(4,565.5)	(4,048.9)	(3,973.4)
TOTAL COSTS AND EXPENSES	(5,877.7)	(5,234.9)	(5,098.4)

Note 12.    Payroll staff

As of December 31, 2021 and 2020 the Technip Energies Group employed 15,586 and 14,657 full-time employees respectively.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	205

Table of  Contents

Note 13.    Income taxes

13.1.    Income tax expense

Technip Energies N.V. is incorporated in the Netherlands. However, for income tax purposes Technip Energies N.V. is resident in France where its effective place of management is located and where some of its main entities operate. Therefore, Technip Energies N.V. earnings are subject to tax at the French statutory tax rate of 28.41% (vs 32.02% in 2020 and 34.43% in 2019).

The following table provides details of income taxes, including deferred taxes, for 2021, 2020 and 2019 :

(In millions of €)	December 31, 2021	December 31, 2020	December 31, 2019
Current income tax credit (expense)	(157.3)	(82.6)	(333.6)
Deferred income tax credit (expense)	30.6	(30.8)	148.4
Income tax credit (expense) as recognized in the consolidated statement of income	(126.7)	(113.4)	(185.2)
Deferred income tax related to items booked directly to opening equity	5.4	14.9	15.1
Deferred income tax related to items booked directly to opening equity - other	(0.3)	(7.7)	—
Deferred income tax related to items booked to equity during the year	0.5	(1.8)	(0.2)
Income tax credit (expense) as recognized in consolidated statement of other comprehensive income	5.6	5.4	14.9

Current income tax includes mainly corporate income tax due in the jurisdictions where the Group operates, but also local state taxes and other contributions assimilated to income tax such as the Italian IRAP or the French CVAE. It also includes taxes withheld on foreign source income when they are not creditable against income tax.

13.2.    Income tax reconciliation

The reconciliation between taxes calculated using the statutory tax rate applicable to Technip Energies and the amount of tax effectively recognized in the statement of income is as follows:

(In millions of €)	December 31, 2021	December 31, 2020	December 31, 2019
Net profit (loss)	260.6	220.1	153.2
Income tax expense/(profit)	(126.7)	(113.4)	(185.2)
Profit (loss) before income tax	387.3	333.5	338.4
At Technip Energies' statutory income tax rate (1)	(110.0)	(106.8)	(116.6)
Difference between Technip Energies N.V. and Affiliates tax rates	6.5	3.1	—
Non creditable foreign taxes	(13.4)	—	—
Lump Sum taxes classified as income taxes	(9.1)	—	—
Non-deductible expenses for tax purposes (2)	(2.4)	(25.0)	(21.8)
Non-deductible legal provision	—	—	(6.4)
Net change in tax contingencies	(0.5)	(10.3)	5.1
Adjustments on prior year taxes	4.3	(2.3)	(1.6)
Net change in deferred tax assets recognized	2.9	30.6	(34.1)
Share in income from equity affiliates	(0.5)	—	—
IFRS adjustment with no tax impact	(4.4)	—	—
Deferred tax adjustment related to change in tax rate	0.2	(1.6)	(8.8)
Other adjustments	(0.3)	(1.1)	(1.0)
Effective income tax credit (expense)	(126.7)	(113.4)	(185.2)
Effective tax rate	32.7%	34.0%	54.7%
Income tax credit (expense) as recognized in the consolidated statement of income	(126.7)	(113.4)	(185.2)

(1)
The tax rate used for the purpose of the income tax expense reconciliation was 28.41% in 2021, 32.02% in 2020 and 34.43% in 2019. The rate corresponds to the statutory rate in France where the parent company is tax resident, as well as many other of the Group's entities.

(2)	Formerly Other non-deductible expenses.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	206

Table of  Contents

13.3.    Deferred income tax

Significant components of deferred tax assets and liabilities are shown in the following table:

(In millions of €)	As of December 31, 2020	Recognized in Statement of Income	Recognized in Statement of OCI	Net foreign exchange difference	Other	As of December 31, 2021
Losses and tax credit carryforwards (formerly Net operating loss carryforwards)	7.2	28.1	—	0.6	—	35.9
Cost accruals/reserves	17.7	—	—	—	(17.7)	—
Foreign exchange	19.3	2.1	2.7	(0.3)	(18.4)	5.4
Employee compensation and benefits (formerly Provisions for pensions and other long-term employee benefits)	24.8	3.1	(0.5)	0.4	2.8	30.6
Contingencies	29.3	10.0	—	1.0	0.6	40.9
Construction contract accounting (formerly Revenue recognition)	41.0	(10.9)	—	2.3	25.0	57.4
Total deferred income tax assets	139.3	32.4	2.2	4.0	(7.7)	170.2
Property, plant and equipment, goodwill and other assets	(2.1)	0.3	—	(0.8)	(4.3)	(6.9)
Total deferred income tax liabilities	(2.1)	0.3	—	(0.8)	(4.3)	(6.9)
Other	(10.4)	(2.1)	0.4	0.1	13.7	1.7
Deferred income tax assets (liabilities), net	126.8	30.6	2.6	3.3	1.7	165.0

As of December 31, 2021, the net deferred tax asset of €165.0 million is broken down into a deferred tax asset of €178.0 million and a deferred tax liability of €13.0 million as recorded in the consolidated statement of financial position.

(In millions of €)	As of December 31, 2019	Recognized in Statement of Income	Recognized in Statement of OCI	Net foreign exchange difference	Other	As of December 31, 2020
Net operating loss carryforwards	14.2	(3.6)	—	—	(3.4)	7.2
Cost accruals/reserves	3.5	19.8	—	—	(5.6)	17.7
Foreign exchange	21.4	4.5	(2.8)	(1.5)	(2.3)	19.3
Provisions for pensions and other long-term employee benefits	28.5	(1.8)	1.0	—	(2.9)	24.8
Contingencies	52.6	0.4	—	—	(23.7)	29.3
Revenue recognition	68.5	(44.5)	—	—	17.0	41.0
Total deferred income tax assets	188.7	(25.2)	(1.8)	(1.5)	(20.9)	139.3
Property, plant and equipment, goodwill and other assets	1.9	(5.3)	—	—	1.3	(2.1)
Total deferred income tax liabilities	1.9	(5.3)	—	—	1.3	(2.1)
Other	0.5	(0.3)	—	(7.4)	(3.2)	(10.4)
Deferred income tax assets (liabilities), net	191.1	(30.8)	(1.8)	(8.9)	(22.8)	126.8

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	207

Table of  Contents
13.4. Tax loss carry-forwards and tax credits

Deferred tax assets are recognized for tax loss carry forwards and tax credits to the extent that the realization of the related tax benefit through offset against future taxable profit is probable.
As of December 31, 2021, 2020 and 2019, deferred tax assets excluded certain tax benefits related to net operating loss carryforwards, notably in Saudi Arabia and Germany. Management believes it is more likely than not that we will not be able to utilize certain of these operating loss carryforwards.

These unrecognized deferred tax assets amounted to €67.6 million, €63.6 million and €76.8 million as of December 31, 2021, 2020 and 2019, respectively.

Note 14.  Goodwill and intangible assets

The goodwill and intangible assets’ costs and accumulated amortization are presented in the following table:

(In millions of €)	Goodwill	Licenses, patents and trademarks	Software	Other	Total
Net book value as of December 31, 2019	2,199.2	43.6	15.7	54.8	2,313.3
Costs	2,047.8	103.0	98.4	90.6	2,339.8
Accumulated amortization	—	(60.9)	(79.7)	(45.6)	(186.2)
Net book value as of December 31, 2020	2,047.8	42.1	18.7	45.0	2,153.6
Costs	2,074.4	100.2	96.7	105.8	2,377.1
Accumulated amortization	—	(66.0)	(79.4)	(59.5)	(204.9)
NET BOOK VALUE AS OF DECEMBER 31, 2021	2,074.4	34.2	17.3	46.3	2,172.2

14.1.  Goodwill and intangible assets, net

The changes in goodwill and intangible assets are presented in the following table:

(In millions of €)	Goodwill	Licenses, patents and trademarks	Software	Other	Total
Net book value as of December 31, 2019	2,199.2	43.6	15.7	54.8	2,313.3
Additions - acquisitions - internal developments	—	2.4	0.2	8.5	11.1
Depreciation expense for the year	—	(2.8)	(3.0)	(12.0)	(17.8)
Net foreign exchange differences	(151.2)	(3.1)	(0.2)	(2.9)	(157.4)
Other	(0.2)	2.0	6.0	(3.4)	4.4
Net book value as of December 31, 2020	2,047.8	42.1	18.7	45.0	2,153.6
Additions - acquisitions - internal developments	—	—	0.3	17.9	18.2
Depreciation expense for the year	—	(2.3)	(9.1)	(11.2)	(22.6)
Net foreign exchange differences	26.6	2.1	0.2	1.8	30.7
Other	—	(7.7)	7.2	(7.2)	(7.7)
NET BOOK VALUE AS OF DECEMBER 31, 2021	2,074.4	34.2	17.3	46.3	2,172.2

14.2.  Goodwill

Reallocation of the goodwill contributed by TechnipFMC by operating segment as of January 1, 2021: the goodwill contributed by TechnipFMC has been reallocated to the operating segments. Technip Energies organization resulted in allocating the goodwill by operating segments that represent the lowest level within the Group and is not larger than an operating segment as defined by IFRS 8 (refer to note 3. Segment Information for further information on Technip Energies’ operating segments).

For impairment testing purposes, goodwill is tested at the level of the cash-generating unit (“CGU”) to which it is allocated (either Projects Delivery or Technologies, Products and Services).

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	208

Table of  Contents

Therefore, goodwill impairment testing has been carried out at the level used to monitor goodwill for internal management purposes, which corresponds to the Technip Energies operating segments / CGUs. The changes in segment reporting and the reallocation of goodwill did not give rise to any goodwill impairment. The goodwill has been allocated based on those CGUs enterprise value as of March 31, 2021.

(In millions of €)	December 31, 2021
Project Delivery	1,542.8
Technology, Products & Services	531.6
Total	2,074.4

As of December 31, 2021, no significant events occurred which might have caused to impair the carrying amount of goodwill or other intangible assets and property, plant and equipment. COVID-19 was not considered as a trigger because it did not have material impact on the Group. No impairment was recorded as of December 31, 2021.

The  carrying amounts of goodwill were compared with their value in use. Cash flow projections used in the determination of value in use were made using management’s forecasts over four years. The discount rate has been calculated by CGUs to take into consideration peers market data.

Goodwill was tested for impairment utilizing the methodology as discussed in note 1.7.

The valuation of CGUs for the purpose of goodwill impairment test was determined primarily by utilizing the income approach by estimating the value in use. The income approach estimates the value in use by discounting each CGUs estimated future cash flows using a weighted-average cost of capital that reflects current market conditions and the risk profile of the Group CGU. To calculate future cash flows, Technip Energies used estimates of economic and market assumptions that reflect global economic growth, technology efficiency, policy measures, consideration of investments (capital expenditures) and cost of development. The assumptions include as well estimates of future expected changes in operating margins, tax rates, cash expenditures and energy transition that Technip Energies is aiming for. Future revenues are adjusted to match changes in Technip Energies’ business strategy. Climate change related matters have been considered in the Group’s impairment test campaign performed on goodwill and did not led to impairment (as described in note 1.7 subsection c) Estimates and assumptions related to climate matters).

During the years ended December 31, 2021, 2020 and 2019, the Technip Energies Group did not record any goodwill impairment charges.

The following table presents the significant estimates used by management in determining the recoverable amount of the Technip Energies Group CGUs at December 31, 2021 and 2020:

	December 31, 2021	December 31, 2020
Year of cash flows before terminal value	4	4
Risk-adjusted post-tax discount rate	11.0%	15.0%

As discussed above, when evaluating the 2021 and 2020 quantitative impairment test results, management considered many factors in determining whether an impairment of goodwill for the group of CGUs was reasonably likely to occur in future periods, including future market conditions and the economic environment. Circumstances such as market declines, unfavorable economic conditions, loss of a major customer or other factors could increase the risk of impairment of goodwill for this group of CGUs in future periods.

A  sensitivity analysis has been performed and there were no reasonably possible changes in any of the key assumptions that would have resulted in an impairment charge. The excess of fair value over carrying amount for Technip Energies was approximately 140% of the respective carrying amounts for 2021, and 300% for 2020.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	209

Table of  Contents
Note 15. Property, plant and equipment

Location of property, plant and equipment, net by country is the following:

(In millions of €)	December 31, 2021	December 31, 2020
France	59.5	22.2
Italy	15.5	16.7
United States	13.3	21.9
United Kingdom	1.6	6.0
All other countries	24.7	28.7
TOTAL PROPERTY, PLANT AND EQUIPMENT, NET	114.6	95.5

(In millions of €)	Land and buildings	IT equipment	Machinery and equipment	Office fixtures	Other	Total
Net book value as of December 31, 2019	58.3	14.4	13.6	11.9	10.2	108.4
Costs	94.7	81.0	41.7	54.8	33.5	305.7
Accumulated depreciation	(48.4)	(68.1)	(22.3)	(47.8)	(20.6)	(207.2)
Accumulated impairment	—	—	(3.0)	—	—	(3.0)
Net book value as of December 31, 2020	46.3	12.9	16.4	7.0	12.9	95.5
Costs	100.1	83.8	36.6	57.8	60.2	338.5
Accumulated depreciation	(68.4)	(68.4)	(21.1)	(44.0)	(14.5)	(216.4)
Accumulated impairment	(0.3)	(3.8)	(3.4)	—	—	(7.5)
NET BOOK VALUE AS OF DECEMBER 31, 2021	31.4	11.6	12.1	13.8	45.7	114.6

(In millions of €)	Land and buildings	IT equipment	Machinery and equipment	Office fixtures	Other	Total
Net book value as of December 31, 2019	58.3	14.4	13.6	11.9	10.2	108.4
Additions	0.7	5.8	2.1	1.8	8.2	18.6
Disposals - write-off	(2.1)	(0.3)	0.4	(0.1)	—	(2.1)
Depreciation expense for the year	(4.0)	(7.1)	(2.4)	(3.1)	(1.6)	(18.2)
Net foreign exchange differences	(2.9)	(0.5)	(1.1)	(0.3)	(0.3)	(5.1)
Other	(3.7)	0.6	3.8	(3.2)	(3.6)	(6.1)
Net book value as of December 31, 2020	46.3	12.9	16.4	7.0	12.9	95.5
Additions	1.9	7.7	1.2	5.5	15.5	31.8
Disposals through divestitures	(0.1)	(0.1)	—	—	—	(0.2)
Disposals - write-off	(0.3)	—	(0.1)	—	(0.2)	(0.6)
Depreciation expense for the year	(5.8)	(6.2)	(2.0)	(2.8)	(2.5)	(19.3)
Net foreign exchange differences	1.1	—	0.5	0.3	0.1	2.0
Other	(11.7)	(2.7)	(3.9)	3.8	19.9	5.4
NET BOOK VALUE AS OF DECEMBER 31, 2021	31.4	11.6	12.1	13.8	45.7	114.6

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	210

Table of  Contents
Note 16.    Leases

The following table is a summary of amounts recognized in the consolidated statements of income for the years ended December 31, 2021, 2020 and 2019:

(In millions of €)	December 31, 2021	December 31, 2020	December 31, 2019
Depreciation of right-of-use assets	(75.0)	(94.8)	(98.9)
Interest expense on lease liabilities	(5.8)	(8.4)	(10.4)
Short-term lease costs	(1.8)	(2.4)	(4.4)
Sublease income	2.0	3.9	4.8

The table below shows the ending balance and depreciation of right-of-use assets by types of assets:

(In millions of €)	Real estate	Machinery and equipment	IT equipment	Office furniture and equipment	Vessels	Total
Net book value as of December 31, 2019	217.0	1.5	3.0	0.1	11.7	233.3
Costs	276.8	7.1	3.6	0.8	—	288.3
Accumulated depreciation	(88.9)	(3.6)	(1.6)	(0.1)	—	(94.2)
Accumulated impairment	(9.6)	—	—	—	—	(9.6)
Net book value as of December 31, 2020	178.3	3.5	2.0	0.7	—	184.5
Costs	368.2	2.2	6.1	10.3	—	386.8
Accumulated depreciation	(112.9)	(1.0)	(3.7)	(6.9)	—	(124.5)
Accumulated impairment	(10.4)	—	—	—	—	(10.4)
NET BOOK VALUE AS OF DECEMBER 31, 2021	244.9	1.2	2.4	3.4	—	251.9

In December 2020, net book value of right-of-use assets was €184.5 million which compares to €251.9 million as of December 31, 2021.

The variation is mainly explained by the change of headquarters during 2021 with the end of the Adria tower lease and the new Origine headquarters lease (right-of-use asset of €129.9 million). This increase is partially offset by the depreciation of the period from on-going contracts.

The following table is the lease liability recorded as of December 31, 2021 and 2020:

(In millions of €)	December 31, 2021	December 31, 2020
Non-current lease liabilities	236.9	202.3
Current lease liabilities	68.9	42.0
TOTAL LEASE LIABILITIES	305.8	244.3

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	211

Table of  Contents
Note 17.   Other assets (non-current and current)

The non-current assets are as follows:

(In millions of €)	December 31, 2021	December 31, 2020
Financial assets at amortized cost, gross	37.1	28.5
Impairment allowance	(1.4)	(2.6)
Non-current financial assets at amortized cost, net	35.7	25.9
Quoted equity instruments at FVTPL	26.5	34.3
Impairment allowance	(1.2)	—
Non-current financial assets at FVTPL	25.3	34.3
Derivative assets	3.1	5.5
Other Lease Receivable	2.1	—
Other non-current assets, total	5.2	5.5
TOTAL OTHER NON-CURRENT ASSETS	66.2	65.7

The current assets are as follows:

(In millions of €)	December 31, 2021	December 31, 2020
Value added and other tax receivables	171.7	187.7
Other receivables	61.0	109.8
Prepaid expenses	39.1	27.4
Derivative assets	7.9	26.6
Other	22.5	33.1
TOTAL OTHER CURRENT ASSETS	302.2	384.6

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	212

Table of  Contents

Note 18. Trade receivables, net and contract assets

These line items represent trade accounts receivable from completed contracts, contract assets and other miscellaneous invoices (e.g. trading, procurement services).
Given the nature of the Technip Energies Group’s operations, its clients are mainly major oil and gas, petrochemical or oil-related companies.
Management periodically assesses customers’ creditworthiness. An allowance for doubtful receivables was recorded for all potential uncollectible receivables as well as additional expected credit losses as of January 1, 2018 upon adoption of IFRS 9.

Valuation allowances for trade receivables and contract assets have changed as shown in the following table:

	December 31, 2021		December 31, 2020
(In millions of €)	Trade receivables	Contract assets	Trade receivables	Contract assets
Gross amount	1,189.2	332.1	1,115.1	271.8
Opening loss allowance	(56.0)	—	(42.1)	—
Change in expected credit loss	1.6	(0.3)	(0.7)	—
Increase in loss allowance	(25.9)	—	(10.2)	—
Used allowance reversals	1.1	—	3.4	—
Unused allowance reversals	4.0	—	4.1	—
Effects of foreign exchange and other	(4.8)	—	1.8	—
Other	(70.8)	—	(12.3)	—
Closing loss allowance	(150.8)	(0.3)	(56.0)	—
TOTAL, NET	1,038.4	331.8	1,059.1	271.8

Credit risk details and risk management objectives are discussed in note 28.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	213

Table of  Contents

Note 19.    Cash and cash equivalent

Cash and cash equivalents are as follows:

(In millions of €)	December 31, 2021	December 31, 2020
Cash at bank and in hand	1,510.3	1,867.3
Cash equivalents	2,128.3	1,322.4
TOTAL CASH AND CASH EQUIVALENTS	3,638.6	3,189.7
U.S. dollar (USD)	1,654.2	1,231.5
Euro (EUR)	1,441.0	1,305.4
Chinese yuan renminbi (CNY)	213.1	299.9
Malaysian ringgit (MYR)	46.7	93.2
Azerbaijani manat (AZN)	37.1	32.6
Japanese yen (JPY)	31.0	28.8
Russian ruble (RUB)	28.8	30.7
Pound sterling (GBP)	27.0	43.0
Vietnamese dong (VND)	23.9	20.3
Mexican peso (MXN)	19.1	3.8
Indian rupee (INR)	16.4	7.2
Norwegian krone (NOK)	15.5	15.0
Singapore dollar (SGD)	14.5	3.8
Trinidad and Tobago dollar (TTD)	12.4	14.3
Australian dollar (AUD)	10.9	21.7
Kuwaiti dinar (KWD)	10.3	8.2
Other (less than €10 million individually)	36.7	30.3
TOTAL CASH AND CASH EQUIVALENTS BY CURRENCY	3,638.6	3,189.7

A substantial portion of cash and securities are recorded or invested in either euro or U.S. dollar which are frequently used by the Group within the framework of its commercial relationships. Cash and securities in other currencies correspond either to deposits retained by subsidiaries located in countries where such currencies are the national currencies in order to ensure their own liquidity, or to amounts received from customers prior to the payment of expenses in these same currencies or the payment of dividends. Short-term deposits are classified as cash equivalents along with other securities.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	214

Table of  Contents
Note 20.    Other liabilities (non-current and current)

The following table provides a breakdown of other non-current liabilities:

(In millions of €)	December 31, 2021	December 31, 2020
Redeemable financial liability	32.4	85.3
Non-current financial liability at FVTPL, total	32.4	85.3
Subsidies	1.8	3.6
Derivative liabilities	1.0	3.6
Others	29.0	24.9
Other non-current liabilities, total	31.8	32.1
TOTAL OTHER NON-CURRENT LIABILITIES	64.2	117.4

The following table provides a breakdown of other current liabilities:
(In millions of €)	December 31, 2021	December 31, 2020
Redeemable financial liability	108.4	115.7
Current financial liability at FVTPL, total	108.4	115.7
Accruals on completed contracts	112.0	53.3
Other taxes payable	101.0	105.1
Social security liabilities	41.7	33.4
Payables on litigation settlement	—	42.0
Derivative liabilities	33.2	7.9
Others*	114.7	44.8
Other current liabilities, total	402.6	286.5
TOTAL OTHER CURRENT LIABILITIES	511.0	402.2
*For the year ended December 31, 2021, “Others” notably includes liability on lawsuit litigation for €48.6 million, a €24.8 million liability incurred by Technip Energies N.V. in relation to the Spin-off, €24.2 million of customer advance payment and other current liabilities as well as the short term portion of provisions for pensions and other employee benefits for €9.9 million.

Note 21.    Accounts payable, trade

Accounts payable, trade, amounted to €1,497.1 million, and €1,259.4 million as of December 31, 2021, and 2020 respectively. Accounts payable, trade, maturities are linked to the operating cycle of contracts and mature within 12 months.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	215

Table of  Contents

Note 22.   Debt (long and short-term)

Long and short-term debt consisted of the following:

	December 31, 2021		December 31, 2020
(In millions of €)	Carrying amount	Fair value	Carrying amount	Fair value
Bonds	598.5	602.1	—	—
Commercial papers	80.0	80.0	393.0	393.0
Bank borrowings and other	4.8	4.8	9.4	9.4
Financial debts	683.3	686.9	402.4	402.4
Lease liability	305.8	305.8	244.3	244.3
FINANCIAL DEBTS & LEASE LIABILITY	989.1	992.7	646.7	646.7

The split by maturity as of December 31, 2021 is as follow:

(In millions of €)	Maturity	< 1 year	Within 2 years	Within 3 years	Thereafter
Bonds	598.5	4.5	—	—	594.0
Commercial papers	80.0	80.0	—	—	—
Bank borrowings and other	4.8	4.7	0.1	—	—
Financial debts	683.3	89.2	0.1	—	594.0
Lease liability	305.8	68.9	59.1	51.5	126.3
FINANCIAL DEBTS & LEASE LIABILITY	989.1	158.1	59.2	51.5	720.3

The movements over the period December 31, 2020, to December 31, 2021, are as follows:

(In millions of €)	Bonds	Commercial papers	Bank borrowings and other	Lease liability	Total
Value as of December 31, 2020	—	393.0	9.4	244.3	646.7
Increase – issuance	598.5	—	620.4	201.5	1,420.4
Decrease – reimbursement	—	(313.0)	(628.7)	(97.3)	(1,039.0)
Change in scope of consolidation	—	—	—	0.1	0.1
Foreign exchange	—	—	0.3	7.3	7.6
Others	—	—	3.4	(50.1)	(46.7)
VALUE AS OF DECEMBER 31, 2021	598.5	80.0	4.8	305.8	989.1

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	216

Table of  Contents
Commercial paper

Under the commercial paper program, the Technip Energies Group through its treasury center company T.EN Eurocash SNC has the ability to access €750 million of short-term financing through commercial paper dealers. As of December 31, 2021, the Technip Energies Group’s Euro based commercial paper borrowings had a weighted average interest rate of (0.4325)%.

Revolving Facility and Bridge Facility

On February 10, 2021, Technip Energies N.V. and T.EN Eurocash SNC entered into the Facilities Agreement with Crédit Agricole Corporate and Investment Bank, as Agent, and the lenders party thereto.

The Facilities Agreement provides for the establishment of a bridge facility in an amount of up to €650 million (the “Bridge Facility”), to which Technip Energies N.V. is the sole borrower and which has been redeemed on May 31, 2021 and a revolving facility in an amount of €750 million (the “Revolving Facility”) to which Technip Energies N.V. and T.EN Eurocash SNC are the Borrowers. Subject to certain conditions, borrowers may request the aggregate commitments under the Revolving Facility to be increased by up to €250 million.

On February 16, 2021, Technip Energies N.V. drew down €620 million from the Bridge Facility. The amount borrowed was applied to refinance existing indebtedness under Technip Energies Group's commercial paper program, finance working capital purposes and finance the cash allocation between TechnipFMC and Technip Energies under the Separation and Distribution Agreement. The residual capacity of €30 million under the Bridge Facility expired on March 2, 2021. The Bridge Facility has been repaid in full on May 31, 2021, by way of issuance of notes in an amount of €600 million. The notes have a 7-year maturity, are currently rated BBB by Standard & Poor’s, and are listed on Euronext Paris.

The Revolving Facility has an initial three-year tenor as from the Initial Availability Date (February 15, 2021) and may be extended twice by one year each time.

The Revolving Facility is being made available in euros only. The available capacity under the Revolving Facility is reduced by any outstanding commercial paper borrowings of T.EN Eurocash SNC.

The Revolving Facility contains usual and customary representations and warranties, mandatory prepayments and events of default for investment-grade credit facilities of this type. It also contains covenants restricting Technip Energies N.V.’s and its subsidiaries’ ability to incur additional securities and indebtedness, enter into asset sales, or make certain investments, but does not include any financial covenant.

Note 23.    Shareholder's equity

23.1.          Shareholder’s equity activity

As of December 31, 2021, Technip Energies N.V. had 179,827,459 common shares issued with a nominal value of €0.01 per share.
Changes in shares outstanding are as follows:
(In number of shares)
Number of shares as of January 1, 2020	1
Issuance of shares - Contribution	4,499,999
Issuance of shares - Reserve allocation	175,313,880
Shares issued as of December 31, 2020	179,813,880
Movements of the period	13,579
Shares issued as of December 31, 2021	179,827,459
Treasury shares	(2,012,136)
SHARES OUTSTANDING AS OF DECEMBER 31, 2021	177,815,323

Refer to note 7 for more information about number of shares considered for the calculation of earnings per share.
23.2.          Share repurchase

On May 3, 2021, the Group acquired 1,801,802 shares in the share capital of the Company from TechnipFMC at €11.10 per share. As of December 31, 2021, these treasury shares are deducted from consolidated equity for a total value of €20.0 million.

On July 9, Technip Energies announced the implementation of a liquidity agreement to enhance the liquidity of Technip Energies’ shares admitted to trading on Euronext Paris by maintaining a reasonable average daily turnover, reducing bid-ask spread, and monitoring volatility. The cash resources allocated to the liquidity agreement is €9.0 million. As of December 31, 2021, the Group acquired 210,334 shares in the capital of the Company for a total value of €2.5 million.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	217

23.3.          Accumulated other comprehensive income (loss)

Accumulated other comprehensive income (loss) are as follows:

(In millions of €)	Cash flow hedges	Gains (losses) on defined benefit pension plans	Foreign currency translation	Other	Accumulated other comprehensive income/(loss)	Accumulated other comprehensive income/(loss) – non- controlling interests	Total accumulated other comprehensive income/(loss)
Accumulated other comprehensive income/(loss) as of December 31, 2018	(5.0)	(17.3)	18.9	—	(3.3)	(0.6)	(4.0)
Gross effect before reclassification to profit or loss	(1.3)	(8.8)	(44.0)	—	(54.1)	0.9	(53.2)
Deferred tax	(3.0)	2.8	—	—	(0.2)	—	(0.2)
Reclassification to profit or loss	(5.0)	—	—	—	(5.0)	—	(5.0)
Accumulated other comprehensive income/(loss) as of December 31, 2019	(14.3)	(23.3)	(25.1)	—	(62.6)	0.3	(62.3)
Gross effect before reclassification to profit or loss	23.9	(1.3)	(147.4)	0.4	(124.4)	(1.4)	(125.8)
Deferred tax	(2.8)	1.0	—	—	(1.8)		(1.8)
Reclassification to profit or loss	(3.5)	—	—	—	(3.5)		(3.5)
Equity transaction with TechnipFMC	8.5	(0.4)	0.6	(0.4)	8.3	(1.0)	7.3
Accumulated other comprehensive income/(loss) as of December 31, 2020	11.8	(24.0)	(171.9)	—	(184.1)	(2.1)	(186.1)
Gross effect before reclassification to profit or loss	(30.7)	4.9	55.6	—	29.8	3.5	33.3
Deferred tax	2.6	(1.3)	—	—	1.3	(0.8)	0.5
Reclassification to profit or loss	12.4	—	—	—	12.4	—	12.4
Equity transaction with TechnipFMC	(0.3)	—	41.1	—	40.8	0.1	40.9
ACCUMULATED OTHER COMPREHENSIVE INCOME/(LOSS) AS OF DECEMBER 31, 2021	(4.2)	(20.4)	(75.2)	—	(99.8)	0.7	(99.1)

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	218

Table of  Contents
Note 24.    Pensions and other long-term employee benefit plans

24.1.  Description of the Technip Energies Group’s benefit plans

Technip Energies has two types of retirement plans: defined benefit plans and defined contribution plans. Our pension provision encompasses various end-of-service and retirement employee benefit plans. Depending on the employing entity, the main defined benefit plans can be:
■          End of service benefits, to be paid at the termination of service;
■          Retirement benefits;
■          Jubilee benefits;
■          Post-retirement medical benefits (health care and life insurance).

The defined benefits obligations are estimated by independent actuaries using the projected unit credit actuarial valuation method as per IAS 19 “Employee Benefits”. The actuarial assumptions used to determine the obligations may vary depending on the country. The actuarial estimation is based on usual parameters such as future wage, salary increase rate, life expectancy, staff turnover and inflation rate.

Plan assets are usually held in separate legal entities and measured at their fair value.

The Technip Energies Group is required to recognize the funded status of defined benefit post-retirement plans as an asset or liability in the consolidated statement of financial position and recognize changes in that funded status related to actuarial gains and losses – resulting either from the change in actuarial assumptions used, or from experience adjustments generated by actual developments – in other comprehensive income in the year in which the changes occur. Furthermore, the Technip Energies Group is required to measure the plan’s assets and its obligations that determine its funded status as of the date of the consolidated statement of financial position. The Technip Energies Group has applied this guidance to its pension and other post-retirement benefit plans which are primarily located in the Netherlands (48% of Group total obligations), France (29%), India (7%), the United Arab Emirates (6%), Italy (4%), Germany (2%).

In the Netherlands, these obligations are generated by a legacy defined benefit plan which has been closed for new participants since December 31, 2014. It was agreed that the entitlement is fixed and that the Company will contribute a fixed annual amount to the plan assets to finance an increase of the defined benefit plan pension rights that were accrued up to December 31, 2014, for a period of 14 years subsequent to the curtailment of the defined benefit plan. The Company does not pay any other funding contributions other than these fixed annual contribution amounts. The pension provision as at December 31, 2021 represents the net present value of the remaining 8 annual contribution payments. The current assets are entirely invested in a Dutch pension insurance policy.

In France, these obligations are mostly generated by legal or collectively bargained end of career benefit plans. The indemnities paid by the French entities when the employees leave for retirement are calculated based on their Group seniority and their salary at the time of departure. Technip Energies France SAS also provides a post-employment medical benefit to a small group of retirees in the form of annual contributions paid to a medical insurance provider.

The Group obligations with respect to post-employment healthcare benefits are not significant.

The Group is expected to pay €1.4 million of employer contribution in 2022 to the Dutch fund.

The Group is also expected to pay €11.6 million of pension and end of service benefits directly to Technip Energies employees in 2022.

The expected benefits payments (paid by the employer and by the plan assets) for the next 10 years are as follows:

(In millions of €)	Total expected benefit payments	France	The Netherlands	Others
2022	18.0	4.2	4.5	9.3
2023	12.1	1.7	4.6	5.8
2024	12.9	1.8	4.7	6.4
2025	13.7	3.0	4.9	5.8
2026	14.0	3.7	4.9	5.4
2027-2031	79.2	20.6	24.1	34.5
TOTAL	149.9	35.0	47.7	67.2

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	219

Table of  Contents

24.2. Net benefit expense recognized in the consolidated statement of income
The net benefit expense recognized in the statement of income is as follows:
(In millions of €)	December 31, 2021	December 31, 2020	December 31, 2019
Service cost	12.6	7.7	8.6
Interest on DBO	3.1	2.5	4.2
Interest on plan asset	(2.0)	(1.2)	(1.9)
Remeasurements of other long term benefits	(0.4)	0.1	(0.4)
Special events (curtailment/settlement)	—	0.1	—
Other	1.3	—	—
DEFINED BENEFIT COST INCLUDED IN THE STATEMENT OF INCOME	14.6	9.2	10.5
At the same time, in 2021, €4.9 million of actuarial gains have been recognized through OCI, €7.4 million of actuarial gains generated on the defined benefit obligation compensated by €2.5 million actuarial losses generated on plan assets.
ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	220

Table of  Contents
24.3. Defined benefit asset (liability) recognized in the consolidated statement of financial position
The liability as recorded in the statement of financial position is as follows:
	December 31, 2021			December 31, 2020			December 31, 2019
(In millions of €)	Defined benefit obligation	Fair value of plan assets	Net defined benefit obligation	Defined benefit obligation	Fair value of plan assets	Net defined benefit obligation	Defined benefit obligation	Fair value of plan assets	Net defined benefit obligation
Defined benefit obligation as of the prior period end date	248.8	125.5	123.3	256.5	123.3	133.2	228.6	109.1	119.5
Expense as recorded in the statement of income	16.6	2.0	14.6	10.4	1.2	9.2	12.4	1.9	10.5
Total current service cost	12.6	—	12.6	7.7	—	7.7	8.6	—	8.6
Net financial costs	3.1	2.0	1.1	2.5	1.2	1.3	4.2	1.9	2.3
Actuarial gains of the year	(0.4)	—	(0.4)	0.2	—	0.2	(0.4)	—	(0.4)
Administrative costs and taxes and others	1.3	—	1.3	—	—	—	—	—	—
Actuarial gain/loss recognized in other comprehensive income	(7.4)	(2.5)	(4.9)	4.5	3.9	0.6	23.2	14.9	8.3
Actuarial gain/loss on defined benefit obligation	(7.4)	(2.5)	(4.9)	4.5	3.9	0.6	23.2	14.9	8.3
Experience	(3.4)	—	(3.4)	(3.6)	—	(3.6)	(5.3)	—	(5.3)
Financial assumptions	(6.6)	—	(6.6)	10.2	—	10.2	(0.3)	—	(0.3)
Demographic assumptions	2.6	—	2.6	(2.1)	—	(2.1)	28.8	—	28.8
Actuarial gain (loss) on plan assets	—	(2.5)	2.5	—	3.9	(3.9)	—	14.9	(14.9)
Contributions and benefits paid	(12.6)	(3.2)	(9.4)	(9.0)	(2.9)	(6.1)	(9.5)	(2.7)	(6.8)
Contributions by employer	—	1.7	(1.7)	—	1.4	(1.4)	—	1.4	(1.4)
Benefits paid by employer	(7.7)	—	(7.7)	(4.7)	—	(4.7)	(5.4)	—	(5.4)
Benefits paid from plan assets	(4.9)	(4.9)	—	(4.3)	(4.3)	—	(4.1)	(4.1)	—
Exchange difference and other settlements	31.4	17.5	13.9	(13.6)	—	(13.6)	1.8	0.1	1.7
DEFINED BENEFIT OBLIGATION AS OF THE PERIOD END DATE	276.8	139.3	137.5	248.8	125.5	123.3	256.5	123.3	133.2

As of December 31, 2021, the discounted defined benefit obligation included €149.7 million for funded plans (compared to  €137.1 million in 2020) and €127.1 million for unfunded plans (compared to €111.5 million in 2020).

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	221

Table of  Contents
The breakdown of the net defined-benefit liability by type of benefit plans is as follows:
(In millions of €)	December 31, 2021	December 31, 2020
Pension plans	100.7	94.8
End of service benefits	30.4	25.3
Other long term benefits	6.4	3.2
NET DEFINED BENEFIT OBLIGATION	137.5	123.3

The table below presents the liabilities per country:
	December 31, 2021
(In millions of €)	Defined benefit obligation	Assets	Liabilities
France	79.7	—	79.7
The Netherlands	131.9	(120.9)	11.0
Other	65.2	(18.4)	46.8
TOTAL	276.8	(139.3)	137.5
24.4. Actuarial assumptions
In 2021, the average duration of the Group's liability is 13.5 years. The average duration is 14.0 years in France and 14.7 years in the Netherlands.
In the Eurozone, the rates used to discount obligations are fixed by reference to the rates of bonds issued by companies within the main iBoxx Corporate AA taking into account the duration of each plan.
In the Eurozone, the inflation rate used to calculate the obligations is fixed by reference to the long term inflation target of 2% set by the European Central Bank with a 10 bps downward adjustment to reflect long term economic forecast.
The below sensitivity analyses are based on a change in an assumption while holding all other assumptions constant :
As at December 31, 2021	France	The Netherlands	Total
Discount rate	0.90%	0.90%	1.24%
Inflation rate	1.90%	1.90%	1.90%
Salary increase	3.12%	2.50%	3.42%

As at December 31, 2020	France	The Netherlands	Total
Discount rate	0.60%	0.70%	0.71%
Inflation rate	1.90%	1.90%	1.62%
Salary increase	3.12%	2.50%	2.76%
Sensitivity analysis:
As at December 31, 2021	France	The Netherlands	Total
Impact of a 25 bps increase or decrease in the discount rate	3.51%	3.67%	3.37%
Impact of a 25 bps increase or decrease in the inflation rate	0.16%	—%	0.17%
Impact of a 25 bps increase or decrease in the salary increase	3.35%	0.02%	1.19%
Assets plans break down:
	December 31, 2021	December 31, 2020
Equity instruments (shares)	—%	—%
Debt instruments (bonds)	—%	—%
Others	—%	—%
Insured assets	100%	100%

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	222

Table of  Contents
Note 25.    Provisions (non-current and current)

The principles used to evaluate the amounts and types of provisions for liabilities and charges are described in note 1.

Movements in provisions at December 31, 2021 were as follows:

(In millions of €)	December 31, 2020	Increase	Used reversal	Unused reversal	Other	December 31, 2021
Litigation	5.2	0.6	—	—	18.2	24.0
Restructuring obligations	8.4	0.7	(3.4)	(0.9)	11.4	16.2
Provisions for claims	7.7	0.2	—	—	—	7.9
Other non-current provisions	4.8	0.5	(0.1)	(0.9)	8.3	12.6
Total non-current provisions	26.1	2.0	(3.5)	(1.8)	37.9	60.7
Contingencies related to contracts	42.1	12.3	(0.5)	(9.8)	(0.9)	43.2
Litigation	59.7	26.2	(43.4)	(3.5)	(10.5)	28.5
Restructuring obligations	9.3	4.3	(9.7)	(0.1)	9.0	12.8
Provisions for claims	0.3	0.1	—	—	(0.1)	0.3
Other current provisions	9.2	9.8	(7.5)	(2.6)	(3.2)	5.7
Total current provisions	120.6	52.7	(61.1)	(16.0)	(5.7)	90.5
TOTAL PROVISIONS	146.7	54.7	(64.6)	(17.8)	32.2	151.2

Movements in provisions at December 31, 2020 were as follows:

(In millions of €)	December 31, 2019	Increase	Used reversal	Unused reversal	Other	December 31, 2020
Litigation	6.7	—	—	—	(1.5)	5.2
Restructuring obligations	5.8	4.2	(0.3)	(1.0)	(0.3)	8.4
Provisions for claims	7.7	0.4	—	(0.4)	—	7.7
Other non-current provisions	7.0	0.1	(0.1)	(0.5)	(1.7)	4.8
Total non-current provisions	27.2	4.7	(0.4)	(1.9)	(3.5)	26.1
Contingencies related to contracts	37.3	13.2	(0.6)	(2.2)	(5.6)	42.1
Litigation	61.8	15.8	(1.6)	(1.4)	(14.9)	59.7
Restructuring obligations	2.3	28.8	(23.5)	(0.1)	1.8	9.3
Provisions for claims	0.3	—	—	—	—	0.3
Other current provisions	11.3	5.4	(14.1)	(0.9)	7.5	9.2
Total current provisions	113.0	63.2	(39.8)	(4.6)	(11.2)	120.6
TOTAL PROVISIONS	140.2	67.9	(40.2)	(6.5)	(14.7)	146.7

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	223

Table of  Contents
Note 26.   Financial instruments
26.1.          Financial assets and liabilities by category
The Technip Energies Group holds the following financial assets and liabilities:
	December 31, 2021
	Analysis by category of financial instruments
(In millions of €)	Carrying amount	At fair value through profit or loss	Assets/Liabilities at amortized cost	At fair value through OCI	Level
Other non-current financial assets (excl. derivatives)	60.9	25.3	35.6	—	Level 1
Derivative financial instruments (non-current and current)	11.0	1.1	—	9.9	Level 2
Trade receivables, net	1,038.4	—	1,038.4	—
Cash and cash equivalents	3,638.6	3,638.6	—	—
TOTAL FINANCIAL ASSETS	4,748.9	3,665.0	1,074.0	9.9
Long-term debt, less current portion	594.1	—	594.1	—
Other non-current financial liabilities (excl. derivatives)	32.4	32.4	—	—	Level 3
Derivative financial instruments (non-current and current)	34.2	3.1	—	31.1	Level 2
Short-term debt	89.2	—	89.2	—
Accounts payable, trade	1,497.1	—	1,497.1	—
Other current liabilities (excl. derivatives)	108.4	108.4	—	—	Level 3
TOTAL FINANCIAL LIABILITIES	2,355.4	143.9	2,180.4	31.1

	December 31, 2020
	Analysis by category of financial instruments
(In millions of €)	Carrying amount	At fair value through profit or loss	Assets/Liabilities at amortized cost	At fair value through OCI	Level
Other financial assets (excl. derivatives)	60.2	34.3	25.9	—	Level 1
Derivative financial instruments (non-current and current)	32.1	6.2	—	25.9	Level 2
Trade receivables, net	1,059.1	—	1,059.1	—
Cash and cash equivalents	3,189.7	3,189.7	—	—
Due from TechnipFMC - Trade receivable	65.2	—	65.2	—
Due from TechnipFMC - Loans	56.6	—	56.6	—
TOTAL FINANCIAL ASSETS	4,462.9	3,230.2	1,206.8	25.9
Long-term debt, less current portion	—	—	—	—
Other non-current financial liabilities (excl. derivatives)	85.3	85.3	—	—	Level 3
Short-term debt	402.4	—	402.4	—
Derivative financial instruments (non-current and current)	11.5	1.0	—	10.5	Level 2
Accounts payable, trade	1,259.4	—	1,259.4	—
Other current liabilities (excl. derivatives)	115.7	115.7	—	—	Level 3
Due to TechnipFMC - Trade payable	73.5	—	73.5	—
Due to TechnipFMC - Loans	3.7	—	3.7	—
TOTAL FINANCIAL LIABILITIES	1,951.5	202.0	1,739.0	10.5

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	224

Table of  Contents
During the financial years 2021 and 2020, there were no transfers between Level 1 and Level 2 fair value measurements, and no transfers into or out of Level 3 fair value measurements.
Investments —The fair value measurement of quoted equity instruments is based on quoted prices that the Technip Energies Group has the ability to access in public markets.
Mandatorily redeemable financial liability — Management determined the fair value of the mandatorily redeemable financial liability using a discounted cash flow model. The key assumptions used in applying the income approach are the selected discount rates and the expected dividends to be distributed in the future to the non-controlling interest holders. Expected dividends to be distributed are based on the non-controlling interests’ share of the expected profitability of the underlying contract, the selected discount rate, and the overall timing of completion of the project. A decrease of one percentage point in the discount rate would have increased the liability by €0.7 million as of December 31, 2021. The fair value measurement is based upon significant inputs not observable in the market and is consequently classified as a Level 3 fair value measurement.
Changes in the fair value of Level 3 mandatorily redeemable financial liability liability (note 20 Other liabilities (non-current and current)) are presented in the below table. Over the periods presented, the Technip Energies Group consolidated the total results of the Yamal entities and recorded a mandatorily redeemable financial liability representing the Group’s dividend obligation.
(In millions of €)	December 31, 2021	December 31, 2020	December 31, 2019
Balance at beginning of the period	201.0	239.3	356.8
Add: Expenses recognized in statement of income	182.9	177.2	377.9
Less: Settlements	(256.0)	(196.7)	(502.7)
Net foreign exchange differences	12.9	(18.8)	7.3
BALANCE AT END OF THE PERIOD	140.8	201.0	239.3
Fair value of debt — The fair values (based on Level 2 inputs) of the Technip Energies Group debt, carried at amortized cost, are presented in note 22 Debt (long and short-term).
26.2.          Derivative financial instruments
The management of the Technip Energies Group derivatives and hedge accounting was carried out centrally by TechnipFMC as of December 31, 2020, and by Technip Energies as of December 31, 2021.
For purposes of mitigating the effect of changes in exchange rates, Technip Energies holds derivative financial instruments to hedge the risks of certain identifiable and anticipated transactions and recorded assets and liabilities in the consolidated statement of financial position. The types of risks hedged are those relating to the variability of future earnings and cash flows caused by movements in foreign currency exchange rates. The Technip Energies Group's policy is to hold derivatives only for the purpose of hedging risks associated with anticipated foreign currency purchases and sales created in the normal course of business and not for trading purposes where the objective is solely or partially to generate profit.
Generally, Technip Energies enters into hedging relationships so that changes in the fair values or cash flows of the transactions being hedged are expected to be offset by corresponding changes in the fair value of the derivatives. For derivative instruments that qualify as a cash flow hedge, the effective portion of the gain or loss of the derivative, which does not include the time value component of a forward currency rate, is reported as a component of OCI and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. For derivative instruments not designated as hedging instruments, any change in the fair value of those instruments is reflected in earnings in the period such change occurs.
For further information on foreign currency risk exposure and management, refer to note 28 Market related exposure.
Technip Energies used the following types of derivative instruments:
Foreign exchange rate forward contracts - In general embedded derivative instruments are separated from the host contract if the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to those of the host contract and the host contract is not marked-to-market at fair value. The purpose of these instruments is to hedge the risk of changes in future cash flows of highly probable purchase or sale commitments denominated in foreign currencies and recorded assets and liabilities in the consolidated statement of financial position.
ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	225

Table of  Contents

As of December 31, 2021, and December 31, 2020, the Group held the following material net positions:
	December 31, 2021		December 31, 2020
	Net notional amount bought (Sold)		Net notional amount bought (Sold)
(In millions of currency )	Local currency	Euro equivalent	Local currency	Euro equivalent
Australian dollar (AUD)	5.7	3.6	217.8	134.8
Canadian dollar (CAD)	—	—	(8.0)	(5.1)
Chinese yuan renminbi (CNY)	64.0	8.8	115.4	14.5
Euro (EUR)	173.1	173.1	151.2	151.2
Indian rupee (INR)	952.3	11.3	423.8	4.7
Japanese yen (JPY)	(544.7)	(4.2)	1,488.5	11.8
Kuwaiti dinar (KWD)	6.0	17.5	1.3	3.6
Malaysian ringgit (MYR)	118.5	25.0	193.2	39.1
Mexican peso (MXN)	684.3	29.4	1,444.8	59.5
Norwegian krone (NOK)	(186.1)	(18.6)	250.0	23.6
Pound sterling (GBP)	(62.1)	(74.0)	(175.0)	(193.2)
Qatari riyal (QAR)	(8.0)	(1.9)	5.0	1.1
Russian ruble (RUB)	(492.6)	(5.8)	(561.9)	(6.2)
Saudi riyal (SAR)	(3.0)	(0.7)	—	—
Singapore dollar (SGD)	41.4	27.0	15.0	9.3
Swedish krona (SEK)	(1.5)	(0.1)	—	—
UAE dirham (AED)	—	—	(1.6)	(0.4)
U.S. dollar (USD)	(569.3)	(500.7)	(1,392.3)	(1,144.3)
Fair value amounts for all outstanding derivative instruments have been determined using available market information and commonly accepted valuation methodologies. Accordingly, the estimates presented may not be indicative of the amounts that Technip Energies would realize in a current market exchange and may not be indicative of the gains or losses Technip Energies may ultimately incur when these contracts are settled.
The following table presents the location and fair value amounts of derivative instruments reported in the consolidated statement of financial position:
	December 31, 2021		December 31, 2020
(In millions of €)	Assets	Liabilities	Assets	Liabilities
Derivatives designated as hedging instruments
Foreign exchange contracts
Current – Derivative financial instruments	6.8	30.1	20.5	6.9
Long-term – Derivative financial instruments	3.1	1.0	5.5	3.6
Total derivatives designated as hedging instruments	9.9	31.1	26.0	10.5
Derivatives not designated as hedging instruments
Foreign exchange contracts
Current – Derivative financial instruments	1.1	3.1	6.1	1.0
Long-term – Derivative financial instruments	—	—	—	—
Total derivatives not designated as hedging instruments	1.1	3.1	6.1	1.0
TOTAL DERIVATIVES	11.0	34.2	32.1	11.5
ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	226

Table of  Contents
The Technip Energies Group recognized losses of €(1.5)million, and gains of €3.0 million and €0.8 million for the years ended December 31, 2021, 2020 and 2019 respectively, due to discontinuance of hedge accounting as it was probable that the original forecasted transaction would not occur. Cash flow hedges of forecasted transactions, net of tax, resulted in accumulated other comprehensive (loss)/income of €(18.3) million, €11.9 million and €(1.0) million at December 31, 2021, 2020 and 2019 respectively. The Technip Energies Group expects to transfer an approximately €(13.8) million loss from accumulated Other Comprehensive Income to earnings during the next 12 months when the anticipated transactions actually occur. All anticipated transactions currently being hedged are expected to occur by the second quarter of 2026.
The following tables present the location of gains (losses) in the consolidated statement of income related to derivative instruments designated as cash flow hedges:
	Gain (Loss) recognized in OCI (Effective Portion)
(In millions of €)	December 31, 2021	December 31, 2020	December 31, 2019
Foreign exchange contracts
Other comprehensive income/(loss)	(30.7)	23.9	(1.0)

The following tables present the location of cash flow hedge gain (loss) reclassified from accumulated other comprehensive income into profit (loss):
	Gain (Loss) reclassified from accumulated OCI into profit (loss) (Effective portion)
(In millions of €)	December 31, 2021	December 31, 2020	December 31, 2019
Foreign exchange contracts
Other income (expense), net	12.4	(3.4)	(5.0)

The following table presents the location of cash flow hedge gain (loss) recognized in profit (loss):
	Gain (Loss) recognized in profit (loss) (Ineffective portion and amount excluded from effectiveness testing)
(In millions of €)	December 31, 2021	December 31, 2020	December 31, 2019
Foreign exchange contracts
Other income (expense), net	8.8	17.2	(18.0)

The following table presents the location of gains (losses) in the consolidated statement of income related to derivative instruments not designated as hedging instruments:
	Gain (Loss) recognized in profit (loss) on derivatives (Instruments not designated as hedging instruments)
(In millions of €)	December 31, 2021	December 31, 2020	December 31, 2019
Foreign exchange contracts
Other income (expense), net	(7.1)	(2.0)	10.0

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	227

Table of  Contents

26.3.          Offsetting financial assets and financial liabilities
The Technip Energies Group executes derivative contracts with counterparties that consent to a master netting agreement, which permits net settlement of the gross derivative assets against gross derivative liabilities. Each instrument is accounted for individually and assets and liabilities are not offset. As of December 31, 2021 and 2020 the Technip Energies Group had no collateralized derivative contracts.
The following tables present both gross information and net information of recognized derivative instruments:
	December 31, 2021			December 31, 2020
(In millions of €)	Gross amount recognized	Gross amounts not offset permitted under master netting agreements	Net amount	Gross amount recognized	Gross amounts not offset permitted under master netting agreements	Net amount
Derivative assets	11.0	(7.3)	3.7	32.1	(2.8)	29.3
Derivative liabilities	34.2	(7.3)	26.9	11.5	(2.8)	8.7

Note 27.    Related party transactions
Receivables, payables, revenues and expenses which are included in the consolidated financial statements as transactions with related parties, defined as entities related to Technip Energies' directors and Technip Energies' main Shareholders as well as direct and indirect affiliates of Technip Energies and the partners of the Technip Energies Group's joint ventures, were as follows:
27.1.          Transactions with related parties and equity affiliates
Trade receivables consisted of receivables due from the following related parties:
(In millions of €)	December 31, 2021	December 31, 2020
JGC Corporation	41.7	30.9
CTEP France	31.9	—
TKJV	8.5	—
TTSJV WLL	4.6	12.1
TPIT Dar & Engineering	4.1	2.6
Novarctic	2.1	7.0
Others	11.4	7.4
TOTAL TRADE RECEIVABLES	104.3	60.0
Trade payables consisted of payables due to the following related parties:
(In millions of €)	December 31, 2021	December 31, 2020
CTEP Japan	6.3	—
Chiyoda	3.4	11.6
TTSJV WLL	1.7	—
Saipem	—	12.7
Suez Group S.A.(1)	—	6.1
Others	2.9	3.3
TOTAL TRADE PAYABLES	14.3	33.7
(1) Prior to March 2020 Ms. Debon held various positions with Suez Group, the latest of which was Deputy Chief Executive Officer of the Suez Group. Following her departure from the Suez Group, the Suez Group is no longer a related party.

Chiyoda and JGC Corporation are joint venture partners on Yamal and Qatar NFE projects. Saipem and Nipigas are joint venture partners on the Arctic LNG 2 project. CTEP France and Japan are joint-ventures established to carry-out our performance obligation under the Qatar NFE Project and are accounted for using the equity method.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	228

Table of  Contents

Revenue consisted of amounts with the following related parties:
(In millions of €)	December 31, 2021	December 31, 2020	December 31, 2019
CTEP France	106.9	—	—
JGC Corporation	40.6	42.5	98.3
TTSJV WLL	25.6	41.7	113.9
SASOL	16.1	—	—
Nipigas	13.9	—	—
Novarctic	9.3	8.5	—
TKJV	7.9	—	—
Others	19.4	1.3	15.5
TOTAL REVENUE	239.7	94.0	227.7
Expenses consisted of amounts with the following related parties:
(In millions of €)	December 31, 2021	December 31, 2020	December 31, 2019
CTEP France	(61.1)	—	—
CTEP Japan	(62.4)	—	—
TTSJV WLL	(6.3)	—	—
Sofresid	(6.9)	—	—
Saipem	(5.3)	(15.9)	—
JGC Corporation	—	(0.4)	(18.6)
Chiyoda	(6.2)	(1.2)	(22.4)
Others	(6.6)	(2.0)	(5.3)
TOTAL EXPENSES	(154.8)	(19.5)	(46.3)
27.2.          Transactions with TechnipFMC
On May 3, 2021, the Company acquired 1,801,802 shares in the share capital of the Company from TechnipFMC at €11.10 per share, the price per share negotiated by eligible institutional investors with TechnipFMC in an accelerated book building sell down. In acquiring the shares, the Group exercised its rights under the Separation and Distribution Agreement entered into with TechnipFMC on January 7, 2021. On January 10, 2022, the Company announced the acquisition of an additional 1.8 million of its own ordinary shares from TechnipFMC, at a unit price of €13.15.
As of December 31, 2021, TechnipFMC holds approximately 12% of Technip Energies shares and is considered a related party of Technip Energies.
Due from TechnipFMC consisted of:
(In millions of €)	December 31, 2021	December 31, 2020
Trade receivables	87.7	65.2
Trade payables	63.2	73.5
Loans due from TechnipFMC	—	56.6
Loans due to TechnipFMC	3.9	3.7
TOTAL NET ASSETS DUE FROM TECHNIPFMC	20.6	44.6
Trade receivables and payables comprise items arising in the ordinary course of business. Loans due from / to TechnipFMC represent discrete loans separately negotiated between the TechnipFMC Group and affiliates of the Technip Energies Group for various business and financing reasons during the reporting periods.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	229

Table of  Contents

Related party revenue and operating expenses with TechnipFMC in the consolidated statement of income consisted of:
(In millions of €)	December 31, 2021	December 31, 2020	December 31, 2019
Revenue	38.2	47.4	48.4
Expenses	22.7	(23.4)	(24.3)
The Technip Energies Group's revenue and expenses comprise items arising in the ordinary course of business.
As of December 31, 2021, all transactions with TechnipFMC are ordinary course of business and are included in each corresponding line. As of December 31, 2020, these amounts were specifically presented on a dedicated line of the Balance Sheet (Due to/from TechnipFMC).
27.3.          Key management remuneration
Key management remuneration is as follows:
(In millions of €)	December 31, 2021	December 31, 2020	December 31, 2019
Salaries, bonuses and fringe benefits	5.9	0.4	0.5
Taxable benefits	0.1	—	—
Annual Incentives	1.3	0.5	1.2
Long-term incentive awards	9.5	0.2	1.6
Pension related benefits	0.1	0.1	0.1
TOTAL	16.9	1.2	3.4
As the Technip Energies Group did not operate as a stand-alone public company during the historical periods, the Group has not had a separate management team during the years ended 2020 and 2019. Therefore figures presented for these periods (i.e. 2020 and 2019) represent the share of employee benefits of TechnipFMC’s key management allocated to the Technip Energies Group and recognized in the combined financial statements. The share of key management remuneration benefits attributable to the Technip Energies Group was determined using an allocation key based on the number of employees.
Note 28.   Market related exposure

28.1.  Liquidity risk

The primary objectives of liquidity management consist of meeting the continuing funding requirements of Technip Energies global operations with cash generated by such operations and Technip Energies existing Commercial Paper program.

Cash pooling and external financing are largely centralized at T.EN Eurocash SNC. Funds are provided to Technip Energies companies on the basis of an “in-house banking” solution.

The financing requirements of Technip Energies companies are determined on the basis of short- and medium-term liquidity planning. The financing is controlled and implemented centrally on a forward-looking basis in accordance with the planned liquidity requirements or surplus. Relevant planning factors taken into consideration include operating cash flow, capital expenditures, divestments, margin payments and the maturities of financial liabilities.

Commercial paper program and credit facility

Under the Commercial paper program, Technip Energies, through its treasury center T.EN Eurocash SNC, has the ability to access up to €750 million of financing through its commercial paper dealers. Technip Energies had respectively €80.0 million and €393 million of commercial paper issued under the facility as of December 31, 2021, and December 31, 2020. Refer to note 22 Debt (long and short-term) for more details.

The following is a summary of the credit facility as of December 31, 2021:

(In millions of €)	Amount	Debt outstanding	Commercial paper outstanding	Unused capacity
Three-year revolving credit facility	750.0	—	80.0	670.0

Technip Energies available capacity under the Revolving Facility is reduced by any outstanding commercial paper. As of December 31, 2021, all restrictive covenants were in compliance under the Revolving Facility.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	230

Table of  Contents

Undiscounted financial liabilities

The contractual, undiscounted repayment schedule of financial liabilities at December 31, 2021 is as follow:

(In millions of €)	2022	2023	2024	2025	2026	2027 and beyond	Total
Financial Debts	85.3	0.1	—	—	—	594.0	679.4
Accounts payable, trade	1,433.9	—	—	—	—	—	1,433.9
Derivative financial instruments	33.1	1.1	—	—	—	—	34.2
Redeemable financial liability	108.4	21.0	11.4	—	—	—	140.8
Due to TechnipFMC - Trade payables	63.2	—	—	—	—	—	63.2
Due to TechnipFMC - Loans	3.9	—	—	—	—	—	3.9
Total financial liabilities as of December 31, 2021	1,727.8	22.2	11.4	—	—	594.0	2,355.4

The contractual, undiscounted repayment schedule of financial liabilities at December 31, 2020 is as follow:

(In millions of €)	2021	2022	2023	2024	2025	2026 and beyond	Total
Financial Debts	402.4	—	—	—	—	—	402.4
Accounts payable, trade	1,259.4	—	—	—	—	—	1,259.4
Derivative financial instruments	8.2	3.0	0.3		—	—	11.5
Redeemable financial liability	115.7	43.8	25.0	16.5	—	—	201.0
Due to TechnipFMC - Trade payables	73.5	—	—	—	—	—	73.5
Due to TechnipFMC - Loans	3.7	—		—	—	—	3.7
Total financial liabilities as of December 31, 2020	1,862.9	46.8	25.3	16.5	—	—	1,951.5

28.2.  Foreign currency exchange rate risk

Technip Energies conducts operations around the world in a number of different currencies. Many of the Technip Energies Group’s significant foreign subsidiaries have designated the local currency as their functional currency. Earnings are therefore subject to change due to fluctuations in foreign currency exchange rates when the earnings in foreign currencies are translated into Euro. The Technip Energies Group does not hedge this translation impact on earnings. A 10% increase or decrease in the average exchange rates of all foreign currencies as of December 31, 2021, would have changed the Technip Energies Group’s revenue and profit (loss) before income taxes attributable to the Technip Energies Group by approximately €221.1 million and €33.6 million, respectively. A 10% increase or decrease in the average exchange rates of all foreign currencies as of December 31, 2020, would have changed the Technip Energies Group’s revenue and profit (loss) before income taxes attributable to the Technip Energies Group by approximately €194.5 million and €28.5 million, respectively. A 10% increase or decrease in the average exchange rates of all foreign currencies as of December 31, 2019, would have changed the Technip Energies Group’s revenue and profit (loss) before income taxes attributable to the Technip Energies Group by approximately €293.1 million and €22.3 million, respectively.

When transactions are denominated in currencies other than the respective functional currencies of the applicable subsidiaries of the Technip Energies Group, the Group manages these exposures through the use of derivative instruments. The Group primarily uses foreign currency forward contracts to hedge the foreign currency fluctuations associated with firmly committed and forecasted foreign currency denominated payments and receipts. The derivative instruments associated with these anticipated transactions are usually designated and qualify as cash flow hedges, and as such the gains and losses associated with these instruments are recorded in other comprehensive income until such time that the underlying transactions are recognized. Unless these cash flow contracts are deemed to be ineffective or are not designated as cash flow hedges at inception, changes in the derivative fair value will not have an immediate impact on results of operations since the gains and losses associated with these instruments are recorded in other comprehensive income. When the anticipated transactions occur, these changes in value of derivative instrument positions will be offset against changes in the value of the underlying transaction.

When an anticipated transaction in a currency other than the functional currency of an entity is recognized as an asset or liability on the statement of financial position, we also hedge the foreign currency fluctuation of these assets and liabilities with derivative instruments after netting the Technip Energies Group’s exposures worldwide. These derivative instruments do not qualify as cash flow hedges.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	231

Table of  Contents
Occasionally, the Technip Energies Group enters into contracts or other arrangements containing terms and conditions that qualify as embedded derivative instruments and are subject to fluctuations in foreign exchange rates. In those situations, the Technip Energies Group enters into derivative foreign exchange contracts that hedge the price or cost fluctuations due to movements in the foreign exchange rates. These derivative instruments are not designated as cash flow hedges.

For foreign currency forward contracts hedging anticipated transactions that are accounted for as cash flow hedges, a 10% increase in the value of the Euro would have resulted in an additional loss of €65.0 million in the net fair value of cash flow hedges reflected in the consolidated statement of financial position as of December 31, 2021, and an additional gain of nil, €0.2 million and €0.1 million in the net fair value of cash flow hedges as of  December 31, 2020 and 2019 respectively.

For certain committed and anticipated future cash flows and recognized assets and liabilities that are denominated in a foreign currency the Technip Energies Group may choose to manage risk against changes in the exchange rates, when compared against the functional currency, through the economic netting of exposures instead of derivative instruments. Cash outflows or liabilities in a foreign currency are matched against cash inflows or assets in the same currency such that movements in exchange rates will result in offsetting gains or losses. Due to the inherent unpredictability of the timing of cash flows, gains and losses in the current period may be economically offset by gains and losses in a future period. All gains and losses are recorded in the consolidated statement of income in the period in which they are incurred. Gains and losses from the remeasurement of assets and liabilities are recognized in other income (expense), net.

28.3.  Interest rate risk

The Technip Energies Group is generally financed using the internal cash pooling system. Cash pooling balances earn and bear interest on normal market terms and conditions (rates of interest for specific maturities and currencies). Individual members of the Technip Energies Group that are not included in the internal cash pool due to legal restrictions arrange financing independently or with discrete intercompany loans at arm’s length terms and conditions or deposit their excess liquidity with leading local banks.

The Technip Energies Group assesses effectiveness of forward foreign currency contracts designated as cash flow hedges based on changes in fair value attributable to changes in spot rates. The Technip Energies Group excludes the impact attributable to changes in the difference between the spot rate and the forward rate for the assessment of hedge effectiveness and recognizes the change in fair value of this component immediately in earnings. Considering that the difference between the spot rate and the forward rate is proportional to the differences in the interest rates of the countries of the currencies being traded, the Technip Energies Group has exposure in the unrealized valuation of its forward foreign currency contracts to relative changes in interest rates between countries in its results of operations.

Based on the Technip Energies Group’s portfolio as of December 31, 2021, the Technip Energies Group has material positions with exposure to interest rates in the United States, the United Kingdom, Singapore, the European Community and Norway.

The Technip Energies Group’s fixed rate borrowings include commercial paper and loans due to TechnipFMC. There are no floating rate borrowings.

	As of December 31,
(In millions of €)	2021	2020
Bonds (note 22)	598.5	—
Commercial paper (note 22)	80.0	393.0
Bank borrowings and other (note 22)	0.9	9.4
Loans due to TechnipFMC (note 27)	3.9	3.7
TOTAL DEBT	683.3	406.1

Sensitivity analysis as of December 31, 2021

As of December 31, 2021, the net cash position of the Technip Energies Group (cash and cash equivalents, less financial debts) amounted to €2,955.3 million. A 1% (100 basis points) increase in interest rates would generate an additional profit of €29.6 million before tax in the net cash position. A 1% (100 basis points) decrease in interest rates would generate a loss of the same amount.

Sensitivity analysis as of December 31, 2020

As of December 31, 2020, the net short-term cash position of the Technip Energies Group (cash and cash equivalents, less short-term financial debt) amounted to €2,783.6 million. A 1% (100 basis points) increase in interest rates would generate an additional profit of €27.8 million before tax in the net cash position. A 1% (100 basis points) decrease in interest rates would generate a loss of the same amount.

Sensitivity analysis as of December 31, 2019

As of December 31, 2019, the net cash position of the Technip Energies Group (cash and cash equivalents, less short-term financial debt) amounted to €2,976.8 million. A 1% (100 basis points) increase in interest rates would generate an additional profit of €29.8 million before tax in the net cash position. A 1% (100 basis points) decrease in interest rates would generate a loss of the same amount.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	232

Table of  Contents
28.4.  Credit risk

Valuations of derivative assets and liabilities reflect the value of the instruments, including the values associated with counterparty risk. These values must also take into account the Technip Energies Group’s credit standing, thus including in the valuation of the derivative instrument the value of the net credit differential between the counterparties to the derivative contract. The methodology includes the impact of both counterparties and such entity’s own credit standing. Adjustments to derivative assets and liabilities related to credit risk were not material for any period presented.

By their nature, financial instruments involve risk, including credit risk, for non-performance by counterparties. Financial instruments that potentially subject the Technip Energies Group to credit risk primarily consist of trade receivables, contract assets, contractual cash flows from debt instruments (primarily loans), cash equivalents and deposits with banks, as well as derivative contracts. The Technip Energies Group manages the credit risk on financial instruments by transacting only with what management believes are financially secure counterparties, requiring credit approvals and credit limits, and monitoring counterparties’ financial condition. The maximum exposure to credit loss in the event of non-performance by the counterparty is limited to the amount drawn and outstanding on the financial instrument. The Technip Energies Group mitigates credit risk on derivative contracts by executing contracts only with counterparties that consent to a master netting agreement, which permits the net settlement of gross derivative assets against gross derivative liabilities.

The Group has applied the IFRS 9 simplified approach to measuring expected credit losses which uses a lifetime expected loss allowance for all trade receivables and contract assets.

Credit risk exposure on trade receivables and contract assets using a provision matrix are set out as follows:

	December 31, 2021
	Days past due
(In millions of €)	Current	Less than 3 months	3 to 12 months	Over 1 year	Total trade receivables	Contract assets
Net carrying amount	680.3	114.0	144.3	99.8	1,038.4	331.8
Weighted average expected credit loss rate	—%	—%	—%	—%	0.09%	0.09%

	December 31, 2020
	Days past due
(In millions of €)	Current	Less than 3 months	3 to 12 months	Over 1 year	Total trade receivables	Contract assets
Net carrying amount	664.1	212.4	85.8	96.8	1,059.1	271.8
Weighted average expected credit loss rate	—%	—%	—%	—%	0.16%	0.16%
Note 29.   Commitments and contingent liabilities

29.1. Contingent liabilities associated with guarantees

In the ordinary course of business, the Technip Energies Group enters into standby letters of credit, performance bonds, surety bonds and other guarantees with financial institutions for the benefit of its customers, vendors and other parties. The majority of these financial instruments expire within five years. Management does not expect any of these financial instruments to result in losses that, if incurred, would have a material adverse effect on the Technip Energies Group’s consolidated financial position, results of operations or cash flows.

Guarantees consisted of the following:
	As of December 31,
(In millions of €)	2021	2020
Financial guarantees (1)	105.0	167.3
Performance guarantees (2)	2,709.9	2,919.2
MAXIMUM POTENTIAL UNDISCOUNTED PAYMENTS	2,814.9	3,086.5

(1)
Financial guarantees represent contracts that contingently require a guarantor to make payments to a guaranteed party based on changes in an underlying agreement that is related to an asset, a liability, or an equity security of the guaranteed party. These tend to be drawn down only if there is a failure to fulfill financial obligations.

(2)
Performance guarantees represent contracts that contingently require a guarantor to make payments to a guaranteed party based on another entity’s failure to perform under a nonfinancial obligating agreement. Events that trigger payment are performance-related, such as failure to ship a product or provide a service.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	233

Table of  Contents

29.2. Contingent liabilities associated with legal matters

The Group is involved in various pending or potential legal actions or disputes in the ordinary course of business. Management is unable to predict the ultimate outcome of these actions because of their inherent uncertainty. However, management believes that the most probable, ultimate resolution of these matters will not have a material adverse effect on the Technip Energies Group’s consolidated financial position, results of operations or cash flows.

In late 2016, TechnipFMC was contacted by the DOJ regarding its investigation of offshore platform projects awarded between 2003 and 2007, performed in Brazil by a joint venture company in which TechnipFMC was a minority participant. Subsequently TechnipFMC has also raised the subject with the DOJ of certain other projects performed by TechnipFMC subsidiaries in Brazil between 2002 and 2013. The DOJ has also inquired about projects in Ghana and Equatorial Guinea that were awarded to TechnipFMC subsidiaries in 2008 and 2009, respectively. TechnipFMC cooperated with the DOJ in its investigation into the potential violations of the U.S. Foreign Corrupt Practices Act (“FCPA”) in connection with these projects, and contacted and cooperated with the Brazilian authorities (the Federal Prosecution Service (“MPF”), the Comptroller General of Brazil (“CGU”) and the Attorney General of Brazil (“AGU”)) as relates to their investigation concerning the projects in Brazil. Technip Energies is subject to an ongoing investigation by the French Parquet National Financier (“PNF”) related to the above referenced projects in Equatorial Guinea and Ghana. In addition, Technip Energies was recently informed by the PNF that the PNF was reviewing historical projects in Angola.

On June 25, 2019, TechnipFMC announced a global resolution to pay a total of $301.3 million to the DOJ, the MPF and the CGU/AGU to resolve these anti-corruption investigations, of which $281.3 million related to Technip Energies’ business. As part of this resolution, TechnipFMC entered into a three-year deferred prosecution agreement with the DOJ related to charges of conspiracy to violate the FCPA related to conduct in Brazil and other matters (“DPA”). In addition, Technip USA, Inc (renamed since Technip Energies USA, Inc.), a U.S. subsidiary, pled guilty to one count of conspiracy to violate the FCPA related to conduct in Brazil .

To date, the investigation by the PNF has been involved with the historical projects in Equatorial Guinea and Ghana (with the PNF now having informed Technip Energies that the PNF was reviewing projects in Angola) and has not reached a conclusion. Technip Energies and TechnipFMC are cooperating and Technip Energies remains committed to finding a resolution with the PNF.

There is no certainty that a settlement with PNF will be reached. The PNF has a broad range of potential sanctions under anticorruption laws and regulations that it may seek to impose in appropriate circumstances including, but not limited to, fines, penalties, and modifications to business practices and compliance programs. Any of these measures, if applicable to the Company, as well as potential customer reaction to such measures, could have a material adverse impact on its financial position or profitability. The financial consequences of these investigations are to be retained by TechnipFMC by way of an indemnity provided by TechnipFMC to the Company under the Separation and Distribution Agreement. If the Company cannot reach a resolution with the PNF, it could be subject to criminal proceedings in France, the outcome of which cannot be predicted.

Contingent liabilities associated with liquidated damages

Some of the Technip Energies Group's contracts contain provisions that require the relevant Technip Energies Group company to pay liquidated damages if the relevant company is responsible for the failure to meet specified contractual milestone dates and the applicable customer asserts a conforming claim under these provisions. These contracts define the conditions under which the customers of Technip Energies may make claims against it for liquidated damages. Based upon the evaluation of Technip Energies Group's performance and other commercial and legal analysis, management believes that the Group has appropriately recognized probable liquidated damages as of December 31, 2021, and 2020, and that the ultimate resolution of such matters will not materially affect its consolidated financial position, consolidated results of operations, or consolidated cash flows.

Note 30.    Auditor’s remuneration
For the years ended 2020 and 2019, Technip Energies was not a public listed independent company, and therefore had no disclosures regarding the auditors’ remuneration.
Auditor’s remuneration as of December 31, 2021 is as follows:
(In millions of €)	December 31, 2021
Fees payable to Technip Energies' auditors for the audit of its annual financial statements	(1.8)
Fees payable to Technip Energies’ auditors and its associates for the audit of its subsidiaries	(3.7)
TOTAL FEES PAYABLE FOR AUDIT SERVICES	(5.5)
Audit related	—
Tax fees	—
All other fees	(0.9)
TOTAL FEES PAYABLE FOR OTHER SERVICES	(0.9)

Of the total fees billed, an amount of €0.3 million relates to PricewaterhouseCoopers Accountants NV. The remainder relates to other firms within the PwC network.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	234

Table of  Contents

Note 31.    Companies included in the scope of the consolidated financial statements

The legal entities comprising Technip Energies’ scope of consolidation including principal subsidiaries, associates and joint ventures as of  December 31, 2021 are listed below:

31.1. Principal subsidiaries

Company Name	Address	Interest held in % as of December 31, 2021
AUSTRALIA

Genesis Oil & Gas Consultants (Pty) Ltd	Ground Floor, 1 William Street Perth WA 6000	100

T.EN Australia and New Zealand Pty Ltd	Ground Floor, 1 William Street Perth WA 6000	100

BELARUS

Technip Bel	Unitary Enterprise "Deloitte Legal” 51A K. Tsetkin St. 220004 Minsk	100

BRAZIL

Genesis Oil & Gas Brasil Engenharia Ltda.	Rua Paulo Emídio Barbosa, 485, quadra 4 (parte) Cidade Universitária 21941-615, Rio de Janeiro	100

BRUNEI

T.EN Engineering (B) Snd. Bhd.	B6, Second Floor, Block B, Shakirin Complex, Kampong Kiulap BE1518, Bandar Seri Begawan, Brunei Darussalam	93.1

COLOMBIA

Tipiel, S.A.	Calle 38 # 8-62 Piso 3, 110111, Bogota D.C.	56.5

CHINA

Shanghai Technip Trading Company	Room 1904, 19th Floor, Xuhui Vanke Center 5 Ding’An Road 200030, Shanghai	100

Technip Chemical Engineering (Tianjin) Co., Ltd.	521 Jing Jin Road 300400, Tianjin	100

Technip Engineering Consultant (Shanghai) Co., Ltd	Room 1902, 19th Floor, Xuhui Vanke Center 5 Ding’An Road 200030, Shanghai	100

Gydan Yard Management Services (Shanghai) Co., Ltd.	18F/1329 Huai Hai Middle Road 200010, Shanghai	84.9

FRANCE

Clecel SAS	2126 boulevard de La Défense Immeuble Origine CS 10266 92741 Nanterre Cedex	100

Consorcio Intep SNC	2126 boulevard de La Défense Immeuble Origine CS 10266 92741 Nanterre Cedex	90

Cybernetix SAS	Technopôle de Château Gombert 306 Rue Albert Einstein BP 94 13382 Marseille Cedex 13	100

Cyxplus SAS	Technopôle de Château Gombert 306 Rue Albert Einstein BP 94 13382 Marseille Cedex 13	100

Gydan LNG SNC	2126 boulevard de La Défense Immeuble Origine CS 10266 92741 Nanterre Cedex	84

Gygaz SNC	2126 boulevard de La Défense Immeuble Origine CS 10266 92741 Nanterre Cedex	84.85

Middle East Projects International (Technip Mepi) SAS	2126 boulevard de La Défense Immeuble Origine CS 10266 92741 Nanterre Cedex	100

Safrel SAS	2126 boulevard de La Défense Immeuble Origine CS 10266 92741 Nanterre Cedex	100

SCI Les Bessons	Technopôle de Château Gombert 306 Rue Albert Einstein BP 94 13382 Marseille Cedex 13	100

South Tambey LNG (1)	5 place de la Pyramide, Tour Ariane Paris La Défense 92800 Puteaux	50

T.EN Corporate Services SAS	2126 boulevard de La Défense Immeuble Origine CS 10266 92741 Nanterre Cedex	100

T.EN Eurocash SNC	2126 boulevard de La Défense Immeuble Origine CS 10266 92741 Nanterre Cedex	100

Technip Energies France SAS	2126 boulevard de La Défense Immeuble Origine CS 10266 92741 Nanterre Cedex	100

T.EN Engineering SAS	2126 boulevard de La Défense Immeuble Origine CS 10266 92741 Nanterre Cedex	100

T.EN Net SAS	2126 boulevard de La Défense Immeuble Origine CS 10266 92741 Nanterre Cedex	100

T.EN Normandie SAS	14 rue Linus Carl Pauling PAT La Vatine 76130 Mont-Saint-Aignan	100

Yamgaz SNC (1)	2126 boulevard de La Défense Immeuble Origine CS 10266 92741 Nanterre Cedex	50

FMC Loading Systems SAS	Route des Clérimois - 89100 Sens	100

GERMANY

Technip Zimmer GmbH	Friesstrasse 20 60388 Frankfurt am Main	100

INDIA

T.EN Global Business Services Private Limited	B-22 Okhla Industrial Area, Phase -1 110020 New Delhi	100

Technip Energies India Limited	B-22 Okhla Industrial Area, Phase -1 110020 New Delhi	100

INDONESIA

PT Technip Engineering Indonesia	Metropolitan Tower, 15th Floor Jln. R.A. Kartini Kav. 14 (T.B. Simatupang) Cilandak, Jakarta Selatan 12430 Jakarta	32.67

ITALY

Consorzio Technip Italy Procurement Services - TIPS	68, Viale Castello della Magliana 00148 Rome	100

T.EN Italy Solutions S.p.A.	68, Viale Castello della Magliana 00148 Rome	100

Technip Energies Italy S.p.A.	68, Viale Castello della Magliana 00148 Rome	100

TPL - Tecnologie Progetti Lavori S.p.A.	68, Viale Castello della Magliana 00148 Rome	100

Consorzio Technip Italy Worley Parsons	68, Viale Castello della Magliana 00148 Rome	90

JAPAN

Technip Energies Japan GK	Level 10, Hulic Minatomirai 1-1-7, Sakuragi-cho, Naka-ku Yokohama-shi, Kanagawa	100

MALAYSIA

Genesis Oil & Gas Consultants Malaysia Sdn. Bhd.	Suite 13.03, 13th Floor 207 Jalan Tun Razak 50400 Kuala Lumpur	100

T.EN Far East Sdn Bhd	Suite 13.03, 13th Floor 207 Jalan Tun Razak 50400 Kuala Lumpur	100

Technip Energies (M) Sdn. Bhd.	Suite 13.03, 13th Floor 207 Jalan Tun Razak 50400 Kuala Lumpur	30

MEXICO

Technip De Mexico S. De R.L. De C.V.	Blvd. Manuel Ávila Camacho 36, Piso 10, Oficina 1058 Lomas De Chapultepec I Sección. C. P. 11000, Alcaldía Miguel Hidalgo Ciudad de México	100

TP Energies Servicios Mexico, S. de R.L. de C.V.	Blvd. Manuel Ávila Camacho 36, Piso 10, Oficina 1058 Lomas De Chapultepec I Sección. C. P. 11000, Alcaldía Miguel Hidalgo Ciudad de México	100

TP Oil & Gas Mexico, S. de R.L. de C.V.	Avenida de la Marina Oficina 1 22800, Encenada, Baja California	100

MOZAMBIQUE

FMC Technologies Mozambique, Limitada	Zedequias Manganhela Avenue, no. 257, fifth floor, Maputo City	100

NETHERLANDS

Technip Energies N.V.	2126 boulevard de la Défense Immeuble Origine CS 10266 92741, Nanterre Cedex	100

Technip Benelux B.V.	Afrikaweg 30, 2713 AW, Zoetermeer	100

Technip EPG B.V.	Barbizonlaan 50, 2908 ME, Capelle aan den IJssel	100

Technip Oil & Gas B.V.	Afrikaweg 30, 2713 AW, Zoetermeer	100

Technip Energies International B.V.	Afrikaweg 30, 2713 AW, Zoetermeer	100

NEW-CALEDONIA - FRENCH OVERSEAS TERRITORY

T.EN Nouvelle-Calédonie SAS	27 bis avenue du Maréchal Foch – Galerie Center Foch – Centre-Ville, B.P. 4460, 98847 Noumea	100

NORWAY

Anchor Contracting	Bryggegata 9, NO-0250, Oslo	100

Genesis Oil And Gas Consultants Norway AS	Moseidslleta 122, 4033, Stavanger	100

Inocean AS	Bryggegata 9, NO-0250, Oslo	100

Inocean Marotec	Bryggegata 9, NO-0250, Oslo	90.1

Kanfa AS	Philip Pedersens Road 7, 1366 Lysaker	100

PANAMA

T.EN Overseas S.A.	East 53rd Street, Marbella, Humboldt Tower 2nd Floor, P.O. Box 0819-09132	100

POLAND

Inocean Poland Sp. Z.o.o.	Ul. Dubois, 20, 71-610, Szczecin	100

Technip Polska Sp. Z o.o.	UI. Promyka 13/4, 01-604 Warsaw	100

RUSSIAN FEDERATION

Rus Technip LLC	Prechistenka, str. 40/2, building 1, Office XXVII, 4th floor 123298 Moscow	51

Technip Rus LLC	Ligovskiy Prospekt, 266, Bldg. Litera. O 196084 St. Petersburg	100

Arctic Energies	Territory of TOR “Stolitsa Arktiki”, 184363, Kolsky Municipal District, Murmansk Region	100

SAUDI ARABIA

Technip Saudi Arabia Limited	P.O. Box 3596 Al Khobar 34423	76

TPL Arabia	P.O. Box 3596 Al Khobar 34423	90

SINGAPORE

Technip Energies Singapore Pte. Ltd.	4 Robinson Road, #05-01 The House of Eden 048543 Singapore	100

SOUTH AFRICA

Technip South Africa (Pty.) Ltd	34 Monkor Road - Randpark Ridge 2194 Randburg	100

SPAIN

Technip Iberia, S.A.	Building n°8 – Floor 4th Plaça de la Pau s/n, World Trade Center – Almeda Park – Cornellà de Llobregat, 08940 Barcelona	100

SWEDEN

Inocean AB	Gardatorget 1, Goteborg	100

SWITZERLAND

Engineering Re AG	Vulkanstrasse 106, 8048 Zürich	100

Technipetrol AG	Neugasse 14, CH-6304 Zug	100

THAILAND

Technip Energies (Thailand) Ltd	20th Floor, Suntower, Building A 123 Vibhavadee-Rangsit Road, Jomphon Jatujak, Bangkok 10900	74

Technip Energies Holding (Thailand) Ltd	20th Floor, Suntower, Building A 123 Vibhavadee-Rangsit Road, Jomphon Jatujak, Bangkok 10900	49

UNITED ARAB EMIRATES

Multi Phase Meters FZE	Office No. LB14414 P.O. Box 262274 Jebel Ali Free Zone, Dubai	100

UNITED KINGDOM

Coflexip (UK) Ltd	One St Paul’s Churchyard London EC4M 8AP	100

Cybernetix S.R.I.S. Limited	One St Paul’s Churchyard London EC4M 8AP	100

Genesis Oil & Gas Consultants Ltd	One St Paul’s Churchyard London EC4M 8AP	100

Genesis Oil And Gas Ltd	One St Paul’s Churchyard London EC4M 8AP	100

Technip E&C Limited	One St Paul’s Churchyard London EC4M 8AP	100

Technip PMC Services Limited	One St Paul’s Churchyard London EC4M 8AP	100

TechnipFMC Holdings Limited	One St Paul’s Churchyard London EC4M 8AP	100

UNITED STATES

Badger Licensing LLC	c/o Corporation Service Company 251, Little Falls Drive Wilmington, Delaware 19808	100

Technip E&C, Inc.	c/o CT Corporation System 3867 Plaza Tower Dr Baton Rouge, Louisiana 70816	100

T.EN Energy & Chemicals International, Inc.	c/o CT Corporation System 3867 Plaza Tower Dr Baton Rouge, Louisiana 70816	100

T.EN Process Technology, Inc.	c/o CT Corporation System 3867 Plaza Tower Dr Baton Rouge, Louisiana 70816	100

T.EN S&W Abu Dhabi, Inc.	c/o Corporation Trust Center 1209 Orange St. Wilmington, Delaware 19801	100

T.EN S&W International, Inc.	c/o CT Corporation System 3867 Plaza Tower Dr Baton Rouge, Louisiana 70816	100

T.EN Stone & Webster Process Technology, Inc	c/o Corporation Trust Center 1209 Orange St. Wilmington, Delaware 19801	100

Technip Energies USA, Inc.	c/o Corporation Trust Center 1209 Orange St. Wilmington, Delaware 19801	100

VENEZUELA

Inversiones Dinsa, C.A	Calle 1 con Calle 2, Centro Empresarial INECOM, Piso 1, La Urbina Caracas, 1073	100

Technip Velam	Calle 1 con Calle 2, Centro Empresarial INECOM, Piso 1, La Urbina Caracas, 1073	100

VIETNAM

T.EN Vietnam Co., Ltd.	207A Nguyen Van Thu, Da Kao Ward, District 1 Ho Chi Minh City	100

(1)	Technip Energies has an ownership interest in both Yamgaz SNC and South Tambey LNG of 200.002 shares (of total outstanding shares), or 50.0005%, and obtained a majority interest and voting control over Yamgaz SNC and South Tambey and consolidated both entities effective December 31, 2016.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	235 to 239

Table of  Contents
31.2.  Associates and joint ventures

Company Name	Address	Interest held in % as of December 31, 2021

BAHRAIN

TTSJV W.L.L.	Block 215, Rd 1531, Bldg 1130, Flt.12 P.O.Box 28110 Muharraq	36

BOSNIA AND HERZEGOVINA

Petrolinvest, D.D. Sarajevo	Tvornicka 3, 71000 Sarajevo	33

BRAZIL

FSTP Brasil Ltda.	Rua Visconde de Inhaúma, N.º 83 - 17º e 18º andares Centro, Rio de Janeiro	25

FRANCE

Novarctic SNC	2126 boulevard de la Défense Immeuble Origine CS 10266 92741 Nanterre Cedex	33.33

TP JGC Coral France SNC	2126 boulevard de la Défense Immeuble Origine CS 10266 92741 Nanterre Cedex	50

CTEP France	2126 boulevard de la Défense Immeuble Origine CS 10266 92741 Nanterre Cedex	50

INDONESIA

PT Technip Indonesia	Metropolitan Tower, 15th Floor Jln. R.A. Kartini Kav. 14 (T.B. Simatupang) Cilandak, Jakarta Selatan 12430 Jakarta	33

KAZAKHSTAN

TKJV LLP	Av. Abdirova, bld. 3, 100009, Karaganda city, Kazybek bi district	49.5

JAPAN

CTEP Japan	Level 10, Hulic Minatomirai, 1-1-7, , Sakuragi-cho, Naka-ku, Yokohama-shi, Kanagawa	50

MALAYSIA

T.EN Consultant (M) Sdn. Bhd	Suite 13.03, 13th Floor, Menara Tan & Tan 207 Jalan Tun Razak 50400 Kuala Lumpur	27.18

MEXICO

Ethylene XXI Contractors S.A.P.I. de C.V.	Blvd Manuel Ávila Camacho Número 32, piso 6, oficina 677, Col. Lomas de Chapultepec, C.P. 11000, Ciudad de México	40

Desarrolladora de Etileno, S. de R.L. de C.V.	Blvd Manuel Ávila Camacho Número 36, piso 10, Col. Lomas de Chapultepec, C.P. 11000, Ciudad de México	40

MOZAMBIQUE

ENHL- TechnipFMC Mozambique, LDA	Av. Vladimir Lenine, 1123, 7º andar Edifício Topazio Maputo Maputo	51

JGC Fluor TechnipFMC Mozambique, LDA	Av. Vladimir Lenine, 1123, 7º andar Edifício Topazio Maputo Maputo	33.33

TP JGC Coral Mozambique	Av. Vladimir Lenine, 1123, 7º andar Edifício Topazio Maputo Maputo	50

NETHERLANDS

Etileno XXI Holding B.V.	Afrikaweg 30, 2713 AW, Zoetermeer	50

Etileno XXI Services B.V.	Beursplein 37, Office 869, 3011 AA Rotterdam	40

NORWAY

Marine Offshore AS	Vollsveien 17A , 1366, Lysaker	51

RUSSIAN FEDERATION

Nova Energies	Room 1,2, Premises XXXV, ul. Akademika Pilyugina 22 117393, Moscow	50

SAUDI ARABIA

Technip Italy S.p.A. & Dar Al Riyadh for Engineering Consulting	P.O. Box 3596, 34423 Al-Khobar	60

SINGAPORE

FSTP Pte Ltd	50 Gul Road, 629351 Singapore	25

UNITED ARAB EMIRATES

Yemgas FZCO	Office # LB15312 P.O. Box 17891 Jebel Ali Free Zone - Dubai	33.33

UNITED STATES

Spars International Inc.	c/o CT Corporation System 1999 Bryan Street, Suite 900 Dallas, Texas 75201	50

Deep Oil Technology Inc.	c/o CT Corporation System 818 W. Seven St. Los Angeles, California 90017	50

Note 32.    Subsequent events

On January 11, 2022, the Group acquired 1.8 million of its own shares from TechnipFMC. The purchase price of the shares subject to the sale was €13.15 per share.

The Board of Directors has decided to propose at the Annual Shareholder Meeting on May 5, 2022, the distribution of a dividend of €79.6 million for the 2021 financial year (which equals to €0.45 per share, based on the number of shares outstanding less the number of treasury shares held at the dividends payment date). If approved, this dividend would be paid out of retained earnings

On February 8, 2022, Technip Energies has announced that it has acquired a 16.3% stake in X1 Wind for an amount of €5 million, a renewable energy startup that has designed an innovative and disruptive offshore wind turbine floater with major environmental and operational benefits.

On February 17, 2022, The Group has announced its strategic investment of €10 million to the capital increase of Hy2gen AG and its subscription to convertible bonds for an amount of €40 million. Hy2gen AG is a green hydrogen investment platform. This capital will be used for the construction of facilities to produce green hydrogen-based fuels.

At the beginning of 2022, the crisis caused by Russia’s invasion of Ukraine and the ensuing war resulted in the adoption of extensive sectoral and financial sanctions. Such sanctions target the core infrastructure of the Russian financial system. We monitor sanctions on a daily basis to understand their effect and to implement real time mitigation action plans. As part of this review, Technip Energies monitors on an on-going basis its clients, their key executives as well as their ultimate beneficial owners against new sanctions adopted against Russian individuals and companies. To date, we have not identified as a result of our sanctions compliance watch any information that would require us to discontinue ongoing work in Russia.

As of December 31, 2021, approximately €3.8 billion or 23% of our backlog scheduled to be executed over the five-year period from 2022 to 2026, related to Russian projects. Our inability to carry out projects in Russia, due to the war and sanctions, will result in the loss of Russian revenues. As a result of the war, Technip Energies has taken the decision to suspend until further notice working on future business opportunities in Russia.

We believe that the impact of the war in Ukraine on Technip Energies can be contained and could be offset by new opportunities arising in other markets due to our energy transition strategy. Our Yamal project is nearing completion and, in relation to our Arctic LNG 2 project, we are in a positive cash flow position and have contractual protections which in the face of sanctions would serve to limit our exposure. We expect to secure projects in other geographies thereby resulting in a more diversified backlog in connection with our growth strategy which is focused on Technology, Products and Services and on helping our clients address the new energy challenges.With regards to the December 31, 2021, balance sheet positions, we have not identified any significant assets (e.g. goodwill, receivable or cash) that would be impaired or exposed to potential valuation allowances as a result of the Ukraine war.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	240 to 241

Table of  Contents
ANNUAL ACCOUNTS TECHNIP ENERGIES COMPANY FINANCIAL STATEMENTS

9.2.	TECHNIP ENERGIES COMPANY FINANCIAL STATEMENTS

9.2.1.	COMPANY BALANCE SHEET

Company balance sheet

(In millions of €)

Before appropriation of profit	Notes	2021	2020	2019
Assets
Financial fixed assets	9.2.4.1	2,977.2	22.3	—
Deferred tax assets	9.2.4.2	18.5	0.2	—
Total non current assets		2,995.7	22.5	—
Other receivables	9.2.4.3	107.8	6.2	—
Cash and cash equivalent	9.2.4.4	—	0.1	—
Total current assets		107.8	6.3	—
TOTAL ASSETS		3,103.5	28.8	—

Equity and Liabilities
Equity attributable to Shareholders:
Issued share capital	9.2.4.5	1.8	—	—
Share premium reserve		941.6	—	—
Treasury shares		(22.5)	—	—

Legal reserves	9.2.4.5	(38.1)	—	—
Retained earnings		319.8	—	—
Share Based Compensation		29.1	—	—
Profit of the period		244.6	7.0	—
Total equity	9.2.4.5	1,476.2	7.0	—
Provisions	9.2.4.6	29.5	0.7	—
Non current liabilities	9.2.4.7	594.5	—	—
Loans and borrowing	9.2.4.7	889.2	16.3	—
Other current liabilities	9.2.4.8	114.0	4.9	—
Total current liabilities		1,003.2	21.2	—
TOTAL EQUITY AND LIABILITIES		3,103.5	28.8	—

9.2.2.	COMPANY INCOME STATEMENT

Company income statement

(In millions of €)	Notes	2021	2020	2019
Revenue	9.2.4.9	138.6	9.3	—
General and administrative expenses	9.2.4.10	(203.2)	(9.1)	—
Operating profit/(loss)		(64.6)	0.2	—
Financial income	9.2.4.11	14.0	6.9	—
Financial expense	9.2.4.11	(29.1)	—	—
Profit/(Loss) before tax		(79.7)	7.1	—
Income tax (expense)/income	9.2.4.2	18.0	(0.1)	—
Result of Group companies	9.2.4.1	306.3	—	—
PROFIT/(LOSS)		244.6	7.0	—

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	242

ANNUAL ACCOUNTS TECHNIP ENERGIES COMPANY FINANCIAL STATEMENTS

9.2.3. GENERAL

The Company financial statements are part of the 2021 financial statements of Technip Energies N.V.

The Company was a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands on October 16, 2019 with a share capital of 0,01 euro at this date. Following the signature of the contribution agreement with TechnipFMC plc on January 31, 2021, Onshore/Offshore business has been contributed to Technip Energies N.V. in exchange for 4 499 999 ordinary shares of €0.01 issuance in the share capital of Technip Energies. At this date, Technip Energies N.V. was converted into a public limited liability company (Naamloze Vennootschap) incorporated and operating under the laws of the Netherlands. On February 6, 2021, new shares have been created by reserve allocation, the new number of shares amounts to 175 313 880 with a nominal value of €0.01 each.

Listing and first admission to trading on Euronext in Paris of ordinary shares in the share capital of Technip Energies N.V. took place on February 16, 2021.

The company has its statutory seat in Amsterdam, the Netherlands and address at: 2126, boulevard de La Défense CS10266 92741 Nanterre France.

The company has no establishment in the Netherlands.

Technip Energies N.V. costs mainly comprise of management activities and cost of the headquarters office at Nanterre (France) of which part is recharged to Group companies.

Management fees and other corporate recharges are recognized in the financial year in which services are rendered to the entities and the costs are incurred.

Principles for the measurement of assets and liabilities and the determination of the result

The stand-alone financial statements were prepared in accordance with the statutory provisions of Part 9, Volume 2 of the Dutch Civil Code and the firm pronouncements of the “Raad voor de Jaarverslaggeving”. Technip Energies N.V. uses the option provided in section 2:362 (8) of the Dutch Civil Code in that the principles for the recognition and measurement of assets and liabilities and determination of result (hereinafter referred to as principles for recognition and measurement) of the separate financial statements of Technip Energies N.V. are the same as those applied for the consolidated financial statements. These principles also include the classification and presentation of financial instruments, being equity instruments or financial liabilities. The consolidated financial statements are prepared according to the standards set by the International Accounting Standards Board and adopted by the European Union (referred to as EU-IFRS). Reference is made to the notes to the consolidated financial statements (9.1.6. note 1 Accounting Principles) for a description of these principles.

As a consequence of the Spin-off and compared to the previous year, the Company changed its accounting principles from Dutch GAAP to the accounting principles of the consolidated financial statements as explained above: however, this did not result in a change of the measurement in assets and liabilities.

Although the activities were contributed to Technip Energies N.V. on January 31, 2021, Technip Energies N.V. has recognized the full year net profit of its subsidiaries, joint-venture and associates in the line “Profit from Group Companies” as adjusted net income from contribution date was not available and the impact of such adjustment would not have been significant.

In case no other policies are mentioned, refer to the accounting policies as described in the accounting policies in the consolidated financial statements of this Annual Report. For an appropriate interpretation, the company financial statements should be read in conjunction with the consolidated financial statements.

Separation and Distribution Agreement

Technip Energies N.V. and TechnipFMC entered into a Separation and Distribution Agreement on January 7, 2021. Pursuant to the Separation and Distribution Agreement, the following assets and liabilities were contributed to Technip Energies N.V.:

(In millions of €)	2021
Financial fixed assets	2,732.0
Provisions	(27.0)
Loans and borrowings	(1,442.2)
Other current liabilities	(75.4)
NET ASSET CONTRIBUTED	1,187.4

The assets and liabilities contributed have been measured according to the same accounting principles as those used in the consolidated financial statements.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	243

ANNUAL ACCOUNTS TECHNIP ENERGIES COMPANY FINANCIAL STATEMENTS

Investments in subsidiaries, associates and joint-ventures

Consolidated subsidiaries are all entities (including intermediate subsidiaries) over which the company has control. The company controls an entity when it is exposed, or has rights, to variable returns from its involvement with the subsidiary and has the ability to affect those returns through its power over the subsidiary. Subsidiaries are recognized from the date on which control is transferred to the company or its intermediate holding entities.

They are derecognized from the date that control ceases.

Investments in consolidated subsidiaries are measured at net asset value. Net asset value is based on the measurement of assets, provisions and liabilities and determination of profit based on the principles applied in the consolidated financial statements. Investments in Group companies, over which control is exercised, are stated on the basis of the net asset value.

The equity method is used for joint ventures and for investments over which Technip Energies exercises a significant influence on operational and financial policies.

Results on transactions, involving the transfer of assets and liabilities between Technip Energies N.V. and its participating interests or between participating interests themselves, are not incorporated insofar as they are deemed to be unrealized.

As those financial statements were prepared applying equity method, goodwill is presented together with investment in subsidiaries net asset value.

Taxation

Corporate tax is payable on taxable profits at amounts expected to be paid, or recovered, under the tax rates and laws that have been enacted or substantively enacted at the balance sheet date. Reference is made to note 9.2.4.2. Deferred tax asset of Technip Energies company financial statements.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	244

ANNUAL ACCOUNTS TECHNIP ENERGIES COMPANY FINANCIAL STATEMENTS

9.2.4. NOTES TO THE COMPANY FINANCIAL STATEMENTS

The accompanying notes are an integral part of the company financial statements.

● Contents of notes

9.2.4.1.	Financial fixed assets	246	9.2.4.9.	Revenue	252
9.2.4.2.	Deferred tax asset	249	9.2.4.10.	General and administrative expenses	253
9.2.4.3.	Other receivables	249	9.4.2.11.	Financial income and expenses	253
9.2.4.4.	Cash and cash equivalents	249	9.2.4.12.	Commitments and contingencies	253
9.2.4.5.	Shareholders’ equity	249	9.2.4.13.	Board of Directors remuneration	254
9.2.4.6.	Provisions	252	9.2.4.14.	Number of employees	255
9.2.4.7.	Loans and borrowing	252	9.2.4.15.	Independent audit fees	255
9.2.4.8.	Other current liabilities	252	9.2.4.16.	Events after end of reporting	255

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	245

ANNUAL ACCOUNTS TECHNIP ENERGIES COMPANY FINANCIAL STATEMENTS

9.2.4.1. Financial fixed assets

The movements in the financial fixed assets are as follows:

			Other
			investments
		Investments	and quoted
	Investments	in associates	equity
	in	and joint	instruments
(In millions of €)	subsidiaries	ventures	at FVTPL	Loans	Deposits	Total
Balance at January 1, 2020	—	—	—	—	—	—
Acquisitions	—	—	15.4	—	—	15.4
Change in quoted equity
instruments at FVTPL	—	—	6.9	—	—	6.9
Foreign currency variations	—	—	—	—	—	—
Movements	—	—	22.3	—	—	22.3
Balance at December 31, 2020	—	—	22.3	—	—	22.3

			Other
			investments
			and quoted
	Investments	Investments in	equity
	in	associates and	instruments at
(In millions of €)	subsidiaries	joint ventures	FVTPL	Loans	Deposits	Total
Balance at January 1, 2021	—	—	22.3	—	—	22.3
Contribution from TechnipFMC(1)	2,697.6	4.2	9.4	20.7	0.2	2,732.0
Result of Group companies	273.2	33.1	—	—	—	306.3
Acquisitions	2.3	—	—	—	—	2.3
Divestments and capital
repayments	(8.2)	—	—	—	—	(8.2)
Purchase of deposits through
liquidity contract	—	—	—	—	6.5	6.5
Share in other comprehensive
income	(5.1)	7.3	—	—	—	2.2
Change in quoted equity
instruments at FVTPL	—	—	(6.4)	—	—	(6.4)
Interest accrued/ paid	—	—	—	(0.1)	—	(0.1)
Foreign currency variations	39.8	0.3	—	—	—	40.1
Dividends received	(120.6)	—	—	—	—	(120.6)
Other	0.9	—	—	—	—	0.9
Movements	2,879.9	44.9	3.0	20.6	6.7	2,955.0
Balance at December 31, 2021	2,879.9	44.9	25.3	20.6	6.7	2,977.2

(1)	Capital contribution value corresponds to the net asset value of the affiliates as of the contribution date.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	246

ANNUAL ACCOUNTS TECHNIP ENERGIES COMPANY FINANCIAL STATEMENTS

An overview of the Company’s direct investments required under Articles 2:379 of the Dutch Civil Code is given below:

Subsidiaries

		Interest held in
		% as of December
Company Name	Address	31,2021
AUSTRALIA
T.EN Australia and New-Zealand Pty Ltd	1120 Hay St, West Perth WA 6005	100
CHINA
T.EN Chemical Engineering (Tianjin) Co.,	10th Floor – Yunhai Mansion 200031 Shanghai
Ltd.		100
COLOMBIA
Tipiel, S.A.	Calle 38 # 8-62 Piso 3 Santafe de Bogota D.C.	7.2
FRANCE
Clecel SAS	2126 Boulevard de La Défense Immeuble Origine-CS 10266
	92741 Nanterre Cedex	100
Cybernetix SAS	Technopôle de Château-Gombert 13382 Marseille Cedex 13	100
Middle East Projects International (T.EN	2126 Boulevard de La Défense Immeuble Origine-CS 10266
Mepi)	92741 Nanterre Cedex	100
Safrel	2126 Boulevard de La Défense Immeuble Origine-CS 10266
	92741 Nanterre Cedex	100
T.EN Catering Services SAS	2126 Boulevard de La Défense Immeuble Origine-CS 10266
	92741 Nanterre Cedex	100
T.EN Corporate Services SAS	2126 Boulevard de La Défense Immeuble Origine-CS 10266
	92741 Nanterre Cedex	100
T.EN Eurocash SNC	2126 Boulevard de La Défense Immeuble Origine-CS 10266
	92741 Nanterre Cedex	96
Technip Energies France SA	2126 Boulevard de La Défense Immeuble Origine-CS 10266
	92741 Nanterre Cedex	100
T.EN Engineering SAS	2126 Boulevard de La Défense Immeuble Origine-CS 10266
	92741 Nanterre Cedex	100
T.EN NET SAS	2126 Boulevard de La Défense Immeuble Origine-CS 10266
	92741 Nanterre Cedex	100
Cyxplus	Technopôle de Château-Gombert 13382 Marseille Cedex 13	0.01
SCI les Bessons	Technopôle de Château-Gombert 13382 Marseille Cedex 13	0.03

ITALY
Technip Energies Italy S.P.A.	68, Viale Castello della Magliana 00148 Rome	100
MALAYSIA
T.EN Far East Sdn Bhd	Suite 13.03, 13th Floor 207 Jalan Tun Razak Kuala Lumpur
	50400	100
T.EN Consultant (M) Sdn. Bhd	Suite 13.03, 13th Floor 207 Jalan Tun Razak 50400 Kuala
	Lumpur	25
Technip Energies (M) Sdn. Bhd.	Suite 13.03, 13th Floor 207 Jalan Tun Razak 50400 Kuala
	Lumpur	30
MEXICO
T.EN de Mexico S. de R.L. de C.V.	Blvd. Manuel Ávila Camacho 36, Piso 10, Torre Esmeralda II,
	Col. Lomas de Chapultepec, Miguel Hidalgo, 11000, Ciudad de
	México, Mexico	50
NETHERLANDS
Technip Energies International B.V.	Afrikaweg 30 Zoetermeer 2713 AW	100

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	247

ANNUAL ACCOUNTS TECHNIP ENERGIES COMPANY FINANCIAL STATEMENTS

		Interest held in
		% as of December
Company Name	Address	31,2021
NEW-CALEDONIA - FRENCH OVERSEAS
TERRITORY
T.EN Nouvelle-Calédonie SAS	27 bis Avenue du Maréchal Foch - Galerie Center Foch -
	Centre-Ville B.P. 4460 98847 Nouméa	100
NORWAY
Inocean AS	B Ryggegata 3 0250 Oslo	100
Kanfa AS	Nye Vakas vei 80 1395 Hvalstad	100
PANAMA
T.EN Overseas S.A.	East 53rd Street Marbella, Humboldt Tower 2nd Floor Panama	100

RUSSIAN FEDERATION
Technip Energies Rus LLC	266 Litera O, Ligovsky Prospect 196084 St Petersburg	99.98
SINGAPORE
Technip Energies Singapore Pte. Ltd.	149 Gul Circle - 629605 Singapore	100
SPAIN
Technip Energies Iberia, S.A.	Building n° 8 - Floor 4th Plaça de la Pau s/n World Trade
	Center - Almeda Park - Cornellà de Llobregat 08940
	Barcelona	100
SWITZERLAND
Engineering Re AG	Vulkanstrasse 106 8048 Zurich	100
VENEZUELA
Inversiones Dinsa CA	Avenida Principal de La Urbina, calle 1 con calle 2, Centro
	Empresarial INECOM, piso 1, oficina 1-1 La Urbina, Minicipio
	Sucre, 1070, Caracas, Venezuela	100
VIETNAM
T.EN Vietnam Co., Ltd.	7F, Centec Tower Building 72-74 Nguyen Thi Minh Khai Street
	and 143-145B Hai Ba Trung Street, Ward 6, District 3, Ho Chi
	Minh City	100

Associates and joint ventures

		Interest held in
		% as of December
Company Name	Address	31, 2021
BOSNIA AND HERZEGOVINA
Petrolinvest, D.D. Sarajevo	Tvornicka 3 71000 Sarajevo	33.01
NORWAY
Marine Offshore AS	Vollsveien 17A 1327 Lysaker	51
Portugal
TSKJ Servicos de Engenharia Lda	Avenida Arriaga, numero trinta, terceiro andar - H, Freguesia
	da Sé, Concelho do Funchal, 9000-064, Funchal, Portugal	25

Other investments and quoted equity instruments

		Interest held in
		% as of December
Company Name	Address	31, 2021
FRANCE
Mc Phy Energy SA	1115, route de Saint Thomas 26190 La Motte Fanjas	2.45
MALAYSIA

Malaysia Marine & Heavy Engineering	PLO 3, Jalan Pekeliling Pasir Gudang, 81700 Malaysia
Holdings Bhd		8.5
LUXEMBOURG
FreelTech A.G.	25A Boulevard Royal, L – 2449 Luxembourg Grand-Duche du
	Luxembourg	10

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	248

ANNUAL ACCOUNTS TECHNIP ENERGIES COMPANY FINANCIAL STATEMENTS

9.2.4.2. Deferred tax asset

Deferred tax income

The tax rate utilized to compute deferred taxes depends on the location of the underlying transaction. Although registered in the Netherlands, Technip Energies N.V. is tax resident in France, so that the transactions are tax effected using the French tax rate.

Technip Energies N.V. earnings are subject to the French statutory rate which is decreasing from a maximum of 28.41% in 2021 to 25.83% in 2022 and onwards. Technip Energies N.V. is the head of French tax consolidated group.

Deferred tax is recognized to take account of timing differences between the treatment of transactions for financial reporting purposes and their treatment for tax purposes. A deferred tax asset is only recognized when it is regarded as more likely than not there will be a suitable taxable profit from which the future reversal of the underlying timing differences can be deducted.

Deferred tax is measured at the average tax rates that are expected to apply in the periods in which the timing differences are expected to reverse based on the tax rates and laws that have been enacted or substantively enacted at the balance sheet date.

A deferred tax asset is recognized on the tax losses of the French tax consolidated group which can be carried forward and are expected to be recovered based on anticipated future taxable profits within the French tax consolidated group. The tax losses recognized for the years until 2021 can be carried forward for an unlimited period of time.

As of December 31, 2021, €18.1 million of deferred tax assets on carried forward loss has been recognized and recorded in the accounts.

Income tax reconciliation

The reconciliation between taxes calculated using the statutory tax rate applicable to Technip Energies and the amount of tax effectively recognized in the statement of income is as follows:

(In millions of €)	Notes	2021	2020	2019
Profit/(Loss) before taxation	9.2.2.	(79.7)	7.1	—
Effects of:
Change in quoted equity instruments at FVTPL		6.1	(6.9)	—
Equity compensation		(2.1)	—	—
Share of expense allocated to dividends received		6.0	—	—
Others		(0.2)	(0.1)	—
Taxable profit/(loss) for the period		(69.9)	0.1	—
French standard rate		25.83%	26.50%	—
TAX (EXPENSE)/INCOME	9.2.2.	18.0	(0.1)	—

9.2.4.3. Other receivables

(In millions of €)	2021	2020	2019
Amounts owed by Group Companies	74.4	3.9	—
Current income tax receivables	0.3	—	—
Other debtors	17.3	2.3	—
Prepaid expenses	15.8	—	—
TOTAL	107.8	6.2	—

Other receivables fall due in less than one year. The fair value of the receivables reasonably approximates the book value, due to their short-term character.

9.2.4.4. Cash and cash equivalents

Cash and cash equivalents are at Technip Energies N.V.’s free disposal.

9.2.4.5. Shareholders’ equity

Share capital

As of December 31, 2021, Technip Energies N.V. had 179 827 459 common shares issued with a nominal value of €0.01 per share.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	249

ANNUAL ACCOUNTS TECHNIP ENERGIES COMPANY FINANCIAL STATEMENTS

Changes in shares outstanding are as follows:

(In number of shares)	Ordinary Shares	Treasury Shares
Number of shares at January 1, 2020	1	0
Movements	0	0
Number of shares at December 31, 2020	1	0
Issuance of shares - Contribution	4,499,999	0
Issuance of shares - Reserve allocation	175,313,880	0
Issuance of shares - Share-based payment	13,579	0
Purchase of shares - Share-based payment	0	1,801,802
Net Purchase of shares through liquidity contract	0	210,334
NUMBER OF SHARES AT DECEMBER 31, 2021	179,827,459	2,012,136

On May 3, 2021, the Group acquired 1,801,802 shares in the share capital of the Company from TechnipFMC at €11.10 per share for a total value of €20.0 million. On July 9, 2021, Technip Energies N.V. announced the implementation of a liquidity agreement to enhance the liquidity of Technip Energies’ shares admitted to trading on Euronext Paris by maintaining a reasonable average daily turnover reducing bid-

ask spread and monitoring volatility. The cash resources allocated to the liquidity agreement is €9.0 million. As of December 31, 2021, the Group acquired 210,334 shares in the capital of the Company for a total value of €2.5 million. The movements in Shareholders’ equity are as follows:

	Issued
	share	Share	Treasury	Legal	Retained	Share based	Profit of
(In millions of €)	capital	premium	shares	reserve	earnings	compensation	the period	Total
Balance at January 1, 2020	—	—	—	—	—	—	—	—
Appropriation of the result
of preceding year	—	—	—	—	—	—	—	—
Net profit of the year	—	—	—	—	—	—	7.0	7.0
Movements	—	—	—	—	—	—	7.0	7.0
BALANCE AT DECEMBER 31,
2020	—	—	—	—	—	—	7.0	7.0

	Issued
	share	Share	Treasury	Legal	Retained	Share based	Profit of
(In millions of €)	capital	premium	shares	reserve	earnings	compensation	the period	Total
Balance at January 1, 2021	—	—	—	—	—	—	7.0	7.0
Appropriation of the result
of preceding year	—	—	—	—	7.0	—	(7.0)	—
Capital increase	—	—	—	—	—	—	—	—
Net profit of the year	—	—	—	—	—	—	244.6	244.6
Net contribution from /
(distribution to)
TechnipFMC	1.8	941.6	—	(119.5)	351.8	11.8	—	1,187.4
Translation reserve change
of the year	—	—	—	55.8	—	—	—	55.8
Cash flow hedges change of
the year	—	—	—	(15.6)	—	—	—	(15.6)
Value of employee services	—	—	—	—	—	17.3	—	17.3
Acquisition of treasury
shares	—	—	(22.5)	—	—	—	—	(22.5)
Non distributable share in
profit and other gains
regarding associates and
joint ventures	—	—	—	41.2	(41.2)	—	—	—
Other	—	—	—	—	2.2	—	—	2.2
Movements	1.8	941.6	(22.5)	(38.1)	319.8	29.1	237.6	1,469.3
BALANCE AT DECEMBER 31,
2021	1.8	941.6	(22.5)	(38.1)	319.8	29.1	244.6	1,476.2

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	250

ANNUAL ACCOUNTS TECHNIP ENERGIES COMPANY FINANCIAL STATEMENTS

Difference in equity and profit/loss between the company and consolidated financial statements

2020 difference between the consolidated equity and company equity is presented below:

		Differences in
		equity between
	Equity in the	the company and	Equity in the
	company	consolidated	consolidated
	financial	financial	financial
(In millions of €)	statements	statements	statements
Invested equity as of January 1, 2020	—	1,784.4	1,784.4
Net profit (loss)	7.0	213.1	220.1
Other comprehensive income (loss)	—	(131.1)	(131.1)
Net contribution from distribution to TechnipFMC	—	(45.6)	(45.6)
Share-based compensation	—	—	—
Other	—	(2.0)	(2.0)
Invested equity as of December 31, 2020	7.0	1,818.8	1,825.8

At the end of 2020, Company equity does not include any of the contribution.

In 2020, main difference between Company Shareholder’s equity and consolidated Shareholder’s equity comes from affiliates net asset value included in Technip Energies N.V. scope of consolidation.

For the financial year 2020, the company financial statements net profit does not include result of Group companies which are included in the consolidated financial statements net profit for an amount of €213.1 million.

2021 difference between the consolidated equity and Company equity is presented below:

		Differences in
		equity between
	Equity in the	the company and	Equity in the
	company	consolidated	consolidated
	financial	financial	financial
(In millions of €)	statements	statements	statements
Invested equity as of January 1, 2021	7.0	1,802.8	1,809.8
Net profit (loss)	244.6	—	244.6
Other comprehensive income (loss)	43.5	—	43.5
Net contribution from distribution to TechnipFMC	1,187.4	(1,802.8)	(615.4)
Share-based compensation	17.3	11.8	29.1
Treasury shares	(22.5)	—	(22.5)
Other	(1.1)	(11.8)	(12.9)
INVESTED EQUITY AS OF DECEMBER 31, 2021	1,476.2	—	1,476.2

Legal reserves

The legal reserves can be broken down as follows:

(In millions of €)	2021	2020	2019
Translation reserve	(75.1)	—	—
Cash flow hedges	(4.2)	—	—
Non distributable share in profit and other gains regarding
associates and joint ventures	41.2	—	—
TOTAL	(38.1)	—	—

The reserve for translation differences concerns all exchange rate differences arising from the translation of the net investment in foreign entities.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	251

ANNUAL ACCOUNTS TECHNIP ENERGIES COMPANY FINANCIAL STATEMENTS

Proposed appropriation of result

Article 10 of the Articles of Association stipulates, among other things, that the Board of directors shall annually decide which part of the profit shall be allocated to the reserves. The remaining part of the profit shall be at the disposal of the Annual General Meeting. The profit attributable to the equity holders of the Company for fiscal year 2021 amounts to €244.6 million. The board of directors proposes to add an amount of €165 million to retained earnings and to present for approval to the Annual General Meeting its proposal to distribute in cash a dividend amount of €79.6 million, which represents a dividend of €0.45 per share.

9.2.4.6. Provisions

(In millions of €)	2021	2020	2019
Provisions for pensions and other employee benefits	1.7	0.7	—
Provisions for liabilities guarantee(1)	9.1	—	—
Provisions for lawsuit contingency(1)	18.7	—	—
TOTAL PROVISIONS	29.5	0.7	—

(1)	In connection with the Spin-off, Technip Energies N.V. and TechnipFMC entered into a Separation and Distribution Agreement on January 7, 2021. Pursuant to this agreement, certain lawsuits and provisions were transferred to Technip Energies N.V.

For more information on provisions for lawsuit contingency and provision guarantee, please refer to note 25 of the consolidated financial statements.

9.2.4.7. Loans and borrowing

(In millions of €)	2021	2020	2019
Notes	594.0	—	—
Accrued interests - Bonds (non-current)	0.5	—	—
TOTAL NON CURRENT LIABILITIES	594.5	—	—
Accrued interests - Bonds (current)	4.0	—	—
Accrued interests - Bank borrowing	0.1	—	—
Financial debts and liabilities with Group companies(1)	885.1	16.3	—
TOTAL LOANS AND BORROWING (CURRENT)	889.2	16.3	—
(1) Current account with Group cash pooling entity.

Refer to note 22: revolving facility, bridge facility and notes of the consolidated financial statements.

9.2.4.8. Other current liabilities

(In millions of €)	2021	2020	2019
Trade payables	15.6	—	—
Amounts owed to Group companies	56.6	1.5	—
Payroll costs and social security charges	6.1	2.0	—
Current income tax payable	—	0.3	—
Other creditors (1)	35.8	1.2	—
TOTAL CURRENT LIABILITIES	114.0	4.9	—

(1)	Including €28.2 million liability in relation to the Spin-off, Technip Energies N.V. and TechnipFMC entered into a Separation and Distribution Agreement on January 7, 2021. Pursuant to this agreement, certain liabilities were incurred by Technip Energies N.V.

The other current liabilities fall due in less than one year. The fair value of other current liabilities approximates the book value, due to their short-term character.

9.2.4.9. Revenue

The revenue comprises of management fees and other corporate costs recharged to the group companies.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	252

ANNUAL ACCOUNTS TECHNIP ENERGIES COMPANY FINANCIAL STATEMENTS

9.2.4.10. General and administrative expenses

(In millions of €)	2021	2020	2019
Employee Benefits	(26.7)	(6.3)	—
Services rendered by subsidiaries	(112.8)	(1.3)	—
External fees and other	(63.8)	(1.6)	—
TOTAL GENERAL AND ADMINISTRATIVE EXPENSES	(203.2)	(9.1)	—

9.4.2.11.  Financial income and expenses

(In millions of €)	2021	2020	2019
Interest Income/(charges)	(7.8)	—	—
Foreign exchange gain/(loss)	(1.3)	—	—
Revaluation of quoted equity instruments	(6.1)	6.9	—
Other Financial Income/(expenses)	0.1	—	—
TOTAL FINANCIAL INCOME AND EXPENSES	(15.1)	6.9	—

9.2.4.12. Commitments and contingencies

Company and bank guarantees

Technip Energies N.V. has issued guarantees for contractual obligations to complete and deliver projects for the account of several Group companies, and fulfillment of other obligations. Guarantees given by Technip Energies N.V. consist of bank guarantees for a total amount of €822.4 million and parental company guarantee for a total amount of €24,617 million as of December 31, 2021. Please refer to note 29 Commitments and Contingencies of the consolidated financial statements.

Contingent liabilities

Technip Energies N.V. committed to provide all the requisite financial support to ensure that the subsidiaries listed below can continue as a going concern and meet all liabilities and obligations as they fall due.

This support is provided for at least the next twelve months from the date that the Directors approved and signed the most recent financial statements:

T.EN Eurocash SNC

T.EN Engineering SAS

Middle East Projects International (T.EN Mepi)

T.EN. NET SAS

Cybernetix SAS

CyXplus SAS

T.EN International UK LTD

Genesis Oil & Gas Consultants Ltd

Genesis Oil & Gas Ltd

Cybernetix S.R.I.S Limited

T.EN E&C Ltd

T.EN PMC Services Ltd

T.EN HOLDINGS Limited

Genesis Oil & Gas Consultants Malaysia Sdn. Bhd.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	253

ANNUAL ACCOUNTS TECHNIP ENERGIES COMPANY FINANCIAL STATEMENTS

9.2.4.13.   Board of Directors remuneration

No remuneration was paid to the Director of Technip Energies N.V. in 2020.

Remuneration of Executive Director

The total remuneration cost of the Executive Director for fiscal year 2021 was €5,440,540:

Arnaud Pieton	2021
Annual base salary (€)	786,924
Total payout (%)	173.75%
Actual Bonus (€)	1,367,280
Main grant – number of PSUs	146,697
Main grant – number of RSUS	62,871
Special grant – number of PSUs	38,103
Main grant – Total LTI allocation fair value (€)	2,896,018
Special grant – LTI allocation fair value (€)	373,791
Total Direct Compensation (€)	5,424,013
Pension (€)	12,067
Other benefits (€)	4,459
TOTAL REMUNERATION COST (€)	5,440,540

The Actual Bonus amount will be paid in 2022.

Remuneration of Non-Executive Directors

The compensation for the Non-Executive Directors was approved by Shareholders in February 2021 and is reported below.

2021 NON-EXECUTIVE DIRECTORS

Director(1)			Committee	Total Fees
	Cash Retainer	Chair Fee	Meeting Fees	FY2021
Arnaud Caudoux(2)	€0	€0	€0	€0
Pascal Colombani (ESG Chair)	€78,500	€6,978	€10,000	€95,478
Marie-Ange Debon (Audit Chair)	€78,500	€15,700	€8,000	€102,200
Simon Eyers (Audit)	€78,500	€0	€10,000	€88,500
Alison Goligher (Compensation Chair, ESG)	€78,500	€10,903	€20,000	€109,403
Didier Houssin (ESG)	€78,500	€0	€10,000	€88,500
Joseph Rinaldi (Non-Executive Chair, Audit,
Compensation)	€78,500	€39,250	€20,000	€137,750
Nello Uccelletti (Compensation)	€78,500	€0	€10,000	€88,500
			Number of	Vesting
Director	Grant date	Type of grant	granted rights(3)	period
Arnaud Caudoux(2)	N/A	N/A	N/A	N/A
Pascal Colombani (ESG Chair)	April 15, 2021	RSU	13,547	1 year
Marie-Ange Debon (Audit Chair)	April 15, 2021	RSU	13,547	1 year
Simon Eyers (Audit)	April 15, 2021	RSU	13,547	1 year
Alison Goligher (Compensation Chair, ESG)	April 15, 2021	RSU	13,547	1 year
Didier Houssin (ESG)	April 15, 2021	RSU	13,547	1 year
Joseph Rinaldi (Non-Executive Chairman, Audit,
Compensation)	April 15, 2021	RSU	13,547	1 year
Nello Uccelletti (Compensation)	April 15, 2021	RSU	13,547	1 year

(1)	Ms. Colette Cohen attended the December 7, 2021 Board Session as an Observer and received €4,223 in fees.

(2)	Mr. Arnaud Caudoux waived his cash and equity remuneration because of the policies of his employer, Bpifrance.

(3)	The number of stock units is based on the closing share price at the grant date, ie. €11.81.

The remuneration cost for RSUs granted to Non-Executive Directors was €1,119,931. There were no payments for termination made in 2021 to any Board members. For an explanation of the remuneration policy, see the Remuneration Report at chapter 6.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	254

ANNUAL ACCOUNTS TECHNIP ENERGIES COMPANY FINANCIAL STATEMENTS

9.2.4.14.     Number of employees

The 8 employees of Technip Energies N.V. are members of the Executive Committee. These employees were located outside of the Netherlands.

9.2.4.15.     Independent audit fees

For the audit fees relating to the procedures applied to Technip Energies N.V. and its consolidated group entities by accounting firms and external independent auditors, reference is made to note 30 Independent Auditor’s Fees and Services of the consolidated financial statements.

9.2.4.16.     Events after end of reporting

Treasury shares

On January 11, 2022, the Group announced the purchase of 1.8 million of its own shares from TechnipFMC. The purchase price of the shares subject to the sale was €13.15 per share.

Dividend

A dividend of €79.6 million (which equals to €0.45 per share, based on the number of shares outstanding less the number of treasury shares held at the dividends payment date), will be proposed at the Annual General Meeting on May, 5 2022.

In addition please refer to note 32 Subsequent events of the Consolidated Financial Statements.

Nanterre, France

March 18, 2022

Executive Committee

■	Arnaud Pieton, Chief Executive Officer
■	Marco Villa, Chief Operating Officer
■	Bruno Vibert, Chief Financial Officer
■	Michael McGuinty, Chief Legal Officer
■	Stan Knez, Chief Technology Officer (left on January 2022 replaced by Wei Cai)
■	Christophe Bélorgeot, Senior Vice President of Communications
■	Magali Castano, Senior Vice President People & Culture
■	Charles Cessot, Senior Vice President Strategy
■	Alain Poincheval, Fellow Executive Project Director
■	Christophe Virondaud, Senior Vice President Commercial

Board of Directors

■	Joseph Rinaldi, Chairman
■	Arnaud Pieton, Chief Executive Officer
■	Arnaud Caudoux
■	Pascal Colombani
■	Marie-Ange Debon
■	Simon Eyers
■	Alison Goligher
■	Didier Houssin
■	Nello Uccelletti

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	255

ANNUAL ACCOUNTS TECHNIP ENERGIES COMPANY FINANCIAL STATEMENTS

9.2.5.     APPROPRIATION OF RESULT

Articles of association governing profit appropriation

With regard to the appropriation of results, Article 10 of the Articles of Association provides as follows:

■	10.1 Profit and loss. Distributions on Shares:

•	10.1.1 Distribution of dividends pursuant to this Article 10.1 will take place after the adoption of the Annual Accounts which show that the distribution is allowed,

•	10.1.2 The Company may make distributions on Shares only to the extent that its Shareholders’ equity exceeds the sum of the paid-up and called-up part of the capital and the reserves which must be maintained by Dutch law or the articles of association,

•	10.1.3 The Board may determine that any amount out of the profit will be added to the reserves,

•	10.1.4 The profit remaining after application of Article 10.1.3 will be at the disposal of the General Meeting,

•	10.1.5 The General Meeting may only resolve to make a distribution on Shares in kind or in the form of Shares at the proposal of the Board,

•	10.1.6 Subject to the other provisions of this Article 10.1, the General Meeting may, at the proposal of the Board, resolve to make distributions on Shares to the debit of one or several reserves which the Company is not prohibited from distributing by virtue of Dutch law or the articles of association,

•	10.1.7 For the purpose of calculating the amount of any distribution, Shares held by the Company shall not be taken into account. No distribution shall be made on Shares held by the Company, unless those Shares are encumbered with a right of usufruct or a right of pledge;

■	10.2 Interim distributions:

•	10.2.1 The Board may resolve to make interim distributions on Shares if an interim statement of assets and liabilities shows that the requirement of article 10.1.2 has been met,

•	10.2.2 The interim statement of assets and liabilities referred to in Article 10.2.1 relates to the condition of the assets and liabilities on a date no earlier than the first day of the third month preceding the month in which the resolution to distribute is published. This interim statement must be prepared on the basis of generally acceptable valuation methods. The amounts to be reserved under Dutch law and the articles of association must be included in the statement of assets and liabilities. This statement must be signed by the Directors. If one or more of their signatures are missing, this absence and the reason for this absence must be stated;
■	10.3 Notices and payments:

•	10.3.1 Any proposal for a distribution on Shares must immediately be published by the Board in accordance with the regulations of the stock exchange where the Shares are officially listed at the Company's request. The notification must specify the date when and the manner in which the distribution will be payable or – in the case of a proposal for distribution – is expected to be made payable,

•	10.3.2 Distributions will be payable on the day determined by the Board. 10.3.3 The persons entitled to a distribution shall be the relevant Shareholders, holders of a right of usufruct on Shares and holders of a right of pledge on Shares, at a date to be determined by the Board for that purpose. This date shall not be earlier than the date on which the distribution was announced,

•	10.3.4 Distributions which have not been claimed upon the expiry of five years and one day after the date when they became payable will be forfeited to the Company and will be carried to the reserves,

•	10.3.5 The Board may determine that distributions will be made payable in euro or in another currency.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	256

[Page intentionally left blank for SEC filing purposes]

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	257

[Page intentionally left blank for SEC filing purposes]

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	258

[Page intentionally left blank for SEC filing purposes]

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	259

[Page intentionally left blank for SEC filing purposes]

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	260

[Page intentionally left blank for SEC filing purposes]

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	261

[Page intentionally left blank for SEC filing purposes]

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	262

[Page intentionally left blank for SEC filing purposes]

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	263

[Page intentionally left blank for SEC filing purposes]

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	264

[Page intentionally left blank for SEC filing purposes]

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	265

[Page intentionally left blank for SEC filing purposes]

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	266

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	267

GLOSSARY

B

BED: Basic Engineering Design.

BEDP: Basic Engineering Design Package.

BtG: Biomass to Gas.

BtL: Biomass to Liquid.

C

CAPEX: Capital expenditures company’s major, long-term expenses.

CCS (Carbon Capture and Storage): CCS is a solution for reducing greenhouse gas emissions from industrial installations in response to global warming.

CCUS: Carbon Capture Utilization and Storage.

CSR (Corporate Social Responsibility): A concept whereby companies integrate social and environmental concerns in their business operations and in their interaction with their stakeholders on a voluntary basis. CSR concerns actions by companies over and above their legal obligations towards society and the environment.

E

EARTH®: Enhanced Annular Reforming Tube for Hydrogen.

ECH: Epichlorohydrin.

E&T: Engineering and Technology.

ENVID: Environmental Aspects and Impacts Identification.

EPC (Engineering, Procurement, Construction): Type of contract comprising management and engineering services, procurement of equipment and materials, and construction.

EPCC (Engineering, Procurement, Construction and Commissioning): Type of contract comprising management and engineering services, procurement of equipment and materials, construction and commissioning.

EPCIC (Engineering, Procurement, Construction, Installation, Commissioning and Startup): Type of contract comprising management and engineering services, procurement of equipment and materials, construction, commissioning and startup.

EPCm (Engineering, Procurement and Construction Management): Type of contract comprising management and engineering services, procurement of equipment and construction management.

ERM: Enterprise Risk Management

ESG: Environmental, Social, and Governance.

Ethylene: Widely used in the production of consumer goods, such as plastics or polymers, ethylene is a hydrocarbon produced in the petrochemical industry by steam cracking, i.e. transformation of hydrocarbons by pyrolysis above 820°C.

F

FEED: Front-End Engineering Design.

FLNG (Floating Liquefied Natural Gas unit): In a FLNG solution, the gas liquefaction installations are situated directly above the offshore gas field, thus making the construction of long subsea pipelines and large onshore infrastructure unnecessary.

FPSO (Floating, Production, Storage and Offloading): A converted ship or custom-built vessel used as a support of oil and gas installations and for temporary storage of the oil prior to transport.

Furnace: A furnace is an enclosed structure in which material is heated to high temperatures to produce ethylene and other products. This occurs in two sections. In the radiant section, the tubes receive heat through thermal radiation and the pyrolysis reaction (cracking) takes place. In the convection section, the flue gas is cooled to deliver high thermal efficiency by recovering the remaining heat.

G

GHG: Greenhouse gas emissions.

Global Compact: International initiative of the United Nations, launched in 2000. It unites public and private businesses around 10 universal principles relating to human rights, labor and the environment.

GHG (Greenhouse gas): Any of the atmospheric gases that contribute to the greenhouse effect by absorbing infrared radiation produced by the solar warming of the Earth’s surface. Greenhouse gases include carbon dioxide, methane, nitrous oxide and water vapor. These gases can be naturally occurring or produced by human activity.

GTL (Gas-to-Liquids): Transformation of natural gas into liquid fuels.

H

H2: Hydrogen.

HSE (Health, Safety and Environment): Defines all measures taken by Technip Energies to guarantee the occupational health and safety of individuals and the protection of the environment during the performance of its business activities, whether in offices or on construction sites.

Hydrogen: Hydrogen is widely used in petroleum refining processes to remove impurities found in crude oil such as sulfur, olefins and aromatics to meet the product fuels specifications. Removing these components allows gasoline and diesel to burn cleaner and thus makes hydrogen a critical component in the production of cleaner fuels needed by modern, efficient internal combustion engines.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	268

GLOSSARY

I

ISO 14001: A standard dealing with environmental management systems.

K

KPI: Key Performance Indicator.

L

LA: Lactic acid.

LCOH: Levelized cost of hydrogen.

LNG (Liquefied Natural Gas): Natural gas, liquefied by cooling its temperature to -162°C, thus reducing its volume 600 times, allowing its transport by boat.

S

Spar: A cylinder-shaped floating offshore drilling and production platform partially submerged that is particularly well-adapted to deep water by using top tensioned risers and surface wellheads.

Steam methane reforming: See definition of Reformer hereabove.

Sustainable Development: Development that meets the needs of the present without compromising the ability of future generations to meet their own needs.

Synthesis gas: Gas mixture that primarily contains varying amounts of hydrogen and carbon monoxide and often some carbon dioxide.

T

Topside: Surface installation allowing the drilling and/or production and/or processing of offshore hydrocarbons.

TPS: Technology, Products and Services.

U

UN: United Nations.

ANNUAL REPORT ● 2021 ● TECHNIP ENERGIES	269

Realization: Ruban Blanc

Photos credits: © Technip Energies - All rights reserved

A company incorporated under the laws
of The Netherlands, with headquarters
in Amsterdam, and registered with
the Dutch Chamber of Commerce
under number 76122654

www.technipenergies.com